As filed with the staff of the Securities and Exchange Commission on November 8, 2004
Registration No. 333-119786

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO THE

FORM F-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

China Netcom Group Corporation (Hong Kong) Limited
(Exact name of Registrant as specified in its charter)

Hong Kong	4812	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Building C, No. 156 Fuxingmennei Avenue

Xicheng District, Beijing 100031, PRC
(86-10) 6642-9253
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gregory G.H. Miao
Jon L Christianson
Skadden, Arps, Slate, Meagher & Flom LLP
East Wing Office, Level 4
China World Trade Center
No. 1, Jianguomenwai Dajie
Beijing 100004, PRC
Tel: (86-10) 6505-5511
Fax: (86-10) 6505-5522	Matthew Bersani Shearman & Sterling LLP 12/ F, Gloucester Tower The Landmark 11 Pedder Street Central, Hong Kong Tel: (852) 2978-8000 Fax: (852) 2978-8099

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed	Amount of
Title of each class of	Amount to be	Offering Price Per	maximum aggregate	registration
securities to be registered	registered(1)	Share	offering price(2)	fee(3)

Ordinary shares, par value US$0.04 per share(4)	1,045,984,000	$1.16	US$1,213,341,440	US$153,730

(1)	Includes (a) shares that may be purchased by the underwriters pursuant to an over-allotment option and (b) all shares initially offered and sold outside the United States that may be resold from time to time in the United States. The shares are not being registered for the purpose of sales outside the United States. See “Underwriting”.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)	Previously paid.

(4)	American Depositary Shares issuable on deposit of the shares registered hereby will be registered under a separate registration statement on Form F-6. Each American Depositary Share represents 20 ordinary shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

(Subject to Completion)

Issued November 8, 2004

China Netcom Group Corporation (Hong Kong) Limited

47,069,300 AMERICAN DEPOSITARY SHARES

REPRESENTING 941,386,000 SHARES

     This preliminary prospectus relates to an offering of American depositary shares, or ADSs, representing the ordinary shares, or shares, of China Netcom Group Corporation (Hong Kong) Limited. Each ADS represents 20 shares. We are selling 42,314,850 ADSs, representing 846,297,000 shares. China Netcom Group Corporation (BVI) Limited, which is our controlling shareholder, and five other shareholders are also selling an aggregate of 4,754,450 ADSs, representing 95,089,000 shares. This is our initial public offering. We currently estimate that the initial public offering price per ADS will be between US$20.24 and US$23.12, equivalent to between HK$7.88 and HK$9.00 per share at the exchange rate of HK$7.7868 to US$1.00, the noon buying rate on October 22, 2004.

     This offering of ADSs is part of a global offering of an aggregate of 1,045,984,000 shares, including a Hong Kong public offering of 104,598,000 shares.

     The ADSs have been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol “CN”. We have applied for the listing of the shares on the Hong Kong Stock Exchange under the stock code “906”.

     Investing in the ADSs involves risks. See “Risk Factors” beginning on page 15.

		Underwriting		Proceeds to
		Discounts and		Selling
	Price to Public	Commissions	Proceeds to Us	Shareholders

Per ADS	US$	US$	US$	US$
Total	US$	US$	US$	US$

     The information in the above table excludes shares offered in the Hong Kong public offering, with aggregate proceeds to us of HK$                 . We and the selling shareholders have granted to the U.S. and international underwriters an option to purchase up to an aggregate of 7,844,850 additional ADSs, representing 156,897,000 shares, to cover over-allotments.

     The United States Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this preliminary prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The underwriters expect to deliver the ADSs to purchasers in New York on or around November 17, 2004. The ADSs are expected to commence trading on the New York Stock Exchange on or around November 16, 2004. You may not be able to sell or otherwise deal in these securities prior to the commencement of trading.

China International	Citigroup	Goldman Sachs

Capital Corporation	(Asia) L.L.C.

Prospectus dated                  , 2004

Liaoning
Beijing
Tianjin
Hebei
Shandong
Henan
Shanghai
Guangdong

Liaoning
Beijing
Hebei
Seoul
Shandong
Osaka
Tokyo
Henan
Guangdong
Hong Kong
Manila
Singapore
Jakarta
Sydney
Melbourne

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

      Until                     , 2004, 25 days after the date of this prospectus, all dealers that buy, sell or trade shares or ADSs, whether or not participating in the global offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      We have not taken any action to permit a public offering of the shares or ADSs, or the possession or distribution of this prospectus, outside of the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the global offering of the shares and ADSs and the possession or distribution of this prospectus outside of the United States.

i

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PROSPECTUS SUMMARY

      Because this is only a summary, it does not contain all the information that may be important to you. You should read this entire document, including “Risk Factors” and our consolidated financial statements and unaudited pro forma consolidated financial statements and notes to those statements included in this document, before making an investment decision. Unless the context otherwise indicates, in the following summary financial data for periods prior to July 1, 2004 and as of any date prior to June 30, 2004 include financial data related to businesses retained by China Netcom Group as part of Our Included Businesses, as that term is defined and explained in “Restructuring”. See “Restructuring” for further information.

Our Company

      We are a leading fixed-line telecommunications operator in China and a leading international data communications operator in the Asia-Pacific region. Our northern service region in China consists of Beijing Municipality, Tianjin Municipality, Hebei Province, Henan Province, Shandong Province and Liaoning Province. Our southern service region in China consists of Shanghai Municipality and Guangdong Province. We are the dominant provider of fixed-line telephone services, broadband and other Internet-related services, and business and data communications services in our northern service region in China. We primarily target business and residential customers in selected high-density areas in our southern service region in China. We are also the only telecommunications company in China that operates an extensive network and offers international data services in the Asia-Pacific region.

      We offer a full range of fixed-line telecommunications services, including:

•	fixed-line telephone services (including Personal Handyphone System, or PHS, service), consisting of local, domestic long distance and international long distance services;

•	broadband and other Internet-related services, including DSL and LAN services;

•	business and data communications services, including managed data and leased line services; and

•	international telecommunications services, including international voice, managed data and leased line services.

      We own and operate extensive local networks in our northern service region, including the “last mile” infrastructure, which is costly for our competitors to replicate. We also own and operate limited local networks in selected major cities in our southern service region. We operate a high-speed and reliable intra- and inter-provincial transport network in our northern and southern service regions. We also operate an advanced fiber-optic network connecting major cities in the Asia-Pacific region. This network infrastructure enables us to provide a wide range of fixed-line telecommunications services.

      We have an extensive customer base in our northern service region in China, with a total of 77.6 million fixed-line subscribers as of June 30, 2004. As of June 30, 2004, our market share in our northern service region in China was 94.6% in terms of numbers of fixed-line subscribers. We are capitalizing on this large customer base and extensive fixed-line network to develop our fast growing broadband and PHS services in China. The number of our broadband subscribers grew from approximately 116,900 at the end of 2001 to approximately 4.2 million as of June 30, 2004. Our broadband market share in our northern service region increased from 75.3% at the end of 2001 to 92.9% as of June 30, 2004. However, we are facing increasing competition in many aspects of our business, which has reduced our average realized tariffs, usage volume per subscriber and revenue growth rate. Our regional connectivity, combined with our dominant position in Beijing, which serves as headquarters for many large Chinese corporations and the China operations of many large multinationals, provides us with a strong base for further expanding our corporate and international telecommunications businesses.

Our Restructuring

      Our current principal operating subsidiary, China Netcom (Group) Company Limited, or CNC China, was incorporated as a domestic limited liability company in August 1999 as a facilities-based telecommunications operator in China. We were established on October 22, 1999 to facilitate investments by foreign investors in CNC China.

      In November 2001, China’s State Council approved a comprehensive restructuring plan relating to the fixed-line telecommunications sector. Pursuant to the restructuring plan, the telecommunications assets of the former China Telecommunications Group Corporation, or China Telecom Group, in ten northern provinces in China were combined with China Netcom (Holdings) Company Limited, or China Netcom Holdings and Jitong Communications Company Limited to form China Network Communications Group Corporation, or China Netcom Group. China Telecom Group retained the telecommunications assets in the remaining 21 provinces. Under the restructuring plan, both China Netcom Group and China Telecom Group were permitted to operate nationwide fixed-line telecommunications networks and provide nationwide fixed-line telecommunications services.

      As a result of a series of asset and share transfers and ownership restructurings in anticipation of the global offering, our business is now comprised of China Netcom Group’s and China Netcom Holdings’ former operations in Beijing Municipality, Tianjin Municipality, Hebei Province, Henan Province, Shandong Province, Liaoning Province, Shanghai Municipality and Guangdong Province and their international operations (including most of those of Asia Netcom Corporation Limited, or Asia Netcom).

Relationship with China Netcom Group

      We are a subsidiary of, and are controlled by, China Netcom Group, a wholly state-owned enterprise. Upon completion of the global offering, China Netcom Group will indirectly own 72.3% of our issued share capital (or 70.5% if the underwriters exercise the over-allotment option in full). In addition, a number of our senior management members and directors also serve as officers of China Netcom Group. The PRC government controls China Netcom Group, and exercises control over us through China Netcom Group, as our ultimate controlling shareholder primarily by appointing members of our board, subject to our articles of association.

      Following our restructuring, China Netcom Group has retained the ownership, and continues to control most aspects of the operation, of the fixed-line telecommunications networks outside our northern and southern service regions and provides telecommunications services using those networks. In connection with our restructuring, we have entered into various agreements with China Netcom Group relating to the provision of ongoing telecommunications and other services, including agreements for interconnection settlement, engineering and information technology services, materials procurement, telecommunications facilities leasing and property leasing.

General Information

      Our principal executive offices are located at Building C, No. 156 Fuxingmennei Avenue, Xicheng District, Beijing, PRC 100031. Our telephone number is (86-10) 6642-9253.

THE GLOBAL OFFERING

      Unless otherwise indicated, information in this document assumes that the underwriters will not exercise the over-allotment option to purchase additional ADSs. See “Underwriting”.

Offering by us (including 104,598,000 shares offered to the public in Hong Kong)	950,895,000 shares.

Offering by the selling shareholders	China Netcom Group Corporation (BVI) Limited; the Chinese Academy of Sciences; Information and Network Center of the State Administration of Radio, Film and Television; China Railways Telecommunications Center; Shanghai Alliance Investment Limited; and Shandong Provincial State-owned Assets Supervision and Administration Commission are selling an aggregate of 95,089,000 shares in the global offering. As a result of the global offering, the selling shareholders’ aggregate ownership interest in us will be reduced from 91.9% to 76.9%, or 75.0% if the underwriters’ over-allotment option is exercised in full.

Global offering	The global offering consists of a U.S. offering, an international offering and a Hong Kong public offering of an aggregate of 1,045,984,000 shares, accounting for approximately 16.2% of the total number of shares outstanding immediately after the completion of the global offering.

U.S. offering	470,693,000 shares in the form of shares or ADSs in a public offering in the United States and on a private placement basis in Canada.

International offering	470,693,000 shares in the form of shares or ADSs offered outside of the United States and Canada, and to professional and institutional investors in Hong Kong.

Hong Kong public offering	104,598,000 shares offered for public subscription in Hong Kong. The Hong Kong public offering is conditional upon the listing committee of the Hong Kong Stock Exchange granting the listing of and permission to trade in our shares. If the number of shares validly applied for in the Hong Kong public offering represents a multiple of: (1) 15 times or more but less than 50 times, (2) 50 times or more but less than 100 times, or (3) 100 times or more, of the number of shares initially available in such offering, then an additional 209,197,500 shares, 313,796,000 shares or 418,394,000 shares, respectively, will be reallocated to the Hong Kong public offering, such that the additional shares, when aggregated with the shares initially available in the Hong Kong public offering, will represent approximately 30% in the case of (1) above, approximately 40% in the case of (2) above and approximately 50% in the case of (3) above, respectively, of the total number of shares initially available in the global offering, without giving effect to the underwriters’ over-allotment option. In such case, the number of ADSs allocated to the U.S. offering and/or the international offering will be correspondingly reduced in such manner as the joint global coordinators deem appropriate. Any unsold shares in the Hong Kong public offering may be reallocated to the U.S. offering and the international offering. The joint global coordinators also have discretion to reallocate additional shares to the Hong Kong public offering from the U.S. offering and/or the international offering.

Joint global coordinators and joint global bookrunners	China International Capital Corporation Limited, Citigroup Global Markets Asia Limited and Goldman Sachs (Asia) L.L.C. (in alphabetical order).

Over-allotment option	We and the selling shareholders have granted an option to the U.S. and international underwriters to purchase an aggregate of 7,844,850 additional ADSs, representing 156,897,000 shares, at the initial public offering price, exercisable in whole or in part by the joint global coordinators on behalf of the U.S. and international underwriters.

Shares	Our ordinary shares, par value US$0.04 per share, which will be listed on the Hong Kong Stock Exchange.

ADSs	Each ADS represents 20 shares. To understand the terms of the ADSs, you should carefully read the section in this document entitled “Description of American Depositary Shares”. We also encourage you to read the deposit agreement, which is on file with the United States Securities and Exchange Commission.

Price per ADS or share in the U.S. and international offerings	The initial public offering price per ADS is expected to be between US$20.24 and US$23.12, equivalent to between HK$7.88 and HK$9.00 per share at the exchange rate of HK$7.7868 to US$1.00, the noon buying rate on October 22, 2004. The initial public offering price for ADSs in the U.S. and international offerings is payable in U.S. dollars and the initial public offering price for shares in the Hong Kong public offering is payable in Hong Kong dollars. The price per ADS and price per share will include any brokerage fees, Hong Kong Securities and Futures Commission transaction levies, investor compensation levies and Hong Kong Stock Exchange trading fees payable in connection with the initial sale and purchase of the shares and ADSs. These fees and levies will be paid to the relevant authorities or brokers by us and the selling shareholders.

Price per share in the Hong Kong public offering	The initial public offering price per share in the Hong Kong public offering, when increased by a 1% brokerage fee, a 0.005% Hong Kong Securities and Futures Commission transaction levy, a 0.002% investor compensation levy and a 0.005% Hong Kong Stock Exchange trading fee payable by purchasers, is effectively equivalent to the initial public offering price per ADS in the U.S. and international offerings, based on an exchange rate of HK$7.7868 to US$1.00, the noon buying rate on October 22, 2004, and adjusted for the ratio of 20 shares per ADS.

Shares outstanding immediately after this global offering	6,450,895,000 shares, including shares represented by ADSs, or 6,593,529,000 shares if the underwriters’ over-allotment option is exercised in full.

Timing of global offering	The following is a tentative timetable of key events in the global offering:

Hong Kong public offering commences	November 4, 2004 (Hong Kong Time)
Hong Kong public offering closes	November 9, 2004 (Hong Kong Time)
Pricing of global offering	November 9, 2004 (New York Time)
Final allocation of shares	November 16, 2004 (Hong Kong Time)
Trading of ADSs commences on the New York Stock Exchange	November 16, 2004 (New York Time)
Trading of shares commences on the Hong Kong Stock Exchange	November 17, 2004 (Hong Kong Time)

Five business day gap between pricing and trading of shares	The shares offered in the global offering will not commence trading on the Hong Kong Stock Exchange until all of the conditions contained in the underwriting agreement for the Hong Kong public offering have been satisfied, which is expected to be five Hong Kong business days after the date of pricing of the shares. The ADSs offered in the global offering are expected to commence trading on the New York Stock Exchange on the business day in New York immediately preceding the day when trading of the shares commences on the Hong Kong Stock Exchange. You will not be able to sell or otherwise deal in the shares or ADSs prior to the commencement of their trading on the Hong Kong Stock Exchange or the New York Stock Exchange.

Payment and delivery	The underwriters expect to deliver the ADSs in New York, New York to purchasers on or around November 17, 2004.

Use of proceeds	We estimate that the net proceeds received by us from the global offering will be approximately US$966 million, after deducting the underwriting discounts and expenses payable by us in the global offering and assuming an initial public offering price of US$21.68 per ADS, the midpoint of the range set forth on the cover page of this document. Of the net proceeds, we expect up to 50% of the net proceeds, or US$483 million, will be used for expansion and upgrading of our telecommunications network infrastructure, including support and information systems; 30% of the net proceeds, or up to US$290 million, will be used for repayment of debt; 10% of the net proceeds, or up to US$97 million, will be used for development of new applications and services; and the remaining net proceeds will be used for general corporate purposes, such as working capital and business expansion. We estimate that the net proceeds received by the selling shareholders from the global offering will be approximately US$97 million, after deducting the underwriting discounts and expenses payable by the selling shareholders. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

Dividend policy	We intend to declare and pay annual dividends to shareholders in 2004 and in future periods. The dividend payment to the public shareholders for 2004, irrespective of whether shares are newly issued by us or are existing shares acquired from a selling shareholder, will be pro rated by us based on the period from the date of listing to December 31, 2004. Our decision to pay any dividend will depend on our results of operations, cash flows, financial condition, future prospects, statutory and regulatory restrictions on the payment of dividends by us and other factors that our board of directors deems relevant. See “Dividend Policy”.

Lock-ups	We, China Netcom Group, China Netcom Group Corporation (BVI) Limited and CNC Fund, L.P. have, subject to certain limited exceptions, agreed to a lock-up of our securities for a period of 180 days after the date of commencement of trading on the Hong Kong Stock Exchange.

In addition, each of the Chinese Academy of Sciences, Information and Network Center of the State Administration of Radio, Film and Television, China Railways Telecommunications Center, Shanghai Alliance Investment Limited and Shandong Provincial State-owned Assets Supervision and Administration Commission has agreed with China Netcom Group:

• not to sell, transfer or otherwise dispose of any of our shares during the two-year period after the commencement of trading; and

• following the expiration of the two-year period after the commencement of trading, not to sell or transfer any of such shares without:

• necessary approvals from the relevant government authorities; and

• consent from China Netcom Group Corporation (BVI) Limited, which has a right of first refusal to purchase such shares.

See “Underwriting” for further details of these and other lock-up arrangements relating to our shares.

Listings	The ADSs have been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol “CN” and our shares on the Hong Kong Stock Exchange under the stock code “906”.

CONVENTIONS

Definitions

      References in this document to “we”, “us”, the “company” or “CNC Hong Kong” mean China Netcom Group Corporation (Hong Kong) Limited and, as the context may require, its subsidiaries. References to “China Netcom Group” mean China Network Communications Group Corporation and, as the context may require, its subsidiaries, other than us and our subsidiaries.

As used in this document:

•	references to “China” or “PRC” mean the People’s Republic of China, excluding, for purposes of this document, Hong Kong, Macau and Taiwan, and references to the “central government” mean the central government of the PRC;

•	references to “State Council” mean the State Council of the PRC;

•	references to “our northern service region” mean the six municipalities and provinces where we operate in northern China, consisting of Beijing and Tianjin Municipalities, and Hebei, Henan, Shandong and Liaoning Provinces, and references to “our southern service region” mean Shanghai Municipality and Guangdong Province;

•	references to “Ministry of Information Industry” and “MII” mean the Ministry of Information Industry of the PRC government and references to the “National Development and Reform Commission” and the “NDRC” mean the National Development and Reform Commission of the PRC government;

•	references to “HKSE” or “Hong Kong Stock Exchange” mean The Stock Exchange of Hong Kong Limited, and references to “NYSE” or “New York Stock Exchange” mean New York Stock Exchange, Inc;

•	references to “Renminbi” or “RMB” are to the currency of the PRC, references to “U.S. dollars” or “US$” are to the currency of the United States of America, and references to “HK dollars” or “HK$” are to the currency of the Hong Kong Special Administrative Region of the PRC; and

•	references to “U.S. GAAP” mean the generally accepted accounting principles in the United States, references to “Hong Kong GAAP” mean the generally accepted accounting principles in Hong Kong, and references to “PRC GAAP” mean the PRC Accounting Standards for Business Enterprises and the implementing rules thereof.

Presentation of Information Relating to Assets Retained or Held by China Netcom Group

      Unless the text otherwise indicates, all financial information prior to and for the year ended December 31, 2003 includes Our Restructured Assets and Liabilities and the Distributed Assets and Liabilities and the related operations, as those terms are defined and explained in “Restructuring”. However, the Distributed Assets and Liabilities have been distributed to China Netcom Group, which was reflected as a net distribution of RMB 6,047 million to China Netcom Group on June 30, 2004. These assets and liabilities and associated operations are not ours and will not be available to generate revenues for us in the current or future periods except to the extent we have leased or otherwise acquired the right to use these distributed assets. Therefore, to more accurately reflect our operations and businesses going forward, other than the company data presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, or unless the context otherwise indicates or requires, all company data provided in this document including, among other things, usage, number of access lines, market share and number of subscribers, reflect Our Included Businesses, as the term is defined and explained in “Restructuring”, and do not include those assets and businesses distributed to China Netcom Group on June 30, 2004.

Translations for Convenience

      Unless otherwise indicated, translations of Renminbi and Hong Kong dollar amounts into U.S. dollars in this document are for the convenience of the reader only and were made at the rate of US$1.00 to RMB 8.2766 and US$1.00 to HK$7.8000, the noon buying rates in The City of New York for cable transfers payable in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 2004. No representation is made that Renminbi or Hong Kong dollar amounts could have been, or could be, converted into U.S. dollars at that rate on June 30, 2004, on any other date or at all.

Market Share Data Convention

      The statistical and market share information contained in this document has been derived from government and private sources, including the information published by the MII. Unless otherwise indicated, the information has not been verified by us independently. This statistical information may not be consistent with other statistical information from other sources within or outside China.

SUMMARY CONSOLIDATED FINANCIAL DATA

      The following tables present our summary consolidated financial data as of and for the years ended December 31, 2001, 2002 and 2003 and as of and for the six months ended June 30, 2003 and 2004.

      You should read the summary consolidated financial data below together with our consolidated financial statements, including the notes thereto, included elsewhere in this document, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

      Our consolidated financial statements report our results as if (1) Our Restructured Assets and Liabilities and the Distributed Assets and Liabilities, as defined and explained in “Restructuring”, and related operations had been transferred to us as of January 1, 2001, and (2) we had owned those assets and liabilities and conducted those operations throughout the relevant periods. See “Restructuring” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Our Results of Operations” for a further discussion of our restructuring. We publish our financial statements in Renminbi. We have derived the summary consolidated income statement data for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004, the summary consolidated balance sheet data as of December 31, 2001, 2002 and 2003 and as of June 30, 2004 and the summary consolidated cash flow statement data for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 from our consolidated financial statements. Our consolidated financial statements have been prepared in accordance with Hong Kong GAAP, which differ in significant respects from U.S. GAAP. For a discussion of material differences between Hong Kong GAAP and U.S. GAAP, see Note 36 to our consolidated financial statements included elsewhere in this document.

Summary Consolidated Financial Information

					For the Six Months Ended
	For the Years Ended December 31,				June 30,

	2001	2002	2003	2003	2003	2004	2004

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in millions, except per share and per ADS information)
Consolidated Income Statement Data:
Hong Kong GAAP
Revenues:
Domestic telecommunications services:
Fixed-line telephone services(1)	42,545	47,135	50,533	6,104	24,768	26,714	3,228
Broadband and other Internet-related services	1,384	2,189	3,493	423	1,619	2,428	293
Business and data communications services(2)	2,986	3,373	3,661	442	1,724	1,567	189
Other services	1,539	1,174	832	101	350	514	62
International telecommunications services	178	572	1,379	167	601	1,275	154

Total	48,632	54,443	59,898	7,237	29,062	32,498	3,926

Operating expenses:
Depreciation and amortization	(16,153)	(18,808)	(20,483)	(2,475)	(9,967)	(9,552)	(1,154)
Network, operations and support	(9,313)	(10,578)	(11,990)	(1,448)	(4,827)	(5,167)	(624)
Staff costs	(5,030)	(6,433)	(7,547)	(912)	(3,563)	(4,294)	(519)
Selling, general and administrative	(4,997)	(5,682)	(7,053)	(852)	(2,907)	(4,199)	(507)
Other operating expenses	(1,536)	(1,521)	(1,660)	(201)	(599)	(724)	(88)

Operating profit before interest income, dividend income and deficit on revaluation of fixed assets	11,603	11,421	11,165	1,349	7,199	8,562	1,034
Interest and dividend income	339	160	124	15	70	39	5
Deficit on revaluation of fixed assets(3)	—	—	(25,778)	(3,114)	—	—	—

Profit/(loss) from operations	11,942	11,581	(14,489)	(1,750)	7,269	8,601	1,039
Finance costs	(1,979)	(2,848)	(3,026)	(366)	(1,548)	(1,604)	(194)
Share of profit/(loss) of associated companies and jointly controlled entity	4	(1)	(416)	(50)	(87)	(1)	—

Profit/(loss) before taxation	9,967	8,732	(17,931)	(2,166)	5,634	6,996	845
Taxation	(2,568)	(2,212)	6,819	824	(1,362)	(2,121)	(256)

Profit/(loss) after taxation	7,399	6,520	(11,112)	(1,342)	4,272	4,875	589
Minority interests	1	—	1	—	—	—	—

Profit/(loss) for the year/period	7,400	6,520	(11,111)	(1,342)	4,272	4,875	589

Basic earnings/(losses) per share(4)	1.35	1.19	(2.02)	(0.24)	0.78	0.89	0.11
Basic earnings/(losses) per ADS(5)	27.00	23.80	(40.40)	(4.80)	15.60	17.80	2.20
U.S. GAAP
Profit for the year/period	7,272	6,474	6,160	744	4,258	3,754	454
Basic earnings per share(4)	1.32	1.18	1.12	0.14	0.78	0.68	0.08
Basic earnings per ADS(5)	26.40	23.60	22.40	2.80	15.60	13.60	1.60

(1)	Revenues from fixed-line telephone services include local usage fees, monthly fees, upfront installation fees, domestic and international long distance service charges, value-added service charges, interconnection fees from domestic carriers and upfront connection fees.

(2)	Revenues from business and data communications services include fees charged for managed data and leased line services.

(3)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Our Results of Operations — Our Recent Restructurings — Revaluation of our fixed assets” for a discussion of this revaluation.

(4)	Basic earnings/(losses) per share for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 set forth above has been computed by dividing profit/(loss) for the year/period by the weighted average number of ordinary shares during the year/period, which was 5,492 million in each of these years/periods.

(5)	Basic earnings/(losses) per ADS for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 set forth above have been computed by multiplying basic earnings/(losses) per share for the year/period by 20, which is the number of shares represented by each ADS.

	As of December 31,				As of June 30,

	2001	2002	2003	2003	2004	2004

	RMB	RMB	RMB	US$	RMB	US$

	(in millions)
Consolidated Balance Sheet Data:
Hong Kong GAAP
Cash and bank deposits	6,952	6,802	6,316	763	3,119	377
Accounts receivable	3,907	4,775	6,343	766	6,732	814
Total current assets	17,692	17,391	17,492	2,113	12,954	1,565
Fixed assets and construction in progress	161,209	163,947	149,614	18,076	131,534	15,892
Total assets	187,039	190,917	179,534	21,691	156,223	18,875
Accounts payable	14,223	13,302	14,786	1,786	13,990	1,690
Short-term bank loans and current portion of long-term bank and other loans	27,243	40,460	47,933	5,791	37,886	4,578
Total current liabilities	57,599	68,829	86,871	10,496	74,879	9,047
Long-term bank and other loans	37,446	29,480	22,309	2,695	20,464	2,473
Deferred revenues	19,355	15,781	14,604	1,764	13,394	1,618
Total liabilities	127,829	128,700	136,155	16,450	113,354	13,695
Owner’s equity	59,206	62,213	43,376	5,241	42,869	5,180
U.S. GAAP
Owner’s equity	56,581	59,562	56,000	6,766	54,538	6,588

					For the Six Months Ended
	For the Years Ended December 31,				June 30,

	2001	2002	2003	2003	2003	2004	2004

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in millions)
Consolidated Cash Flow Statement Data:
Hong Kong GAAP
Net cash inflow from operating activities	22,874	23,928	25,332	3,061	14,017	14,075	1,700
Net cash outflow from investing activities	(41,461)	(25,922)	(27,001)	(3,262)	(10,322)	(8,128)	(982)
Purchase of fixed assets and construction in progress	(40,163)	(25,814)	(28,528)	(3,446)	(11,092)	(8,947)	(1,081)
Net cash inflow/(outflow) from financing activities	18,420	1,734	1,262	152	(2,701)	(9,114)	(1,101)

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT DATA

      The following tables present our summary unaudited pro forma consolidated income statement data under Hong Kong GAAP and U.S. GAAP for the year ended December 31, 2003 and for the six months ended June 30, 2004, which give effect to the adjustments described below.

      The summary unaudited pro forma consolidated financial information was prepared by us to illustrate (1) the estimated effects of a reduction in depreciation charges for the year ended December 31, 2003 resulting from the revaluation of our fixed assets as if the revaluation had been recorded on January 1, 2003 (no such pro forma adjustment to the income statement is required for the six months ended June 30, 2004 since the revaluation results on fixed assets were incorporated into the financial statements on December 31, 2003); (2) the exclusion of results of operations attributable to the Distributed Assets and Liabilities for the year ended December 31, 2003 and for the six months ended June 30, 2004, including reductions in the depreciation charges associated with fixed assets that were distributed, the effects of entering into the leases between China Netcom Group and us for those assets that we lease from it after the restructuring, the reductions in income and expenses from the distribution of investments, interests in associated companies and interest-bearing loans, the effects of the Management Services Agreement and our purchases and leases of certain capacity from China Netcom Group; (3) the effects for the year ended December 31, 2003, of the acquisitions of substantially all of the assets and certain liabilities of Asia Global Crossing, or AGC, through Asia Netcom Corporation Limited, or Asia Netcom in transactions on March 10 and December 31, 2003, as if they had occurred on January 1, 2003, except that results from January 1, 2003 through March 9, 2003 are not reflected due to lack of historical data (no such pro forma adjustment to the income statement is required for the six months ended June 30, 2004 since Asia Netcom became our wholly owned subsidiary on December 31, 2003 and the results of Asia Netcom have been fully consolidated since January 1, 2004); and (4) the tax effects of the foregoing adjustments, all as further described in the notes to the unaudited pro forma consolidated financial information included elsewhere in this document as an appendix beginning on page P-1. The unaudited pro forma consolidated income statement data does not purport to represent what our results of operations would have been if such transactions and other changes had in fact occurred on January 1, 2003 or to project our results of operations for any future period. The pro forma adjustments have been made to reflect only the effects of our revaluation and restructurings that are (1) directly attributable to transactions associated with the revaluation and restructurings, (2) expected to have a continuing impact on us; and (3) factually supportable. You should read the unaudited pro forma income statement data set forth below together with the unaudited pro forma consolidated financial information and its notes set forth in this document beginning on page P-1 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	For the Year Ended December 31, 2003

		Pro Forma	Pro		Pro
	Historical	Adjustments	Forma		Forma

	RMB	RMB	RMB		US$

	(in millions, except per share and per ADS
	data)
Consolidated Income Statement Data:
Hong Kong GAAP
Revenues	59,898	123	60,021		7,252
Operating profit before interest income, dividend income and deficit on revaluation of fixed assets	11,165	2,814	13,979		1,689
Profit/(loss) for the year	(11,111)	2,740	(8,371)		(1,011)
Basic loss per share	(2.02)		(1.52	) (1)	(0.18)
Basic loss per ADS	(40.40)		(30.40)		(3.60)
U.S. GAAP
Profit for the year	6,160	597	6,757		818
Basic earnings per share	1.12		1.23	(1)	0.15
Basic earnings per ADS(2)	22.40		24.60		3.00

(1)	The pro forma basic earnings per share for the year ended December 31, 2003 set forth above has been computed by dividing pro forma profit/(loss) for the year by 5,500 million shares, assuming the one-to-one conversion of the redeemable preference shares into 7,741,782 ordinary shares had taken place on January 1, 2003.

(2)	The pro forma basic earnings per ADS for the year ended December 31, 2003 set forth above has been computed by dividing pro forma profit/(loss) for the year by 275 million ADSs, assuming the one-to-one conversion of the redeemable preference shares into 7,741,782 ordinary shares had taken place on January 1, 2003.

	For the Six Months Ended June 30, 2004

		Pro Forma	Pro	Pro
	Historical	Adjustments	Forma	Forma

	RMB	RMB	RMB	US$

	(in millions, except per share and per ADS
	data)
Consolidated Income Statement Data:
Hong Kong GAAP
Revenues	32,498	(489)	32,009	3,867
Operating profit before interest income, dividend income and deficit on revaluation of fixed assets	8,562	312	8,874	1,072
Profit for the period	4,875	753	5,628	680
Basic earnings per share	0.89		1.02 (1)	0.12
Basic earnings per ADS	17.80		20.40	2.40
U.S. GAAP
Profit for the period	3,754	753	4,507	544
Basic earnings per share	0.68		0.82 (1)	0.10
Basic earnings per ADS(2)	13.60		16.40	2.00

(1)	The pro forma basic earnings per share for the six months ended June 30, 2004 set forth above has been computed by dividing pro forma profit for the six months ended June 30, 2004 by 5,500 million shares, assuming the one-to-one conversion of the redeemable preference shares into 7,741,782 ordinary shares had taken place on January 1, 2003.

(2)	The pro forma basic earnings per ADS for the six months ended June 30, 2004 set forth above has been computed by dividing pro forma profit for the six months ended June 30, 2004 by 275 million ADSs, assuming the one-to-one conversion of the redeemable preference shares into 7,741,782 ordinary shares had taken place on January 1, 2003.

SUMMARY OPERATING DATA

      The following table sets forth our selected operating data as of and for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2004. This operating data only relates to Our Included Businesses, as defined in “Restructuring”.

				As of and For
	As of and For the Years			the Six Months
	Ended December 31,			Ended June 30,

	2001	2002	2003	2004

Fixed-line Telephone Services
Fixed-line subscribers (in millions)(1)(2)	51.1	58.4	69.6	77.6
PHS subscribers (in millions)(2)	0.4	1.4	7.4	12.5
Local telephone usage (in billion pulses)(3)	158.9	173.3	179.0	89.6
Domestic long distance usage (in billion minutes)	14.9	17.1	20.4	11.7
Traditional	11.5	12.2	12.1	6.1
VoIP	3.4	4.9	8.2	5.6
International long distance usage (in million minutes)	286.5	349.7	419.5	227.9
Traditional	210.0	191.2	167.2	77.4
VoIP	76.5	158.5	252.3	150.5
Broadband and other Internet-related Services
Broadband subscribers (in thousands)(4)(9)	116.9	577.4	2,535.2	4,185.6
DSL subscribers (in thousands)(4)	33.4	318.2	1,990.0	3,275.4
LAN subscribers (in thousands)(4)	83.2	258.0	544.5	910.0
Dial-up online minutes (in billions)	37.2	33.0	25.1	6.7
Business and Data Communications Services
Domestic DDN leased bandwidth (x64kbps)	101,720	120,634	134,045	136,673
Domestic frame relay leased bandwidth (x128kbps)	23,079	32,981	46,268	54,839
Domestic ATM leased bandwidth (x2Mbps)	1,039	1,655	2,537	2,929
Domestic bandwidth of leased circuits (x2Mbps)	60,434	72,764	78,739	81,169
International Telecommunications Services
International inbound voice traffic (in million minutes)	N/A	N/A	970	900
International managed data (points of connection)	N/A	N/A	943	1,432
International leased line bandwidth (xMbps)	N/A	N/A	12,035	13,336
Market Share
Fixed-line subscribers market share in our northern service region(5)	99.0%	97.0%	96.0%	94.6%
Domestic long distance usage market share in our northern service region(6)	58.1%	48.2%	46.3%	44.6%
International long distance usage market share in our northern service region(7)	67.1%	60.6%	59.6%	62.5%
Broadband market share in our northern service region(8)	75.3%	86.5%	89.2%	92.9%

(1)	Including PHS subscribers.

(2)	Fixed-line subscribers consist of all access lines in service as well as PHS subscribers. We calculate PHS subscribers based on the number of active telephone numbers for our PHS services. In cases where a PHS subscriber uses the same telephone number as an access line in service, the designation as a PHS subscriber or access line in service depends on which service is first activated. We increase our total number of fixed-line subscribers as soon as practicable after activation of the service. We remove a fixed-line subscriber from the total number of fixed-line subscribers as soon as practicable after the fixed-line subscriber deactivates the service voluntarily or three months after the date on which the fixed-line subscriber’s bill becomes overdue. Prepaid and postpaid telephone card customers are not counted toward our fixed-line subscribers.

(3)	Usage for northern service region. Pulse is the billing unit for local telephone usage. See “Regulation — Tariff Setting”.

(4)	We calculate DSL subscribers based on the number of active accounts. LAN subscribers consist of end-users and dedicated line users. We calculate LAN end-users based on the number of ports subscribed for. The number of LAN dedicated line users equals total monthly fees paid by such users divided by a set average revenue per unit. The current set revenue per unit is RMB 90. We consider an account active or a service subscribed for as soon as practicable after activations of the applicable service. We remove a subscriber from the total number of subscribers as soon as practicable after that subscriber deactivates the service voluntarily or three months after the date on which that subscriber’s bill becomes overdue.

(5)	Calculated by dividing our fixed-line subscribers as of December 31, 2001, 2002 and 2003 and as of June 30, 2004 by combined fixed-line subscribers in our northern service region, as measured by the provincial telecommunications administrations.

(6)	Calculated by dividing our domestic long distance usage as of December 31, 2001, 2002 and 2003 and as of June 30, 2004 by combined domestic long distance usage, including fixed-line and mobile services, in our northern service region, as measured by the provincial telecommunications administrations.

(7)	Calculated by dividing our international long distance usage as of December 31, 2001, 2002 and 2003 and as of June 30, 2004 by combined international long distance usage, including fixed-line and mobile services, in our northern service region, as measured by the provincial telecommunications administrations.

(8)	Calculated by dividing the number of our broadband subscribers as of December 31, 2001, 2002 and 2003 and as of June 30, 2004 by the total number of broadband subscribers in our northern service region, as measured by provincial telecommunications administrations.

(9)	Any discrepancies between totals and the sums of the amounts listed are due to rounding.

N/A means not available.

RISK FACTORS

Risks Relating to Our Business

Increasing competition in each of our service regions and markets may have an adverse effect on our business growth and financial condition.

      The telecommunications industry in China is rapidly evolving. In recent years, the central government has implemented a number of measures to restructure, and encourage fair and orderly competition in, the telecommunications industry. As a result, we face increasing competition from other licensed telecommunications operators in China, including China Telecom Group, or China Telecom; China Mobile Communications Corporation, or China Mobile; China United Telecommunications Corporation, or China Unicom; China Railway Communications Corporation Limited, or China Railcom; and China Satellite Communications Corporation, or China Satcom. We expect our competitors to further expand their network coverage and increase their sales and marketing efforts in our northern and southern service regions. We will also face competition from foreign-invested telecommunications operators as a result of China’s accession into the World Trade Organization, or the WTO, and the entry of foreign telecommunications companies into the Chinese market. In addition, we face competition from other telecommunications operators in our Asia-Pacific markets. As we operate in an increasingly competitive market, we have experienced and may continue to experience pressure on operating revenues and operating margins for some of our telecommunications services.

In our northern service region, competition in fixed-line services and in broadband and data services may result in lower tariffs, a smaller customer base and lower usage for our services, thereby adversely affecting our business growth and financial condition.

      We compete with other fixed-line service providers, including China Telecom, China Unicom and China Railcom, each of which has been licensed to provide fixed-line telephone services in our northern service region. Within our northern service region, China Unicom operates local fixed-line telephone services only in Tianjin Municipality. We have experienced limited competition to date in the market for local telephone services, primarily because our competitors have not built significant local access infrastructure. However, competition for the provision of these services may increase in the future as our competitors develop their own networks, including through the use of alternative technologies. In the markets for domestic and international long distance telephone services, we face strong competition from voice over Internet protocol, or VoIP services, provided by China Telecom, China Mobile, China Unicom and China Railcom. Tariffs for VoIP services are market-based and therefore not subject to minimum pricing restrictions. Increased competition from these operators may force us to lower our tariffs or may reduce the size of our customer base and the usage of our networks. Any of these developments may materially adversely affect our business growth and financial condition.

      Mobile service substitution for our fixed-line telephone services has also created considerable competition in the markets for local and long distance telephone services. Consistent with trends in global markets in recent years, an increasing proportion of total voice traffic is being carried by mobile networks. Currently, China Mobile and China Unicom are the only licensed providers of mobile communications services in China and, in recent years, some of the traffic from our fixed-line networks has been diverted to the networks of these two companies.

      For managed data services and broadband Internet access services, or broadband services, we primarily compete with China Unicom, China Telecom and China Railcom on the basis of pricing, the coverage and quality of networks, ability to provide end-to-end connectivity, quality of network management and customer service. While other major telecommunications operators in China have been leasing transport facilities from us to serve their customers, some of them, such as China Mobile and China Unicom, have in recent years begun to build their own long distance networks for voice services and fiber-optic networks for data services. Increased competition from these domestic telecommunications providers may result in lower revenues for us due to competitive pricing policies and increased sales and marketing costs to attract or retain subscribers.

In our southern service region, if we do not compete effectively against China Telecom and other operators, we may achieve lower returns on our investments than expected and our business growth may be adversely affected.

      In our southern service region, we compete primarily against China Telecom in the provision of VoIP services, broadband services and data services. China Telecom has a competitive advantage over us in our southern service region in terms of its larger customer base, broader network coverage and greater brand recognition. China Telecom controls most of the local access network, including the “last mile” access network, in our southern service region. Despite our efforts to build a local access network over the past five years, China Telecom is still the dominant service provider in our southern service region. As a result, we may not be able to compete effectively against China Telecom and realize acceptable returns on our investments and our business growth prospects may be adversely affected. In addition to China Telecom, we are faced with increased competition from other operators in our southern service region.

In the Asia-Pacific markets, continuing pricing pressure or our inability to meet the requirements of our business customers may reduce our revenues and net income derived from these markets.

      The telecommunications services market for business and carrier customers in the Asia-Pacific region is highly competitive, and our success in the region will depend on our ability to compete against a variety of other telecommunications operators, including regional as well as global telecommunications operators. Some of our competitors may have competitive advantages over us, including greater name recognition in a particular market, greater resources, larger customer bases and better relationships with our current and potential customers.

      Due to substantial excess transport capacity in the Asia-Pacific carrier market, we face intense competition from other providers of telecommunications services in the Asia-Pacific region, including Reach Telecom Ltd., C2C Pte. Ltd. and the FLAG Telecom Group Limited. As a result of strong competition, prices of data and bandwidth products and services in our target markets have experienced continual declines in recent years. Competition also exists in the business customer segment, in which we face strong competition from international providers such as AT&T Corp. and local incumbent providers such as Singapore Telecommunications Limited, Japan’s Nippon Telegraph & Telephone Corporation, or NTT, and KT Corp. The incumbent providers in particular tend to have better control of local networks. Any continued decrease in price or our inability to meet the requirements of business customers may have a material adverse impact on our revenues and net income derived from our international telecommunications services.

Competition from foreign-invested operators and other new entrants may further increase the competition for employees, exacerbate price competition and increase our operating expenses, thereby adversely affecting our financial condition and growth prospects.

      As a result of China’s accession to the WTO in December 2001, and the adoption of the Regulations on the Administration of Foreign-Invested Telecommunications Enterprises in January 2002, which implement China’s commitments to the WTO, the PRC government has agreed to gradually liberalize the various segments and regions of the telecommunications market in China to foreign investors. Both the percentage of ownership of Sino-foreign joint ventures offering telecommunications services in China and the regions where those joint ventures are permitted to offer telecommunications services will be increased over several years. For example, foreign operators are permitted, subject to various ownership and licensing restrictions, to establish joint venture enterprises in the municipalities of Beijing and Shanghai and the city of Guangzhou to provide domestic and international voice, packet-switched and circuit-switched data transmission and other services. Foreign-invested operators entering China’s telecommunications market as a result of this liberalization may have greater financial, managerial and technical resources and more expertise in network management and sales and marketing than we do.

      Increased competition from these and other new entrants into the Chinese telecommunications market may further increase the competition for skilled and experienced employees, exacerbate price competition and increase our customer acquisition costs and other operating expenses, and thereby adversely affect our financial condition and growth prospects.

Competition from alternative technologies to our PHS business and an introduction of TD-SCDMA technology may cause our PHS services to be less competitive, and adversely affect our growth prospects and revenues.

      We currently provide personal handyphone system, or PHS, services in most cities in our northern service region to reduce the impact of mobile substitution on our fixed-line operations. PHS is a telecommunications technology that allows us to offer to our customers wireless local access services with mobility within an area with the same area code. Our ability to realize acceptable returns from our investment in PHS technology will depend on continued customer adoption of this technology. However, this market may not continue to develop, since potential customers are and will be able to choose from a variety of alternative fixed-line and wireless communication technologies, including both existing technologies and new technologies to be offered in the future, such as third generation, or 3G, mobile telephone services. In particular, if China Mobile or China Unicom reduce the tariffs for mobile telecommunications services, our existing and potential PHS customers may choose to use these services instead of our PHS services to take advantage of the less geographically restricted service scope and other features of mobile technology.

      Furthermore, part of the radio spectrum currently used by our PHS services may be reallocated by the PRC government to time division synchronization code division multiple access technology, or TD-SCDMA technology, which is one of the three technologies adopted by the International Telecommunications Union and is under review by the PRC government for use in providing 3G mobile telephone services. The MII is currently conducting tests on TD-SCDMA related products. The PRC government has not publicly announced its decisions on issues such as the timing of the grant of the 3G licenses, the number of 3G licenses to be granted, any technical requirements, or any selection of preferred technologies. If TD-SCDMA technology is introduced, our ability to use the existing PHS spectrum may be restricted, thereby limiting the volume of usage we can handle and adversely affecting our revenues.

      Any of the risks described above may cause our PHS services to become less competitive and thereby materially and adversely affect our growth prospects and revenues.

Because we rely on certain arrangements with other telecommunications operators, changes to the terms or availability of these arrangements may result in disruptions to our services and operations.

      Our ability to provide telecommunications services depends upon certain arrangements with other telecommunications operators. In particular, interconnection is necessary to complete all calls between our subscribers and subscribers of other telecommunications operators. We, either through ourselves or through China Netcom Group, have entered into interconnection and transmission line leasing agreements with other fixed-line operators, including our parent company, China Netcom Group, mobile telephone operators and other telecommunications providers, as required to conduct our current business. Any disruption to our interconnection with the networks of those operators or other international telecommunications carriers with which we interconnect due to technical or competitive reasons may affect our operations, service quality and customer satisfaction, thus adversely affecting our business. Furthermore, we are generally not entitled to collect indirect or consequential damages resulting from disruptions in the networks to which we are interconnected. Our failure to renew our existing interconnection and leased line agreements on commercially acceptable terms may result in disruptions to our services. In addition, in our southern service region, we may need to lease local access network facilities from other operators in order to provide services to our customers. If we are unable to enter into arrangements with such operators in a timely manner or on acceptable terms, it may result in a delay in providing services to our customers and disrupt our operations, as we may need to seek alternative arrangements with other operators, which may adversely affect our financial condition and our results of operations.

Disruptions to our network or operating systems, or to those with which we interconnect, may result in customer dissatisfaction and reduced revenues from operations.

      Our network infrastructure and the networks with which we interconnect are vulnerable to potential damage or interruption from floods, wind, storms, fires, power loss, severed cables, acts of terrorism and similar events. In particular, commercial fishing and other maritime activities may damage our Asia-Pacific submarine cables. Our networks and systems and the networks with which we interconnect also require regular maintenance and upgrades that may cause service disruptions. The occurrence of a natural disaster or other unanticipated problems at our facilities or any other failure of our networks or systems, or the networks to which we are interconnected, may result in consequential interruptions in services across our telecommunications infrastructure. Network or system failures, as well as high traffic volumes, may also affect the quality of our services and cause temporary service interruptions. Although we have not experienced material disruptions or damage to our network and operating systems in the past, any such future occurrence may result in customer dissatisfaction and reduced revenues from operations.

Failure to successfully respond to technological and industry developments may hinder our revenue growth and adversely affect our competitive position.

      The telecommunications sector has recently experienced rapid increases in the diversity and sophistication of the technologies and services offered. As a result, we expect that we will need to constantly upgrade our telecommunications technologies and services in order to respond to competitive industry conditions and customer requirements. For example, the next generation network has the capability of providing new value-added services and content that combine voice, data and images with increased efficiency and flexibility. Next generation networks may replace the traditional public switched telephone networks in the future. We have not experienced significant difficulties in upgrading new technologies and equipment in the past, but if we fail to smoothly upgrade or achieve a balanced transition of our existing network to the next generation network, we may lose our customers and market share, which may adversely affect our operations and financial condition. Furthermore, if the new technologies adopted by us do not perform as expected, or if we are unable to effectively deliver new services based on these technologies in a commercially viable manner, our revenue growth may decline and our competitive position may be adversely affected.

Our failure to successfully integrate our operations will adversely affect our customer and employee relationships, financial condition and operations.

      Our business operations are the result of a series of transfers and combinations of the telecommunications assets formerly owned by China Telecommunications Group Corporation, China Netcom Holdings and Jitong Communications Company Limited. The fixed-line business in northern China of the former China Telecom Group was combined with China Netcom Holdings and Jitong Communications Company Limited to form China Netcom Group in 2002. See “Restructuring — Formation of China Netcom Group”. These entities historically operated independently and previously had overlapping products, customers and networks, as well as inconsistent business strategies. Furthermore, our businesses in the six northern municipalities and provinces that constitute our northern service region were each historically operated with a considerable degree of autonomy. The process of successfully integrating these diverse operations that have, in most respects, previously operated independently presents significant challenges. Integration of personnel and the various businesses, technologies, networks, management systems and corporate cultures will require the continued development of financial and management controls and new information systems, which may strain our management resources or require significant expenditures. Furthermore, the cross-border nature of our operations among China and other jurisdictions in the Asia-Pacific region adds to the difficulty of achieving this integration. If we do not successfully integrate our operations, our customer and employee relationships, financial condition and operations may be adversely affected.

If we fail to successfully implement our business strategies, we may not achieve acceptable investment returns or manage growth in certain services and markets, and our financial condition may be adversely affected.

      We may not be able to successfully implement all of our business strategies. See “Business — Business Strategies”. For example, we have made substantial investments in developing our broadband network infrastructure and technology. However, the broadband market in China may not continue to expand at recent rates of growth, and we may not be able to attract enough customers and generate sufficient usage to achieve an acceptable return on our significant broadband investment. In addition, we may not be able to successfully expand our business and achieve profitable growth in our southern service region and the Asia-Pacific region or be able to successfully manage the growth in our business. Failure to successfully implement our business strategies may adversely affect our financial condition.

Our internal controls and management systems are not currently consistent with international practices in certain respects and we are in the process of improving these controls and systems to enable us to certify the effectiveness of our internal controls under the Sarbanes-Oxley Act of 2002. Our failure to timely and successfully upgrade these controls and systems could subject us to regulatory actions and harm the price of our stock.

      Our internal control and management systems were designed to meet the standards generally adopted by private Hong Kong companies and the internal control and management systems of our PRC subsidiaries were designed to the standards generally adopted by large state-owned companies in China. These standards are different from the standards and best practices adopted by companies listed in Hong Kong and the United States. We have identified areas in which our current internal control and management systems do not meet international standards and practices. In addition, during their recent audit, our external auditors brought to our attention a number of areas in which our current internal controls and management systems do not reduce to a relatively low level the risk of undetected material errors or fraud and could adversely affect our ability to accurately and timely record, process, summarize and report financial data. Pursuant to the Sarbanes-Oxley Act of 2002 and the various rules and regulations adopted pursuant thereto or in conjunction therewith, we are required, for fiscal year 2004, to perform an evaluation of our internal controls over financial reporting and file an assessment of its effectiveness with the U.S. Securities and Exchange Commission, or the Commission. For fiscal year 2005, our external auditors are required to attest to such evaluation. Unless we successfully upgrade our controls and systems, we will not be able to satisfactorily comply with our obligations under the Sarbanes-Oxley Act and our external auditors will be unable to provide a satisfactory certification. We have prepared an internal plan of action for compliance, which includes a schedule of activities to address our need to meet these standards and best practices. If we fail to successfully complete the improvements we have scheduled on a timely basis or if the activities fail to raise our internal controls and management systems to the levels required by international standards or legal requirements or if we fail to implement required new or improved controls, then we may fail to meet our reporting obligations and our auditors may be unable to certify the management’s assertion of the effectiveness of our internal controls as required under the Sarbanes-Oxley Act of 2002. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, adversely affect our stock price.

We rely substantially on short-term borrowings and our inability to obtain sufficient funding may adversely affect our liquidity and financial condition.

      Similar to many enterprises in China, a significant percentage of our funding requirements is satisfied through short-term borrowings. This has resulted in a significant increase in our net current liabilities. As of December 31, 2001, 2002 and 2003 and June 30, 2004, our short-term bank loans and the current portion of our long-term bank and other loans were RMB 27,243 million, RMB 40,460 million, RMB 47,933 million and RMB 37,886 million, respectively, representing 42.1%, 57.8%, 68.2% and 64.9% of the sum of total long-term and short-term bank loans and other borrowings as of the respective dates. Although, in our experience, a substantial portion of our short-term borrowings is rolled over upon maturity and these borrowings have been, in the past, a stable source of funding, no assurances can be given that this will continue to be the case. If our lenders do not roll over our short-term borrowings, or if we are unable to secure sufficient borrowings, our liquidity position would be adversely affected, and we may be required to seek more expensive sources of short-term or long-term funding to finance our operations.

      Implementing our strategies may require substantial capital expenditures. To the extent these expenditures exceed our cash resources, we will be required to seek additional debt or equity financing. Our ability to obtain sufficient financing and the cost of such financing will depend on numerous factors, some of which are beyond our control, including:

•	our financial condition;

•	general economic and capital market conditions;

•	availability of credit from banks or lenders and conditions in the financial markets;

•	investor confidence in us;

•	economic, political and other conditions in China; and

•	the PRC government’s policies relating to foreign currency borrowings.

      If we are unable to obtain sufficient funding for our operations or development plans on commercially acceptable terms, or at all, our liquidity and financial condition may be adversely affected.

Our ultimate controlling shareholder, China Netcom Group, may cause us to enter into transactions or take (or fail to take) other actions or make decisions that conflict with the best interests of our other shareholders.

      Upon the completion of the global offering, China Netcom Group will beneficially own approximately 72.3% of our outstanding shares, or 70.5% if the underwriters’ over-allotment option is exercised in full. As a result, China Netcom Group, subject to our articles of association and applicable laws and regulations, will effectively be able to control our management, policies and business by controlling the composition of our board of directors, determining the timing and amount of our dividend payments, approving significant corporate transactions, including mergers and acquisitions, and approving our annual budgets. Therefore, China Netcom Group may cause us to enter into transactions or take (or fail to take) other actions or make decisions that conflict with the best interests of our other shareholders.

We rely on China Netcom Group to provide certain services and facilities for which we currently have limited alternative sources of supply. Changes in the availability, pricing or quality of these services or facilities may have a material adverse effect on our business and profitability.

      Pursuant to various agreements and arrangements, China Netcom Group provides us with services and facilities necessary for our business activities, including but not limited to, the use of fiber-optic networks in our northern and southern service regions, submarine cables in the Asia-Pacific region, international gateways, leases for properties located in our northern and southern service regions and the Asia-Pacific region.

      The interests of China Netcom Group as provider of these services and facilities may conflict with our interests. We currently have limited alternative sources of supply for these services and facilities and, as a result, may have limited ability to negotiate with China Netcom Group regarding the terms for providing these services and facilities. Changes in the availability, pricing or quality of these services or facilities may have a material adverse effect on our business and profitability.

Failure by China Netcom Group to fulfill its obligations under certain arrangements entered into in connection with our restructuring in preparation for the global offering may have a material adverse effect on our business operations, growth prospects and profitability.

      China Netcom Group has committed to certain arrangements in connection with our restructuring in preparation for the global offering to support our existing operations and future development, including through a letter of undertakings, a non-competition agreement and a restructuring agreement. See “Relationship with China Netcom Group” for a description of these arrangements. In the letter of undertakings, China Netcom Group agreed to, among other things, extend its full support to our current operations and future developments. China Netcom Group has also entered into a non-competition agreement whereby China Netcom Group has agreed not to compete with us in our service regions and our international markets without our consent. In addition, under a restructuring agreement, China Netcom Group agreed to indemnify CNC China and us for losses arising from certain matters. Failure by China Netcom Group to fulfill its obligations under any of these arrangements may have a material adverse effect on our business operations, growth prospects and profitability.

The PRC National Audit Office is auditing our ultimate controlling shareholder, and the outcome of this audit may adversely affect our corporate image, the reputation and credibility of our management, our business and financial condition and the prices of our shares and ADSs.

      PRC’s National Audit Office, or the NAO, from time to time performs audits on state-owned companies, such as China Netcom Group, our ultimate controlling shareholder. We understand that China Netcom Group is currently being audited by the NAO. Many of the business operations, assets and liabilities that are the subject of this audit were transferred to our company as a result of our IPO restructuring. See “Restructuring”. We cannot predict the timing of completion or the outcome of this audit. If, as a result of this audit, material irregularities are found within China Netcom Group or China Netcom Group becomes the target of any negative publicity, there would be a material adverse effect on our corporate image, the reputation and credibility of our management, our business and financial condition and the prices of our shares and ADSs.

We do not possess the title certificates in respect of certain properties owned by us.

      As of August 31, 2004, we owned and occupied 1,351 parcels of land, 3,908 buildings and 318 buildings and structures under construction. Of these properties, 1,348 parcels of land, 3,900 buildings and 318 buildings and structures under construction were transferred to us from China Netcom Group. China Netcom Group does not have vested legal title to 16 parcels of land and 38 buildings and it does not have relevant construction approvals for 40 of the buildings and structures under construction. The remaining parcels of land and buildings are still registered in the name of China Netcom Group, which has undertaken to us to have the titles registered in our name within six months after the global offering, and to assist us in obtaining the title certificates in our name upon completion of construction of such buildings and structures. For more details, see “Business — Property”. While we are indemnified by China Netcom Group for any financial loss that we may suffer from these title defects, if we are forced to vacate these properties as a result of title defects, our operations or services may be disrupted.

Risks Relating to the PRC Telecommunications Industry

Extensive government regulation of the telecommunications industry in China may restrict our ability to respond to market conditions or competition, and may have a material adverse effect on our operations, business and financial condition.

      As a telecommunications operator in China, we are subject to extensive regulation by and under the supervision of the MII, which is the primary telecommunications industry regulator in China. The MII is responsible for formulating policies and regulations for the telecommunications industry, granting telecommunications licenses, allocating frequency spectrum and numbers, formulating interconnection and settlement arrangements between telecommunications operators, and enforcing industry regulations. Other PRC governmental authorities also regulate tariff policies, capital investment and foreign investment in the telecommunications industry. See “Regulation”. The regulatory framework within which we operate may constrain our ability to implement our business strategies and limit our ability to respond to market conditions or to changes in our cost structure. Moreover, we operate our businesses pursuant to approvals granted by the State Council and under licenses granted by the MII. If these approvals or licenses were revoked or suspended, our business and operations would be materially and adversely affected. In addition, we are subject to various regulatory requirements as to service quality, pricing and other actions, and failure to comply with such requirements may subject us to mandatory penalties or other punitive measures, any of which could have a material adverse effect on our operations and financial condition.

      In addition, some of our competitors, such as China Unicom and China Railcom, enjoy preferential treatment from the PRC government with respect to tariff setting. These companies are currently permitted to set their respective tariffs for certain services, such as long distance calls over the public switched telephone network, or the traditional network, at price levels above or below the government fixed tariffs on a long-term basis, subject to filings with, and approvals from, the relevant regulatory authorities. This preferential treatment is not available to us. Our competitors who enjoy this preferential treatment may be able to provide certain services at prices that are more competitive than our prices, and our business and financial condition may be adversely affected as a result.

Future changes to the regulations and policies governing the telecommunications industry in China, including possible future industry restructurings, may have a material adverse effect on our businesses.

      Possible future changes to regulations and policies governing the telecommunications industry in China may have a material adverse effect on our businesses and operations. As part of the comprehensive plan to restructure the telecommunications industry in China, as approved by the State Council in 2001, the central government stated its intention to further adjust and improve its regulatory oversight of the telecommunications industry, including gradual further deregulation of telecommunications tariffs.

      The Ministry of Information Industry, or the MII, under the direction of the State Council, is currently preparing a telecommunications law to provide a uniform regulatory framework for the telecommunications industry. If and when the telecommunications law is adopted by the National People’s Congress, it will provide a new framework for telecommunications regulations in China. The proposed nature and scope of the telecommunications law have not yet been announced by the PRC government. The telecommunications law and other new telecommunications regulations or rules, or future changes thereto, such as enforcement of existing regulations and policies, may materially and adversely affect our business and financial condition.

      Issues may also arise regarding the interpretation and enforcement of China’s WTO commitments regarding telecommunications services, which may affect telecommunications regulations and the telecommunications industry in China. Any future regulatory changes, such as those relating to the issuance of additional telecommunications licenses, tariff setting, interconnection and settlement arrangements, changes in technical and service standards, universal service obligations and spectrum and number allocations, may have a material adverse effect on our business and operations. In particular, it is expected that the MII will impose fees on all telecommunications operators, including us, relating to the use of telephone numbers. The rules implementing these usage fees for telephone numbers have not been issued. If such fees are imposed and we are not able to raise our prices sufficiently to pass on such fees to our customers, our profitability may be adversely affected.

      The PRC government may issue additional mobile telecommunications licenses in the future. The timing of issuance and terms of these licenses, if any, have not yet been announced. We cannot assure you that we will be able to obtain a mobile license. In addition, if we do obtain a mobile license, we may not be able to effectively establish mobile operations or that our mobile operations will generate satisfactory returns for our shareholders. The issuance of additional licenses would also increase the competition we face.

      The PRC telecommunications industry has been extensively restructured in recent years and may be subject to further restructuring. Such further industry restructuring may materially affect the operations of all telecommunications operators in China, including us. Accordingly, we cannot predict the scope and effect of any further restructuring on our operations.

New regulations, regulatory changes or changes in enforcement policies relating to telecommunications tariffs may adversely affect our competitiveness, business and profitability.

      Tariffs are the prices we charge our customers for our telecommunications services. We are subject to extensive government regulations on tariffs, especially those relating to our basic telecommunications services, such as local and long distance fixed-line telephone services, managed data services, leased line services and interconnection agreements. The relevant provincial telecommunications administrations and provincial price bureaus currently determine the monthly fees and usage fees for our fixed-line local telephone services based on a fixed tariff set by the MII in consultation with the National Development and Reform Commission, or NDRC. The MII and the NDRC jointly set tariffs for all long distance services using the traditional network, leased lines and data services. We derive a substantial portion of our revenues from services that are subject to tariffs determined by the PRC government. In the past, our revenues have been adversely affected by reductions in tariffs mandated by the PRC government.

      In 2002, the MII indicated in writing that it did not intend to initiate any adjustment to tariffs for local fixed-line telephone services during the three to five years commencing in September 2002. However, we cannot predict with accuracy the timing, likelihood or magnitude of tariff adjustments or the extent or potential impact on our business of future tariff adjustments. If the government substantially lowers the tariffs for local fixed-line telephone services, our business and profitability may be adversely affected.

      In addition, the tariffs for some of our services in certain locations have been set at levels below the minimum levels mandated by the government. While we believe these tariffs are consistent with the tariff levels set by our competitors for these same services, the MII may order us to raise these tariffs and may impose fines on us for repeated failures to comply with the minimum mandated tariff levels for these services, or even suspend our business where the situation becomes serious, as determined at the discretion of the MII. The MII recently issued a regulatory circular in which it reaffirmed its intention to strictly enforce these minimum tariff levels. In addition, such enforcement may be undertaken in a selective manner, such that we, and not our competitors, are affected. The enforcement of such minimum tariff levels and the imposition of fines or other penalties, whether done on a selective or industry-wide basis, may materially and adversely affect our competitiveness and, consequently, our business and profitability.

The PRC government may require major operators, including us, to provide universal services with specified obligations, and we may not be compensated adequately for providing such services.

      Under the Telecommunications Regulations, as promulgated by the State Council on September 25, 2000, telecommunications operators in China are required to fulfill universal service obligations in accordance with relevant regulations to be promulgated by the PRC government, and the MII has the authority to delineate the scope of universal service obligations. The MII, together with governmental finance and pricing authorities, is also responsible for formulating administrative rules relating to the establishment of a universal service fund and compensation schemes for universal services. These rules have not yet been promulgated, and there are currently no specific regulatory requirements relating to the provision of universal services in China.

      While the scope of specific universal services obligations is not yet clear, we believe that such services may include mandatory provision of basic telecommunications services in less economically developed areas in China. We may not be adequately compensated by the government or be able to realize an adequate return on investments for expanding networks to, and providing telecommunications services in, those less economically developed areas due to potentially higher capital expenditure requirements, lower usage by customers and lack of flexibility in setting our tariffs.

      The MII has recently required China Telecom, China Netcom Group, China Mobile, China Unicom, China Railcom and China Satcom to participate in a project to provide telephone services in a number of remote villages in China as transitional measures prior to the formalization of a universal service obligation framework. In order to fulfill such obligations under these transitional measures, China Netcom Group has agreed with us that it will assume the responsibility for investing in and constructing the necessary network facilities. If we operate and maintain such network facilities in our northern and southern service regions,

China Netcom Group has agreed to compensate us for the related expenses based on their fair market value. However, China Netcom Group may fail to fulfill its obligations under this project, and we may not be adequately compensated by China Netcom Group for the cost and expenses resulting from our operation and maintenance of any such network. Either of these events may adversely affect our financial condition.

We face regulatory uncertainties associated with our Asia-Pacific operations that may disrupt our operations.

      Our Asia-Pacific telecommunications operations are subject to extensive government regulation, which may limit our flexibility to respond to market conditions, competition, new technologies or changes in our cost structure. In most countries and regions, we are required to obtain one or more telecommunications authorizations for our telecommunications networks and services and are subject to a variety of regulatory obligations. In most of the countries in which we have or plan to have operations, the telecommunications regulations are still evolving. In some countries and regions, the range of services that we are legally permitted to provide is limited. In other countries and regions, telecommunications legislation may be applied in an unequal or discriminatory fashion. Any changes in law, regulations or government and regulatory policies could have a material adverse effect on our business and results of operations. In particular, decisions or actions by regulators concerning economic or business interests or goals that are inconsistent with our interests may have a material adverse effect on our financial condition and results of operations. Failure to meet these regulatory requirements may result in fines or other sanctions, including revocation of our licenses. We may also be required to obtain new licenses to expand into new areas of business. We may fail to obtain these licenses and our existing licenses may not be renewed. Any of these events may disrupt our operations in the Asia-Pacific region.

Risks Relating to China and Asia

Our operations may be adversely affected by China’s economic, political and social conditions.

      Most of our assets are located in China and most of our revenues are derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to economic, political and social developments in China. In particular, our operating results may be adversely affected by:

•	changes in China’s political, economic and social conditions;

•	changes in policies of the government or changes in laws and regulations, or the interpretation of laws and regulations;

•	changes in foreign exchange regulations;

•	measures that may be introduced to control inflation, such as interest rate increases; and

•	changes in the rate or method of taxation.

      The Chinese economy has historically been a planned economy. The majority of productive assets in China is still owned by various levels of the PRC government. In recent years the government has implemented economic reform measures emphasizing decentralization, utilization of market forces in the development of the economy and a high level of management autonomy. Such economic reform measures may be inconsistent or ineffectual, and we may not benefit from all such reforms. Furthermore, these measures may be adjusted or modified, possibly resulting in such economic liberalization measures being applied inconsistently from industry to industry, or across different regions of the country.

      In the past twenty years, China has been one of the world’s fastest growing economies in gross domestic product, or GDP. We cannot assure you that such growth will be sustained in the future. Moreover, a slowdown in the economies of the United States, the European Union and certain Asian countries may adversely affect economic growth in China. Our financial condition and results of operations, as well as our future prospects, would be materially and adversely affected by an economic downturn in China.

      Economic growth in China has also historically been accompanied by periods of high inflation. The government has implemented various policies from time to time to control the rate of economic growth, limit inflation and otherwise regulate economic expansion. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or by changes in the tax regulations applicable to us.

Political and economic conditions in the Asia-Pacific region are unpredictable and our operations may be disrupted if these conditions become unfavorable to our business.

      A key element of our international business strategy involves the expansion of our operations in the Asia-Pacific region. Substantially all of our business activities outside China are concentrated in the Asia-Pacific region. Changes in political or economic conditions in the region are difficult to predict and may adversely affect our operations or cause this region to become less attractive to businesses, which may reduce our revenues. For example, the recession that many Asia-Pacific countries and regions experienced in 1998 and early 1999 was characterized by currency fluctuations, liquidity shortages and an overall economic decline. Declining economic growth rates in the future may reduce our revenues and cause us to lower our expenditures on our network infrastructure and operations, which may negatively impact our business and our profitability over time.

      Our Asia-Pacific operations also expose us to additional risks inherent in international operations, including:

•	difficulties enforcing agreements and collecting receivables through some Asian legal systems;

•	fluctuations in foreign currency exchange rates, which may adversely affect our results of operations and the value of our Asian assets and investments;

•	implementation of foreign exchange controls or other restrictions; and

•	difficulties in obtaining licenses or interconnection arrangements on acceptable terms, or at all.

      Any of the above risks may adversely affect our financial condition and results of operations.

      Further, some of the countries in the Asia-Pacific region in which we operate and have investments have experienced or continue to experience political instability. The continuation or re-emergence of such political instability may have a material adverse effect on economic or social conditions in those countries and may result in outbreaks of civil unrest in the affected areas, any of which may have a material adverse effect on our financial condition and results of operations or on the ownership, control and condition of our assets in those areas.

The PRC legal system has inherent uncertainties that may limit the legal protections available to you as an investor or to us in the event of any claims or disputes with third parties.

      The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the central government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. In particular, legislation over the past twenty-five years has significantly enhanced the protections afforded to various forms of foreign investment in China. CNC China, our primary operating subsidiary, was incorporated in China as a “wholly foreign-owned enterprise”. Although we are the sole shareholder of, and therefore have full control over, CNC China, the exercise of our shareholder rights in CNC China are subject to its articles of association and PRC laws applicable to foreign investment enterprises in China, which may be different from the laws of the United States. For example, unlike in the United States, under PRC laws, shareholders do not have the right to sue the directors or officers for misconduct on our behalf if we fail to commence such a lawsuit ourselves. As Chinese foreign investment laws and regulations are relatively new and the Chinese legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit the remedies available to you as an investor and to us in the event of any claims or disputes with third parties. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Since we are a Hong Kong company, you will not have certain investor rights as our shareholder, such as the right to bring legal action against other shareholders on behalf of the company.

      We are incorporated in Hong Kong. Under the Company Ordinance of Hong Kong, shareholders do not have the right to bring legal action against any other shareholders, including CNC BVI, our controlling shareholder, on our behalf to enforce any claim against such party or parties if we fail to enforce such claim ourselves.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management.

      Most of our current operations are conducted in China and most of our assets are located in China. In addition, most of our directors, executive officers and some of the underwriters and experts named in this document reside within China, and substantially all of the assets of these persons are located within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these directors or executive officers or some of the underwriters and experts named in this document, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel, Haiwen & Partners, has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of court judgments. Our Hong Kong counsel, Linklaters, has also advised us that Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, recognition and enforcement in China of judgments of a court of the United States or any other jurisdiction, including judgments against us or our directors, executive officers, underwriters or experts, may be difficult or impossible. See “Enforceability of Civil Liabilities”.

Government control of currency conversion may adversely affect our operations and financial results.

      We receive substantially all of our revenues in Renminbi, which is not a freely convertible currency. A portion of such revenues will need to be converted into other currencies to meet our foreign currency obligations. Our foreign currency requirements primarily include:

•	debt service on foreign currency-denominated debt;

•	purchases of imported equipment; and

•	payment of any dividends declared in respect of our shares.

      Our primary operating subsidiary will be permitted to undertake current account foreign exchange transactions by producing commercial documents evidencing such transactions, provided that they are processed through certain banks in China. However, foreign exchange transactions under the capital account, including principal payments with respect to foreign currency-denominated obligations, will be subject to limitations of the State Administration of Foreign Exchange. These limitations may affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

      In the future, we expect to derive an increasing proportion of our revenues from our Asia-Pacific operations. The governments of some of the Asian countries in which we operate have in the past imposed various forms of foreign exchange controls. We cannot assure you that foreign exchange controls will not be imposed again in the future. If imposed, these restrictions may adversely affect our ability to meet our foreign currency obligations.

Fluctuations in exchange rates may adversely affect our financial condition and results of operations and the prices of our shares and ADSs or any dividends payable on our shares and ADSs in foreign currency terms.

      Although the official exchange rate for the conversion of Renminbi to U.S. dollars has been stable, with the Renminbi appreciating slightly against the U.S. dollar in recent years, the exchange rate of the Renminbi may become volatile against the U.S. dollar or other currencies in the future. Substantially all of our revenues are denominated in Renminbi, while a portion of our capital expenditures are denominated in foreign currencies, such as U.S. dollars and Hong Kong dollars. Future movements in the exchange rate of Renminbi and other currencies may have an adverse effect on our financial condition and results of operations, particularly our international long distance services and Asia-Pacific telecommunications services. In addition, any revaluation of the Renminbi may adversely affect the prices of our shares and ADSs or any dividends payable on our shares and ADSs in foreign currency terms.

Our corporate structure may restrict our ability to receive dividends from, and transfer funds to, our Chinese operating subsidiary, which may restrict our ability to act in response to changing market conditions.

      Substantially all of our operations are conducted through our Chinese operating subsidiary, China Netcom (Group) Company Limited, or CNC China. The ability of our Chinese subsidiary to make dividend and other payments to us may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations. As a wholly foreign-owned enterprise in China, CNC China is required to provide for a reserve fund and a staff and workers’ bonus and welfare fund, each of which is appropriated from net profit after taxation but before dividend distribution according to the prevailing accounting rules and regulations in the PRC. CNC China is required to allocate at least 10% of its net profit to the reserve fund until the balance of this fund has reached 50% of its registered capital. In addition, the profit available for distribution from our Chinese subsidiary is determined in accordance with generally accepted accounting principles in China. This calculation may differ from one performed in accordance with either Hong Kong GAAP or U.S. GAAP. As a result, we may not receive sufficient distributions from our Chinese subsidiary to enable us to make dividend distributions to our shareholders in the future, even if our Hong Kong GAAP or U.S. GAAP financial statements indicate that our operations have been profitable.

      Distributions by our Chinese subsidiary to us other than as dividends may be subject to governmental approval and taxation. Any transfer of funds from our company to our Chinese subsidiary, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval with or by Chinese governmental authorities, including the relevant administration of foreign exchange and/or other relevant examining and approval authorities. These limitations on the free flow of funds between us and our Chinese subsidiary may restrict our ability to act in response to changing market conditions.

Risks Relating to the ADSs and the Shares

There has been no prior market for our shares or ADSs and the global offering may not result in an active or liquid market for these securities.

      Prior to the global offering, there has not been a public market for our shares or ADSs. If an active public market for our shares or ADSs does not develop after the global offering, the market price and liquidity of our shares and ADSs may be adversely affected. Although applicable stock exchange rules may require underwriters or other brokers to make a market for our shares or ADSs for a limited period following the global offering, a liquid public market for our shares and ADSs may not develop or be sustained.

Holders of our ADSs will not have the same voting rights as the holders of our shares and may not receive voting materials in time to be able to exercise their right to vote.

      Except as described in this document and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis. Holders of our

ADSs will receive proxy materials with respect to matters to be voted on at a meeting of shareholders through the depositary and may only exercise voting rights by appointing the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. Consequently, if the materials are slow to be forwarded to holders of ADS by the depositary or are otherwise delayed or if the depositary sets deadlines by which holders of ADSs must give their instructions regarding how to vote that fall too soon after mailing of the proxy materials, you may not receive voting materials in time to instruct the depositary to vote. Thus, it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, may not have the opportunity to exercise a right to vote.

Because the initial offering prices of our shares and ADSs issued in the global offering are higher than the net tangible values per share and per ADS, respectively, you will incur immediate dilution.

      The initial offering prices of the shares and ADSs are higher than the net tangible book value per share of the shares issued to China Netcom Group and other shareholders prior to the global offering. Persons purchasing our shares or ADSs in the global offering will therefore experience immediate dilution. If we issue additional shares or ADSs in the future, purchasers of our shares and ADSs may experience further dilution. For further information, see “Dilution”.

The projected financial information and capital expenditure plans included in this document may differ materially from our actual results and capital expenditures.

      The financial projections included under “Prospective Financial Information” are our projections of the results of operations for the year ending December 31, 2004. Our capital expenditure plans included under the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital expenditures” represent our plans for the years ending December 31, 2004, 2005 and 2006. The rules of the Hong Kong Stock Exchange relating to financial projections only require us to disclose the principal assumptions on which we base the projections and plans. Although we will become a reporting company after the global offering and have ongoing disclosure obligations under U.S. federal securities laws, we do not intend to update or otherwise revise the projections and plans in this document to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. We have prepared the projections and plans in accordance with customary practices in securities offerings in Hong Kong but not in compliance with published guidelines of the Commission, and the American Institute of Certified Public Accountants, which contain different requirements. Our independent auditors have not examined, compiled nor otherwise applied procedures to the projections and plans for the purpose of their inclusion in this document. The projections and plans are based upon a number of assumptions (including the success of our business strategies), some of which may not materialize or may change. In addition, unanticipated events may adversely affect the actual results that we achieve in 2004. Consequently, our actual results and expenditures may vary materially from these projections and plans. See “Forward-looking Statements”.

The future sales, or perceived sales, by our existing shareholders of a substantial number of our shares or ADSs in the public market may adversely affect the price of our shares and ADSs.

      If our existing shareholders sell, or are perceived to sell, substantial amounts of our shares or ADSs in the public market following the global offering, the market price of our shares and ADSs may fall. Such sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. The 1,045,984,000 shares represented by the 52,299,200 ADSs offered in this offering will be eligible for immediate resale in the public market without restrictions, and those held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions contained in Rule 144 of the United States Securities Act of 1933 and applicable lock-up agreements. If any existing shareholder or shareholders sell, or are perceived to sell, a substantial amount of shares after the expiration of the lock-up period, the prevailing market price for our shares or ADSs may be adversely affected. See “Underwriting” for additional information regarding resale restrictions.

Since there will be a gap of several business days between pricing and trading of the shares and ADSs offered in the global offering, shareholders and ADS holders are subject to the risk that the trading prices of our shares and ADSs may fall during the period before trading of the shares and ADSs begins.

      The initial prices to the public of the shares and ADSs sold in the global offering will be determined on the date of pricing. However, the shares will not commence trading on the Hong Kong Stock Exchange until they are delivered, which is expected to be five Hong Kong business days after the pricing date. Trading of the ADSs on the NYSE will not commence until one day prior to commencement of trading of the shares on the Hong Kong Stock Exchange. As a result, investors may not be able to sell or otherwise deal in the shares or ADSs during such period prior to the beginning of trading. Accordingly, shareholders and ADS holders are subject to the risk that the trading prices of our shares and ADSs may fall during this period before trading begins.

FORWARD-LOOKING STATEMENTS

      This document contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual outcomes to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to, certain risks described in this document and the following:

•	the level of demand for telecommunications services, particularly with regard to access lines, traffic and new value-added services;

•	competitive forces in more liberalized markets, including pricing pressures and our ability to retain market share in the face of competition from existing telecommunications companies and potential new market entrants;

•	the effects of tariff reduction initiatives, particularly in our core fixed-line telephone business;

•	changes in the regulatory policies of the Ministry of Information Industry of China and other relevant government authorities, which could affect, among other things, the granting of requisite government approvals, licenses and permits, interconnection and transmission line arrangements, tariff policies, capital investment priorities, and spectrum allocation;

•	the success of new business initiatives, some of which involve start-up costs, and new systems and applications, particularly with regard to the integration of our service offerings;

•	our ability to secure or renew the licenses we need to offer telecommunications services and the cost of these licenses and related network infrastructure build-outs;

•	the success of our Asia-Pacific investments;

•	the availability, terms and deployment of capital, and the impact of regulatory and competitive developments on capital outlays;

•	changes in the assumptions upon which we have prepared our projected financial information and capital expenditure plans;

•	changes in the general political, economic, legal and social conditions in China, including the PRC government’s specific policies with respect to new entrants in the telecommunications industry, the entry of foreign operators into China’s telecommunications market, economic growth, foreign exchange and the availability of credit; and

•	risks and uncertainties associated with doing business in many countries in the Asia-Pacific region.

EXCHANGE RATE INFORMATION

      We prepare our financial statements in Renminbi. Solely for the convenience of the reader, this document contains translations of Renminbi and Hong Kong dollar amounts into U.S. dollars, and vice versa, at RMB 8.2766 = US$1.00 and HK$7.8000 = US$1.00, the noon buying rates on June 30, 2004 in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. You should not assume that Renminbi and Hong Kong dollar amounts could actually be converted into U.S. dollars at these rates or at all.

      Although central government’s policies were introduced in 1996 to reduce restrictions on the convertibility of Renminbi into foreign currency for current account items, conversion of Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or security, requires the approval of the State Administration of Foreign Exchange and other relevant authorities.

      Since January 1, 1994, the government has used a unitary managed floating rate system to set foreign exchange rates. Under this system, the People’s Bank of China publishes a daily base exchange rate with reference primarily to the supply and demand of Renminbi against the U.S. dollar and other foreign currencies in the market during the previous day. Authorized banks and financial institutions are allowed to quote buy and sell rates for Renminbi within a specified band around the central bank’s daily exchange rate. With the adoption of the managed floating rate system, the government announced that the People’s Bank of China would attempt to balance the demand for and supply of foreign currencies in China and stabilize the Renminbi exchange rate through macroeconomic measures, including prudent management of monetary policy and interest rates, while still using open market operations.

      The following table sets forth the high and low noon buying rates between Renminbi and U.S. dollars and between Hong Kong dollars and U.S. dollars for each of the periods shown.

	Noon Buying Rate

	RMB per		HK$ per
	US$		US$

	High	Low	High	Low

April 2004	8.2772	8.2768	7.8000	7.7870
May 2004	8.2773	8.2768	7.8010	7.7895
June 2004	8.2768	8.2766	7.8000	7.7947
July 2004	8.2769	8.2766	7.8008	7.7990
August 2004	8.2770	8.2766	7.8005	7.7970
September 2004	8.2768	8.2766	7.8002	7.7970

      The following table sets forth the period-end noon buying rates and the average noon buying rates between Renminbi and U.S. dollars and between Hong Kong dollars and U.S. dollars for each of 1999, 2000, 2001, 2002, 2003 and 2004 (through October 22). The average noon buying rates for the periods shown are calculated by averaging the noon buying rates on the last day of each month in the period.

	Period-End Noon		Average Noon
	Buying Rate		Buying Rate

	RMB	HK$	RMB	HK$
	per	per	per	per
	US$	US$	US$	US$

1999	8.2795	7.7740	8.2785	7.7599
2000	8.2774	7.7999	8.2784	7.7936
2001	8.2766	7.7980	8.2772	7.7996
2002	8.2800	7.7988	8.2772	7.7996
2003	8.2767	7.7640	8.2771	7.7864
2004 (through October 22)	8.2765	7.7868	8.2768	7.7934

USE OF PROCEEDS

      We estimate that we will receive net proceeds from the global offering of approximately US$966 million (RMB 7,995 million), after deducting the underwriting discounts and expenses payable by us in the global offering and assuming an initial public offering price of US$21.68 per ADS, or HK$8.44 per share, the midpoint of the estimated range of the initial public offering prices. We intend to use these net proceeds for the following purposes:

•	up to 50% of the net proceeds, or approximately US$483 million (RMB 3,997 million), for the expansion and upgrading of our telecommunications network infrastructure, including support and information systems;

•	up to 30% of the net proceeds, or approximately US$290 million (RMB 2,398 million), for repayment of (i) the bank loans with interest rates ranging from 4.78% to 5.49% and due dates on or before December 31, 2005 and (ii) a term loan facility dated July 27, 2004 between Asia Netcom and a syndicate of financial institutions to release Asia Netcom’s obligation as guarantor and co-obligor of certain debts owed to suppliers of Asia Netcom, with an interest rate of LIBOR plus 1.573% and due dates between July 30, 2007 and July 30, 2009; and

•	up to 10% of the net proceeds, or approximately US$97 million (RMB 799 million), for development of new applications and services including new IP-based data communication applications and services and voice value-added services.

      We anticipate that we will use the remaining net proceeds for general corporate purposes, such as working capital and business expansion. Accordingly, our management will have broad discretion in applying the net proceeds of the global offering. To the extent that the net proceeds of the global offering are not immediately applied to the above purposes, we intend to deposit the net proceeds into interest-bearing bank accounts.

      We will not receive any of the proceeds from the sale of shares or ADSs by the selling shareholders in the global offering. See “Principal and Selling Shareholders”.

DIVIDEND POLICY

      We intend to declare and pay dividends in the future. The payment and the amount of any dividends will depend on our results of operations, cash flows, financial condition, statutory and regulatory restrictions on the payment of dividends by us, future prospects and other factors that our directors may consider relevant. In addition, our controlling shareholder, China Netcom Group, will be able to influence our dividend policy. Holders of our shares will be entitled to receive such dividends pro rata according to the amounts paid up or credited as paid up on the shares.

      Subject to the factors described above, our board of directors currently intends to recommend at the relevant shareholders’ meeting an annual dividend of approximately 35% to 40% of our net profit after deducting revenues from upfront connection fees for the years 2004 and 2005. As we would not have been listed for the whole of the year ending December 31, 2004, the dividend payment to public shareholders for 2004, irrespective of whether shares are newly issued by us or are existing shares acquired from a selling shareholder, will be pro rated by us based on the period from the date of listing to December 31, 2004.

      Dividends may be paid only out of our distributable profits as permitted under Hong Kong law, which does not restrict the payment of dividends to non-resident holders of our securities. To the extent profits are distributed as dividends, such portion of profits will not be available to be reinvested in our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Share Capital”.

      Holders of our ADSs will be entitled to receive dividends, subject to the terms of the deposit agreement, to the same extent as holders of our shares, less the fees and expenses payable under the deposit agreement and any withholding taxes. Cash dividends will be paid to the depositary in Hong Kong dollars and, except as otherwise described under “Description of American Depositary Shares — Limitations on Obligations and Liabilities”, will be converted by the depositary into U.S. dollars and paid to holders of ADSs.

      Our ability to pay dividends depends substantially on the payment of dividends to us by CNC China. CNC China must follow the laws and regulations of the PRC and its articles of association in declaring and paying dividends to us. As a wholly foreign-owned enterprise in China, CNC China is required to provide for a reserve fund and a staff and workers’ bonus and welfare fund, each of which is appropriated from net profit after taxation but before dividend distribution according to the prevailing accounting rules and regulations in the PRC. CNC China is required to allocate at least 10% of its net profit to the reserve fund until the balance of this fund has reached 50% of its registered capital. Appropriations to the staff and workers’ bonus and welfare fund, which are determined at the discretion of CNC China’s directors, are charged to expense as incurred in the consolidated financial statements. None of CNC China’s contributions to these statutory funds may be used for dividend purposes.

CAPITALIZATION

      The following table sets forth our consolidated short-term debt and capitalization as of June 30, 2004. Our capitalization is presented:

•	on an actual basis;

•	on a pro forma basis to reflect the conversion of 7,741,782 of our Series A convertible preference shares into 7,741,782 ordinary shares; and

•	on pro forma as-adjusted basis to reflect (i) the conversion of all of the outstanding preference shares and (ii) the net proceeds of RMB 7,995 million from the global offering at the initial offering price of US$21.68 per ADS, or HK$8.44 per share, the midpoint of the range set forth on the cover page of this document, and after deducting estimated underwriters’ discounts and commissions and other estimated expenses of the global offering, as if such sale had occurred, and assuming no exercise of the underwriters’ over-allotment option.

      You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this document.

	As of June 30, 2004

					Pro forma
	Actual		Pro forma		as adjusted

	RMB	US$	RMB	US$	RMB	US$

	(in millions)
Short-term debt
Short-term bank loans (unsecured)	29,744	3,594	29,744	3,594	29,744	3,594
Current portion of long-term bank and other loans(1)	8,142	984	8,142	984	8,142	984

Total	37,886	4,578	37,886	4,578	37,886	4,578

Capitalization
Long-term bank and other loans, net of current portion(1)	20,464	2,472	20,464	2,472	20,464	2,472

Share capital
Ordinary shares (par value US$0.04 per share): 5,492 million shares issued and outstanding	1,816	220	1,819	220	2,134	258
Series A convertible preference shares: 7,741,782 shares issued and outstanding(2)	3	—	—	—	—	—
Reserves	41,050	4,960	41,050	4,960	48,730	5,888

Total owner’s equity	42,869	5,180	42,869	5,180	50,864	6,146

Total capitalization	63,333	7,652	63,333	7,652	71,328	8,618

(1)	Of the total long-term bank and other loans as of June 30, 2004, secured loans amounted to RMB 1,121 million and unsecured loans amounted to RMB 25,902 million. Of the RMB 1,121 million in secured loans, RMB 578 million is guaranteed by China Netcom Group and RMB 538 million is guaranteed by unaffiliated parties.

(2)	These Series A convertible preference shares were converted to 7,741,782 ordinary shares on August 30, 2004.

     For more information on our short- and long-term debts, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Contractual obligations and commitments, including off-balance sheet arrangements” and Note 23 to our consolidated financial statements included elsewhere in this document.

DILUTION

      Our net tangible book value as of June 30, 2004 was US$5,161 million, which equates to a net tangible book value of US$18.77 per ADS. Net tangible book value per ADS represents:

•	the amount of our tangible assets, meaning total assets less intangible assets;

•	reduced by our total liabilities and minority interests; and

•	divided by the ADS equivalent of the total number of shares outstanding.

      Dilution in net tangible book value per ADS represents the difference between the amount per ADS paid by purchasers of our shares and ADSs in the global offering and the net tangible book value per share immediately following the global offering.

      Our pro forma net tangible book value as of June 30, 2004 was US$18.77 per ADS outstanding on that date. Pro forma net tangible book value adjusts net tangible book value to give effect to the conversion of all of our outstanding convertible preference shares into ordinary shares.

      After giving effect to the sale of 1,045,984,000 shares by us and the selling shareholders in the global offering, based on the midpoint of the price range set forth on the cover page of this document, and after deducting the underwriting discounts and estimated offering expenses, our pro forma adjusted net tangible book value as of June 30, 2004 would have been approximately US$6,127 million, or US$19.00 per ADS, or US$19.04 per ADS if the underwriters exercise the over-allotment option in full. This represents an immediate increase in net tangible book value of US$0.23 per ADS to our existing shareholders, and an immediate dilution of US$2.68 per ADS to new investors purchasing shares in the global offering. This dilution will be US$2.64 per ADS if the underwriters exercise the over-allotment option in full.

      The following table illustrates the dilution per share on the basis that the underwriters do not exercise the over-allotment option and that they exercise the over-allotment option in full:

	Over-	Over-
	allotment	allotment
	Option Not	Option Fully
	Exercised	Exercised

	(US$)
Initial public offering price per ADS	21.68	21.68
Pro forma net tangible book value per ADS before this global offering	18.77	18.77
Increase in pro forma net tangible book value per ADS attributable to investors in the global offering	0.23	0.27
Pro forma net tangible book value as adjusted to give effect to the global offering	19.00	19.04
Dilution in pro forma net tangible book value per ADS to investors in the global offering	2.68	2.64

      Assuming the global offering had occurred on June 30, 2004, the following table summarizes the differences between the total consideration paid and the average price per share paid by China Netcom Group and our other existing shareholders and the investors in the global offering with respect to the number of shares purchased from us:

	Shares Purchased		Total Consideration			Average
						Price per
	Number	Percent	Amount		Percent	Share

			Million
Existing shareholders	5,500,000,000	85	US$	5,161	83	US$	0.94
Investors in the global offering	950,895,000	15	US$	1,030	17	US$	1.08

Total	6,450,895,000	100%	US$	6,191	100%	US$	0.96

RESTRUCTURING

Our Shareholding Structure

      The following chart sets forth our main operational and shareholding structure following our restructuring and the completion of the global offering, assuming that the over-allotment option is not exercised by the underwriters.

(1)	China Netcom Group is a wholly state-owned enterprise. China Netcom Group is the parent of wholly owned subsidiaries that, following the restructuring, include China Netcom (Holdings) Company Limited, or China Netcom Holdings, an investment holding company, and telecommunications companies outside our northern and southern service regions. None of these subsidiary companies have any ownership interest in us, nor do we have any ownership interest in them.

(2)	The principal business is provision of telecommunications services.

(3)	Our five PRC shareholders, all of which are established in the PRC, are:

•	the Chinese Academy of Sciences, or the Academy of Sciences;
•	Information and Network Center of the State Administration of Radio, Film and Television, or INC-SARFT;
•	China Railways Telecommunications Center, or CRTC;
•	Shanghai Alliance Investment Limited, or Shanghai Alliance; and
•	Shandong Provincial State-owned Assets Supervision and Administration Commission, or Shandong SASAC.

(4)	The principal business is investment holding.

(5)	All of the ordinary shares owned by our five PRC shareholders are registered in the name of China Netcom Group Corporation (BVI) Limited, or CNC BVI, which holds such ordinary shares in trust for each of the five PRC shareholders. Consequently, the ownership percentages of our five PRC shareholders in the chart above reflect the aggregate beneficial interests of these shareholders as held through CNC BVI. The ownership of CNC BVI as indicated in the table above reflects CNC BVI’s own beneficial ownership.

(6)	Indicates jurisdiction of incorporation.

Our History

      Our current principal operating subsidiary, CNC China, was incorporated as a domestic limited liability company in August 1999 by its four founders and shareholders, the Academy of Sciences, INC-SARFT,

CRTC and Shanghai Alliance, as a facilities-based telecommunications operator in China. We were established on October 22, 1999 to facilitate investments by foreign investors, including CNC Fund, L.P., in CNC China. Shortly thereafter, the four founders, using their respective equity interests in CNC China as capital contributions, established China Netcom (Holdings) Company Limited, or China Netcom Holdings, which in turn contributed its entire interests in CNC China through CNC BVI to us. CNC Fund, L.P. purchased from us 30,967,127 Series A preferred shares of par value US$0.01 each in February 2001 for a cash consideration of US$325,000,000. As a result of these transactions:

•	CNC BVI became a majority shareholder in us;

•	CNC Fund, L.P. became a minority shareholder in us;

•	Our principal asset became our ownership of the interests in CNC China; and

•	The legal form of CNC China became a wholly foreign-owned enterprise.

      We, through China Netcom Corporation International Limited, established Asia Netcom in 2002. Asia Netcom remained inactive until it acquired substantially all the assets, including cash, and most of the subsidiaries, of the former Asia Global Crossing Ltd., or AGC, in March 2003. The transaction was consummated under Section 363 of the U.S. Bankruptcy Code. The transaction consisted of the assumption of certain contracts and liabilities, including selected customer contracts and vendor liabilities, and the payment of cash to AGC. The assets included submarine cable and network assets connecting Japan, Korea, Taiwan, Hong Kong, the Philippines, Singapore and Australia, as well as sales operations in these countries and regions. We held a 51% equity interest in Asia Netcom after the acquisition of AGC. In December 2003, we acquired the remaining 49% interest in Asia Netcom for cash consideration of US$61 million.

Formation of the China Netcom Group

      Pursuant to a PRC government-issued directive in 2001 to restructure the PRC fixed-line telecommunications industry, which has been in operation for decades, China Telecom Group, the then incumbent fixed-line carrier, in May 2002, divided its operations between:

•	China Telecom Group, which retained:

—	the principal fixed-line networks that were located in 21 southern and western provinces and municipalities of China; and

—	assets constituting 70% of the bandwidth of the nationwide inter-provincial fiber-optic network that were owned by the former China Telecom Group; and

•	China Netcom Group, which was established with:

—	the principal fixed-line networks that were located in the Beijing and Tianjin Municipalities and the provinces of Hebei, Henan, Shandong, Liaoning, Shanxi, Jilin and Heilongjiang and the Inner Mongolia Autonomous Region; and

—	assets constituting 30% of the bandwidth of the nationwide inter-provincial fiber-optic network that were owned by the former China Telecom Group.

      Pursuant to the same directive, China Netcom Group purchased the entire equity interest in Jitong Communications Company Limited on May 28, 2003. In April 2004, the shareholders of China Netcom Holdings agreed to transfer their respective interests in China Netcom Holdings to China Netcom Group, as described below.

Restructuring in Anticipation of the Global Offering

      In April 2004, each of the Academy of Sciences, INC-SARFT, CRTC and Shanghai Alliance entered into a share transfer agreement with China Netcom Group to transfer their respective interests in China Netcom Holdings before the restructuring to China Netcom Group in consideration for the transfer to each of them by CNC BVI of approximately 38 million of our ordinary shares of par value US$0.04 each after the restructuring described below, which represents an aggregate of approximately 2.8% of our outstanding share capital prior to the global offering. As a result of these and related transactions, CNC BVI became a direct wholly owned subsidiary of China Netcom Group.

      Also in April 2004, the predecessor of Shandong SASAC and China Netcom Group entered into an asset transfer agreement whereby Shandong SASAC agreed to transfer its interests, assets and liabilities relating to telecommunications operations in rural areas in Shandong Province to China Netcom Group in consideration for the transfer to it by CNC BVI of approximately 153 million of our ordinary shares of par value US$0.04 each after the restructuring described below, which represents approximately 2.8% of our outstanding share capital prior to the global offering.

      Pursuant to trust agreements entered into between CNC BVI and each of the Academy of Sciences, INC-SARFT, CRTC, Shanghai Alliance and Shandong SASAC, the ordinary shares owned by these five shareholders are held in trust in the name of CNC BVI.

      Pursuant to a share purchase and exchange agreement entered into among CNC BVI, CNC Fund and us in June 2004, CNC Fund, L.P. sold to CNC BVI all of the preferred shares and ordinary shares in our company that it owned before the restructuring. In exchange, CNC Fund, L.P. received an option to receive (a) 445.5 million ordinary shares of our company from CNC BVI, or 8.1% of our shares on a fully diluted basis prior to the global offering or (b) a cash alternative from CNC BVI. On September 27, 2004, CNC Fund, L.P. exercised this option to receive 445.5 million ordinary shares of our company from CNC BVI. Our restructuring in anticipation of the global offering was completed as of June 30, 2004.

The Asset and Liability Transfers in Anticipation of the Global Offering

Transfer procedures

      We obtained our current assets and liabilities as a result of a series of asset and liability transfers, which are summarized below.

      (1) CNC China transferred all of its PRC assets and liabilities to China Netcom Group. CNC China also transferred, to Asia Netcom, CNC China’s overseas long-term investments and, to other parties, CNC China’s domestic long-term investments.

      (2) China Netcom Group transferred all of its fixed-line telecommunications assets and related liabilities (other than the international gateway and related international network assets, as well as the inter-provincial fiber-optic network and related assets and liabilities) in our northern and southern service regions to CNC China through CNC BVI and our company.

      (3) CNC BVI purchased all of Asia Netcom’s interest in the holding company of the submarine cable assets, or the cable holding company, thereby assuming ownership of a majority of the Asia-Pacific submarine cables. The companies that did not form part of the purchase continue to own and operate the remaining Asia-Pacific submarine cables and related network assets and deliver cable-related products and services.

      Following the transfer of the cable holding company from Asia Netcom to CNC BVI, Asia Netcom remained as a guarantor for debt of approximately US$182 million and as a co-obligor for debt of approximately US$26 million owed to two of its suppliers. Following the restructuring on June 30, 2004, Asia Netcom completed its negotiations with these suppliers and paid off these debts and was released as guarantor and co-obligor of these debts in exchange for our company’s assuming, in September 2004, the duties and obligations under a promissory note in the amount of US$123 million issued by a wholly owned subsidiary of the cable holding company, which will be reflected as a reduction in our owner’s equity of RMB 1,021 million.

Result of transfers

      Immediately upon the completion of our restructuring, China Netcom Group retained the following assets and liabilities:

      (1) assets and liabilities of our northern and southern service regions relating to the inter-provincial fiber-optic network, certain land and buildings, international gateways and related international network assets, long-term investments, certain cash balances, certain debts and ancillary telecommunications services, such as yellow-pages and paging services;

      (2) all assets and liabilities of the fixed-line telecommunications operations (including the inter-provincial fiber-optic network) outside our northern and southern service regions that China Netcom Group owned before and continues to own after our restructuring;

      (3) all assets and liabilities of the fixed-line telecommunications operations (including the inter-provincial fiber-optic network) outside our northern and southern service regions that we owned prior to our restructuring;

      (4) all non-core businesses, including businesses other than the principal telecommunications operations in our northern and southern service regions, which primarily include procurement of materials, equipment maintenance services, engineering, project planning and design and the operation of certain social facilities;

      (5) the assets and liabilities representing a majority of the Asia-Pacific submarine cables and certain other related assets located outside China that were transferred from Asia Netcom; and

      (6) other minor telecommunications assets and liabilities.

      These assets and liabilities are referred to as Retained Businesses. The assets and liabilities retained by China Netcom Group under items (1), (3) and (5) are referred to as Distributed Assets and Liabilities.

      Other than the assets and liabilities retained by China Netcom Group that are described above, we, immediately upon the completion of our restructuring, primarily owned the following assets and liabilities:

•	fixed-line telecommunications network assets and related liabilities in our northern and southern service regions; and

•	remaining telecommunications assets and related liabilities in the Asia-Pacific region operated by Asia Netcom. We refer to these assets and liabilities as Our Restructured Assets and Liabilities.

      In addition, we lease from China Netcom Group:

•	an inter-provincial fiber-optic network, international gateway and related international network assets;

•	a majority of the Asia-Pacific submarine cables and related assets located outside China; and

•	certain land and buildings and other minor telecommunications assets within our northern and southern service regions.

      These leased assets, together with Our Restructured Assets and Liabilities, are collectively referred to as Our Included Businesses.

      In summary, following our restructuring, we provide:

•	telecommunications businesses in our northern and southern service regions; and

•	international telecommunications services in the Asia-Pacific region.

      China Netcom Group continues to:

•	provide telecommunications services in provinces, autonomous regions and municipalities outside our northern and southern service regions; and

•	own non-core businesses.

      Therefore, the customer base of China Netcom Group is primarily comprised of customers that are domiciled in the regions where China Netcom Group operates. China Netcom Group operates through branch companies and wholly owned subsidiaries in each of the provinces, autonomous regions and municipalities in which it operates. These branch companies and wholly owned subsidiaries employ their own staff, who are wholly separate from our employees.

      The accounting treatment of these transactions and other restructuring transactions is discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Our Results of Operations — Our Recent Restructurings”.

      Our restructuring as described above complies with the applicable PRC laws and regulations, and all necessary approvals from relevant PRC regulatory authorities required for the implementation of our restructuring have been obtained. We have received a legal opinion from Haiwen & Partners to this effect.

Other Issues Related to the Restructuring

Licensing Arrangements

      Following our restructuring, China Netcom Group continues to hold licenses to operate telecommunications networks and provide telecommunications services, but has, with the consent of the MII, granted CNC China the right to rely on these licenses to operate the assets described above and the related businesses.

      China Netcom Group is licensed by the MII to operate, among other things, the following businesses:

•	domestic and international fixed-line telecommunications network and facility (including PHS) businesses;

•	voice, data, image and multimedia communications and information services based on the fixed-line telecommunications network; and

•	settlement of international telecommunications business in accordance with relevant governmental regulations, and development of international telecommunications markets.

      The MII has not required China Netcom Group to pay for its use of these licenses, nor has the MII specified the termination date of these licenses. Similarly, our restructuring agreement with China Netcom Group does not contemplate payments for the use of these licenses or any termination of their use.

      As approved by the MII, China Netcom Group has authorized CNC China to operate the following businesses within our northern and southern service regions:

•	domestic fixed-line telecommunications network and facility (including PHS) businesses;

•	voice, data, image and multimedia communications and information services based on the fixed-line telecommunications network; and

•	settlement of international telecommunications business in accordance with relevant governmental regulations, and development of international telecommunications markets.

      We and CNC China are not required by the MII or China Netcom Group to pay for the right to rely on these licenses. China Netcom Group is required, under the restructuring agreement, to hold and maintain all our approvals from the MII and business licenses that authorize us to conduct our businesses.

      In addition, in our international markets, we hold licenses that permit us to own and independently operate the non-PRC assets described above in key countries and regions, including Japan, Hong Kong and Singapore. We also operate in Korea, Malaysia, Indonesia and the Philippines through joint ventures or through contractual relationships with operators that permit us to rely on the relevant telecommunications licenses. Licenses are not required in other countries in which we operate, such as Australia.

Non-competition undertaking

      China Netcom Group has provided certain undertakings to us, including an undertaking to fully support our existing operations and future development, a non-competition undertaking and an indemnity against certain losses arising from the restructuring and Our Restructured Assets and Liabilities. See “Relationship with China Netcom Group”.

Our subsidiaries

      We own the entire equity interest of CNC China, a company registered in China and, through China Netcom Corporation International Limited, the entire issued share capital of Asia Netcom, a company registered in Bermuda. CNC China is our operating company in China. All businesses in our northern and southern service regions are operated through its local branch offices. Asia Netcom operates either directly or through its subsidiaries in Hong Kong and other key business centers in the Asia-Pacific region.

Change of our financial year end

      In order to conform our financial year end, which was March 31 previously, with the financial year end of the businesses that were transferred to us in connection with the restructuring, we changed our financial year end from March 31 to December 31 beginning on April 1, 2003. We have applied for and obtained a waiver from strict compliance with the listing rules of the Hong Kong Stock Exchange.

Name changes

      We were in incorporated in Hong Kong under the Companies Ordinance as a private limited liability company on October 22, 1999 under the name of Target Strong Limited.

•	We changed our name from Target Strong Limited to China Netcom (Hong Kong) Corporation Limited on December 9, 1999.

•	We changed our name from China Netcom (Hong Kong) Corporation Limited to China Netcom Corporation (Hong Kong) Limited on August 4, 2000.

      In connection with our restructuring in anticipation of the global offering:

•	We changed our company name from China Netcom Corporation (Hong Kong) Limited to China Netcom Group Corporation (Hong Kong) Limited on July 23, 2004;

•	CNC China’s company name was changed from China Netcom Corporation Limited to China Netcom (Group) Company Limited on September 10, 2004; and

•	CNC BVI’s company name was changed from China Netcom Holdings (BVI) Limited to China Netcom Group Corporation (BVI) Limited on August 31, 2004.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following tables present our selected consolidated financial data as of and for the years ended December 31, 2001, 2002 and 2003 and as of and for the six months ended June 30, 2003 and 2004.

      You should read the selected consolidated financial data below together with our consolidated financial statements, including the notes, included elsewhere in this document and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

      Our consolidated financial statements report our results as if (1) Our Restructured Assets and Liabilities and the Distributed Assets and Liabilities, as defined and explained in “Restructuring”, and related operations had been transferred to us as of January 1, 2001, and (2) we had owned those assets and liabilities and conducted those operations throughout the relevant periods.

      In addition, the financial data included herein may not necessarily reflect our results of operations, financial position and cash flows in the future or what they would have been had we been a separate, stand-alone entity during the periods presented. See “Restructuring” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Our Results of Operations” for a further discussion of our restructuring. We publish our consolidated financial statements in Renminbi. We have derived the selected consolidated income statement data for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 and the selected consolidated balance sheet data as of December 31, 2001, 2002 and 2003 and as of June 30, 2004 and the selected consolidated cash flow statement data for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 from our consolidated financial statements included elsewhere in this document. Our consolidated financial statements have been prepared in accordance with Hong Kong GAAP, which differ in significant respects from U.S. GAAP. For a discussion of material differences between Hong Kong GAAP and U.S. GAAP, see Note 36 to the consolidated financial statements included elsewhere in this document.

					For the Six Months Ended
	For the Years Ended December 31,				June 30,

	2001	2002	2003	2003	2003	2004	2004

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in millions, except per share and per ADS information)
Consolidated Income Statement Data:
Hong Kong GAAP
Revenues:
Domestic telecommunications services:
Fixed-line telephone services(1)	42,545	47,135	50,533	6,104	24,768	26,714	3,228
Broadband and other Internet-related services	1,384	2,189	3,493	423	1,619	2,428	293
Business and data communications services(2)	2,986	3,373	3,661	442	1,724	1,567	189
Other services	1,539	1,174	832	101	350	514	62
International telecommunications services	178	572	1,379	167	601	1,275	154

Total	48,632	54,443	59,898	7,237	29,062	32,498	3,926

Operating expenses:
Depreciation and amortization	(16,153)	(18,808)	(20,483)	(2,475)	(9,967)	(9,552)	(1,154)
Network, operations and support	(9,313)	(10,578)	(11,990)	(1,448)	(4,827)	(5,167)	(624)
Staff costs	(5,030)	(6,433)	(7,547)	(912)	(3,563)	(4,294)	(519)
Selling, general and administrative	(4,997)	(5,682)	(7,053)	(852)	(2,907)	(4,199)	(507)
Other operating expenses	(1,536)	(1,521)	(1,660)	(201)	(599)	(724)	(88)

Operating profit before interest income, dividend income and deficit on revaluation of fixed assets	11,603	11,421	11,165	1,349	7,199	8,562	1,034
Interest and dividend income	339	160	124	15	70	39	5
Deficit on revaluation of fixed assets(3)	—	—	(25,778)	(3,114)	—	—	—

Profit/(loss) from operations	11,942	11,581	(14,489)	(1,750)	7,269	8,601	1,039
Finance costs	(1,979)	(2,848)	(3,026)	(366)	(1,548)	(1,604)	(194)
Share of profit/(loss) of:
Associated companies	4	(1)	(1)	—	—	—	—
Jointly controlled entity	—	—	(415)	(50)	(87)	(1)	—

Profit/(loss) before taxation	9,967	8,732	(17,931)	(2,166)	5,634	6,996	845
Taxation	(2,568)	(2,212)	6,819	824	(1,362)	(2,121)	(256)

Profit/(loss) after taxation	7,399	6,520	(11,112)	(1,342)	4,272	4,875	589
Minority interests	1	—	1	—	—	—	—

Profit/(loss) for the year/period	7,400	6,520	(11,111)	(1,342)	4,272	4,875	589

Basic earnings/(losses) per share(4)	1.35	1.19	(2.02)	(0.24)	0.78	0.89	0.11
Basic earnings/(losses) per ADS(5)	27.00	23.80	(40.40)	(4.80)	15.60	17.80	2.20
U.S. GAAP
Profit for the year/period	7,272	6,474	6,160	744	4,258	3,754	454
Basic earnings per share(4)	1.32	1.18	1.12	0.14	0.78	0.68	0.08
Basic earnings per ADS(5)	26.40	23.60	22.40	2.80	15.60	13.60	1.60

(1)	Revenues from fixed-line telephone services include local usage fees, monthly fees, upfront installation fees, domestic and international long distance service charges, value-added service charges, interconnection fees from domestic carriers and upfront connection fees.

(2)	Revenues from business and data communications services include fees charged for managed data and leased lines services.

(3)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Our Results of Operations — Our Recent Restructurings — Revaluation of our fixed assets” for a discussion of this revaluation.

(4)	Basic earnings/(losses) per share for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 set forth above has been computed by dividing profit/(loss) for the year/period by the weighted average number of ordinary shares during the year/period, which was 5,492 million in each of these years/periods.

(5)	Basic earnings/(losses) per ADS for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 set forth above have been computed by multiplying basic earnings/(losses) per share for the year/period by 20, which is the number of shares represented by each ADS.

	As of December 31,				As of June 30,

	2001	2002	2003	2003	2004	2004

	RMB	RMB	RMB	US$	RMB	US$

	(in millions)
Consolidated Balance Sheet Data:
Hong Kong GAAP
Cash and bank deposits	6,952	6,802	6,316	763	3,119	377
Accounts receivable	3,907	4,775	6,343	766	6,732	814
Total current assets	17,692	17,391	17,492	2,113	12,954	1,565
Fixed assets and construction in progress	161,209	163,947	149,614	18,076	131,534	15,892
Total assets	187,039	190,917	179,534	21,691	156,223	18,875
Accounts payable	14,223	13,302	14,786	1,786	13,990	1,690
Short-term bank loans and current portion of long-term bank and other loans	27,243	40,460	47,933	5,791	37,886	4,578
Total current liabilities	57,599	68,829	86,871	10,496	74,879	9,047
Long-term bank and other loans	37,446	29,480	22,309	2,695	20,464	2,473
Deferred revenues	19,355	15,781	14,604	1,764	13,394	1,618
Total liabilities	127,829	128,700	136,155	16,450	113,354	13,695
Owner’s equity	59,206	62,213	43,376	5,241	42,869	5,180
U.S. GAAP
Owner’s equity	56,581	59,562	56,000	6,766	54,538	6,588

					For the Six Months Ended
	For the Years Ended December 31,				June 30,

	2001	2002	2003	2003	2003	2004	2004

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(in millions)
Consolidated Cash Flow Statement Data:
Hong Kong GAAP
Net cash inflow from operating activities	22,874	23,928	25,332	3,061	14,017	14,075	1,700
Net cash outflow from investing activities	(41,461)	(25,922)	(27,001)	(3,262)	(10,322)	(8,128)	(982)
Purchase of fixed assets and construction in progress	(40,163)	(25,814)	(28,528)	(3,446)	(11,092)	(8,947)	(1,081)
Net cash inflow/(outflow) from financing activities	18,420	1,734	1,262	152	(2,701)	(9,114)	(1,101)

SELECTED UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT DATA

      The following tables present our unaudited pro forma consolidated income statement data under Hong Kong GAAP and U.S. GAAP for the year ended December 31, 2003 and for the six months ended June 30, 2004, which are prepared in accordance with Article 11 of the Regulation S-X under the Securities Act of 1933 and give effect to the adjustments described in the notes below.

      The unaudited pro forma consolidated income statement data reflect the effects of our restructurings that are (i) directly attributable to the restructuring transactions; (ii) expected to have a continuing impact on us; and (iii) factually supportable. We believe that these transactions will have an impact on our overall results of operations, and that a pro forma presentation reflecting these transactions as if they occurred on January 1, 2003 is necessary to supplement our historical financial information. The expected effects of certain arrangements, such as the Interconnection Settlement Agreement and the Master Service Sharing Agreement entered into between China Netcom Group and us, are not reflected in the unaudited pro forma consolidated financial information because the effects of such changes cannot be factually supported, reasonably estimated, or do not result in any material change to our results of operations, or because of a lack of sufficient historical data.

      While the unaudited pro forma consolidated financial information is helpful in showing the financial characteristics as if the events had occurred at a certain date, it is not intended to show how we would have actually performed if the events had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period. We have included in the unaudited pro forma consolidated income statement data all the adjustments necessary for a fair presentation of the operating results in the historical periods. If the occurrence of the events differs from our assumptions and expectations, the actual consolidated results of operations may differ significantly from the unaudited pro forma amounts reflected below. You should read the pro forma data set forth below together with the unaudited pro forma consolidated financial information, and its notes, included elsewhere in this document and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	For the Year Ended December 31, 2003

			Pro Forma
	Historical	Notes	Adjustments	Pro Forma	Pro Forma

			RMB	RMB	US$
	RMB
	(in millions)	(in millions, except for per share data)
Revenues	59,898	(1)	(874)	60,021	7,252
		(7)	1,040
		(8)	(43)

	59,898		123	60,021	7,252

Operating expenses
Depreciation and amortization	(20,483)	(1)	385	(16,433)	(1,985)
		(2)	3,213
		(3)	174
		(4)	411
		(7)	(308)
		(8)	175
Network, operations and support	(11,990)	(1)	414	(12,387)	(1,496)
		(3)	(174)
		(7)	(746)
		(8)	109
Staff costs	(7,547)	(1)	82	(7,685)	(929)
		(7)	(232)
		(8)	12
Selling, general and administrative	(7,053)	(1)	304	(7,943)	(960)
		(4)	(932)
		(7)	(293)
		(8)	31
Other operating expenses	(1,660)	(1)	129	(1,594)	(193)

		(7)	(70)
		(8)	7

Total operating expenses	(48,733)		2,691	(46,042)	(5,563)

Operating profit before interest income, dividend income and deficit on revaluation of fixed assets	11,165		2,814	13,979	1,689

Interest income	79	(1)	4	88	11
		(7)	5
Dividend income	45	(1)	(2)	43	5
Deficit on revaluation of fixed assets	(25,778)		—	(25,778)	(3,115)

Loss from operations	(14,489)		2,821	(11,668)	(1,410)

Finance costs	(3,026)	(6)	677	(2,538)	(307)
		(7)	(189)
Share of losses of
Associated companies	(1)	(5)	1	—	—
Jointly controlled entity	(415)	(7)	415	—	—

Loss before taxation	(17,931)		3,725	(14,206)	(1,717)

Taxation	6,819	(7)	(31)	5,834	706
		(9)	(954)

Loss after taxation	(11,112)		2,740	(8,372)	(1,011)

Minority interests	1		—	1	—

Loss for the year	(11,111)		2,740	(8,371)	(1,011)

Shares used in computing loss per share	5,492	(10)		5,500	5,500

Loss per share	(2.02)			(1.52)	(0.18)

Loss per ADS	(40.46)			(30.44)	(3.68)

Unaudited pro forma consolidated profit for the year ended December 31,
2003 under U.S. GAAP	Notes	RMB	US$

		(in millions)
Unaudited pro forma loss for the year under Hong Kong GAAP		(8,371)	(1,011)
U.S. GAAP adjustments:
Reversal of deficit on revaluation of fixed assets	(11)(a)	25,778	3,115
Depreciation on revalued fixed assets	(11)(b)	(3,213)	(388)
Other adjustments		10	1
Deferred taxation of above U.S. GAAP adjustments	(11)(c)	(7,447)	(899)

Unaudited pro forma consolidated profit for the year under U.S. GAAP		6,757	818
Unaudited pro forma earnings per share under U.S. GAAP	(10)	1.23	0.15
Shares used in computing pro forma earnings per share	(10)	5,500	5,500

Unaudited pro forma earnings per ADS under U.S. GAAP		24.57	2.97

	For the Six Months Ended June 30, 2004

			Pro Forma
	Historical	Notes	Adjustments	Pro Forma	Pro Forma

	RMB		RMB	RMB	US$

	(in million, except per share data)
Revenues	32,498	(1)	(486)	32,009	3,867
		(8)	(3)

	32,498		(489)	32,009	3,867

Operating expenses:
Depreciation and amortisation	(9,552)	(1)	310	(8,807)	(1,064)
		(3)	144
		(4)	214
		(8)	77
Network, operations and support	(5,167)	(1)	341	(4,899)	(592)
		(3)	(144)
		(8)	71
Staff cost	(4,294)	(1)	101	(4,187)	(506)
		(8)	6
Selling, general and administrative	(4,199)	(1)	144	(4,490)	(542)
		(4)	(476)
		(8)	41
Other operating expenses	(724)	(1)	(28)	(752)	(91)

Total operating expenses	(23,936)		801	(23,135)	(2,795)

Operating profit before interest income, dividend income and deficit on revaluation of fixed assets	8,562		312	8,874	1,072

Interest income	32	(1)	(5)	27	3
Dividend income	7	(1)	(2)	5	1

Profit from operations	8,601		305	8,906	1,076

Finance costs	(1,604)	(6)	400	(1,204)	(145)

Share of losses of
Associated companies	(1)	(5)	1	—	—
Jointly controlled entity	—		—	—	—

Profit before taxation	6,996		706	7,702	931
Taxation	(2,121)	(9)	47	(2,074)	(251)

Profit for the period	4,875		753	5,628	680

Shares used in computing earnings per share	5,492	(10)		5,500	5,500
Earnings per share	0.89			1.02	0.12

Earnings per ADS	17.75			20.47	2.47

Unaudited pro forma profit for the six months ended
June 30, 2004 under US GAAP	Notes	RMB	US$

		(in millions)
Unaudited pro forma profit for the period under HK GAAP		5,628	680
U.S. GAAP adjustments:
Depreciation on revalued fixed assets	(11)(b)	(1,685)	(204)
Reversal of amortization of goodwill	(11)(d)	5	1
Other adjustments		4	—
Deferred taxation of above U.S. GAAP adjustments	(11)(c)	555	67

Unaudited pro forma profit for the period under U.S. GAAP		4,507	544

Shares used in computing pro forma earnings per share	(10)	5,500	5,500

Unaudited pro forma earnings per share under U.S. GAAP		0.82	0.10

Notes Describing the Pro Forma Adjustments

      A description of the unaudited pro forma adjustments is as follows:

      1. The unaudited pro forma adjustment reflects the exclusion of results of operations attributable to the PRC operations outside our northern and southern service regions and the PRC operations of certain ancillary telecommunications services within our northern and southern service regions as if our restructuring had taken place on January 1, 2003.

      2. The unaudited pro forma adjustment reflects the reduction in depreciation charges resulting from the revaluation of the our fixed assets as if the results of the revaluation had been recorded on January 1, 2003. The unaudited pro forma adjustment is calculated by applying our annual depreciation rates to the devaluation amount referenced to the result of the revaluation as at December 31, 2003, which may not be the same as the result had the revaluation been performed a year earlier. In addition, the unaudited pro forma adjustment does not reflect any effects of the additions or disposal of fixed assets in 2003.

      3. In connection with the restructuring, the inter-provincial fiber-optic cables under the Distributed Assets and Liabilities were distributed to China Netcom Group. Pursuant to a Telecommunications Facilities Leasing Agreement, we will lease the inter-provincial fiber-optic cables within our service regions from China Netcom Group. The amount to be paid by us will be based on the depreciation charge of the fiber-optic cables. The unaudited pro forma adjustments reflect the effects of the reduction in depreciation charge relating to the fiber-optic cables and an increase in leasing expenses as if the restructuring had occurred and the leasing agreement had taken effect on January 1, 2003. The increase in lease expense is equivalent to the depreciation charge for the year ended December 31, 2003 and the six months ended June 30, 2004.

      4. In connection with the restructuring, certain properties under the Distributed Assets and Liabilities were distributed to China Network Group. Pursuant to a Property Leasing Agreement between us and China Netcom Group, we will lease the properties from China Netcom Group. The amount to be paid by us to China Netcom Group will be based on market rates or depreciation and maintenance charges in respect of each property, provided such depreciation and maintenance charges shall not be higher than the market rates. The unaudited pro forma adjustment reflects the effects of the reduction in depreciation charge relating to these properties and an increase in rental expenses as if the restructuring had occurred and the Property Leasing Agreement had taken effect on January 1, 2003. The increase in rental expenses is based on a level of rental with reference to the market rates of such properties for the year ended December 31, 2003.

      5. In connection with the restructuring, certain long-term investments and interests in associated companies that are unrelated to the telecommunications industry under the Distributed Assets and Liabilities were distributed to China Netcom Group. The unaudited pro forma adjustment reflects the reduction in investment income/ expenses generated from these investments as if the restructuring had occurred on January 1, 2003.

      6. In connection with the restructuring, certain interest-bearing loans under the Distributed Assets and Liabilities were transferred to China Netcom Group. The unaudited pro forma adjustment reflects the reversal of interest expenses in relation to the loans of approximately RMB 15,340 million assumed by China Netcom Group as if the assumption of such loans had taken place on January 1, 2003. Interest rates of the loans converted to equity ranged from 4.6% to 12%.

      7. The unaudited pro forma adjustment reflects the impact of the successive acquisitions of substantially all of the assets and certain liabilities of AGC through Asia Netcom on March 10 and December 31, 2003. It assumes the acquisition of the entire interest in substantially all of the AGC’s assets and subsidiaries had taken place on January 1, 2003, including, among other things, consolidation of the results of Asia Netcom and AGC and the amortization of goodwill arising from the acquisition, as well as the reversal of the share of the loss of joint venture. However, the results of the operations of AGC from January 1, 2003 to March 9, 2003 before its acquisition by Asia Netcom have not been reflected in the pro forma adjustment due to lack of historical data.

      8. In connection with the restructuring, certain subsidiaries of Asia Netcom containing the Asia-Pacific submarine cable and related physical network assets and liabilities under the Distributed Assets and Liabilities were distributed to China Netcom Group. Pursuant to the Capacity Purchase Agreement, Capacity Lease Agreement and Management Services Agreement entered into between us and China Netcom Group, we will (i) purchase certain long-term telecommunications capacity from China Netcom Group at market prices; (ii) lease certain amounts of capacity of China Netcom Group’s telecommunications network at market rates as set out in the Capacity Lease Agreement; and (iii) provide certain management services to the China Netcom Group on the basis of costs plus reasonable profits not exceeding market prices as set out in the Management Services Agreement. As a result, the unaudited pro forma adjustment reflects the effects of (i) the exclusion of the income statement items, including the depreciation of the submarine cable and related assets of the aforementioned subsidiaries of Asia Netcom and (ii) increases in both the network, operations and support expenses and service income relating to the provision of network and operation management services to China Netcom Group, as if the transfer of these subsidiaries of Asia Netcom to China Netcom Group had taken place and these agreements had taken effect on January 1, 2003.

      9. This reflects the tax effect of the above unaudited pro forma adjustments using the statutory tax rate of 33%, the enterprise income tax rate in the PRC applicable for the year ended December 31, 2003 and the six months ended June 30, 2004, or other tax rates applicable for the year ended December 31, 2003 and the six months ended June 30, 2004, in other jurisdictions in which we and our subsidiaries operate.

      10. The pro forma adjustment reflects the impact on basic earnings/(loss) per share as if the conversion of redeemable convertible preference shares into ordinary shares had taken place on January 1, 2003. Based on the terms of the agreement, each preference share will automatically convert into one ordinary share (i) upon the written direction of the holders of a maturity of the outstanding preference shares or (ii) immediately prior to the closing of our initial public offering.

      The unaudited pro forma earnings per share for the year ended December 31, 2003 and the six months ended June 30, 2004 gives effect to the one-to-one conversion of the redeemable convertible preference shares into 7,741,782 ordinary shares as if it had taken place as of January 1, 2003.

      Number of shares used for the historical basic earnings/(loss) per share and pro forma earnings/(loss) per share is reconciled as follows:

Weighted average number of ordinary shares outstanding and shares used in computing historical basic earnings/(loss) per share	5,492,258,218
Convertible preference shares	7,741,782

Shares used in computing pro forma earnings/(loss) per share	5,500,000,000

      11. The corresponding differences between Hong Kong GAAP and U.S. GAAP in relation to the unaudited pro forma information are as follows:

      (a) Revaluation of fixed assets

In connection with the restructuring, certain categories of our fixed assets were revalued as at December 31, 2003. The revaluation resulted in a charge to our consolidated income statement of RMB 25,778 million with respect to the reduction in carrying amounts of certain fixed assets below their historical cost bases. In addition, a surplus arising from the revaluation of other categories of fixed assets totalling RMB 2,982 million has been credited to the revaluation reserve.

Under U.S. GAAP, fixed assets are stated at their historical costs less accumulated depreciation unless an impairment loss has been recorded. An impairment loss on fixed assets is recorded under U.S. GAAP if the carrying amount of such assets exceeds its future undiscounted cash flow resulting from the use of the assets and their eventual disposition. The future undiscounted cash flows of our fixed assets, whose carrying amounts were reduced in connection with the restructuring, exceed the historical costs of such fixed assets and, therefore, no impairment of such assets is recorded under U.S. GAAP. Accordingly, the deficit on revaluation of fixed assets charged to our consolidated income statement and the surplus credited to revaluation reserve recorded under Hong Kong GAAP are reversed for U.S. GAAP purposes.

The pro forma adjustment reflects the reversal of revaluation of our fixed assets based on historical U.S. GAAP adjustment.

      (b) Depreciation charge

The pro forma adjustment reflects the reversal of the reduction of depreciation charge arising from the revaluation of fixed assets as a result of the reversal of fixed assets revaluation described in note 11(a) above.

      (c) Deferred tax

The pro forma adjustment reflects the impact on deferred tax resulting from the reversal of revaluation of fixed assets as described in note 11(a) and (b) above.

      (d) Amortization of goodwill and negative goodwill

In connection with the successive acquisition of substantially all of the assets and certain liabilities of AGC as described in note 7 above, amortizations of goodwill and negative goodwill arising from the acquisitions would be recorded at the rate of weighted average remaining useful lives of the related fixed assets.

Under U.S. GAAP, negative goodwill will be allocated to the acquired fixed assets on a pro rata basis, thereby reducing the depreciation of those fixed assets in the future period. The effect of reversal of amortization of the negative goodwill has been offset by the reduction of depreciation. Accordingly, there is no net impact to the unaudited pro forma consolidated income statements from negative goodwill.

Under U.S. GAAP, goodwill is not amortized but tested for impairment annually and whenever events or circumstances occur indicating that goodwill might be impaired. Accordingly, the pro forma adjustment reflects the reversal of amortization of the goodwill arising from the acquisition of the 49% equity interest in Asia Netcom in the unaudited pro forma consolidated income statements.

      12. We have prepared different pro forma financial information for inclusion in the Hong Kong public offering document. The pro forma financial information in the Hong Kong public offering document is different from the pro forma financial information in this document because the information in the Hong Kong public offering document was prepared in accordance with Rule 4.29 of the listing rules of the Hong Kong Stock Exchange whereas the information in this document entitled “Unaudited Pro Forma Consolidated Financial Information” beginning on page P-1, and summarized elsewhere in this document, including this section, was prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933. The pro forma financial information presented in the Hong Kong public offering document does not include the following adjustments:

•	the RMB 3,213 million reduction in depreciation charges resulting from the revaluation of certain of our fixed assets for the year ended December 31, 2003, as described in Note 2 to our “Unaudited Pro Forma Consolidated Financial Information”;

•	the increase in rental expenses in the amount of RMB 174 million for the year ended December 31, 2003 and RMB 144 million for the six months ended June 30, 2004, associated with the inter-provincial fiber-optic cables that were distributed to China Netcom Group as a result of the restructuring and subsequently leased to us, as described in Note 3 to our “Unaudited Pro Forma Consolidated Financial Information”;

•	the increase in rental expenses in the amount of RMB 932 million for the year ended December 31, 2003 and RMB 476 million for the six months ended June 30, 2004, associated with certain properties that were distributed to China Netcom Group as a result of the restructuring and subsequently leased to us, as described in Note 4 to our “Unaudited Pro Forma Consolidated Financial Information”;

•	the increases in network, operations and support expenses and service income associated with our Asia-Pacific submarine cables in the net amount of RMB 14 million for the year ended December 31, 2003 and RMB 6 million for the six months ended June 30, 2004, as described in Note 8 to our “Unaudited Pro Forma Consolidated Financial Information”; and

•	the corresponding tax effect of the above adjustments of a RMB 695 million tax charge for the year ended December 31, 2003 and a RMB 205 million tax credit for the six months ended June 30, 2004, which is included in Note 9 to our “Unaudited Pro Forma Consolidated Financial Information”.

      As a result of the foregoing items not being included in the pro forma adjustments presented in the Hong Kong public offering document, the unaudited pro forma loss for the year ended December 31, 2003 under Hong Kong GAAP is RMB 9,797 million and the unaudited pro forma profit for the six months ended June 30, 2004 under Hong Kong GAAP is RMB 6,037 million in the Hong Kong public offering document.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with our consolidated financial statements, selected consolidated financial data and unaudited pro forma consolidated financial information, in each case together with the accompanying notes, all included elsewhere in this document. The consolidated financial statements have been prepared in accordance with Hong Kong GAAP, which differs in certain material respects from U.S. GAAP. Note 36 to our consolidated financial statements provides a reconciliation to U.S. GAAP of consolidated net profit/(loss) and consolidated owners’ equity. Our consolidated financial statements and this discussion present our results as if our operations and businesses (and the operations and businesses associated with the Distributed Assets and Liabilities, as defined in “Restructuring”) were conducted by us throughout the three-year period ended December 31, 2003 and the six-month period ended June 30, 2004.

Overview of Our Services

      We are a leading fixed-line telecommunications operator in China and a leading international data communications operator in the Asia-Pacific region. Our northern service region in China consists of Beijing Municipality, Tianjin Municipality, Hebei Province, Henan Province, Shandong Province and Liaoning Province. Our southern service region in China consists of Shanghai Municipality and Guangdong Province. We are the dominant provider of fixed-line telephone services, broadband and other Internet-related services, and business and data communications services in our northern service region in China. We primarily target business and residential customers in selected high-density areas in our southern service region in China. We are also the only telecommunications company in China that operates an extensive network and offers international data services in the Asia-Pacific region.

      Our principal services consist of:

•	fixed-line telephone services (including our PHS service), consisting of:

—	local, domestic long distance and international long distance services;

—	value-added services, including caller identification and telephone information services; and

—	interconnection services provided to other domestic telecommunications operators;

•	broadband and other Internet-related services, including digital subscriber lines, or DSL, fiber-to-the-subscriber, or LAN, dial-up Internet access and other services;

•	business and data communications services, including digital data network, or DDN, frame relay, asynchronous transfer mode, or ATM, IP-based virtual private network, or IP-VPN, and leased line services; and

•	international telecommunications services consisting of international voice services for international inbound calls destined for, or transit through, China or other Asia-Pacific countries and regions, and leased line, Internet access, managed data and other telecommunications services provided to business and carrier customers located outside China.

Factors Affecting Our Results of Operations

      Our consolidated financial statements may not be indicative of our future results of operations, cash flows or financial position because our historical results of operations have been, and our future results of operations are likely to be, affected by the following principal factors:

Growth in PHS and broadband services

      Our traditional fixed-line telephone business has been affected in recent years by the increasing availability of alternative services. The wide availability of mobile telephone services at increasingly competitive prices has had, and we expect will continue to have, an adverse impact on revenues from our traditional fixed-line telephone services. We have not, to date, experienced significant customer churn, calculated on the basis of the percentage of accounts closed during a period. However, as an increasing percentage of our fixed-line subscribers also subscribe to mobile services, we have experienced migration of traffic of our fixed-line services to mobile services, resulting in lower per subscriber usage volume of our fixed-line services and the prices that our subscribers are willing to pay for such services.

      Our strategy has been to actively develop new services to help mitigate the effect of mobile substitution and migration to alternative services. We have had considerable success to date in growing our PHS services to provide our customers with limited mobility at much lower price levels. The number of our PHS subscribers increased from 0.4 million as of December 31, 2001 to 12.5 million as of June 30, 2004. However, to date our PHS services are still subject to competition from alternative services, such as mobile telephone services. Revenues from our PHS services would decline if mobile service providers significantly reduced their service charges or if the amount of spectrum we are permitted to use is restricted because of the introduction of TD-SCDMA mobile phones. For a detailed description of our PHS services, see “Business — Our Services — Fixed-line telephone services (including PHS)”, and for a further discussion of the status of adoption of TD-SCDMA technology, see “Risk Factors — Risks Relating to Our Business — Competition from alternative technologies to our PHS business and an introduction of TD-SCDMA technology may cause our PHS services to be less competitive, and adversely affect our growth, prospects and revenues”.

      Our broadband DSL services also helps us retain customers who might otherwise have transferred their dial-up Internet business to other Internet service providers. Revenues from our DSL services increased from RMB 41 million in 2001 to RMB 1,425 million in 2003. Revenues from DSL services were RMB 1,266 million in the six months ended June 30, 2004. The number of DSL subscribers increased from approximately 0.1 million as of December 31, 2001 to 3.3 million as of June 30, 2004.

      Although we can give no assurance that the number of our subscribers will continue to grow at comparable rates, we believe that because China’s current telephone and broadband penetration rate and broadband usage is relatively low, growth in our customer base for PHS and broadband services will continue to affect our revenues, as well as our operating expenses and capital spending in future periods.

Declining tariffs and usage per subscriber

      The tariffs for our principal services were historically set by the PRC government. While the PRC government still requires that our tariffs for certain services, such as monthly fees and local usage fees for our local telephone services, be set either at specified levels or above specified minimum levels, we are now permitted to determine the level of the tariffs for many of the services that we provide, including domestic and international long distance VoIP services and broadband services. The government may further deregulate the tariffs for one or more of our principal services in the future.

      In addition, our VoIP services have accounted for an increasing percentage of our total long distance calls. Because VoIP tariffs are generally significantly lower than tariffs for calls carried on our traditional network, the increased proportion of long distance VoIP traffic has resulted in a reduction in our average realized tariffs, and we expect this trend to continue in future periods.

      The combination of the ability of customers to use alternative services (particularly mobile telephone services) and the partial deregulation in tariffs has caused us to lower prices for many of our services by offering promotional and discount packages from time to time. Such pricing schemes effectively result in average realized tariffs that are below government-mandated minimum levels, although in certain cases, the PRC government allows us to offer promotional and discount packages to customers even for services with government-mandated tariffs, provided that the promotional and discount prices are reported to and approved by the local telecommunications authorities. We believe that our tariffs are set at levels similar to those of our competitors. The MII and provincial and local telecommunications bureaus may order us to raise these tariffs, impose fines on us or even suspend our business where the situation is serious, as determined at the discretion of the MII. For more details, see “Risk Factors — Risks Relating to the PRC Telecommunications

Industry — New regulations, regulatory changes or changes in enforcement policies relating to telecommunications tariffs may adversely affect our competitiveness, business and profitability”.

      In addition, an increasing proportion of our new subscribers are subscribers who tend to generate less traffic and hence lower average revenue on a per subscriber basis than our existing subscribers. Therefore, we expect that our revenues and profitability will continue to be adversely affected by the pricing pressure on many of our existing services and declining usage per subscriber. Any growth in revenues will not be at the same pace as subscriber growth. For more details, see “Risk Factors — Risks Relating to Our Business — Increasing competition in each of our service regions and markets may have an adverse effect on our business growth and financial condition” and “Risk Factors — Risks Relating to the PRC Telecommunications Industry — New regulations, regulatory changes or changes in enforcement policies relating to telecommunications tariffs may adversely affect our competitiveness, business and profitability” and “Regulation — Tariff Setting”.

Our Recent Restructurings

The restructuring of the Chinese telecommunications industry and the formation of China Netcom Group

      Pursuant to a PRC government directive in 2001 to restructure the fixed-line telecommunications industry, in 2002, the former China Telecom Group, the then incumbent fixed-line carrier, divided its operations relating to the provision of telecommunications services and associated assets and liabilities and the nationwide fiber-optic network between China Netcom Group and China Telecom Group. As part of the same restructuring plan, China Netcom (Holdings) Company Limited, or China Netcom Holdings, and Jitong Communications Company Limited were transferred to the China Netcom Group and control over these companies was combined under the management of China Netcom Group, our parent company. Consequently, while the management and operational control of many of these operations on a provincial level has remained relatively unchanged over the past three years, China Netcom Group has gained management and operational control of such assets and operations on a combined basis only subsequent to the asset division in May 2002 and we have gained such combined management and operational control only after subsequent transfers and injections of assets and liabilities. See “Restructuring”.

Our restructuring conducted in anticipation of the global offering and implications for our consolidated financial statements

      Our current structure was established under a restructuring plan in contemplation of the global offering. See “Restructuring — Our Shareholding Structure”.

      We and China Netcom Group engaged in a series of transactions relating to the restructuring upon the completion of which China Netcom Group retained the following assets and liabilities:

      (1) assets and liabilities of our northern and southern service regions relating to the inter-provincial fiber-optic network, certain land and buildings, international gateways and related international network assets, long-term investments, certain cash balances, certain debts and ancillary telecommunications services, such as yellow pages and paging services;

      (2) all assets and liabilities of the fixed-line telecommunications operations (including the inter-provincial fiber-optic network) outside our northern and southern service regions that China Netcom Group owned before and continues to own after our restructuring;

      (3) all assets and liabilities of the fixed-line telecommunications operations (including the inter-provincial fiber-optic network) outside our northern and southern service regions that we owned prior to our restructuring;

      (4) all non-core businesses, including businesses other than the principal telecommunications services operations in our northern and southern service regions, which primarily include procurement of materials, equipment maintenance services, engineering, project planning and design and operations of certain social facilities;

      (5) the assets and liabilities representing a majority of the Asia-Pacific submarine cables and certain other related assets located outside China that were transferred from Asia Netcom; and

      (6) other minor telecommunications assets and liabilities.

      These assets and liabilities are referred to as Retained Businesses. The assets and liabilities retained by China Netcom Group under items (1), (3) and (5) above are referred to as Distributed Assets and Liabilities.

      Other than the assets and liabilities retained by China Netcom Group that are described above, we, immediately upon the completion of our restructuring, primarily owned the following assets and liabilities:

•	fixed-line telecommunications network assets and related liabilities in our northern and southern service regions; and

•	the remaining telecommunications assets and related liabilities in the Asia-Pacific region operated by Asia Netcom. We refer to these assets and liabilities as Our Restructured Assets and Liabilities.

      In addition, we lease from China Netcom Group:

•	an inter-provincial fiber-optic network;

•	international gateways and related international network assets;

•	a majority of its Asia-Pacific submarine cables and related assets located outside China; and

•	certain land and buildings and other minor telecommunications assets within our northern and southern service regions. These leased assets, together with Our Restructured Assets and Liabilities, are collectively referred to as Our Included Businesses.

      Because the restructuring was conducted while Our Restructured Assets and Liabilities and Distributed Assets and Liabilities subject to the restructuring were under common control, the presentation of our consolidated financial statements has been prepared on the basis of merger accounting in a manner similar to a pooling of interests. Consequently, our consolidated financial statements report our results as if (1) Our Restructured Assets and Liabilities and the Distributed Assets and Liabilities and related operations had been transferred to us as of January 1, 2001, and (2) we had owned those assets and liabilities and conducted those operations throughout the three-year period ended December 31, 2003. In fact, most of Our Restructured Assets and Liabilities and most of the Distributed Assets and Liabilities during the periods covered by these financial statements were owned by China Netcom Group and operated by its management, and we assumed ownership and management control of these assets and liabilities that were previously owned by China Netcom Group on and after December 31, 2003 as part of our restructuring in anticipation of the global offering. See Note 2 to our consolidated financial statements included elsewhere in this document for a further discussion of the basis of presentation of our consolidated financial statements.

The Distributed Assets and Liabilities and associated revenues, expenses and liabilities included in our consolidated financial statements prior to July 1, 2004 currently belong to China Netcom Group and are not owned by us

      The Distributed Assets and Liabilities were distributed to China Netcom Group on June 30, 2004 and our consolidated financial statements from July 1, 2004 and thereafter will only reflect Our Included Businesses and subsequently acquired or developed businesses, assets and liabilities, and the Distributed Assets and Liabilities and the associated operations will not be available to generate revenues or expenses for us in future periods.

      The revenues and expenses generated by the Distributed Assets and Liabilities are reflected as an adjustment in the unaudited pro forma consolidated financial statements for the year ended December 31, 2003 contained in “Unaudited Pro Forma Consolidated Financial Information”. The net effect of pro forma adjustments amounted to an increase of RMB 753 million in the profit for the six months ended June 30,

2004. Note 2 to our consolidated financial statements included elsewhere in this document also contains further information on the revenues and expenses associated with the fixed-line telecommunications network assets and related liabilities that were transferred to, or retained by, China Netcom Group from us as part of the restructuring.

Our related party transactions reflected in the consolidated financial statements will vary from our related party transactions in 2004 and future periods

      Because our consolidated financial statements do not reflect the relative ownership of assets and liabilities as between us and the China Netcom Group that exists following the distribution on June 30, 2004, the related party transactions that we will engage in with China Netcom Group will differ from the related party transactions that are reflected in our consolidated financial statements. With the exception of related party agreements or arrangements whose effects cannot be reasonably estimated and factually supported or do not result in any material changes to our results of operations, the expected effects and the associated charges relating to the changes in related party agreements and arrangements caused by the distribution of the Distributed Assets and Liabilities and certain related transactions between us and China Netcom Group are reflected in our unaudited pro forma consolidated financial information.

      Prior to the consummation of our restructuring on June 30, 2004, we did not settle interconnection charges with China Netcom Group in respect of calls China Netcom Group and our company terminate for each other. Pursuant to the Interconnection Settlement Agreement entered into between China Netcom Group and us, China Netcom Group and our company agreed to interconnect with each other’s fixed-line network and will be entitled to termination fees for domestic and international long distance calls that we terminate on our respective networks for each other beginning July 1, 2004. However, this arrangement does not apply to calls that we seek to terminate on China Netcom Group’s network within the provinces of Heilongjiang, Jilin, Shanxi or Inner Mongolia, or calls originated on China Netcom Group’s network within these four provinces that terminate on our network. Because we do not have historical interconnection data in respect of interconnection with China Netcom Group, it is unclear to us what effect this interconnection agreement will have on our future financial condition and results of operations.

      For further information regarding the new agreements and arrangements entered into between us and China Netcom Group, and other changes in connection with our restructuring conducted in anticipation of the global offering, see “Unaudited Pro Forma Consolidated Financial Information”, “Restructuring” and “Relationship with China Netcom Group”.

      We do not expect that our restructuring conducted in anticipation of the global offering will significantly impact our liquidity or capital resources in coming periods.

Revaluation of our fixed assets

      As part of the reorganization of China Netcom Group and us, and as required by the relevant PRC regulations, China Enterprise Appraisal, an independent appraiser registered in China, conducted an appraisal of our fixed assets as of December 31, 2003 on a depreciated replacement cost basis. This revaluation resulted in a net reduction in the book value of the fixed assets other than land and buildings in the amount of RMB 22,796 million.

      For the purpose of preparing our financial statements, the effect of this revaluation was reflected in our consolidated financial statements as a RMB 25,778 million charge on our consolidated income statements in the form of a deficit on revaluation of fixed assets in 2003 and a RMB 2,982 million surplus that was credited to the revaluation reserve. This had the one-time effect of significantly and adversely affecting our profits from operations, thereby creating a loss from operations in 2003.

      The revaluation also has the effect of decreasing future annual depreciation and amortization charges. Under Hong Kong GAAP, on a pro forma basis, the revaluation had the effect of reducing our depreciation expenses by RMB 3,213 million for the year ended December 31, 2003. The effects of these decreased depreciation expenses will be reflected in our future financial statements.

Declining amortization of upfront connection fees

      One-time upfront connection fees for basic telephone access services are deferred and recognized over ten years on a straight-line basis. As of July 1, 2001, upfront connection fees to new fixed-line subscribers were eliminated by the MII. Therefore, revenues from the amortization of the unamortized balances will decline in future periods. Upfront connection fee revenues in the amount of RMB 1,774 million were recorded in the six months ended June 30, 2004. Amortized revenues in the amount of RMB 1,603 million are scheduled to be recorded for the remainder of 2004. The aggregate amount of amortized revenues that are scheduled to be recorded between 2005 and 2011 is RMB 7,013 million.

Results of Operations

      The table below sets forth a breakdown of the revenues of our domestic and international telecommunications services and total operating expenses in terms of amount and as a percentage of our total revenues, as well as net cash flow, for the periods indicated. Although in the three-year period ended December 31, 2003 we did not manage our international services separately from our domestic services, we have begun to do so in 2004 and will continue to do so in the future. Therefore, we expect in the future to report our revenues in the same format as presented below.

	For the Years Ended December 31,						Six Months Ended June 30,

	2001		2002		2003		2003		2004

		Percentage of		Percentage of		Percentage of		Percentage of		Percentage of
	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues

	(RMB in millions, except percentage data)
Revenues:
Domestic Telecommunications Services:
Fixed-line telephone services(1):
Local:
Local usage fees	16,367	33.7%	17,362	31.9%	18,567	31.0%	9,189	31.6%	9,443	29.1%
Monthly fees	9,610	19.7	11,505	21.1	12,580	21.0	6,107	21.0	6,936	21.3
Upfront installation fees	806	1.7	944	1.7	1,044	1.7	531	1.8	641	2.0

Subtotal	26,783	55.1	29,811	54.7	32,191	53.7	15,827	54.5	17,020	52.4

Domestic long distance(2)	7,459	15.3	8,423	15.5	8,871	14.8	4,291	14.8	4,509	13.9
International long distance(2)(3)	1,141	2.3	1,344	2.5	1,410	2.4	752	2.6	673	2.1
Value-added services	476	1.0	863	1.6	1,516	2.6	644	2.2	1,019	3.1
Interconnection fees from domestic carriers	2,226	4.6	2,378	4.4	2,580	4.3	1,208	4.2	1,719	5.3
Upfront connection fees(4)	4,460	9.2	4,316	7.9	3,965	6.6	2,046	7.0	1,774	5.5

Subtotal	42,545	87.5	47,135	86.6	50,533	84.4	24,768	85.2	26,714	82.2

Broadband and other Internet-related services	1,384	2.8	2,189	4.0	3,493	5.8	1,619	5.6	2,428	7.5
Business and data communications services:
Managed data	1,057	2.2	1,177	2.2	1,215	2.0	614	2.1	546	1.7
Leased line	1,929	3.9	2,196	4.0	2,446	4.1	1,110	3.8	1,021	3.1

Subtotal	2,986	6.1	3,373	6.2	3,661	6.1	1,724	5.9	1,567	4.8

Other services	1,539	3.2	1,174	2.1	832	1.4	350	1.2	514	1.6

Subtotal	48,454	99.6	53,871	98.9	58,519	97.7	28,461	97.9	31,223	96.1

International Telecommunications Services:
Interconnection fees from international carriers	135	0.3	518	1.0	1,217	2.0	545	1.9	565	1.7
Broadband and other Internet-related services	—	—	1	—	14	—	3	—	171	0.5
Managed data	—	—	1	—	64	0.1	14	—	135	0.4
Leased line	6	—	35	0.1	63	0.1	26	0.1	243	0.7
Other services	37	0.1	17	—	21	—	13	—	161	0.5

Subtotal	178	0.4	572	1.1	1,379	2.3	601	2.1	1,275	3.9

Total	48,632	100.0	54,443	100.0	59,898	100.0	29,062	100	32,498	100

Operating Expenses:
Depreciation and amortization	(16,153)	(33.2)	(18,808)	(34.5)	(20,483)	(34.2)	(9,967)	(34.3)	(9,552)	(29.4)
Network, operations and support	(9,313)	(19.1)	(10,578)	(19.4)	(11,990)	(20.0)	(4,827)	(16.6)	(5,167)	(15.9)
Staff costs	(5,030)	(10.3)	(6,433)	(11.8)	(7,547)	(12.6)	(3,563)	(12.3)	(4,294)	(13.2)
Selling, general and administrative	(4,997)	(10.3)	(5,682)	(10.4)	(7,053)	(11.8)	(2,907)	(10.0)	(4,199)	(12.9)
Other operating expenses	(1,536)	(3.2)	(1,521)	(2.8)	(1,660)	(2.8)	(599)	(2.0)	(724)	(2.3)

Total	(37,029)	(76.1)	(43,022)	(78.9)	(48,733)	(81.4)	(21,863)	(75.2)	(23,936)	(73.7)

Operating profit before interest income, dividend income and deficit on revaluation of fixed assets	11,603	23.9	11,421	21.1	11,165	18.6	7,199	24.8	8,562	26.3
Interest and dividend income	339	0.7	160	0.2	124	0.2	70	0.2	39	0.1
Deficit on revaluation of fixed assets	—	—	—	—	(25,778)	(43.0)	—	—	—	—

Profit/(loss) from operations	11,942	24.6	11,581	21.3	(14,489)	(24.2)	7,269	25.0	8,601	26.4
Finance costs	(1,979)	(4.1)	(2,848)	(5.3)	(3,026)	(5.1)	(1,548)	(5.3)	(1,604)	(4.9)
Share of profit/(loss) of associated companies and jointly controlled entity	4	—	(1)	—	(416)	(0.6)	(87)	(0.3)	(1)	—

Profit/(loss) before taxation	9,967	20.5	8,732	16.0	(17,931)	(29.9)	5,634	19.4	6,996	21.5
Taxation	(2,568)	(5.3)	(2,212)	(4.0)	6,819	11.4	(1,362)	(4.7)	(2,121)	(6.5)

Profit/(loss) after taxation	7,399	15.2	6,520	12.0	(11,112)	(18.5)	4,272	14.7	4,875	15.0
Minority interests	1	—	—	—	1	—	—	—	—	—

Profit/(loss) for the year	7,400	15.2	6,520	12.0	(11,111)	N/A	4,272	14.7	4,875	15.0
Net cash inflows from operating activities	22,874	N/A	23,928	N/A	25,332	N/A	14,017	N/A	14,075	N/A
Net cash outflows from investing activities	(41,461)	N/A	(25,922)	N/A	(27,001)	N/A	(10,322)	N/A	(8,128)	N/A
Net cash inflows/(outflows) from financing activities	18,420	N/A	1,734	N/A	1,262	N/A	(2,701)	N/A	(9,114)	N/A

(1)	Includes revenues from our PHS services.

(2)	Includes revenues from our long distance VoIP services.

(3)	Includes revenues from calls to Hong Kong, Macau and Taiwan.

(4)	Upfront connection fees for basic telephone access services were eliminated by the MII in July 2001.

Operating results for the six months ended June 30, 2004 and the six months ended June 30, 2003

Revenues

      Our revenues consist of revenues from the provision of telecommunications services, net of business tax and government levies. Sources of our revenues consist of revenues from our domestic businesses, including fees charged for the provision of fixed-line telephone services, broadband and other Internet-related services, business and data communications services, and other services, and revenues from our international telecommunications services.

      In the six months ended June 30, 2004, our revenues were RMB 32,498 million, representing an increase of RMB 3,436 million, or 11.8%, from RMB 29,062 million in the six months ended June 30, 2003. This growth primarily reflects increases in revenues from monthly fees, domestic broadband access services, international telecommunications services, domestic interconnection fees and domestic value-added services.

Domestic telecommunications services

Fixed-line telephone services

      Local telephone services. Revenues from our local telephone services (including PHS services) comprise local usage fees, monthly fees and installation fees. They vary depending on the number of our fixed-line subscribers, average realized tariffs and the usage volume of local calls (including those made to connect to our dial-up Internet service). In the six months ended June 30, 2004, revenues from our local telephone services were RMB 17,020 million, representing an increase of RMB 1,193 million, or 7.5%, from RMB 15,827 million in the six months ended June 30, 2003, and accounting for 52.4% of our total operating revenue in the six months ended June 30, 2004. The revenue growth reflects increases in revenues from each of monthly fees, local usage fees and upfront installation fees, with monthly fee revenues accounting for the largest portion of the increase. This revenue growth was primarily attributable to continued growth in the number of our fixed-line subscribers and the usage volume of our PHS services, partially offset by declines in average usage per subscriber and realized tariffs in the six months ended June 30, 2004 compared to the six months ended June 30, 2003.

      Local usage fees. Usage fees for local services include local usage fees charged for local telephone calls and VoIP long distance calls, and communications fees for dial-up Internet access.

      In the six months ended June 30, 2004, revenues from our local telephone services were RMB 9,443 million, representing an increase of RMB 254 million, or 2.8%, from RMB 9,189 million in the six months ended June 30, 2003. As the average realized tariffs for local usage remained steady at RMB 0.10 per minute, this increase was attributable to an increase of 11.0 billion pulses, or 366.7%, in PHS usage volume to 14.0 billion pulses in the six months ended June 30, 2004 from 3.0 billion pulses in the six months ended June 30, 2003. The increase in usage volume was in turn caused by an increase of 9.2 million, or 285.5%, in the number of our PHS subscribers, to 12.5 million as of June 30, 2004 from 3.2 million as of June 30, 2003 and an increase of 18 pulses, or 8.5%, in the monthly usage volume per subscriber for our PHS service.

      The effect of increased PHS usage volume on revenue growth was partially offset by a revenue decline from non-PHS calls, reflecting a decrease of 0.8 billion pulses, or 1.1% in usage volume to 67.9 billion pulses in the six months ended June 30, 2004, from 68.7 billion pulses in the six months ended June 30, 2003 and principally reflecting the migration of our non-PHS local traffic to PHS and mobile services. While our number of non-PHS fixed-line subscribers increased by 4.9 million, or 8.1%, to 65.1 million as of June 30, 2004 from 60.2 million as of June 30, 2003, our monthly usage volume per subscriber declined by 17 pulses, or 8.9%, due to the migration of non-PHS traffic to PHS and mobile networks.

      Revenues from communications fees charged for our dial-up Internet service also declined in the six months ended June 30, 2004 compared to the six months ended June 30, 2003, with the average tariffs remaining constant at RMB 0.02 per minute. This was in turn caused by a decline of 12.4 billion pulses, or 60.6%, in usage volume of this service to 8.1 billion pulses in the six months ended June 30, 2004 from 20.5 billion pulses in the six months ended June 30, 2003 and reflecting the migration of Internet dial-up traffic to broadband services.

      Monthly fees. Monthly fees represent the fixed amount of service charges to our customers for using our fixed-line telephone services.

      In the six months ended June 30, 2004, our revenues from monthly fees were RMB 6,936 million, representing an increase of RMB 829 million, or 13.6%, from RMB 6,107 million in the six months ended June 30, 2003. The revenue growth was largely attributable to the 14 million, or 22.3%, increase in the number of our fixed-line subscribers, which was partially offset by a decline of RMB 0.99, or 5.9%, in the average realized tariffs on a per subscriber basis, principally reflecting the increased number and scope of special promotional packages and discount schemes offered to certain subscribers of our fixed-line services.

      Upfront installation fees. Installation fees represent the amortized amount of the upfront fees received for installation of non-PHS fixed-line telephone services. These upfront installation fees are deferred and recognized over the expected customer relationship period, which is currently estimated to be ten years.

      Revenues from the amortized amount of installation fees was RMB 641 million in the six months ended June 30, 2004, representing an increase of 20.7% from RMB 531 million in the six months ended June 30, 2003. This increase principally reflects an increased number of access lines in service in our northern service region.

      Domestic long distance services. Revenues from our domestic long distance services consist of usage fees for domestic long distance calls originated by our fixed-line subscribers, users of our prepaid phone cards and certain other customers. In the six months ended June 30, 2004, our domestic long distance revenues were RMB 4,509 million, representing an increase of RMB 218 million, or 5.1%, from RMB 4,291 million in the six months ended June 30, 2003. This increase was caused by a RMB 459 million, or 47.6%, increase in revenues from our VoIP long distance service, which was in turn primarily attributable to an increase in the usage volume of domestic long distance calls carried on our VoIP network to 6.3 billion minutes in the six months ended June 30, 2004 from 4.2 billion minutes in the six months ended June 30, 2003.

      Increases in revenues from our VoIP long distance service were partially offset by a decline of RMB 241 million, or 7.2%, in revenues in the six months ended June 30, 2004 from domestic long distance calls carried on our traditional network as compared to the six months ended June 30, 2003. Although the usage volume of long distance calls on our traditional network remained relatively constant at approximately 6.1 billion minutes, the revenues declined as the average realized tariffs for this service decreased in the six months ended June 30, 2004 compared to the six months ended June 30, 2003.

      The increase in the proportion of domestic long distance calls carried on our lower-priced VoIP network has resulted in a reduction in our average realized tariffs for long distance calls in the six months ended June 30, 2003 compared to the six months ended June 30, 2004. In addition, the increased frequency and scope of discounts also contributed to this decline in average realized tariffs.

      International long distance services. Revenues from our international long distance services consist of usage fees charged to our customers for their international long distance calls originated in our service regions, including those made to Hong Kong, Macau and Taiwan.

      In the six months ended June 30, 2004, this revenue was RMB 673 million, representing a decrease of RMB 79 million, or 10.5%, from RMB 752 million in the six months ended June 30, 2003. The revenue decline principally reflects a decrease of RMB 123 million, or 29.5%, in revenues from international long distance calls carried on our traditional network, which was in turn caused by:

•	decreased usage volume due to the continued migration of our international long distance traffic to VoIP networks of our own and other service providers, and

•	lower average realized tariffs due to the increased usage and scope of special promotional discounts offered to our customers.

      The revenue decline was partially offset by an increase of RMB 44 million, or 13.1%, in our VoIP international long distance revenues, which reflects a combination of increased usage volume and declining average realized tariffs for VoIP long distance calls.

      Value-Added Services. Revenues from our value-added services consist of fees that we charge our customers for the provision of caller identification, telephone information services, video- and tele-conferencing and other value-added services. Revenues from our value-added services in the six months ended June 30, 2004 were RMB 1,019 million, representing an increase of RMB 375 million, or 58.2%, from RMB 644 million in the six months ended June 30, 2003. The increase was primarily due to the growth in the number of subscribers of our caller identification service, which reached a penetration rate of 59.1% of our access lines in service as of June 30, 2004, and increasing usage of other value-added services in our northern service region.

      Interconnection Services. Revenues from our interconnection services represent interconnection fees charged to other domestic telecommunications carriers, principally China Mobile and China Unicom, for both local and long distance calls. Revenue from our interconnection services with domestic carriers was RMB 1,719 million in the six months ended June 30, 2004, representing an increase of RMB 511 million, or 42.3%, from RMB 1,208 million in the six months ended June 30, 2003. The increase was primarily due to increases in the interconnection volume with China Mobile, China Unicom and other domestic carriers. The aggregate volume of calls that we terminated for China Mobile and China Unicom was 24.1 billion minutes in the six months ended June 30, 2004, representing an increase of 6.5 billion minutes, or 37.0%, from 17.6 billion minutes in the six months ended June 30, 2003. The effect of increased interconnection volume on revenue growth was partially offset by declines in revenues from carrying calls originated by subscribers of other domestic telecommunications operators on our traditional or VoIP long distance network, as these operators have continued to expand the coverage of their own domestic long distance networks and increasingly used them to carry long distance calls originated by their customers, instead of paying us for the use of our long distance networks.

      The interconnection revenue growth was further driven by RMB 162 million in revenues from termination fees charged to China Telecom for calls that it terminated on our network in the six months ended June 30, 2004. China Netcom Group entered into an interconnection arrangement with China Telecom in 2003, pursuant to which China Netcom Group and China Telecom are entitled to receive interconnection fees in respect of calls terminated for each other beginning January 1, 2003. Our company assumed the right to collect the local termination fees from China Telecom as a result of the restructuring in anticipation of the global offering. However, prior to 2004, we received only minimal termination fees in respect of the interconnection between our fixed-line networks and those operated by China Telecom.

      Upfront connection fees. Upfront connection fees represent the amortized amount of the upfront fees received for the initial activation of fixed-line telephone services. As a result of the elimination of this fee on July 1, 2001, revenue from the amortized portion of upfront connection fees decreased by RMB 272 million, or 13.3%, to RMB 1,774 million in the six months ended June 30, 2004, from RMB 2,046 million in the comparable period in 2003, and will continue to decline in the coming years.

Broadband access and other Internet-related services

      Revenues from our broadband access and other Internet-related services consist of revenues for the provision of DSL, LAN, and other broadband services, as well as Internet dial-up (other than communications fees) and dedicated Internet access services.

      Total revenues from our broadband access and other Internet-related services in the six months ended June 30, 2004 were RMB 2,428 million, representing an increase of RMB 809 million, or 50.0%, from RMB 1,619 million in the six months ended June 30, 2003. This increase was primarily due to the increases in service revenues of RMB 715 million, or 129.8%, from our DSL service and RMB 170 million, or

102.4%, from our LAN service, reflecting the rapid expansion of our broadband subscriber base. The total number of our DSL subscribers increased by approximately 312.5%, or approximately 3.3 million, as of June 30, 2004 from approximately 0.8 million as of June 30, 2003. The effect of this subscriber increase on revenue growth was partially offset by declines in the average realized monthly tariffs for our broadband services, reflecting the discount and promotional packages that we offer, and the fact that increasing numbers of our new subscribers are residential users, who generally have lower usage than business users.

Business and data communications services

      Managed data services. Revenues from our corporate data services represent fees that we charge for our DDN, frame relay, ATM, MPLS VPN and X.25 services. Revenues from our managed data services in the six months ended June 30, 2004 were RMB 546 million, representing a decrease of RMB 68 million, or 11.1%, from RMB 614 million in the six months ended June 30, 2003. This decrease was primarily due to declines in revenue from our DDN, which was in turn principally caused by declines in the average realized tariffs for this service as some of our DDN customers purchase higher bandwidth leased lines to build their own private network or switch to ATM or frame relay services.

      Leased line services. Revenues from our leased line services represent fees that we receive from our business and carrier customers for leasing circuit capacity to them, including the lease of digital circuits, digital trunk lines and optic fibers. Revenues from our leased line services were RMB 1,021 million in the six months ended June 30, 2004, representing a decrease of RMB 89 million, or 8.0%, from RMB 1,110 million in the six months ended June 30, 2003. This decrease was primarily caused by a decline in revenues from the leased line services provided to our carrier customers, as both the leased bandwidth to these customers and the average realized tariffs declined. The revenue decline was partially offset by an increase in revenues from our business customers, reflecting a combination of increased leasing of bandwidth to these customers and lower average realized tariffs. The lower average realized tariffs in the case of both business and carrier customers were primarily caused by:

•	promotional discounts that we offer to certain of these customers; and

•	higher average bandwidth leased on a per subscriber basis with lower unit prices.

Other services

      Revenues from other services, including revenues from service and maintenance fees, lease payments for our non-telecommunications equipment, paging service fees, and revenues from sales of products like handsets and DSL modems, were RMB 514 million in the six months ended June 30, 2004, representing an increase of RMB 164 million, or 46.9%, from RMB 350 million in the six months ended June 30, 2003 and reflecting revenue growth from sales of DSL modems and other services.

International telecommunications services

      Revenues from our international operations consist of fees charged for provision to carrier customers of wholesale voice services, including termination, refile and bilateral services for international inbound calls destined for the PRC or transit through the PRC or other Asia-Pacific countries and regions, home country direct and international toll-free services; and leased line, Internet, managed data and other telecommunications services provided to business and carrier customers located outside the PRC.

      In the six months ended June 30, 2004, total revenues from our international operations were RMB 1,275 million, representing an increase of RMB 674 million, or 112.1%, from RMB 601 million in the six months ended June 30, 2003. During this period, we recorded RMB 615 million in revenue from the operations of Asia Netcom, which accounted for approximately 91% of the overall revenue growth. Revenues generated by Asia Netcom are not reflected in the operating revenue data for the six months ended June 30, 2003, as we used equity accounting for Asia Netcom during 2003.

Operating expenses

      The key components of our operating expenses are depreciation and amortization expenses, network operations and support expenses, selling, general and administrative expenses, staff costs and other expenses. Our total operating expenses in the six months ended June 30, 2004 were RMB 23,936 million, representing an increase of RMB 2,073 million, or 9.5%, from RMB 21,863 million in the six months ended June 30, 2003.

      In the six months ended June 30, 2004, expenses associated with Asia Netcom’s operations amounted to RMB 906 million, accounting for 43.7% of the overall increase in operating expenses in the six months ended June 30, 2004. Expenses incurred by Asia Netcom’s operations in the six months ended June 30, 2003 are not reflected as operating expenses in our financial statements because the results of Asia Netcom were accounted for using the equity accounting method during 2003.

Depreciation and amortization

      We depreciate our property, plant and equipment on a straight-line basis over the estimated useful lives of the assets, after taking into account their estimated residual value. For example, our telecommunication network and equipment are depreciated over periods typically ranging from five to ten years. In the six months ended June 30, 2004, our depreciation and amortization expenses were RMB 9,552 million, representing a decrease of 4.2% from RMB 9,967 million in the six months ended June 30, 2003. This decrease principally reflects the revaluation of our fixed assets in 2003, which resulted in decreased depreciation expenses, which was partially offset by increased depreciation expenses resulting from the purchase and construction of our telecommunications network and equipment in 2003 and 2004.

Network, operations and support

      Network, operations and support expenses primarily consist of repair and maintenance expenses incurred in connection with the operation of our telecommunications networks, interconnection expenses, utility expenses, expenses relating to the disposal of fixed assets and the installation costs for additional access lines that are put in service each year, which are amortized on a straight-line basis over ten years to the extent that such costs match the incremental revenues from new customers. In the six months ended June 30, 2004, these expenses amounted to RMB 5,167 million, representing an increase of RMB 340 million, or 7.0%, from RMB 4,827 million in the six months ended June 30, 2003.

      The increase was primarily due to:

•	an increase of RMB 403 million, or 135.2%, in costs of leasing digital circuits and other network elements from other carriers, which was in turn caused by related costs incurred by Asia Netcom in the amount of RMB 282 million during the six months ended June 30, 2004 (expenses which were not reflected in the financial statements for the six months ended June 30, 2003 due to the different accounting methods then used for our interest in Asia Netcom) and the expansion of the network coverage;

•	an increase of RMB 203 million, or 28.4%, in interconnection expenses with other carriers, which was in part due to increased volume of outbound calls; and

•	an increase of RMB 122 million, or 28.2%, in installation costs, which principally reflects an additional charge of RMB 141 million incurred in the six months ended June 30, 2004, representing the portion of installation costs that exceeded the respective incremental installation revenues from new subscribers during this period. These increases were partially offset by a decrease of RMB 325 million in our provision for the impairment of fixed assets. We made no such provision for the six months ended June 30, 2004, because we had just completed the revaluation of our fixed assets in 2003.

Selling, general and administrative

      Selling, general and administrative expenses primarily consist of sales and marketing expenses, general and administrative expense and provision for doubtful accounts.

      In the six months ended June 30, 2004, our selling, general and administrative expenses were RMB 4,199 million, representing an increase of RMB 1,292 million, or 44.4%, from RMB 2,907 million in the six months ended June 30, 2003. These expenses accounted for 17.5% of our overall operating expenses in the six months ended June 30, 2004, compared to 13.3% in the six months ended June 30, 2003. These expenses increased more rapidly than revenues, principally as a result of:

•	an increase of RMB 761 million, or 753.5%, in customer acquisition costs principally relating to subsidized handsets provided to some of our PHS subscribers, which are amortized based on the types of service packages for which they subscribe and their usage patterns;

•	an increase of RMB 115 million, or 31.7%, in provisions for doubtful accounts, primarily due to increased delinquency rates among our subscribers, reflecting the increasing percentage of lower income customers, which in turn was a result of our lower installation costs and the elimination of upfront connection fees in July 2001; and

•	an increase of RMB 92 million, or 13.4%, in the amount of commissions paid to distributors and sales agents of our phone cards, PHS services and broadband services and our billing agents for collection-related costs, reflecting the expansion of our fixed-line subscriber base.

Staff costs

      Staff costs principally consist of expenses for salary and benefits, contributions to pension plans and a housing fund, and the payment of early retirement benefits.

      In the six months ended June 30, 2004, our staff costs were RMB 4,294 million, representing an increase of RMB 731 million, or 20.5%, from RMB 3,563 million in the six months ended June 30, 2003. This increase was primarily due to:

•	an increase of RMB 280 million, or 11.8%, in salary expenses, principally reflecting wage levels and salary expenses of RMB 131 million incurred by Asia Netcom during the six months ended June 30, 2004 (expenses which were not reflected in the financial statements for the six months ended June 30, 2003 due to the different accounting methods then used for our interest in Asia Netcom); and

      • an increase of RMB 178 million in early retirement benefits offered to employees to RMB 206 million in the six months ended June 30, 2004, from RMB 28 million in the six months ended June 30, 2003, as most of the early retirement arrangements in 2003 were made in the last six months of the year.

Other operating expenses

      Other operating expenses include printing costs for bills, invoices and other materials, charitable donations, and other miscellaneous administrative and operational expenses. In the six months ended June 30, 2004, other operating expenses were RMB 724 million, representing an increase of RMB 125 million, or 20.9%, from RMB 599 million in the six months ended June 30, 2003.

Operating profit before interest income, dividend income and deficit on revaluation of fixed assets

      In the six months ended June 30, 2004, our operating profit before interest income, dividend income and deficit on revaluation of fixed assets was RMB 8,562 million, representing an increase of RMB 1,363 million, or 18.9%, from RMB 7,199 million in the six months ended June 30, 2003.

Profit/(loss) from operations

      In the six months ended June 30, 2004, our profit from operations was RMB 8,601 million, representing an increase of RMB 1,332 million, or 18.3%, from RMB 7,269 million in the six months ended June 30, 2003.

Finance costs

      In the six months ended June 30, 2004, our finance costs were RMB 1,604 million, representing an increase of RMB 56 million from RMB 1,548 million in the six months ended June 30, 2003. This increase was primarily attributable to the finance costs incurred by Asia Netcom in the amount of RMB 146 million. Due to the use of the equity accounting method for our interest in Asia Netcom in 2003, finance costs incurred by Asia Netcom were not separately booked in our income statement for the six months ended June 30, 2003.

Share of profit/(losses) of a jointly controlled entity

      No deficit from our share of losses of our jointly controlled entity was recorded in the six months ended June 30, 2004, as revenues and expenses associated with Asia Netcom’s operations were consolidated into our results beginning on January 1, 2004.

Taxation

      The statutory tax rate on most of our operations in the PRC is 33%, although some of our subsidiaries and affiliates in the PRC are subject to lower statutory tax rates or enjoy preferential tax rates.

      In the six months ended June 30, 2004, our taxation expense was RMB 2,121 million, representing an increase of RMB 759 million, or 55.7%, from RMB 1,362 million in the six months ended June 30, 2003 and reflecting a higher profit from operations.

      Our effective tax rate increased to 30.3% in the six months ended June 30, 2004 from 24.2% in the six months ended June 30, 2003, principally reflecting the decline in upfront connection fee revenues. The effective tax rates deviated from the weighted average statutory tax rate mainly because the upfront connection fee revenues that we recognized during these periods were not taxable under the PRC law.

Profit for the period

      As a result of the foregoing, our net income for the six months ended June 30, 2004 was RMB 4,875 million, representing an increase of RMB 603 million, or 14.1%, from RMB 4,272 million for the six months ended June 30, 2003.

Operating results for the years ended December 31, 2003, 2002 and 2001

Revenues

      In 2003, our revenues were RMB 59,898 million, representing an increase of RMB 5,455 million, or 10.0%, from RMB 54,443 million in 2002. This growth primarily reflected increases in revenues from local usage fees, monthly fees, broadband services, international telecommunications services and value-added services. In 2002, our revenues increased by 11.9% from RMB 48,632 million in 2001. This growth primarily reflected increases in revenues from local usage fees, monthly fees, domestic long distance telephone services, and broadband services.

Domestic telecommunications services

Fixed-line telephone services

      Local telephone services. In 2003, revenue from our local telephone services increased to RMB 32,191 million, representing an increase of RMB 2,380 million, or 8.0%, from RMB 29,811 million in 2002, and accounting for 53.7% of our total revenues in 2003. In 2002, revenues from our local telephone services increased to RMB 29,811 million, representing an increase of RMB 3,028 million, or 11.3%, from RMB 26,783 million in 2001, and accounting for 54.7% of our total revenues in 2002. The revenue growth in 2003 principally reflects the rapid growth of our PHS business. By comparison, revenue growth in 2002 was primarily attributable to the number of new access lines that were put into service, which in turn was partially the result of the elimination of upfront connection fees in July 2001. Revenue growth in both comparison periods was partially offset by declines in average usage per subscriber and average realized tariffs.

      Local usage fees. In 2003, our local usage revenues were RMB 18,567 million, representing an increase of RMB 1,205 million, or 6.9%, from RMB 17,362 million in 2002, which in turn grew by RMB 995 million, or 6.1%, from RMB 16,367 million in 2001. As the average realized tariffs for local usage remained steady at RMB 0.10 per minute during both comparison periods, the revenue growth during these periods was principally due to the increase in the usage volume of our local calls (including PHS calls), which increased from 158.9 billion pulses in 2001 to 173.3 billion pulses in 2002 and 179.0 billion pulses in 2003. This increase principally reflects growth in the number of fixed-line subscribers, from 51.1 million at the end of 2001 to 58.4 million at the end of 2002 and 69.6 million at the end of 2003. A key driver of local usage fee revenue growth in 2003 has been our PHS service, with the number of our PHS subscribers increasing from 1.4 million as of the end of 2002 to 7.4 million as of the end of 2003. The effect of subscriber growth on local usage revenues was partially offset by declines in monthly local telephone usage per subscriber from 221 pulses in 2001 to 207 pulses in 2002 and 192 pulses in 2003, and declines in revenue from communications fees charged for our dial-up Internet service due to declines in usage volume of this service from 37.2 billion pulses in 2001 and 2002 to 31.6 billion pulses in 2003, which in turn primarily reflects the migration of the dial-up Internet traffic to broadband.

      Monthly fees. In 2003, our revenues from monthly fees were RMB 12,580 million, representing an increase of RMB 1,075 million, or 9.3%, from RMB 11,505 million in 2002. The revenue growth was attributable to the 11.3 million, or 19.3%, increase in the number of our fixed-line subscribers, which was partially offset by a decline of RMB 1.14, or 6.5%, in the average realized monthly fees per subscriber. The decline was principally due to the increasing use and scope of special promotional discounts offered to certain subscribers of our fixed-line services.

      In 2002, revenues from monthly fees grew by 19.7% from RMB 9,610 million in 2001, principally resulting from the 7.3 million, or 14.3%, increase in the number of our fixed-line subscribers.

      Upfront installation fees. Revenues from the amortized amount of upfront installation fees were RMB 1,044 million in 2003, representing an increase of RMB 100 million, or 10.6%, from RMB 944 million in 2002, which in turn had increased by 17.1% from RMB 806 million in 2001. These increases were due to the increase in the number of access lines that were put into service in our northern service region in 2003, 2002 and late 2001.

      Domestic long distance services. Our domestic long distance revenues in 2003 were RMB 8,871 million, representing an increase of RMB 448 million, or 5.3%, from RMB 8,423 million in 2002, which in turn was 12.9% higher than the revenue of RMB 7,459 million in 2001. These increases primarily reflected increases in the total usage volume of domestic long distance calls carried on our traditional and VoIP networks from 15.0 billion minutes in 2001 to 18.3 billion minutes in 2002 and 22.1 billion minutes in 2003, of which VoIP calls accounted for 23.4% in 2001, 33.8% in 2002 and 45.1% in 2003. Revenue growth from long distance VoIP calls in 2002 was further driven by an increase in our average realized VoIP tariffs.

      Because VoIP tariffs are significantly lower than traditional network tariffs, the increase in the proportion of domestic long distance calls carried on our VoIP network has resulted in significant reductions in our average realized tariffs. In addition, the increased frequency and scope of discounts also contributed to this decline in average realized tariffs.

      International long distance services. Our international long distance revenues increased by RMB 66 million, or 4.9%, to RMB 1,410 million in 2003 from RMB 1,344 million in 2002, which in turn increased by RMB 203 million, or 17.8%, from RMB 1,141 million in 2001. The revenue growth in both comparison periods principally reflected increased usage of our international long distance VoIP services from 79.9 million minutes in 2001 to 358.8 million minutes in 2002 and 519.8 million minutes in 2003.

      The effect of increased usage of our VoIP long distance services on revenue was partially offset by declines in average realized tariffs over both comparison periods, as increased proportions of long distance VoIP calls also resulted in significant reduction in our average realized tariffs for international long distance services.

      Value-added services. Revenues from our value-added services in 2003 were RMB 1,516 million, representing an increase of RMB 653 million, or 75.7%, from RMB 863 million in 2002, which in turn increased by RMB 387 million, or 81.3%, from RMB 476 million in 2001. The increase was primarily due to the growth in the number of subscribers of our caller identification service, which reached a penetration rate of 49.6% of our access lines in service as of December 31, 2003, and increasing usage of other value-added services in our northern service region.

      Interconnection services. Revenues from our interconnection services with domestic carriers increased by RMB 202 million, or 8.5%, to RMB 2,580 million in 2003 from RMB 2,378 million in 2002, which in turn increased by RMB 152 million, or 6.8%, from RMB 2,226 million in 2001. The increases were primarily due to increases in the interconnection volume with China Mobile, China Unicom and other domestic carriers. The aggregate volume of calls that we terminated for China Mobile and China Unicom was 38.8 billion minutes in 2003, 27.6 billion minutes in 2002 and 19.4 billion minutes in 2001. The growth in revenues resulting from increased interconnection volume was partially offset by declines in revenues from carrying calls originated by subscribers of other domestic telecommunications operators on our traditional network or long distance VoIP network, as these operators have continued to expand the coverage of their own domestic long distance networks and increasingly used them to carry long distance calls originated by their customers, instead of paying us for the use of our long distance networks. As a result, the average realized per minute charge for interconnecting with these carriers has declined from 2001 to 2003.

      Upfront connection fees. Revenues from the amortized portion of upfront connection fees decreased by RMB 351 million, or 8.1%, to RMB 3,965 million in 2003 from RMB 4,316 million in 2002, which in turn decreased by RMB 144 million, or 3.2%, from RMB 4,460 million in 2001, and will continue to decline in future years until such fees are entirely amortized.

Broadband and other Internet-related services

      Total revenues from our broadband and other Internet-related services in 2003 were RMB 3,493 million, representing an increase of RMB 1,304 million, or 59.6%, from RMB 2,189 million in 2002, which in turn grew by RMB 805 million, or 58.2%, from RMB 1,384 million in 2001. These increases were primarily due to the increases in service revenues from our broadband services, principally from our DSL service and LAN service, reflecting the rapid expansion of our broadband subscriber base. The total number of our DSL subscribers increased to approximately 2.0 million as of December 31, 2003 from approximately 0.3 million as of December 31, 2002, which in turn increased from approximately 30,000 as of December 31, 2001. The total number of our LAN subscribers increased to approximately 0.6 million as of December 31, 2003 from approximately 0.3 million as of December 31, 2002, which in turn increased from approximately 88,000 as of December 31, 2001. The revenue growth was further driven by increases in the average realized tariffs for LAN. The revenue growth was partially offset by:

•	declining average revenues per subscriber, reflecting lower average realized tariffs for our DSL services, the discount and promotional packages that we offer, and the fact that increasing numbers of our new subscribers are residential users, which generally have lower usage than business users; and

•	declines in revenue from Internet dial-up service due to the migration of our dial-up traffic to broadband services.

Business and data communications services

      Managed data services. Revenues from our managed data services in 2003 were RMB 1,215 million, representing an increase of RMB 38 million, or 3.2%, from RMB 1,177 million in 2002, which in turn was up by RMB 120 million, or 11.4%, from RMB 1,057 million in 2001, primarily due to growth in the total leased bandwidth of our frame relay service and our ATM service. These increases resulted from the increase in the demand for managed data services from the business customers in our northern and southern service regions.

      Leased line services. Revenues from our leased line services grew by RMB 250 million, or 11.4%, to RMB 2,446 million in 2003 from RMB 2,196 million in 2002. This increase primarily resulted from the increase in revenue from our business customers’ increased leasing of bandwidth. This increase was partially offset by a decline of RMB 239 million, or 14.8%, in revenues from our carrier customers for leased line services, primarily as a result of a decline in leased bandwidth as these carrier customers continue to improve their own network and cease to lease circuit capacity from us. In 2002, revenues from our leased line services grew by RMB 267 million, or 13.8%, to RMB 2,196 million from RMB 1,929 million in 2001. This growth primarily resulted from the increase in the total revenues from our carrier customers.

Other services

      Revenues from other services were RMB 832 million in 2003, representing a decrease of RMB 342 million, or 29.1%, from RMB 1,174 million in 2002, which in turn declined by RMB 365 million, or 23.7%, from RMB 1,539 million in 2001.

International telecommunications services

      Total revenues from our international telecommunications services increased by RMB 807 million, or 141.1%, to RMB 1,379 million in 2003 from RMB 572 million in 2002, which in turn grew by RMB 394 million, or 221.3%, from RMB 178 million in 2001. The increases were primarily due to increases in the interconnection fees charged to international carrier customers in both comparison periods, which increased by RMB 699 million, or 134.9%, to RMB 1,217 million in 2003 from RMB 518 million in 2002 and RMB 135 million in 2001, principally reflecting increased usage volume of this service.

Operating expenses

      Our total operating expenses in 2003 were RMB 48,733 million, representing an increase of RMB 5,711 million, or 13.3%, from RMB 43,022 million in 2002, which in turn increased by RMB 5,993 million, or 16.2%, from RMB 37,029 million in 2001. The increases principally resulted from the growth of our business and expansion of our customer base. Although each of these components of the total operating expenses increased in both comparison periods, depreciation and amortization accounted for the largest portion of the increases. The lower rate of increase in total operating expenses in 2003 principally reflects a lower rate of increase in our depreciation and amortization expenses and network, operations and support costs.

Depreciation and amortization

      Our depreciation and amortization expenses in 2003 were RMB 20,483 million, representing an increase of RMB 1,675 million, or 8.9%, from RMB 18,808 million in 2002, which in turn increased by RMB 2,655 million, or 16.4%, from RMB 16,153 million in 2001. These increases were primarily a result of the purchase and construction of our telecommunications network and equipment.

Network, operations and support

      These expenses increased by RMB 1,412 million, or 13.3%, to RMB 11,990 million in 2003 from RMB 10,578 million in 2002, which in turn increased by RMB 1,265 million, or 13.6%, from RMB 9,313 million in 2001. The increase in 2003 was primarily due to a 73.9%, or RMB 491 million, increase in installation costs, which principally reflects an additional charge of RMB 387 million incurred in 2003, representing the portion of installation costs that exceeded the respective incremental installation revenues from new subscribers that year, and a 66.0%, or RMB 745 million, increase in the interconnection expenses payable to other telecommunications operators from RMB 1,129 million to RMB 1,874 million, which was in part due to increased volume of outbound calls from 2002 and 2003. The increase in network, operations and support expenses in 2002 was caused primarily by:

•	an increase of RMB 375 million, or 28.6%, in the loss from disposal of fixed assets as we replaced much of our obsolete telecommunications equipment with new facilities in 2002 to upgrade our network and improve our operational efficiency;

•	an increase of RMB 504 million, or 243.6%, in costs of leasing digital circuits and other network elements from other carriers, reflecting the expansion of our network coverage; and

•	an increase of RMB 231 million, or 25.7%, in interconnection expenses due to increased interconnection volume during this period.

Selling, general and administrative

      In 2003, our selling, general and administrative expenses were RMB 7,053 million, representing an increase of RMB 1,371 million, or 24.1%, from RMB 5,682 million in 2002. These expenses increased more rapidly than revenues, principally as a result of:

•	an increase of RMB 262 million, or 73.4%, in provisions for doubtful accounts, primarily as a result of increased delinquency rates among our subscribers, reflecting an increase in the number of lower income customers due to the elimination of upfront connection fees in July 2001 and lower installation costs;

•	an increase of RMB 294 million, or 639.1%, in customer acquisition costs attributable to the growth of our PHS business, which are amortized based on the types of service packages for which they subscribe and their usage patterns; and

•	an increase of RMB 251 million or 41.1%, in branding, advertising and marketing costs related to the formation of China Netcom Group in May 2002 and the development and promotion of the China Netcom brand.

      In 2002, our selling, general and administrative expenses increased by RMB 685 million, or 13.7%, to RMB 5,682 million from RMB 4,997 million in 2001, which, among other things, caused an increase of RMB 273 million, or 25.1%, in the amount of commissions paid to distributors and sales agents of our phone cards, PHS services, broadband services and IP Direct and to our billing agents, increases in other administrative expenses and, to a lesser extent, increases in customer acquisition costs and management fees for our buildings and other properties.

Staff costs

      In 2003 our staff costs grew by RMB 1,114 million, or 17.3%, to RMB 7,547 million. This increase was primarily due to an increase of RMB 1,296 million, or 34.2%, in salary expenses, which increased from RMB 3,795 million in 2002 to RMB 5,091 million in 2003, principally reflecting higher wage levels. See “Business — Employees”. We continued to raise our salary levels in 2003 to bring our compensation more in line with what we believe are the prevailing market rates. During this period, our expenses for early retirement benefits declined by 82.6% to RMB 132 million from RMB 758 million primarily because of a reduction in the number of employees electing early retirement.

      In 2002, our staff costs increased by RMB 1,403 million, or 27.9%, to RMB 6,433 million from RMB 5,030 million in 2001. This increase was primarily due to increases in the expenses for salaries and early retirement benefits. With the formation of China Netcom Group in May 2002, we started to implement an early retirement program to streamline our operational structure, which resulted in a significant increase in the expenses for our early retirement benefits from RMB 131 million to RMB 758 million.

Other operating expenses

      Other operating expenses increased by RMB 139 million, or 9.1%, to RMB 1,660 million in 2003 from RMB 1,521 million in 2002, which in turn declined slightly by RMB 15 million, or 1.0%, from RMB 1,536 million in 2001.

Operating profit before interest income, dividend income and deficit on revaluation of fixed assets

      Our operating profit before interest income, dividend income and deficit on revaluation of fixed assets declined slightly by RMB 256 million, or 2.2%, to RMB 11,165 million in 2003 from RMB 11,421 million in 2002, which in turn declined by 1.6% from RMB 11,603 million in 2001.

Profit/(loss) from operations

      Our profit from operations declined from RMB 11,581 million in 2002 to a loss of RMB 14,489 million in 2003. This loss was caused by the deficit on revaluation of fixed assets amounting to RMB 25,778 million in 2003, without which our profit from operations would have declined by only RMB 292 million, or 2.5%, from 2002 to a profit of RMB 11,289 million. By comparison, from 2001 to 2002, our profit from operations declined by RMB 361 million, or 3.0%, from RMB 11,942 million to RMB 11,581 million.

Finance costs

      Our finance costs increased by 6.3% from RMB 2,848 million in 2002 to RMB 3,026 million in 2003, principally due to a higher amount of our total borrowings being used to finance long-term assets. This increase was partially offset by decreased interest expense in 2003, due to lower average interest rates on our debt.

      Our finance costs increased by 43.9% from RMB 1,979 million in 2001, principally due to increased interest expense, reflecting higher levels of debt, and a higher amount of our total borrowings being used to finance long-term assets. For additional details on our finance costs, see Note 6 to our consolidated financial statements included elsewhere in this document.

Share of profit/(losses) of a jointly controlled entity

      A RMB 415 million deficit from our share of the losses of our jointly controlled entity, Asia Netcom, was recorded in 2003, relating to the losses arising from the operations of Asia Netcom. Because these assets were underutilized, depreciation and other expenses exceeded revenues.

Taxation

      In 2003, we had a tax credit of RMB 6,819 million mainly due to our loss before taxation of RMB 17,931 million, which in turn was caused by the deficit from the revaluation of our fixed assets. As a result, our effective tax rate for 2003 was 38.0%.

      Our taxation expense declined by 13.9% from RMB 2,568 million in 2001 to RMB 2,212 million in 2002, primarily due to the 3.0% decline in the profit from operations during this period. The effective tax rate was 25.8% in 2001 and 25.3% in 2002.

      The effective tax rates for the three years ended December 31, 2003 deviated from the weighted average statutory tax rates in these periods mainly because the upfront connection fee revenues that we recognized during these periods were not taxable under PRC law.

Profit/(loss) for the year

      As a result of the foregoing, we experienced net loss of RMB 11,111 million, compared to a net income of RMB 6,520 million in 2002, which in turn declined by 11.9% from net income of RMB 7,400 million in 2001.

Profit/(Loss) for the Year Reconciled to U.S. GAAP

      Our consolidated profit as determined pursuant to U.S. GAAP for 2003 was RMB 6,160 million. Our profit for 2003 determined in accordance with U.S. GAAP was significantly better than our results determined in accordance with Hong Kong GAAP principally due to the non-recognition under U.S. GAAP of the revaluation of fixed assets, which we recorded under Hong Kong GAAP in 2003. In future years, we expect that one of the principal differences will be due to the lower depreciation charges we record under Hong Kong GAAP as a result of the lower carrying value of our asset base under Hong Kong GAAP.

Liquidity and Capital Resources

Overview

      Our primary sources of funding for both our working capital and our longer-term funding needs have been cash provided by operating activities and short-term bank loans and our primary uses of funds have been capital expenditures and repayment of bank loans. Our capital expenditures declined significantly in 2002, 2003 and the six months ended June 30, 2004 from the amounts spent in 2001, and the funding needs for both investing activities and operating activities in these periods have been met principally with cash inflows from operating activities. Net cash provided by financing activities declined significantly from 2001 to 2003. This decline was further driven by a cash dividend distribution to China Netcom Group declared in 2003 and other payables in the amount of RMB 7,310 million in the six months ended June 30, 2004. As a result, our cash and cash equivalents remained approximately the same as of December 31, 2001, 2002 and 2003 but declined significantly as of June 30, 2004.

      Our net current liabilities (calculated as current liabilities less current assets) decreased by RMB 7,454 million, or 10.7%, from RMB 69,379 million as of December 31, 2003 to RMB 61,925 million as of June 30, 2004. This decrease reflects:

•	a decrease of RMB 7,574 million in the current portion of long-term bank and other loans, principally resulting from the retention of certain debts by China Netcom Group upon the consummation of our restructuring;

•	a decrease of RMB 3,167 million in cash and cash equivalents; and

•	a decrease of RMB 2,473 million in short-term bank loans.

      Our net current liabilities (calculated as current liabilities less current assets) increased 34.9% from RMB 51,438 million as of December 31, 2002 to RMB 69,379 million as of December 31, 2003. This increase reflects:

•	an increase of RMB 7,967 million in cash dividend distributions payable to China Netcom Group; and

•	an increase of RMB 5,846 million in short-term bank loans as a result of our replacement of maturing long-term debt with short-term debt to lower financing costs.

      For more details, see “— Net cash inflow/(outflow) from financing activities” below.

      In addition, we estimate that we will receive net proceeds from the global offering of approximately RMB 7,995 million (US$966 million), of which:

•	up to 50% of the net proceeds, or approximately RMB 3,997 million (US$483 million), is intended for funding our capital expenditure requirements;

•	up to 30% of the net proceeds, or approximately RMB 2,398 million (US$290 million), is intended for repayment of debt; and

•	up to 10% of the net proceeds, or approximately RMB 799 million (US$97 million), is intended for development of new applications and services.

      For more details, see “Use of Proceeds”.

      Taking into account cash generated from operating activities, short-term and long-term bank loans and proceeds from the global offering, we believe that we have access to sufficient working capital for the next 12 months.

      The following table summarizes our cash flows for the periods indicated:

	For the Years Ended			For the Six Months
	December 31,			Ended June 30,

	2001	2002	2003	2003	2004

	(RMB in millions)
Net cash inflow from operating activities	22,874	23,928	25,332	14,017	14,075
Net cash outflow for investing activities	(41,461)	(25,922)	(27,001)	(10,322)	(8,128)
Net cash inflow/(outflow) from financing activities	18,420	1,734	1,262	(2,701)	(9,114)

Increase/(decrease) in cash and cash equivalents	(167)	(260)	(407)	994	(3,167)

Net cash inflow from operating activities

      Our net cash inflow from operating activities was RMB 22,874 million in 2001, RMB 23,928 million in 2002 and RMB 25,332 million in 2003. The increase of RMB 1,404 million from 2002 to 2003 primarily reflected:

•	an increase of RMB 254 million in our operating profit before working capital changes;

•	a decline of RMB 536 million in the amount of tax paid during 2003; and

•	a RMB 529 million increase in the year-on-year decrease in the amount of capital required to satisfy our working capital requirements, which was largely attributable to the increase in cash received from sales of prepaid telephone cards to RMB 9,790 million in 2003 from RMB 6,127 million in 2002.

      For more details, see Note 28 to our consolidated financial statements included elsewhere in this document.

      The increase of RMB 1,054 million in our net cash inflow from operating activities in 2002 reflected a combination of:

•	a RMB 1,602 million increase in the year-on-year decrease in the amount of capital required to satisfy our working capital requirements;

•	an increase of RMB 305 million in our operating profit before working capital changes; and

•	an increase in the amount of interest paid, principally on our bank loans.

      Our net cash inflow from operating activities was RMB 14,075 million in the six months ended June 30, 2004, representing an increase of RMB 58 million, or 0.4%, from RMB 14,017 million in the six months ended June 30, 2003.

      All of our operations in the PRC are conducted through our wholly foreign-owned subsidiary, CNC China. Our telecommunications businesses outside of the PRC are owned and conducted by Asia Netcom, our wholly owned subsidiary incorporated in Bermuda. Accordingly, our future cash flow will consist principally of dividends from our subsidiaries. Our ability to pay dividends depends substantially on the payment of dividends to us by CNC China. CNC China must follow the laws and regulations of the PRC and its articles of association in declaring and paying dividends to us. As a wholly foreign-owned enterprise in China, CNC China is required to provide for a reserve fund and staff and workers’ bonus and welfare fund, each of which is allocated from net profit after taxation but before dividend distribution according to the prevailing accounting rules and regulations in the PRC. CNC China is required to allocate at least 10% of its net profit to the reserve fund until the balance of this fund has reached 50% of its registered capital. Appropriations to the staff and workers’ bonus and welfare fund, which are determined at the discretion of CNC China’s directors, are charged as expenses on a when-incurred basis in the consolidated financial statements. In the three years ended December 31, 2003, CNC China did not make any contributions into these statutory funds as CNC China, on a stand-alone basis, incurred a net loss in each of these years. None of CNC China’s contributions to these statutory funds may be used for dividend purposes. For more details, see “Dividend Policy”.

Net cash outflow for investing activities

      Our net cash used in investing activities was RMB 41,461 million in 2001, RMB 25,922 million in 2002, RMB 27,001 million in 2003 and RMB 8,128 million in the six months ended June 30, 2004, over 95% of which in each period was used to purchase fixed assets and fund construction in progress. Our cash outlays for capital expenditures amounted to RMB 40,163 million in 2001, RMB 25,814 million in 2002, RMB 28,528 million in 2003 and RMB 8,947 million in the six months ended June 30, 2004. For more details, see “— Capital expenditures” below.

      In 2003 we realized RMB 1,195 million from the sale of a portion of investments we had made primarily in 2001 and 2002 in short-term securities, as well as RMB 735 million from the disposal of fixed assets.

      We must obtain approvals from the NDRC and the MII, and in some cases, the State Council for any government-funded project involving significant capital investment in our operations. In addition, approvals from the NDRC and the MII are required for investment projects concerning national security, such as the construction of domestic backbone transmission networks, international gateways, and other telecommunications infrastructure projects. For a more detailed description, see “Regulation — Capital Investment”.

Net cash inflow/(outflow) from financing activities

      Our net cash inflow from financing activities was RMB 18,420 million in 2001, RMB 1,734 million in 2002 and RMB 1,262 million in 2003. Our primary source of funding has been our net borrowings in bank loans (defined as proceeds received from bank loans minus cash repayments), which yielded net proceeds of RMB 17,702 million in 2001 and RMB 5,287 million in 2002, and a net repayment of RMB 1,581 million in 2003. In 2003, our net cash inflow from financing activities was primarily due to the advance from China Netcom Group in the amount of RMB 4,750 million. In 2002, our net proceeds were partially offset by our net distributions to China Netcom Group (defined as cash distributions to China Netcom Group minus China Netcom Group’s contributions), which were RMB 3,465 million in 2002.

      Our net cash outflow from financing activities was RMB 9,114 million in the six months ended June 30, 2004, representing an increase of RMB 6,413 million, or 237.4%, from RMB 2,701 million in the six months ended June 30, 2003. The increase in cash outflow was primarily a result of cash distributions to China Netcom Group in the aggregate amount of RMB 7,310 million.

      Our indebtedness as of the dates indicated was as follows:

	As of December 31,			As of
				June 30,
	2001	2002	2003	2004

	(RMB in millions)
Short-term bank loans	17,837	26,371	32,217	29,744
Current portion of long-term debt	9,406	14,089	15,716	8,142
Long-term debt, net of current portion	37,446	29,480	22,309	20,464

Total	64,689	69,940	70,242	58,350

      We have increasingly taken advantage of significantly lower interest rates on short-term bank loans to lower financing costs on our capital expenditures. The benchmark rates from banks in China were lowered in February 2002. In addition, historically we received a 10% discount off these benchmark rates on many of our loans, which is the most preferred discount permitted by the People’s Bank of China to be offered by these banks. While historically the amount of our long-term debt exceeded the amount of our short-term debt, our short-term debt (including the current portion of long-term debt) as of June 30, 2004 accounted for 64.9% of our total debt and exceeded our long-term debt by RMB 17,422 million as we refinanced long-term debt and replaced maturing long-term debt with short-term debt. See also “— Market Risk and Risk Management — Interest rate risk” for details on the interest rates and maturities of our borrowings. Although, in our experience, a substantial portion of our short-term borrowings is rolled over upon maturity and these borrowings have been, in the past, a stable source of funding, our ability to timely rollover, extend or refinance our short-term debt and the cost of such refinancing is dependent upon numerous factors, such as the political, economic and other conditions in China, our financial and operating conditions, the assessment by the banks of our credit rating, the availability of credit from banks or lenders, and conditions in the financial markets.

      Our secured long-term loans were RMB 1,121 million as of June 30, 2004. These loans were secured by:

•	certain fixed assets amounting to RMB 24 million;

•	RMB 578 million in corporate guarantees granted by China Netcom Group; and

•	RMB 538 million in corporate guarantees granted by third parties.

      As of June 30, 2004, our available and unused credit facilities amounted to RMB 11,845 million.

      Our ability to obtain adequate financing to satisfy our capital expenditure and debt service requirements may be limited by our financial condition and results of operations and the liquidity of international and domestic financial markets. Any failure by us to achieve timely rollover, extension or refinancing of our short-term debt may result in our inability to meet our obligations in connection with debt service, accounts payable and/or other liabilities when they become due and payable. For more details, see “Risk Factors — Risk Relating to Our Business — We rely substantially on short-term borrowings and our inability to obtain sufficient funding may adversely affect our liquidity and financial condition”.

      In addition, prior to accessing international capital markets, we may be required to obtain approval from some or all of a number of government authorities depending on the type of international financing raised, including the State Council, the MII, the State-Owned Assets Supervision and Administration Commission, the China Securities Regulatory Commission and the NDRC. See “Regulation — Accessing International Capital Markets”.

Contractual obligations and commitments, including off-balance sheet arrangements

      The following table sets forth information regarding our aggregate payment obligations in future years of the contractual obligations and commercial commitments that we had as of June 30, 2004.

	Payments Due in the Period

		July 1 -
		December 31,
	Total	2004	2005	2006	2007	2008	Thereafter

	(RMB in millions)
Short-term debt	29,744	18,688	11,056	—	—	—	—
Short-term capacity purchase payable	140	140	—	—	—	—	—
Long-term debt	28,606	5,931	7,354	6,239	3,876	3,705	1,501
Operating lease commitments	3,615	470	926	613	241	227	1,138
Capital commitments	8,199	4,955	2,592	645	5	1	1

Total contractual cash obligations	70,304	30,184	21,928	7,497	4,122	3,933	2,640

Guarantees	94	32	62	—	—	—	—

Total commercial commitments	94	32	62	—	—	—	—

      We have entered into certain foreign currency exchange forward contracts with banks, which are non-speculative and used as hedges of certain of our borrowings that are denominated in foreign currencies. The foreign currency exchange forward contracts and respective payable balances are included in other non-current liabilities and disclosed in the section entitled “— Market Risk and Risk Management — Foreign exchange rate risk”.

Capital expenditures

      The following table sets forth our actual and planned total capital expenditure requirements for the periods indicated:

Capital
Expenditures

(RMB in millions)
2001	40,163
2002	25,814
2003	28,528
2004 (Planned)	23,400
2005 (Planned)	21,400
2006 (Planned)	21,400

      Historically, most of our capital expenditures were budgeted for the improvement of our networks and related equipment. In particular, capital expenditures related to our local access, switching, data and transport networks each accounted for a significant percentage of our total capital expenditures. Expenditures for other projects were mainly related to investments in facilities to house our telecommunications equipment and other facilities. In 2001, we increased our spending on large-scale construction of network infrastructure. Our total capital expenditure requirements in 2002 and 2003 were substantially lower than those in 2001 as we focused on controlling our capital expenditure levels by improving our network efficiency and developing new products and services to better utilize our existing networks. We increased our spending on PHS networks to satisfy the growing demand for our PHS services, despite declines in total capital expenditure levels between 2001 and 2003.

      Projected capital expenditures in 2004 for our operations are RMB 23,400 million, of which RMB 8,947 million has been spent as of June 30, 2004. The major components of our capital investment plan for 2004 are:

•	continued improvement and expansion of our data networks to support our broadband services;

•	capital investments in our switching and transport networks;

•	selective capital investments to further roll out local access networks in our northern and southern service regions and PHS in communications-intensive areas in our northern service regions;

•	further improvement of our support and information systems; and

•	capital investments in our infrastructure and other projects.

      In 2005 and 2006, we will continue to focus on controlling our capital expenditure levels and improving our network efficiency. We anticipate that our capital expenditures in these periods will mainly relate to further rollout of our broadband services, local access networks and transport and switching networks.

      Our capital expenditure estimates are subject to uncertainty and actual capital expenditures in future periods may differ significantly from these estimates. Many factors could cause changes to the timing, amounts and nature of our capital expenditures, including overall economic environment, customer demand, utilization rate of our network resources, technological advances, and other relevant factors.

      We may enter into new telecommunications businesses in the future, which may require additional capital expenditures. In addition, in estimating our future capital expenditures we have assumed that we will not become subject to any universal service obligations or other similar requirements. In the event that any such requirements for which China Netcom Group is not obligated to, or does not compensate us, our capital expenditures in future periods would likely be higher. See “Risk Factors — Risks Relating to the PRC Telecommunications Industry — The PRC government may require major operators, including us, to provide universal services with specified obligations, and we may not be compensated adequately for providing such services”.

Capital resources

      We expect to fund our capital expenditure needs with a combination of cash generated from operating activities, short-term and long-term bank loans and net proceeds from the global offering. We believe that we will have sufficient capital resources to satisfy our capital expenditure requirements in the foreseeable future periods.

Reconciliation of Hong Kong GAAP and U.S. GAAP

      Our consolidated financial statements have been prepared in accordance with Hong Kong GAAP, which differs significantly in certain respects from U.S. GAAP. Differences between Hong Kong GAAP and U.S. GAAP may have significant impact on our consolidated net profit/(loss) and shareholders’ equity. For example, appraisals are not generally recognized under U.S. GAAP as providing an appropriate basis for restating the depreciable asset base. Consequently, under U.S. GAAP there was no charge to income in 2003 resulting from the revaluation of our fixed assets in the amount of RMB 25,778 million in 2003. Thus, in future periods we expect our depreciation and amortization expense as reported in accordance with U.S. GAAP to be significantly higher than as reported in our financial statements prepared in accordance with Hong Kong GAAP.

      We have summarized these differences and their effect on our shareholders’ equity as of December 31, 2001, 2002 and 2003 and as of June 30, 2004 and the results of our operations for each of the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 in Note 36 to our consolidated financial statements included elsewhere in this document. These differences relate primarily to the treatment of the revaluation of fixed assets, and deferred tax.

      The effect on net profit/(loss) of differences between Hong Kong GAAP and U.S. GAAP for the years ended December 31, 2001, 2002, 2003 and for the six months ended June 30, 2003 and 2004 is as set forth in the following table.

				For the Six
	For the Years Ended			Months Ended
	December 31,			June 30,

	2001	2002	2003	2003	2004

	(RMB in millions)
Net profit/(loss) under Hong Kong GAAP	7,400	6,520	(11,111)	4,272	4,875
U.S. GAAP adjustments	(128)	(46)	17,271	(14)	(1,121)

Net profit/(loss) under U.S. GAAP	7,272	6,474	6,160	4,258	3,754

      The effect on shareholders’ equity of differences between Hong Kong GAAP and U.S. GAAP as of December 31, 2001, 2002 and 2003 and as of June 30, 2004 is as set forth in the following table.

	As of December 31,			As of
				June 30,
	2001	2002	2003	2004

	(RMB in millions)
Owners’ equity under Hong Kong GAAP	59,206	62,213	43,376	42,869
U.S. GAAP adjustments	(2,625)	(2,651)	12,624	11,669

Owners’ equity under U.S. GAAP	56,581	59,562	56,000	54,538

Pro Forma Adjustments and Their Financial Impact

      The unaudited pro forma consolidated financial information reflects the effects of our restructurings that are (i) directly attributable to the restructuring transactions, (ii) expected to have a continuing impact on us and (iii) factually supportable. We believe that these transactions will have an impact on our overall results of operations, and that a pro forma presentation reflecting these transactions as if they occurred on January 1, 2003 is necessary to supplement our consolidated financial information. The expected effects of certain arrangements, such as the Interconnection Settlement Agreement, Property Sub-Leasing Agreement, Master Services Sharing Agreement, Engineering and Information Technology Services Agreement, Materials Procurement Agreement, Ancillary Telecommunications Services Agreement and Support Services Agreement entered into between China Netcom Group and us, are not reflected in the unaudited pro forma consolidated financial information because the effects of such changes relate to future events or decisions.

      While the unaudited pro forma consolidated financial information is helpful in showing the financial characteristics as if the events had occurred at a certain date, it is not intended to show how we would have actually performed if the events had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period. We have included in the unaudited pro forma consolidated statements of operations all the adjustments necessary for a fair presentation of the financial position and operating results in the historical periods. If the occurrence of the events differs from our assumptions and expectations, the actual consolidated financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected below.

	For the Year Ended December 31, 2003

	Historical	Adjustments	Pro Forma

	(RMB in millions)
Revenues	59,898	123	60,021
Operating expenses	48,733	(2,691)	46,042

Operating profit before interest income, dividend income and deficit on revaluation of fixed assets	11,165	2,814	13,979
Loss for the year	(11,111)	2,740	(8,371)

	For the Six Months Ended June 30, 2004

	Historical	Adjustments	Pro Forma

	(RMB in millions)
Revenues	32,498	(489)	32,009
Operating expenses	23,936	(801)	23,135

Operating profit before interest income, dividend income and deficit on revaluation of fixed assets	8,562	312	8,874
Profit for the period	4,875	753	5,628

      We have prepared different pro forma financial information for inclusion in the Hong Kong public offering document. The pro forma financial information in the Hong Kong public offering document is different from the pro forma financial information in this document because the information in the Hong Kong public offering document was prepared as required by Rule 4.29 of the listing rules of the Hong Kong Stock Exchange whereas the information in this document entitled “Unaudited Pro Forma Consolidated Financial Information” beginning on page P-1, and summarized elsewhere in this document including this section, was prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933. The unaudited pro forma loss for the year ended December 31, 2003 under Hong Kong GAAP is RMB 9,797 million and the unaudited pro forma profit for the six months ended June 30, 2004 under Hong Kong GAAP is RMB 6,037 million in the Hong Kong public offering document. For more details, see “Selected Unaudited Pro Forma Consolidated Income Statement Data — Notes describing the pro forma adjustments”.

Revaluation of fixed assets

      In connection with our restructuring, our assets were revalued as of December 31, 2003, which resulted in a net deficit on revaluation of fixed assets of RMB 25,778 million and a decrease in our depreciation expenses in the amount of RMB 3,213 million for the year ended December 31, 2003. The pro forma adjustments reflect the reduction in depreciation charge resulting from the revaluation of assets as if the results of the revaluation had been recorded on January 1, 2003.

Distribution of distributed assets and liabilities and related party transactions

      The pro forma adjustments to our income statements reflect the exclusion of results of operations attributable to the Distributed Assets and Liabilities for the year ended December 31, 2003 and for the six months ended June 30, 2004, including reductions in the depreciation charges associated with fixed assets that were distributed, the reductions in network, operations and support expenses, staff costs, selling, general and administrative expenses, and other operating expenses attributable to the Distributed Assets and Liabilities, the reductions in income and expenses from the distribution of investments, interests in associated companies and interest-bearing loans.

      The pro forma adjustments reflect the estimated effects of:

•	entering into the leases between China Netcom Group for buildings and other properties, as well as the inter-provincial fiber-optic cables within our northern and southern service regions pursuant to the Property Leasing Agreement and the Telecommunication Facilities Leasing Agreement; and

•	the effects of the Management Services Agreement and our purchases and leases of certain capacity from the China Netcom Group pursuant to a Capacity Purchase Agreement and a Capacity Lease Agreement.

      Our revenues, interest and dividend income would have decreased by RMB 915 million in 2003 and RMB 496 million in the six months ended June 30, 2004, and our operating expenses, finance costs and share losses from associated companies would have been reduced by RMB 1,805 million in 2003 and RMB 1,202 million in the six months ended June 30, 2004. See our unaudited pro forma financial statements included elsewhere in this document for more information regarding which transactions have and have not been reflected in these pro forma adjustments, particularly notes 1, 3, 4, 5, 6 and 8 thereto.

Changes in the accounting method of Asia Netcom

      The unaudited pro forma adjustment reflects the effects of the acquisitions of substantially all of the assets and certain liabilities of AGC through Asia Netcom, in transactions on March 10 and December 31, 2003, as if they had occurred on January 1, 2003, including, among other things, consolidation of the operating results of Asia Netcom and the operation associated with AGC’s assets and subsidiaries, and the amortization of goodwill arising from the acquisition, as well as the reversal of the share of the loss of joint venture. Financial results from January 1, 2003 through March 9 are not reflected due to lack of historical data.

Tax effect

      The pro forma adjustments reflect the tax effect of the above pro forma adjustments using the tax rate of 33%, the enterprise income tax rate in China, and other applicable statutory tax rates in other jurisdictions in which we operate.

      As a result of the foregoing pro forma adjustments, for the six months ended June 30, 2004:

•	our revenues would have decreased by RMB 489 million, or 1.5%, from RMB 32,498 million on a historical basis to RMB 32,009 million on a pro forma basis under Hong Kong GAAP; and

•	our net profit for the period would have increased by RMB 753 million, or 15.4%, from RMB 4,875 million on a historical basis to RMB 5,628 million on a pro forma basis under Hong Kong GAAP.

      For the year ended December 31, 2003:

•	our revenues would have increased by RMB 123 million, or 0.2%, from RMB 59,898 million on a historical basis to RMB 60,021 million on a pro forma basis under Hong Kong GAAP; and

•	our net loss for the year would have decreased by RMB 2,740 million, or 24.7%, from a net loss of RMB 11,111 million on a historical basis to a net loss of RMB 8,371 million on a pro forma basis under Hong Kong GAAP.

Critical Accounting Policies

      We have prepared the consolidated financial statements in accordance with Hong Kong GAAP, and the Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants. Hong Kong GAAP and the Hong Kong Financial Reporting Standards require us to adopt accounting policies and make estimates and assumptions in the preparation of these financial statements. When we make these estimates and assumptions, we base our estimates on historical experience and are required to make judgments about matters that are inherently uncertain. Accordingly, the reported financial position and results of operations are sensitive to these estimates and assumptions, and actual results may differ from those estimates as facts, circumstances and conditions change. Our principal accounting policies are set out in detail in Note 3 to our consolidated financial statements included elsewhere in this document. The following sections discuss the accounting policies which involve the most significant estimates and judgments made in the preparation of our consolidated financial statements.

Depreciation of fixed assets

      We depreciate our fixed assets at rates sufficient to write off their costs or revalued amounts less accumulated impairment losses and estimated residual values over their estimated useful lives on a straight-line basis. We review the useful lives periodically to ensure that the method and rates of depreciation are consistent with the expected pattern of economic benefits from fixed assets. We estimate the useful lives of the fixed assets based on our historical experience with similar assets, taking into account anticipated technological changes. The depreciation expense in the future periods will change if there are significant changes from previous estimates.

Revaluation of fixed assets

      Our fixed assets were revalued as of December 31, 2003 on a depreciated replacement cost basis. Apart from land and buildings, which are carried at cost, fixed assets are carried at the revalued amounts, being the fair value at the date of revaluation, less subsequent accumulated depreciation and impairment losses. Revaluations are performed at intervals of not more than three years by independent valuers and, in each of the intervening years, valuations are undertaken by professionally qualified executives employed by us. If the revalued amounts differ significantly from the carrying amounts of the fixed assets in the future, the carrying amounts will be adjusted to the revalued amounts. This will have an impact on our future results, since any subsequent decreases in valuation are first set off against increases on earlier valuations in respect of the same item and thereafter are charged as expense to the income statement and any subsequent increases are credited as income to the income statement up to the amount previously charged. In addition, the depreciation expense in future periods will change as the carrying amounts of the fixed assets change as a result of the revaluation.

      Our fixed assets were previously carried at cost less accumulated depreciation. The above accounting policy was changed in 2003 and was not applied retrospectively because such valuation of our fixed assets in 2001 or 2002 would require us to incur significant expense and devote extraordinary time to carry out.

Impairment of non-current assets

      At each balance sheet date, we consider both internal and external sources of information to assess where there is any indication that non-current assets, including fixed assets, are impaired. If any such indication exists, the recoverable amount of the asset is estimated and an impairment loss is recognized to reduce the carrying amount of the asset to its recoverable amount. Estimated recoverable amounts are determined based on estimated discounted future cash flows of the cash-generating unit at the lowest level to which the asset belongs. The recoverable amount is the higher of value in use or net selling price. Such impairment losses are recognized in the income statement, except where the asset is carried at valuation and the impairment loss does not exceed the revaluation surplus for that same asset, in which case the impairment loss is treated as a revaluation decrease and charged to the revaluation reserve. Accordingly, there will be an impact to our future results if there is a significant change of the recoverable amounts of our non-current assets.

Revenue recognition for upfront connection and installation fees

      We defer the recognition of upfront customer connection and installation fees and amortize them over the expected customer relationship period of ten years. The related direct incremental installation costs are deferred and amortized over the same expected customer relationship period of ten years, except when the direct incremental costs exceed the corresponding installation fees. The excess of the direct incremental costs over the corresponding installation fees, if any, are immediately amortized as expenses to the income statement. We estimate the expected customer relationship period based on our historical customer retention experience and factoring in the expected level of future competition, the risk of technological or functional obsolescence to our services, technological innovation, and the expected changes in the regulatory and social environment. If our estimate of the expected customer relationship period changes as a result of increased competition, changes in telecommunications technology or other factors, the amount and timing of recognition of our deferred revenues may change for future periods.

Recognition of revenues and costs under PHS bundled service contracts

      We provide PHS services, which is an extension of the local wireline telecommunications service, to our customers. Promotional packages comprising the bundled provision of PHS services and the provision of handsets to customers, under which customers either prepay a certain amount of service fee or commit to spend a minimum monthly service fee for a designated period of time in order to receive a free handset. The total revenues received or receivable and the cost of handsets provided to customers, as well as the related commissions paid to distributors under the promotional arrangements, are deferred and amortized as revenues and costs, respectively, to the income statement on a systematic basis to match the pattern of usage of the related service over the contract period. If the pattern of the usage of the PHS services by our customers changes in the future, the amortization period of the revenues and costs will change accordingly, which will have an impact to our future results.

Provision for doubtful debts

      We maintain an allowance for doubtful debts for estimated losses resulting from the inability of our customers to make the required payments. We make our estimates based on the aging of our accounts receivable balance, customer creditworthiness, and historical write-off experience. If the financial condition of our customers were to deteriorate, actual write-offs might be higher than expected, we would be required to revise the basis of making the allowance and our future results would be affected.

Change of Our Financial Year End

      In order to conform our financial year end, which was March 31 previously, with the financial year end of the businesses that were transferred to us in connection with the restructuring, we changed our financial year end from March 31 to December 31 beginning on April 1, 2003. We have applied for and obtained a waiver from strict compliance with the listing rules of the Hong Kong Stock Exchange.

Inflation

      According to the China Statistical Bureau, China’s overall national inflation rate, as represented by the general consumer price index, was approximately 0.7% in 2001, -0.8% in 2002, 1.2% in 2003 and 3.6% in the six months ended June 30, 2004. Inflation or deflation has not had a significant impact on our results of operations in recent years.

Market Risk and Risk Management

      Market risk is the risk of loss related to adverse changes in market prices, including interest rates and foreign exchange rates, of financial instruments we hold or have issued, all of which were for purposes other than trading purposes. In the normal course of business, we are routinely subject to a variety of risks, including market risk associated with interest rate movements and currency rate movements on non-Renminbi denominated assets and liabilities.

Foreign exchange rate risk

      We conduct our business primarily in Renminbi, which is also our functional and reporting currency. The Renminbi is not a fully convertible currency. Although the Renminbi to United States dollar exchange rate has been relatively stable since 1994, fluctuations in exchange rates may adversely affect the value, translated or converted into United States dollars or Hong Kong dollars (which are pegged to the U.S. dollar), of our net assets, earnings and any declared dividends. For a detailed description of the unitary managed floating rate system used by the PRC government to set foreign exchange rates, see “Exchange Rate Information”.

      We are exposed to foreign currency risk primarily as a result of our foreign currency borrowings for past purchases of telecommunications equipment from overseas suppliers. In addition, we receive some of our revenues from our international operations and pay related expenses in foreign currencies. As a result, our foreign currency exposure relates to our foreign currency-denominated debt and, to a limited extent, cash and cash equivalents denominated in foreign currencies.

      We have, in the past, entered into currency swap agreements and foreign exchange forward contracts designed to mitigate our exposure to foreign currency risks and may continue to do so in the future.

      The following table provides information regarding our foreign currency-sensitive financial instruments and transactions, which consist of cash and cash equivalents, short-term and long-term debt obligations capital commitments and foreign currency forward exchange contracts, as of June 30, 2004, and the expected maturity profile of these debt obligations and capital commitments.

	Expected Maturity

	July 1 -
	December 31,
	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value

	(RMB equivalent in millions, except interest rates)
Assets:
Cash and cash equivalents
U.S. dollars	1,044	—	—	—	—	—	1,044	1,044
HK dollars	6	—	—	—	—	—	6	6
Taiwan dollars	3	—	—	—	—	—	3	3

	Expected Maturity

	July 1 -
	December 31,
	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value

	(RMB equivalent in millions, except interest rates)
Liabilities:
U.S. dollar-denominated loans
Fixed rate	269	406	197	50	38	397	1,357	1,220
Average rate	3.07%	3.41%	3.29%	2.87%	1.89%	2.34%	2.95%
Variable rate	136	30	—	—	—	13	179	174
Average rate(1)	2.89%	5.00%	0.00%	0.00%	0.00%	0.00%	3.05%
Euro-denominated loans
Fixed rate	28	28	28	28	41	203	356	374
Average rate	5.03%	5.03%	5.03%	5.03%	5.03%	5.76%	5.44%
Japanese yen-denominated loans
Fixed rate	36	30	30	30	45	521	692	735
Average rate	2.60%	2.60%	2.60%	2.60%	2.60%	2.57%	2.58%
Variable rate	43	43	43	43	64	193	429	424
Average rate(1)	2.12%	2.12%	2.12%	2.12%	2.12%	2.00%	4.44%
Forward exchange agreements:
Pay US$/receive Euro
Contract amount	25	25	12	—	—	—	62	7
Average contractual rate	1.50%	1.50%	1.50%	—	—	—	1.50%
Receive US$/pay Euro
Contract amount	25	25	12	—	—	—	62	6
Average contractual rate	1.70%	1.70%	1.70%	—	—	—	1.70%
Receive Japanese yen/pay US$
Contract amount	31	30	30	29	29	271	420	58
Average contractual rate	77.76%	77.76%	77.76%	77.76%	77.76%	77.73%	77.74%

(1)	The average interest rates for variable rate loans are calculated based on the rates reported as of June 30, 2004.

Interest Rate Risk

      The People’s Bank of China has the sole authority in China to establish the official interest rates for Renminbi-denominated loans. Financial institutions in China set their effective interest rates within the range established by the People’s Bank of China. Interest rates and payment methods on loans denominated in foreign currencies are set by financial institutions based on interest rate changes in the international financial market, cost of funds, risk levels and other factors.

      We are subject to market risks due to fluctuations in interest rates on our debt. The majority of our debt is in the form of bank loans from banks in China. Increases in interest rates will increase the cost of new borrowing and the interest expense with respect to outstanding variable rate debt. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of these debt instruments.

      The following table provides information regarding our interest rate-sensitive financial instruments, which consist of short-term and long-term debt obligations as well as the expected maturity profile of such obligations.

	Expected Maturity

	July 1 -
	December 31,							Fair
	2004	2005	2006	2007	2008	Thereafter	Total	Value

	(RMB equivalent in millions, except interest rates)
Liabilities:
RMB-denominated loans
Fixed rate	8,879	9,946	—	—	—	—	18,825	19,040
Average rate	4.76%	4.80%	—	—	—	—	4.78%
Variable rate	15,061	7,786	5,288	3,172	3,585	37	34,929	34,592
Average rate(1)	4.40%	4.90%	4.95%	4.97%	5.06%	0.00%	4.71%
U.S. dollar-denominated loans
Fixed rate	269	406	197	50	38	397	1,357	1,220
Average rate	3.07%	3.41%	3.29%	2.87%	1.89%	2.34%	2.95%
Variable rate	136	30	—	—	—	13	179	174
Average rate(1)	2.89%	5.00%	—	—	—	0.00%	3.05%
Euro-denominated loans
Fixed rate	28	28	28	28	41	203	356	374
Average rate	5.03%	5.03%	5.03%	5.03%	5.03%	5.76%	5.44%
Japanese yen-denominated loans
Fixed rate	36	30	30	30	45	521	692	735
Average rate	2.60%	2.60%	2.60%	2.60%	2.60%	2.57%	2.58%
Variable rate	43	43	43	43	64	193	429	424
Average rate(1)	2.12%	2.12%	2.12%	2.12%	2.12%	2.00%	4.44%

(1)	The average interest rates for variable rate loans are calculated based on the rates reported as of June 30, 2004.

Recent Financial Information Disclosed in Connection with the Hong Kong Public Offering

      Our outstanding indebtedness as of August 31, 2004 was as follows:

Short-term Debts

		RMB
	Interest rate and final maturity	million

Short-term bank loan
Renminbi-denominated	Interest rates ranging from 4.54% to 6.2% per annum with maturity through August 27, 2005	27,284
U.S. dollar-denominated	Interest rates ranging from 2.59% to 2.77% per annum with maturity through August 27, 2005	634
Current portion of long-term bank loans and finance lease obligations		7,449

Total		35,367

Long-term Debts

		RMB
	Interest rate and final maturity	million

Long-term bank loans
Renminbi-denominated	Interest rates ranging from 4.5% to 6.2% per annum with maturity through December 31, 2032	24,221
U.S. dollar-denominated	Interest rates ranging from 2.1% to 5.5% per annum with maturity through December 31, 2040	2,333
Japanese Yen-denominated	Interest rates ranging from 2.1% to 3.5% per annum with maturity through October 20, 2022	1,080
Euro-denominated	Interest rates ranging from 2% to 5.94% per annum with maturity through February 28, 2039	76
Finance lease obligations		1,476
Current portion of long-term bank loans and finance lease obligations		(7,449)

Total		21,737

      As of August 31, 2004, no short-term bank loans were secured and long-term bank loans in an amount of RMB 2,391 million were secured. Of these secured long-term loans, RMB 553 million is secured by corporate guarantee granted by China Netcom Group and RMB 745 million borrowed by Asia Netcom is secured by corporate guarantee granted by EANL, a subsidiary of China Netcom Group. We have undertaken to the Hong Kong Stock Exchange to use our best efforts to arrange for the said guarantees to be released, or failing which to arrange for the relevant bank loans to be settled, within six months after the consummation of the global offering.

      Another RMB 5 million were secured by certain of our fixed assets, the net book value of which amounted to RMB 23 million.

          Contractual obligations and commercial commitments

      The following table sets forth our contractual obligations and commercial commitments as of August 31, 2004:

			Later than
			one year and
		Not later than	not later than	Later than
	Total	one year	five years	five years

	(RMB in millions)
Short-term debt	27,918	27,918	—	—
Short-term capacity purchase payable	46	46	—	—
Long-term debt	29,186	7,449	19,866	1,871
Operating lease commitments	3,564	978	1,596	990
Capital commitments	6,225	4,542	1,682	1
Total contractual cash obligations	66,939	40,933	23,144	2,862

Guarantees	70	39	31	—

Total commercial commitments	70	39	31	—

      The table in “— Liquidity and Capital Resources — Contractual obligations and commitments, including off-balance sheet arrangements” presents information as of June 30, 2004, the date of our last balance sheet of our audited consolidated financial statements. The table above presents information as of August 31, 2004, and was prepared in accordance with the listing rules of the Hong Kong Stock Exchange, which is of a slightly different disclosure scope from what is required under the SEC rules. In addition, the changes in these two sets of data are also attributable to the net repayment of borrowings and settlement of the capital commitments during the two-month period from July 1, 2004 to August 31, 2004.

      There have been no material changes in our indebtedness and contingent liabilities since August 31, 2004.

PROSPECTIVE FINANCIAL INFORMATION

      In accordance with the customary practice in securities offerings in Hong Kong, we have prepared the following prospective financial information for the year ending December 31, 2004. Although we will become a reporting company after the global offering and have ongoing disclosure obligations under U.S. Federal Securities Laws, we do not intend to update this information prior to the announcement of our results of operations for the year or to publish this information in future years.

      The prospective financial information included in this document has been prepared by us for use in the Hong Kong public offering in accordance with local market practice in Hong Kong. Such information is the responsibility of our management. PricewaterhouseCoopers has neither examined, compiled nor otherwise applied procedures to the accompanying prospective financial information for the purpose of its inclusion herein and, accordingly, PricewaterhouseCoopers does not express any opinion and has not provided any form of assurance with respect thereto for the purpose of this document. The PricewaterhouseCoopers report included in this document relates to our historical financial statements. It does not extend to the prospective financial information and should not be read to do so.

      This prospective financial information was not prepared with a view toward compliance with published guidelines of the Commission and the American Institute of Certified Public Accountants, or AICPA, for preparation and presentation of prospective financial information. Accordingly, this information does not include disclosure of all information required by the AICPA guidelines on prospective financial information. The prospective financial information is necessarily based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by us, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and upon assumptions with respect to future business decisions that are subject to change. This prospective financial information also assumes the success of our business strategy. The success of this strategy is subject to uncertainties and contingencies beyond our control, and no assurance can be given that the strategy will be effective or that the anticipated benefits from the strategy will be realized in the periods for which forecasts have been prepared, or at all. Accordingly, we cannot provide any assurance that these results will be realized. The prospective financial information may vary materially from our actual results. Prospective investors in the ADSs and ordinary shares are cautioned not to place undue reliance on this information. We make no representation that these results will be achieved.

      Furthermore, U.S. investors are cautioned that the prospective financial information of our company has been prepared in accordance with Hong Kong GAAP, which differs in certain significant respects from U.S. GAAP. Note 36 to our historical consolidated financial statements included elsewhere in this document sets forth differences between Hong Kong GAAP and U.S. GAAP that have had a significant impact on our historical consolidated net profit/(loss) and consolidated owner’s equity. Certain of these differences, including the treatment of depreciation charges on revalued assets, are also expected to have a significant impact on our current and future results. No reconciliation between Hong Kong GAAP and U.S. GAAP results has been prepared with respect to this prospective financial information.

      We believe that, on the basis set forth below and in the absence of unforeseen circumstances, our forecast profit after taxation and minority interests but before extraordinary items of our company for the year ending December 31, 2004 is unlikely to be less than RMB 9,153 million under Hong Kong GAAP. We are not aware of, nor do we expect, any extraordinary items to arise in respect of the year ending December 31, 2004. On the basis of the prospective financial information presented and the weighted average number of shares expected to be issued and outstanding during the current fiscal year of approximately 5,619,511,393 shares (assuming the underwriters do not exercise the over-allotment option), the forecast profit after taxation and minority interests but before extraordinary items of our company per share on a weighted average basis for the year ending December 31, 2004 is unlikely to be less than RMB 1.63 under Hong Kong GAAP.

Bases and Assumptions

      We have prepared the forecast profit after taxation and minority interests but before extraordinary items of our company for the year ending December 31, 2004 on the basis of the audited financial statements for the six months ended June 30, 2004 and a forecast of the results for the remaining six months ended December 31, 2004, based in part on the unaudited financial results for the two months ended August 31, 2004. The forecast has been prepared on a basis of the accounting policies consistent in all material respects with those adopted by our company as set out in the consolidated financial statements included elsewhere in this document, and on the following bases and assumptions:

•	There will be no material change in existing political, legal, fiscal, market or economic conditions in China, Hong Kong, or any other country or territory in which we currently operate or which is otherwise material to our revenues.

•	There will be no changes in legislation, regulations or rules in China, Hong Kong or any other country or territory with which we have arrangements or agreements, which materially adversely affect our business.

•	There will be no material changes in the bases or rates of taxation in the countries or territories in which we operate, except as otherwise disclosed in this document.

•	There will be no material changes in interest rates or foreign currency exchange rates from those currently prevailing.

•	There will be no significant litigation against us.

•	The monthly fees and usage fees for local telephone service and tariffs for all domestic and international, Hong Kong, Macau and Taiwan long distance services on traditional networks will continue to be regulated as fixed tariffs, fixed jointly by the MII and the NDRC.

•	The leased line and data services are based on government-fixed tariffs, determined jointly by the MII and the NDRC after taking into consideration general discounts to customers, and will not change for the forecast period.

THE TELECOMMUNICATIONS INDUSTRY IN CHINA

      The information presented in this section is either derived from various publications or obtained from communications with the Ministry of Information Industry, unless otherwise indicated. Neither we nor any of our affiliates or advisors, nor the underwriters or any of their affiliates or advisors, have independently verified the information presented in this section. This information may not be consistent with other information compiled within or outside China.

      Publications used to present information in this section include:

•	Annual Statistical Report of China’s Communications Industry from 2002 and 2003;
•	Statistical Publications of China’s Economic and Social Development from 2001 and 2003;
•	Monthly Statistical Report of China’s Communications Industry from June 2004 (via MII’s website);
•	Guide to the Development of China’s Telecommunications Industry, 2004;
•	WTO accession agreements; and
•	Asia/Pacific ISP and Broadband Market Forecast, 2003-2007, Gartner Dataquest.

Overview

      China is the largest telecommunications market in the world in terms of the number of fixed-line and mobile telephone subscribers, reflecting China’s sustained economic growth over the past two decades, and the PRC government’s policies promoting telecommunications usage and orderly competition among telecommunications operators.

      According to the Ministry of Information Industry, or the MII, China has the largest telephone subscriber base in the world, with 532.7 million subscribers, including 262.7 million fixed-line subscribers and 270.0 million mobile subscribers as of the end of 2003, and 600.8 million subscribers, including 295.5 million fixed-line subscribers and 305.3 million mobile subscribers as of June 30, 2004. The MII estimates that by the end of 2004, China will have 303 million access lines in service for fixed-line telephone services, representing a penetration rate of 23.5%, and that the number of mobile service users will grow to 321 million, representing a penetration rate of 24.5%. According to the MII, China is one of the largest markets in the world in terms of Internet subscribers, with 17.7 million broadband subscribers and 53.5 million dial-up and dedicated line subscribers, as of June 30, 2004.

      Total telecommunications spending in China is closely linked with the growth of the overall economy and gross domestic product, or GDP. From 2001 to 2003, China’s GDP grew from RMB 9.6 trillion to RMB 11.7 trillion. Growth in the Chinese economy in recent years has led to significant increases in per capita income levels, business activity, and consumer wealth, which in turn led to increasing demand for telecommunications services. This greater demand is reflected in the significant growth of penetration rate and total usage of fixed-line telephone, mobile telephone, broadband and other Internet-related services, and business and data communications services in China. From 2001 to 2003, total revenues for China’s telecommunications industry grew from RMB 371.9 billion to RMB 459.8 billion, outpacing China’s GDP growth in the same period. For the six months ended June 30, 2004, revenues for China’s telecommunications industry totaled RMB 253.6 billion.

Telecommunications Services in China

      According to the MII, the total number of fixed-line subscribers increased from 6.9 million as of the end of 1990 to 144.8 million as of the end of 2000, and to 262.7 million as of the end of 2003, with the penetration rate increasing from 14.1% to 20.3% between the end of 2001 and the end of 2003. As of June 30, 2004, the total number of fixed-line subscribers was 295.5 million. These increases were partly attributable to the significant growth of PHS services over the past several years, with the number of PHS subscribers reaching 37.3 million as of the end of 2003 since wide adoption of the technology in 2000. PHS subscribers constituted 14.2% of the total number of fixed-line subscribers as of December 31, 2003. There are currently four licensed fixed-line operators in China, consisting of China Telecom, China Unicom, China Railcom and China Netcom Group.

      From the end of 1995 to the end of 2003, mobile services also experienced significant growth. The number of mobile telephone subscribers increased from 3.6 million as of the end of 1995 to 85.3 million as of the end of 2000, and to 270.0 million as of the end of 2003 and the mobile penetration rate increased from 11.4% to 20.9% between the end of 2001 and the end of 2003. As of June 30, 2004, the total number of mobile subscribers was 305.3 million. China Mobile and China Unicom are the only licensed providers of mobile communications services in China.

      With the proliferation of personal computers and other broadband service devices, as well as the increasing affordability and expanding availability of Internet content and applications, such as online games and video-on-demand, broadband and other Internet-related services in China experienced significant growth in recent years. According to Gartner Dataquest, a global research firm, there were 3.5 million broadband accounts in China as of the end of 2002, compared to, for example, 0.3 million in Australia, 0.2 million in Singapore and 10.4 million in South Korea as of the same date. The corresponding broadband penetration rates for these countries as of the same date were 0.3%, 1.8%, 5.5% and 21.7%, respectively.

      In line with China’s economic development and the increase of corporate users in recent years, the demand for business and data communications services has also increased in the same period. The rise of the Internet and the wider adoption of broadband applications as well as the increased demand for corporate networks and communications, have stimulated demand for managed data services, particularly from business customers. In addition to China Netcom Group and us, the main providers of business and data communications services are China Telecom and, to a lesser extent, China Unicom and China Railcom, and their respective affiliates.

      China has an extensive telecommunications network infrastructure. According to the MII, the total length of fiber-optic networks in China extended approximately 2.7 million kilometers as of the end of 2003, while the total capacity of long distance switches reached 8.7 million ports and the total capacity of local switches reached 351 million ports.

Telecommunications Industry Restructuring and Participants

      Since 1993, the PRC government has taken significant steps to liberalize the telecommunications industry and introduce competition. Prior to that, all public telecommunications networks and businesses in China were controlled and operated by the former Ministry of Posts and Telecommunications, or the MPT. In 1994, China Unicom Group, a provider of mobile telephone services, and Jitong Communications Company Limited, a provider of IP-based telephone and data communications service, were established in accordance with the State Council’s mandate to introduce competition into the industry.

      As part of the PRC government’s restructuring of the telecommunications industry, the MII was established in 1998 to assume, among other things, the regulatory responsibilities of the MPT. The Directorate General of Telecommunications, or the DGT, assumed the operational functions of the MPT.

      Upon approval of the State Council, the mobile and paging businesses were spun off from the DGT into separate independent corporations. In 2000, the DGT was renamed China Telecom Corporation, or China Telecom, to operate the nationwide fixed-line telecommunications business. In 1999, China Netcom Corporation Limited, or CNC China, was established as a nationwide fixed-line telecommunications operator in China by Chinese Academy of Sciences, Information and Network Center of the State Administration of Radio, Film and Television, China Railways Telecommunications Center and Shanghai Alliance Investment Limited. Thereafter, the above four shareholders, with their respective equity interest in CNC China as capital contribution, established China Netcom (Holdings) Limited, or China Netcom Holdings. See “Restructuring — Our History”.

      In accordance with the decision of the State Council in 2001 to promote an orderly competitive environment of the telecommunications industry in China, China Telecom was divided geographically into two businesses, consisting of the ten provinces, municipalities and autonomous regions in northern China, and the 21 provinces, municipalities and autonomous regions in southern China. The northern and southern businesses were each allocated the entire local access networks in their respective regions. In addition, the northern and southern businesses were allocated 30% and 70% ownership, respectively, of the nationwide fiber-optic network previously owned by China Telecom. The northern business was combined with China Netcom Holdings and Jitong Network Communications Company Limited to form China Netcom Group, our parent company. The southern business remained with China Telecom. China Netcom Group and China Telecom both are permitted to operate nationwide fixed-line telecommunications networks and to provide nationwide fixed-line telecommunications services.

      China Railcom, established in 2000, primarily utilizes its network facilities located along or near railways within China to provide fixed-line telephone services and business and data communications services. China Satcom, established in 2001, primarily provides satellite services. By the end of 2003, China’s telecommunications industry consisted of six operators of basic telecommunications services — China Netcom Group, China Telecom, China Mobile, China Unicom, China Railcom and China Satcom. The market is dominated by four major operators: China Telecom and China Netcom Group primarily for fixed-line services, and China Mobile and China Unicom for mobile services. China Netcom Group is the dominant fixed-line operator in northern China, and China Telecom is the dominant fixed-line operator in southern China.

China’s Accession to the WTO

      As a result of China’s accession to the WTO, the PRC government has agreed to gradually open up various service types and regions of the telecommunications market in China to foreign investors. As part of this liberalization, the State Council has promulgated the Regulations on the Administration of Foreign-Invested Telecommunications Enterprises, which became effective on January 1, 2002. According to those regulations, foreign investors may establish foreign-invested telecommunications enterprises in China to operate basic and value-added telecommunications services, subject to the approval of the MII and the Ministry of Commerce. Certain limitations have been placed on the total investment and maximum foreign shareholdings in such enterprises.

      The table below summarizes the foreign ownership and geographic restrictions for foreign-invested telecommunications enterprises in China, as derived from the WTO accession agreements.

Permitted Foreign Ownership Percentage and Geographic Restrictions for

Foreign-Invested Telecommunications Enterprises in China

	As of December 11,

Service Type	2003	2004	2005	2006	2007

Fixed-line	Not	25%	25%	35%	49%
	permitted	(3 cities) (1)	(3 cities) (1)	(17 cities) (2)	(nationwide)

Mobile	35%	49%	49%	49%	49%
	(17 cities) (2)	(17 cities) (2)	(17 cities) (2)	(nationwide)	(nationwide)

Value-added	50%	50%	50%	50%	50%
	(nationwide)	(nationwide)	(nationwide)	(nationwide)	(nationwide)

Paging	50%	50%	50%	50%	50%
	(nationwide)	(nationwide)	(nationwide)	(nationwide)	(nationwide)

(1)	The initial three cities are Beijing, Shanghai and Guangzhou.

(2)	The 17 cities are Beijing, Chengdu, Chongqing, Dalian, Fuzhou, Guangzhou, Hangzhou, Nanjing, Ningbo, Qingdao, Shanghai, Shenyang, Shenzhen, Xiamen, Xi’an, Taiyuan and Wuhan.

BUSINESS

      Except for certain historical financial data such as operating cash flows, and unless otherwise indicated or the context otherwise indicates, all company data prior to and for the year ended December 31, 2003 and the six months ended June 30, 2004 provided in this Business section, including our usage volume, number of fixed-line subscribers, market share and number of ports and bandwidth leased, do not include data of any of the operations that were included in our consolidated financial statements but were distributed to China Netcom Group as part of our restructuring. For further information on our restructuring, see “Restructuring”. The operations owned by China Netcom Group are not ours and their results of operations will not be reflected in our consolidated financial statements for future periods.

Overview

      We are a leading fixed-line telecommunications operator in China and a leading international data communications operator in the Asia-Pacific region. Our northern service region in China consists of Beijing Municipality, Tianjin Municipality, Hebei Province, Henan Province, Shandong Province and Liaoning Province. Our southern service region in China consists of Shanghai Municipality and Guangdong Province. We are the dominant provider of fixed-line telephone services, broadband and other Internet-related services, and business and data communications services in our northern service region in China. We primarily target business and residential customers in selected high-density areas in our southern service region in China. We are also the only telecommunications company in China that operates an extensive network and offers international data services in the Asia-Pacific region.

      Our principal services consist of:

•	fixed-line telephone services (including our PHS service), including:

—	local, domestic long distance and international long distance services;

—	value-added services, including caller identification and telephone information services; and

—	interconnection services provided to other domestic telecommunications operators;

•	broadband and other Internet-related services, including digital subscriber lines, or DSL, local area network, or LAN, dial-up Internet access and other services;

•	business and data communications services, including digital data network, or DDN, frame relay, asynchronous transfer mode, or ATM, IP-based virtual private network, or IP-VPN, and leased line services; and

•	international telecommunications services consisting of international voice services for international inbound calls destined for, or transit through, China or other Asia-Pacific countries and regions, and leased line, Internet access, managed data and other telecommunications services provided to business and carrier customers located outside China.

      As of June 30, 2004, our market share in our northern service region was 94.6% in terms of number of fixed-line subscribers. From December 31, 2001 to June 30, 2004, the number of our fixed-line subscribers in our northern service region increased from 51.1 million to 77.1 million. We are capitalizing on our extensive fixed-line network and large customer base to target the fast growing market for PHS services in China. The subscriber base for our PHS service grew from approximately 447,000 at the end of 2001 to 12.5 million as of June 30, 2004. We also provide domestic and international long distance services. For the years ended December 31, 2001, 2002 and 2003, and for the six months ended June 30, 2004, our domestic long distance service usage was 14.9 billion minutes, 17.1 billion minutes, 20.4 billion minutes and 11.7 billion minutes, respectively. For the same periods, our international long distance service usage was 286.5 million minutes, 349.7 million minutes, 419.5 million minutes and 227.9 million minutes, respectively. As of June 30, 2004, our market shares in terms of usage in our northern service region in domestic and international long distance services were 44.6% and 62.5%, respectively, of all fixed-line and mobile telecommunications operators.

      Our broadband services have also experienced rapid growth. We provide broadband services primarily based on DSL and LAN technologies in both our northern and southern service regions. The subscriber base for our broadband services grew from approximately 117,000 at the end of 2001 to 4.2 million as of June 30, 2004. Substantially all of our broadband subscribers are located in our northern service region. Our market share for broadband subscribers in our northern service region was 92.9% as of June 30, 2004.

      We provide business and data communications services, including managed data services and leased line services in our northern and southern service regions, to government entities, domestic and international businesses, Internet service providers and telecommunications operators. We primarily focus on key cities where there is a high concentration of business and government customers, growing economic activity and a high demand for these services.

      In addition, we provide international telecommunications services primarily to businesses and telecommunications operators in the Asia-Pacific region. These services consist of international voice, leased line, managed data and other telecommunications services.

      We own comprehensive local networks in our northern service region and selected local networks in major cities in our southern service region. We operate an advanced and high-speed intra- and inter-provincial transport network in our northern and southern service regions. We also operate a regional fiber-optic submarine cable system owned by our ultimate controlling shareholder, China Netcom Group, connecting Japan, South Korea, Taiwan, Hong Kong, Singapore and the Philippines. This cable system also connects to the west coast of the United States, and to Australia, New Zealand, India, Malaysia, Thailand, Indonesia, and Europe through additional circuits that we have purchased or leased. This network infrastructure enables us to provide a wide range of fixed-line telecommunications services in China and international markets.

Our Markets and Opportunities

      The map below indicates our northern and southern service regions. The following accompanying table sets forth selected demographic and market information relating to our northern and southern service regions and for China as a whole, as of or for the year ended December 31, 2003, unless otherwise indicated.

	Service Regions

	Northern	Southern	China Overall

Population (in millions)	322	93	1,292
2003 GDP per capita (RMB)	11,958	21,193	9,030
2001-2003 compound annual growth rate	12.1%	11.6%	9.6%
Fixed-line subscribers, including PHS (in millions)	72	33	263
2001-2003 compound annual growth rate	18.4%	19.2%	20.7%
Fixed-line telephone penetration rate	22.4%	35.5%	20.3%
Broadband subscribers (in millions)	2.8	2.3	11.1

Sources:	National Statistical Bureau, the MII and provincial telecommunications administrations.

     Our northern service region had an aggregate population of 322 million, with an average gross domestic product, or GDP, per capita of RMB 11,958 in 2003, compared to the national GDP per capita of RMB 9,030 in 2003. According to statistics from the provincial telecommunications administrations, as of December 31, 2001, 2002 and 2003, telecommunications service revenues in this region were RMB 83.9 billion, RMB 98.6 billion and RMB 113.2 billion, respectively. The fixed-line telephone penetration rate of this region as a whole was 22.4% as of December 31, 2003, compared to the national average of 20.3%. This service region includes Beijing, an economic and political center of China that also serves as the headquarters for many of China’s largest companies.

      Our southern service region is composed of two of the most affluent areas in southern China, with a combined average GDP per capita in 2003 of RMB 21,193, more than twice the national average. The fixed-line telephone penetration rate in this region as a whole was 35.5% in 2003. These areas are also key centers of commercial activity. According to statistics from the provincial telecommunications administrations, as of December 31, 2001, 2002 and 2003, total telecommunications service revenues in this region were RMB 81.1 billion, RMB 91.8 billion and RMB 102.3 billion, respectively.

      In the Asia-Pacific region, we target business and carrier customers with significant demands for China-related or cross-regional telecommunications services. According to International Data Corp., revenues from the international data segment of the Asia-Pacific telecommunications market were US$2 billion in 2002 and US$2.3 billion in 2003, and are expected to grow to US$2.7 billion by 2004, US$3.2 billion by 2005 and US$3.6 billion by 2006. As China becomes increasingly integrated with the rest of the Asia-Pacific region through trade, commercial and other activities, demand for cross-border telecommunications service by Chinese enterprises operating overseas and foreign companies operating in China is expected to increase significantly.

      We believe that our opportunities relate primarily to the following areas:

Further growth in demand for fixed-line telephone services

      The fast-growing economy and relatively low fixed-line penetration level in China present significant potential for further growth in the demand for fixed-line telephone services. Increasing popularity of new access technologies, such as PHS, which offers mobility covering one or more cities combined with cost-effectiveness, presents further fixed-line growth opportunities. As the incumbent fixed-line operator in our northern service region, with our extensive network coverage and our control of the “last mile” infrastructure in that region, we believe we are well-positioned to capture this growth opportunity. Our existing 77.6 million subscriber base represents a significant market for additional products and services. The recent rapid growth in value-added services, including caller identification and telephone information services, also demonstrates further growth potential in fixed-line services.

Rapid increase in demand for broadband services

      The demand for broadband services in China, including DSL and LAN, continues to grow due to the increase in the use of personal computers and other broadband equipment, and the expanded availability of local broadband content and applications, including online games and video-on-demand. DSL is currently the primary broadband solution in China. Despite rapid growth of broadband subscribers, China’s broadband penetration level remains low. As a result, we believe we are uniquely positioned in our northern service region to capitalize on this opportunity by offering to our existing customers upgrades from fixed access lines to DSL broadband lines at relatively competitive costs. In addition, in more affluent cities in our southern service region such as Shanghai, Guangzhou and Shenzhen, we provide primarily LAN-based services to high-end residential communities, which allows us to capture the growing demand for broadband services in these cities.

Strong growth in demand for domestic and international business and data communications services

      China’s economy has experienced significant growth over the past several decades. Businesses and government agencies have adopted increasingly sophisticated information technology systems, and the number of domestic enterprises and multinational corporations operating in China has increased significantly over the past ten years. As a result, the demand for business and data communications services is increasing. According to International Data Corp., information technology spending in China is expected to increase from US$22.6 billion in 2002 to US$29.3 billion in 2004. Our target markets for business and data communications services include China’s large and medium-sized cities such as Beijing, Tianjin, Shanghai, Guangzhou, Qingdao, Dalian and Shenzhen. As China’s interaction with the rest of the world increases, we expect demand for cross-regional business and data communications services to continue to rise. Our advanced network platform offers connectivity between China and most major economic centers in the Asia-Pacific region and enables us to better capture these growth opportunities and meet the demand of these business customers for international end-to-end connectivity.

Competitive Strengths

      We believe we have the following principal competitive strengths, which will provide us with a strong and defensible platform to capture the significant growth opportunities in the growing telecommunications market in China and the Asia-Pacific region.

Extensive and advanced network infrastructure

      The architecture of the network that we operate consists of transport and service networks, and support and information systems. We own extensive local access networks in northern China where we are the incumbent fixed-line operator, and local access networks in certain metropolitan areas in our southern service region where we are a new entrant to the market. We also operate a transport network that covers our northern and southern service regions and a fiber-optic network in the Asia-Pacific region, all of which are integrated to serve the end-to-end needs of our customers. As of June 30, 2004, our local access networks had reached substantially all of the cities, towns and counties in our northern service region. Our local access networks, which we built over five years in certain metropolitan areas in our southern service region, where China Telecom is the incumbent fixed-line operator, connected 327 buildings in Shanghai and 512 in Guangdong. The fiber-optic network that we and China Netcom Group operate connects substantially all cities in China and key countries and regions in the Asia-Pacific region. This fiber-optic network employs a variety of advanced technologies and is characterized by a relatively high bandwidth, and expandability, and enables us to provide a wide range of secure and reliable telecommunications services. Our and China Netcom Group’s operational control over this network infrastructure provides us with significant advantages in acquiring and serving large business customers. Furthermore, our extensive local access networks in our northern service region provide us with significant cost advantages in offering broadband and PHS services, and it would be difficult and costly for our competitors, as new entrants, to attempt to replicate these networks.

Dominant market position and extensive customer base in our northern service region

      Based on total usage and number of fixed-line subscribers, we are the leading provider of local telephone services, domestic long distance and international long distance services in our northern service region. We are also the leading provider of broadband and business and data communications services in this region. As of June 30, 2004, we had 54.4 million residential fixed-line subscribers, 6.5 million business fixed-line subscribers, 3.7 million public telephones, and 12.5 million PHS subscribers, for a total of 77.1 million fixed-line subscribers in our northern service region, representing a market share of 94.6% of all fixed-line subscribers. As the incumbent telecommunications operator, we have accumulated significant operational experience in our northern service region and a unique and extensive understanding of the market and customer demands. We have experienced mobile substitution and traffic migration to alternative fixed-line services such as VoIP. However, our dominant market position and broad customer base have enabled us to cross-sell new services and bundle additional services for sale to our existing customers. For example, we provide DSL services to our current fixed-line customers and short messaging service to our PHS customers. We are also able to realize significant economies of scale in many aspects of our operations, such as sales and marketing, equipment procurement and customer services, thereby lowering our operating costs.

Unique advantages relating to Beijing

      As the dominant telecommunications operator in Beijing, we believe we are uniquely positioned to acquire high-end customers and enhance brand recognition. Beijing is an economic and political center in China, and is the headquarters of many large customers, including government agencies, multinational corporations and large Chinese companies. China Telecom has been expanding aggressively in targeting corporate customers in Beijing. However, as of June 30, 2004, our customers included:

•	substantially all of China’s government agencies that are based in Beijing;

•	all 293 of the Global Fortune 500 companies that have, according to Beijing Economic Research Center, representative offices and research and development centers in Beijing; and

•	many of China’s largest companies that are headquartered in Beijing.

      Many of these domestic and international companies and government agencies require high volumes of cross-regional and advanced telecommunications services. We believe that the Beijing offices of many of these corporations and agencies generally make many of their major telecommunications purchasing decisions for their China-wide operations. In addition, the 2008 Olympic Games are expected to significantly increase the level of telecommunications activity centered in Beijing. We believe that China Netcom Group’s role as the exclusive fixed-line telecommunications partner in China for the 2008 Olympic Games in Beijing will enhance our brand recognition, help us solidify our market position and create business opportunities for us.

Unique Asia-Pacific business platform

      We are the only Chinese telecommunications operator to operate an Asia-Pacific fiber-optic telecommunications network employing local sales forces in each of our key markets. This network links Japan, South Korea, Taiwan, Hong Kong, Singapore and the Philippines and connects to networks worldwide through additional circuits that we have purchased or leased. Combined with our extensive domestic network, it provides a unique and reliable platform from which we can offer a broad range of services, integrated pricing schemes and rapid deployment. We have telecommunications licenses, or the right to rely on such licenses, in each of these countries, as well as an experienced management team and sales force with local knowledge in each of our key markets. Therefore, by integrating our domestic and Asia-Pacific presence, we believe we are uniquely positioned to meet the increasing demand for intra-regional and China-related telecommunications services. Due to overcapacity in certain routes and sales by market participants of underperforming assets, prices of these products in our target markets have experienced continuing declines in recent years. We were able to mitigate the price declines by focusing on corporate customers, who are generally less price-sensitive than carrier customers.

Strong distribution capabilities and customer service

      We have a strong network of direct and third party sales channels. As of the end of 2003, we had approximately 7,000 direct sales and customers service outlets and approximately 8,000 third party authorized agents in our northern and southern service regions. We have a dedicated team of account managers servicing our large customers. Our customers can also access information relating to our services and charges, file complaints through our “10060” hotline and make purchases both through our “10060” hotline and our websites. We have also implemented service quality supervision and other customer service improvement initiatives. According to the MII, for 2002 and 2003, we and our parent company, China Netcom Group, had the highest customer satisfaction rating among China Netcom, China Telecom, China Unicom and China Mobile, the four primary telecommunications operators in China.

Experienced and market-oriented management team

      Our management team has extensive experience in China’s telecommunications industry and a solid understanding of international telecommunications industry best practices. Certain members of our senior management team have significant experience in managing Chinese telecommunications companies, maintaining strong relationships with regulators, and leading fast-growing and entrepreneurial enterprises. In addition, the team has extensive knowledge relating to the international market and also has experience in successfully acquiring and managing international operations. Moreover, the compensation packages of members of our management team are based on the “Key Performance Indicators” of each individual, which relate primarily to his or her business performance, thereby aligning the interests of management with those of our shareholders.

Stable operating cash flow

      Our dominant market position and stable core business in our northern service region enable us to generate stable operating cash flow. This gives us the resources and flexibility to respond to changing market conditions and meet our relatively high capital requirements of our existing businesses and growth initiatives. We generated net cash inflows of RMB 22.9 billion in 2001, RMB 23.9 billion in 2002 and RMB 25.3 billion in 2003 from operating activities. Our capital expenditure requirements were RMB 40.2 billion in 2001, RMB 25.8 billion in 2002 and RMB 28.5 billion in 2003.

Business Strategies

      Our strategies for each region in which we operate are as follows:

Northern service region — reinforce our dominant position and grow new businesses

Reinforce our core fixed-line business

      Our northern service region is our primary source of revenues and cash flow and is expected to remain so in the future. Although we currently face limited competition, we believe that our future success depends on whether we will be able to maintain our dominant position in our northern service region. To retain our existing customers and gain new customers, we intend to continue to enhance our network quality and customer service, strengthen our sales efforts through further customer segmentation and broaden our sales channels. To maximize revenue per customer, we intend to develop and roll out more value-added services and focus on cross-selling existing and new services to our existing customers.

Expand our broadband business

      Our broadband business has been growing rapidly. We expect this growth to continue and to contribute significantly to future revenue growth. As Chinese consumers are increasingly adopting high-speed Internet access, we seek to become a leading communications provider in China delivering multi-media content by implementing the following principal strategies:

•	we seek to use the existing “last mile” infrastructure in our northern service region to provide DSL services to a broad range of residential and business customers for relatively low incremental cost;

•	we are focusing our broadband network deployment in major cities and densely populated regions and concentrating our marketing efforts on high-usage customers within these areas to increase returns on investment;

•	we are working with content providers, Internet service providers, or ISPs, and equipment manufacturers to foster the introduction of new content, value-added services, applications and devices that will increase demand for our broadband services and enrich the on-line experience of our customers; and

•	we seek to tailor our service offerings to meet customer needs with tiered pricing based on bandwidth, traffic, usage and type of service.

Expand our PHS business

      We expect our PHS services to continue to be a significant contributing factor to our short- and medium-term revenue growth. We seek to promote our PHS services, as an affordable alternative to mobile telecommunications services and to utilize our PHS business as an effective tool to mitigate the effect of mobile substitution on our fixed-line business. To enhance our returns from this business, we intend to maximize the utilization of our existing PHS network infrastructure and to generate additional revenues by cross-selling value-added services, such as short messaging services, to our PHS subscribers. New capital investments in PHS infrastructure will be made selectively, based on our evaluation of market demand and expected returns.

Capitalize on 2008 Olympic Games in Beijing

      China Netcom Group is expecting to be selected as the exclusive fixed-line telecommunications partner in China for the 2008 Olympic Games in Beijing. We intend to use this unique opportunity to enhance recognition of the “CNC” brand name and logo in China and internationally. We intend to increase the penetration rate for broadband services and accelerate upgrades in technology by capitalizing on the increased demand for broadband content and services that we expect to result from the 2008 Olympic Games. In addition, we believe that by our parent company becoming the exclusive fixed-line telecommunications partner and our ability to associate ourselves with their efforts, we will further solidify our dominant position in our northern service region. For further information, please see “Relationship with China Netcom Group — Olympic Partnership for 2008 Olympic Games in Beijing”.

Southern service region — selectively expand into targeted markets

      Expansion in our southern service region is an important part of our growth strategy. Over the past five years, we have built a network infrastructure that enables us to target major cities, such as Shanghai, Guangzhou and Shenzhen, which have high demand and growth potential for telecommunications services. We seek to differentiate our services from those of other operators with new technologies, innovative marketing and customized services. We focus on providing high-end value-added voice and data service to large companies, small and medium-sized enterprises, internationally oriented businesses and high-end residential communities. In order to build upon our own local access network and expand our customer base, we have initiated our “CNC Connected” program, under which we have linked fiber-optic cables to high-end commercial buildings and provide bundled voice and data communications solutions to business customers in those buildings. As of June 30, 2004, we had connected 839 commercial buildings in our southern service region. We are positioning our “CNC Connected” brand to become a well-recognized provider of telecommunications solutions to business customers.

Asia-Pacific region — capitalize on our market position and network resources in the region

      Our strategy is to capitalize on our presence in more than ten Asia-Pacific countries and regions, the Asia-Pacific network that we operate, and our existing customer base to become the service provider of choice for China-related telecommunications services for domestic and international businesses throughout Asia. We also seek to provide international telecommunications services to an increasing number of Chinese corporate customers, as well as regional businesses with operations in China. We will continue to focus on attracting corporate customers by improving our existing network and strengthening customer service and support. We intend to further integrate the marketing teams and product offerings of our Chinese and Asia-Pacific operations and combine our extensive networks in China and elsewhere in Asia in order to better serve our corporate customer base and capture a greater share of the increasing regional telecommunications traffic related to China.

      To successfully implement our regional strategies described above, we will employ the following additional strategies:

Strengthen capability to service large customers

      The large-customer segment is an important customer base for us, and we believe we are well positioned to attract these customers with our unique advantages related to Beijing and our Asia-Pacific presence. Currently, we serve our large customers with dedicated teams, such as our dedicated account managers and service representatives. We also provide tailored products and services and comprehensive solutions for different industries and corporations.

      We seek to identify the potential needs of our large customers, and continue to provide new products and value-added services with new technology to serve their needs. In addition, we seek to enhance efficiency in providing customer service for our large customers by implementing a centralized management and coordination system and by integrating our domestic and international customer service and sales teams.

Enhance our brand recognition

      We seek to strengthen and extend recognition of the “CNC” brand name and logo and related service brands through the following principal strategies:

•	we intend to establish a branding system under our corporate brands of “CNC” brand name and logo. We have also established product brands for different customer segments, including “CNC Connected” for business customers and “China 169” for small and medium-size enterprises and residential customers;

•	we seek to further align our branding strategy across our products and service regions and centralize our brand management functions to promote a unified brand image;

•	we seek to strengthen the linkage between the “CNC” brand name and logo and our broadband service offerings through sponsored events and advertising campaigns; and

•	we intend to capitalize on China Netcom Group’s expected role as the exclusive fixed-line telecommunications partner in China for the 2008 Olympic Games in Beijing to enhance domestic and international recognition of the “CNC” brand name and logo.

Improve operational efficiency

      We are taking active steps to reduce costs and improve operational efficiency, including the following specific measures:

•	applying more stringent criteria to capital spending with a view to maximizing returns on specific investments;

•	more efficiently allocating network resources and achieving network optimization to maximize utilization and reduce capital expenditures;

•	redesigning our business processes to improve the efficiency of key functions;

•	centralizing key functions such as finance, network planning and construction, procurement, human resources and information technology; and

•	implementing a new management information system designed to allow us to analyze our cost structure.

Continue to integrate our operations to realize synergies

      Our business consists of the northern China business formerly operated by China Telecommunications Group Corporation, which is a traditional telecommunications operator, as well as China Netcom Holdings and Jitong Communications Company Limited, which were providers of data telecommunications services. Each of these components has individual strengths in different market segments and geographic areas. Our task force is composed of senior executive officers and department heads who will continue to improve management efficiency and realize synergies from the combination of these and other business units. We will continue to integrate our marketing, service delivery, product development and customer services to realize synergies and improve management efficiency.

Continue to seek expansion opportunities

      We will continue to evaluate opportunities for expansion, through mergers and acquisitions and strategic alliances, including acquiring assets from our parent company, China Netcom Group, and forming strategic alliances with leading international telecommunications providers to develop new businesses.

Our Services

      We are the dominant provider of fixed-line telephone services, broadband and other Internet-related services and business and data communications services in our northern service region in China. We also provide voice, broadband and data services using new technologies in our southern service region and international voice and data services throughout the Asia-Pacific region.

      For the year ended December 31, 2003, our pro forma consolidated revenues were RMB 60,021 million.

      Tariffs for our services are regulated by the government, including the MII, the NDRC, and provincial telecommunications administrations and price bureaus in China. We describe, in this “Business” section, tariffs for services for which we have sole discretion in setting the market-based tariff levels, including VoIP and broadband Internet services. For a discussion of government-fixed tariffs and guidance tariffs, such as those for fixed-line telephone services, see “Regulation — Tariff Setting”. Prices for some of our services may be subject to promotional discounts.

Fixed-line telephone services (including PHS)

      We are the dominant provider of fixed-line telephone services in our northern service region, with a market share of 94.6% as of June 30, 2004, based on the number of fixed-line subscribers.

      Our fixed-line telephone services consist of local telephone, domestic long distance, international long distance, value-added and interconnection services. The number of our fixed-line subscribers in our northern service region has increased from 51.1 million as of the end of 2001 to 77.1 million as of June 30, 2004. Of the total number of fixed-line subscribers as of June 30, 2004, approximately 70.6% were residential customers, 8.5% were business customers, 4.8% were public telephones and 16.1% were PHS subscribers. Fixed-line telephone services represent our principal business activity. We expect that our fixed-line telephone services will continue to provide a steady revenue stream.

      The fixed-line penetration rate in our northern service region increased from 16.2% as of the end of 2001 to 22.4% as of December 31, 2003, due to the overall economic growth, growing demand for telecommunications services and the elimination of upfront connection fees. Nevertheless, our fixed-line penetration rate remains low compared to most developed countries, which provides an opportunity for future growth.

      In 2000, we began to selectively build wireless local access networks based on PHS technology to offer PHS services as a cost-effective alternative to mobile services. Our PHS services have been introduced in most cities in our northern service region, where we have rolled out our PHS networks as an extension to our existing fixed-line network.

      PHS services are wireless telephone services that have features similar to traditional mobile telephone services. For example, both types of services offer voice services over handsets as well as short messaging functions. However, as PHS services have smaller cellular coverage than traditional mobile networks, PHS networks require more cellular sites for the same area coverage. In addition, due to regulatory constraints in China, users of PHS services are only permitted to roam within an area with the same area code while traditional mobile telephone services offer nationwide or international roaming capabilities. Tariffs for PHS services are similar to those for traditional fixed-line services, which are generally lower than those for traditional mobile services. Furthermore, incoming calls are free when using PHS services but are charged on a per minute basis when using traditional mobile services.

      Our PHS services are designed to provide our subscribers that require mobility within an area with the same area code with a more cost-effective tariff plan than traditional mobile services and access to value-added data services. We believe that our PHS services have contributed to the growth in our customer base, overall call volumes and revenues, and have also mitigated the substitution effect of mobile services. Our PHS services are provided in regions covering more than 60 area codes in our northern service region and the number of our PHS subscribers has grown rapidly since we began offering this service. As of June 30, 2004, we had 12.5 million PHS subscribers in our northern service region, compared to approximately 447,000 at the end of 2001.

      We also operate a network of approximately 3.7 million public telephones located in our northern service region in China. We provide local, domestic long distance and international long distance call services and Internet services through our public telephones. An important contributing factor to the demand for public telephones services is China’s large and growing migrant population.

      We are seeking to stimulate continued growth in fixed-line traffic through the introduction of value-added services, such as caller identification, telephone information services, teleconferencing and PHS short messaging service.

      In addition to our northern service region, we also selectively provide fixed-line telephone services, mainly IP-based domestic and international long distance services, in our southern service region.

      The following table summarizes key information regarding our local telephone services in our service regions in China as of the dates indicated:

	As of December 31,			As of
				June 30,
	2001	2002	2003	2004

	(in thousands, except percentages)
Total number of fixed-line subscribers(1)(2)	51,057	58,358	69,614	77,552
Northern service region
Number of fixed-line subscribers
Residential	43,681	48,772	52,534	54,424
Business	4,730	5,586	6,191	6,523
PHS	447	1,403	7,423	12,453
Public telephones	2,198	2,590	3,233	3,739

Total	51,057	58,351	69,381	77,140

Market share(3)	99.0%	97.0%	96.0%	94.6%
Southern service region
Number of fixed-line subscribers	0.3	6.7	233	412

(1)	Fixed-line subscribers consist of all access lines in service as well as PHS subscribers. We calculate PHS subscribers based on number of active telephone numbers for our PHS services. In cases where a PHS subscriber uses the same telephone number as an access line in service, the designation as a PHS subscriber or access line in service depends on which service is first activated. We increase our total number of fixed-line subscribers as soon as practicable after activation of the service. We remove a fixed-line subscriber from the total number of fixed-line subscribers as soon as practicable after the fixed-line subscriber deactivates the service voluntarily or three months after the date on which the fixed-line subscriber’s bill becomes overdue. Prepaid and postpaid telephone card customers are not counted toward our fixed-line subscribers.

(2)	Including PHS subscribers.

(3)	Calculated by dividing our fixed-line subscribers as of December 31, 2001, 2002 and 2003 and June 30, 2004 by combined fixed-line subscribers in our northern service region, as measured by the provincial telecommunications administrations as of such dates.

Local telephone services

      Our local telephone services have grown steadily in recent years and continue to represent the largest portion of our fixed-line telephone services in terms of revenues.

Service usage

      The following table sets forth information regarding usage of our local telephone services provided in our northern service region for the periods indicated:

				For the
	For the Years Ended			Six Months
	December 31,			Ended
				June 30,
	2001	2002	2003	2004

Total usage (pulses in billions)(1)	158.9	173.3	179.0	89.6
Internet dial-up usage (pulses in billions)(1)	37.2	37.2	31.6	8.1
Total usage (minutes in billions)(2)	144.6	158.8	163.0	80.2

(1)	Pulses are the billing units for calculating local telephone usage fees. See “Regulation — Tariff Setting — Local telephone services” for a discussion of pulses.

(2)	Minutes reported were calculated from pulses through a statistical sampling of calling patterns. The minute data for each of these three years are subject to certain statistical error.

     The increase of the total usage of our local telephone services was due to a variety of factors, including strong economic growth in our markets, an increase in the number of fixed-line subscribers, more focused sales and marketing efforts and new services and features. We expect local telephone service usage to grow in the future in line with our subscriber growth. We also expect Internet dial-up usage to continue to decline due to migration to broadband services.

Domestic long distance services

      We offer long distance services through our traditional networks as well as VoIP long distance services. We are the leading provider of domestic long distance services in our northern service region with a 46.3% and 44.6% market share of all fixed-line and mobile operators for the year end December 31, 2003 and the six months ended June 30, 2004, respectively. Our market share has been declining in recent years as a result of increasing competition from VoIP services providers. However, the rate of decline slowed significantly in 2003 as we increased our market share in the VoIP segment. We primarily provide our domestic long distance services through VoIP in our southern service region. Our market share in VoIP services in our southern service region was approximately 5.9% as of June 30, 2004.

      In 1999, we began to offer VoIP domestic long distance services in our northern and southern service regions. Our VoIP domestic long distance services in our northern and southern service regions as a percentage of our total domestic long distance services in terms of usage increased from 23.1% as of the end of 2001 to 48.1% as of June 30, 2004, primarily due to the increased usage of our lower-priced VoIP long distance services compared to stable usage levels for our long distance services using our traditional networks over this period. At the end of 2001, we launched our “IP Direct” service to allow customers direct access to our VoIP network by dialing a 5-digit access code from any fixed-line telephone terminal, without having to purchase prepaid phone cards. We believe our “IP Direct” service has contributed to the increase of our market share in the VoIP segment and partially offset the decline in our effective tariffs, since our “IP Direct” services are subject to less discounts than our VoIP cards.

Service usage

      The following table shows the total minutes of domestic long distance calls carried through our long distance network and the market share of our domestic long distance services for the periods indicated:

				For the
				Six Months
	For the Years Ended December 31,			Ended
				June 30,
	2001	2002	2003	2004

Total minutes of domestic long distance calls (in millions)(1)(2)
Traditional	11,464.4	12,152.3	12,119.4	6,051.7
VoIP	3,444.4	4,907.0	8,238.1	5,600.3

Total	14,908.8	17,059.3	20,357.5	11,651.9

Northern service region
Total minutes of usage (in millions)(2)
Traditional	11,464.4	12,152.3	12,089.5	6,027.7
VoIP	3,120.2	4,109.1	6,232.2	4,474.4

Sub-total	14,584.6	16,261.4	18,321.7	10,502.1

Market share(3)
Traditional(4)	59.7%	50.2%	46.3%	40.2%
VoIP(5)	52.8%	43.1%	46.5%	52.3%
Sub-total	58.1%	48.2%	46.3%	44.6%
Southern service region
Minutes of usage (in millions)
VoIP	324.2	797.9	2,005.9	1,125.8

Market share(5)
VoIP	2.4%	3.3%	6.5%	5.9%

(1)	Includes usage provided over traditional networks in our southern service region.

(2)	Includes calls originated by prepaid phone cards users and IP subscribers that are carried over our long distance networks.

(3)	Calculated by dividing our domestic long distance usage for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2004 by combined domestic long distance usage of all fixed-line and mobile operators in our northern service region, as measured by the provincial telecommunications administrations for each such period.

(4)	Calculated by dividing our domestic long distance usage over traditional networks for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2004 by combined domestic long distance usage over traditional networks of all fixed-line and mobile operators in our northern service region, as measured by the provincial telecommunications administrations for each such period.

(5)	Calculated by dividing our domestic long distance over VoIP for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2004 by combined domestic long distance usage over VoIP of all fixed-line and mobile operators in the relevant service regions, as measured by the provincial telecommunications administrations and as estimated by us for data relating to Guangdong Province, for each such period.

     The increase in minutes of usage in our domestic long distance services in recent years is mainly due to economic development, declining effective tariffs, increased cross-regional business activities, growth in our customer base and new service offerings. The increase in competition may, however, negatively affect the future growth rate of our domestic long distance services.

Tariffs

      In 2001, the PRC government abolished regulatory controls on tariffs for VoIP long distance calls and allowed operators to set their own rates. We currently charge RMB 0.30 per minute in addition to a local usage fee for our VoIP domestic long distance services.

International long distance services

      We are the leading provider of international long distance services in our northern service region, with a 59.6% and 62.5% market share for the overall international long distance service in that region for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively. Until recently, our market share had been declining as a result of increasing competition. However, we experienced a slower rate of decline in 2003 and an increase in our market share for the first six months of 2004 primarily due to the increasing usage of our VoIP services. Our market share of international long distance services in our southern service region, where we primarily provide our international long distance services through VoIP, reached 10.3% as of June 30, 2004, compared to 1.7% as of December 31, 2001.

      In 1999, we began to offer VoIP international long distance services in our northern and southern service regions. From the end of 2001 to June 30, 2004, VoIP international long distance services as a percentage of our total international long distance services in terms of usage increased from 26.7% to 66.0%, as price-sensitive customers increasingly elected to use lower-priced VoIP international long distance services.

Service usage

      The following table sets forth certain information related to the usage and market share of our international long distance services for the periods indicated.

				For the
	For the Years Ended			Six Months
	December 31,			Ended
				June 30,
	2001	2002	2003	2004

International long distance outbound call minutes (in millions)(1)(2)
Traditional	210.0	191.2	167.2	77.4
VoIP	76.5	158.5	252.3	150.5

Total	286.5	349.7	419.5	227.9

Northern service region
Total minutes of usage (in millions)(2)
Traditional	210.0	191.2	166.7	76.1
VoIP	64.5	107.0	160.1	86.1

Sub-total	274.5	298.2	326.8	162.3

Market share(3)
Traditional(4)	77.8%	67.9%	56.8%	55.7%
VoIP(5)	46.4%	51.2%	62.7%	70.0%
Sub-total	67.1%	60.6%	59.6%	62.5%
Southern service region
Minutes of usage (in millions)
VoIP	12.0	51.5	92.2	64.4

Market share(5)
VoIP	1.7%	5.1%	7.9%	10.3%

(1)	Includes usage provided over traditional networks in our southern service region.

(2)	Includes calls originated by prepaid phone cards users and IP subscribers that are carried over our international long distance networks.

(3)	Calculated by dividing our international long distance usage for the year ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2004 by combined international long distance usage of all fixed-line and mobile operators in our northern service region, as measured by the provincial telecommunications administrations for each such period.

(4)	Calculated by dividing our international long distance usage over traditional networks for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2004 by combined international long distance usage over traditional networks of all fixed-line and mobile operators in our northern service region, as measured by the provincial telecommunications administrations for each such period.

(5)	Calculated by dividing our international long distance usage over VoIP for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2004 by combined international long distance usage over VoIP of all fixed-line and mobile operators in the relevant service regions, as measured by the provincial telecommunications administrations and estimated by us for data relating to Guangdong Province, for each such period.

     Our principal outgoing international long distance calls are to Hong Kong, Taiwan, the United States, Japan and South Korea. Usage volume on these routes accounted for 53.7% of our total outgoing international usage in 2003. The increase in minutes of usage in our international long distance services in recent years is mainly due to China’s economic development, declining effective tariffs, increasing interaction between China and other countries and regions, the growth in our customer base and new service offerings.

Tariffs

      The following table sets forth our current VoIP international long distance tariffs:

Tariff

(RMB per minute)
VoIP services to:
Hong Kong, Macau and Taiwan	1.50
United States and Canada	2.40
Asia-Pacific and certain European countries(1)	3.60
All other international destinations	4.60

(1)	Includes the United Kingdom, France, Italy, Germany, Australia, New Zealand, Japan, South Korea, Singapore, Malaysia, Thailand, the Philippines and Indonesia.

     We offer international long distance services through international gateways that we lease from China Netcom Group, and pay for the use of networks of operators in foreign jurisdictions for outgoing international calls. Currently, China Netcom Group negotiates bilateral settlement arrangements and rates based on international settlement standards in the telecommunications industry. We have agreed with China Netcom Group that the costs and benefits of its international interconnection agreements will be for our account. These agreements are also currently in the process of being assigned or transferred to us.

Value-added services

      In addition to basic telephone services, we offer a range of value-added services, including caller identification, telephone information service, teleconferencing, video conferencing, voice mail and PHS short messaging. Our value-added services increase total usage on our network and average revenues per fixed-line subscriber, thus contributing to our revenues. As of December 31, 2001, 2002, 2003 and June 30, 2004, 15.7%, 29.5%, 49.6% and 59.1%, respectively, of our subscribers subscribed to our caller identification service in our northern service region. During each of the three years ended December 31, 2001, 2002, 2003 and the six months ended June 30, 2004, total usage of our telephone information service was 569 million minutes, 751 million minutes, 1,341 million minutes and 1,142 million minutes, respectively, in our northern service region. Value-added services are still in a relatively early stage of development in China, and we believe that there is significant growth potential in this area.

Tariffs

      We charge RMB 3.00 to RMB 6.00 per month, depending on the region, for our caller identification service, which represented our largest value-added service by operating revenues as of December 31, 2003.

Interconnection

      We earn interconnection fees for terminating or transitting calls that originate from other domestic operators’ networks and pay interconnection fees to other operators in respect of calls originating from our networks that are terminated on their networks. We earn and pay such fees in respect of local and domestic and international long distance calls and Internet service.

      All interconnection and settlement arrangements among domestic operators in China are governed by the Telecommunications Regulations and the rules on interconnection arrangements and settlement promulgated by the MII. Most of the agreements pursuant to which we interconnect with other domestic operators were entered into by China Netcom Group prior to our restructuring. We have entered into an agreement with China Netcom Group pursuant to which we have agreed with China Netcom Group that the costs and benefits arising under these agreements, as they relate to our operations, will be for our account. We have also entered into an interconnection settlement agreement with China Netcom Group to interconnect with networks owned by China Netcom Group outside of our northern and southern service regions.

      Our current interconnection arrangements with international operators are primarily effected indirectly through China Netcom Group. We have agreed with China Netcom Group that the costs and benefits of its international interconnection arrangements will be for our account. We have agreed with China Netcom Group that these agreements will be transferred to us in the future, although the expected timetable and the terms and conditions of such transfer have not been determined. We have also agreed with China Netcom Group that CNC China will carry out international settlement nationwide.

      For additional information about our domestic and international telecommunications arrangements, see “Regulation — Tariff Setting — Interconnection” and “Relationship with China Netcom Group”.

Broadband and other Internet-related services

      We are the leading provider of broadband and other Internet-related services in our northern service region, and one of the major providers in our southern service region. Broadband services represent one of our fastest growing businesses. This growth has been driven by the increasing affordability and rising use of personal computers and other Internet access devices, reduced tariffs and the proliferation of content and applications, such as online games and video-on-demand.

      The following table sets forth selected information regarding our broadband, dial-up and dedicated Internet access services.

				As of and
				For the
	As of and For the Years Ended			Six Months
	December 31,			Ended
				June 30,
	2001	2002	2003	2004

Broadband services:(1)
DSL subscribers (in thousands)	33.4	318.2	1,990.0	3,275.4
LAN subscribers (in thousands)	83.2	258.0	544.5	910.0
Others (in thousands)	0.3	1.2	0.7	0.1

Subtotal	116.9	577.4	2,535.2	4,185.6

Northern service region
DSL subscribers (in thousands)	33.4	318.2	1,990.0	3,265.8
LAN subscribers (in thousands)	80.5	247.7	511.7	876.5
Others (in thousands)	0.3	1.2	0.7	0.1

Subtotal	114.2	567.1	2,502.4	4,142.4

Market share(2)	75.3%	86.5%	89.2%	92.9%
Southern service region
DSL subscribers (in thousands)	0	0	0	9.7
LAN subscribers (in thousands)	2.7	10.3	32.8	33.6
Subtotal	2.7	10.3	32.8	43.2
Market share(3)	1.2%	1.0%	1.4%	1.3%
Dial-up and dedicated Internet access services:
Dial-up online usage (minutes in millions)	37,165.2	33,038.5	25,108.1	6,675.7
Dedicated Internet access lines in service (in thousands)	4.7	4.1	4.7	3.4
Northern service region
Dial-up online usage (minutes in millions)	37,156.9	32,862.2	25,088.7	6,660.9
Dedicated Internet access lines in service (in thousands)	4.7	4.1	4.2	2.6
Southern service region
Dial-up online usage (minutes in millions)	8.3	176.3	19.4	14.9
Dedicated Internet access lines in service	22	67	507	788

(1)	We calculate DSL subscribers based on the number of active accounts. LAN subscribers consist of end-users and dedicated line users. We calculate LAN end-users based on the number of ports subscribed for. The number of LAN dedicated line users equals total monthly fees paid by such users divided by a set average revenue per unit. The current set revenue per unit is RMB 90. We consider an account active or a service subscribed for as soon as practicable after activations of the applicable service. We remove a subscriber from the total number of subscribers as soon as practicable after that subscriber deactivates the service voluntarily or three months after the date on which that subscriber’s bill becomes overdue.

(2)	Calculated by dividing our total broadband subscribers as of December 31, 2001, 2002 and 2003 and June 30, 2004 by combined broadband subscribers in our northern service region, as measured by the provincial telecommunications administrations.

(3)	Calculated by dividing our total broadband subscribers as of December 31, 2001, 2002 and 2003 and June 30, 2004 by combined broadband subscribers in our southern service region, estimated based on market data. Market data relating to Guangdong Province (i) for the years 2001 and 2002 are estimated by us, and (ii) for year 2003 and the six months ended June 30, 2004 are measured by the MII and the local provincial telecommunications administration. Market data relating to Shanghai Municipality (i) for the years 2001 and 2002 are measured by the MII and the local provincial telecommunications administration, and (ii) for year 2003 and the six months ended June 30, 2004 are estimated by us.

Broadband services

      We are leveraging our extensive fixed-line network, large customer base, experienced sales force and established brand to achieve a leading position in the fast growing market for broadband services in China. We offer broadband services both in our northern and southern service regions. As of June 30, 2004, we had 4.2 million broadband subscribers, having averaged net additional subscribers of approximately 275,000 per month during the six months ended June 30, 2004. In our southern service region, we target communications-intensive cities such as Shanghai, Guangzhou and Shenzhen, where we provide LAN-based broadband services.

      We increase the speed at which content may be accessed by relocating and storing broadband content closer to the end users. In addition, we offer a range of services to our corporate customers designed to help them capture the full benefits of broadband services. We offer broadband services through a range of devices, including computers and television set-top boxes. For a more complete description of our business strategies for our broadband business, see “— Business Strategies”.

DSL services

      We promote DSL services as the primary broadband service means for residential customers and small and medium-sized enterprise customers in our northern service region. We provide DSL services by upgrading our existing copper-based local switching network. DSL technology allows us to roll out our broadband network at lower incremental costs than other types of broadband networks. In our northern service region, where we are the dominant fixed-line operator, the number of subscribers to our DSL services has grown steadily in recent years, with approximately 3.3 million DSL subscribers as of June 30, 2004, compared with approximately 33,000 subscribers as of the end of 2001. As of June 30, 2004, our DSL subscribers accounted for 78.3% of our total number of broadband subscribers.

LAN services

      In addition to DSL technology, we also use Ethernet technology-based local-area networks, or LANs, to provide our customers with broadband services. We have selectively rolled out LANs in high density residential and office buildings in both our northern and southern service regions, where customers demand a large bandwidth and high-speed Internet access. LAN uses fiber-optic technology and Ethernet protocol to connect our users to a telecommunications network and greatly expands capacity of the access network. As of June 30, 2004, we had 0.9 million subscribers of our LAN services, representing 21.7% of our total broadband subscribers.

Tariffs

      We charge an upfront installation fee to both DSL and LAN subscribers. DSL subscribers may choose a monthly package for unlimited usage, or a monthly package with limited usage, with additional fees charged for overtime usage. For customers connected through LANs, we offer a monthly package with unlimited usage.

Dial-up and dedicated Internet access

      We are also one of the largest providers of dial-up Internet access services in our northern service regions in terms of number of subscribers. Total usage by our dial-up Internet subscribers decreased in 2003. We believe that the decrease was attributable primarily to the migration of some high-usage customers from dial-up Internet services to broadband services.

      We also offer business customers high speed Internet access through dedicated lines in our northern and southern services regions. We target communications-intensive corporate customers. As of June 30, 2004, we had a total of 3,379 dedicated Internet access subscribers. We bundle this service with voice and data services to provide integrated communications solutions to our business customers.

Tariffs

          Dial-up Internet access

      We offer dial-up Internet access on both a postpaid and prepaid basis. We charge a network usage fee ranging from RMB 1.00 to RMB 3.00 per hour. In addition, a communication fee of RMB 0.02 per minute is charged and recorded as fixed-line telephone services revenues. Postpaid customers are billed for this service together with their monthly telephone service bills. Prepaid customers must purchase stored value cards that enable them to access the Internet. The network usage fee is charged against the stored value card, while the communication fee is billed to the telephone number from which the Internet connection is made.

          Dedicated Internet access

      We charge a subscription fee of RMB 100 and a monthly network usage fee ranging from RMB 2,400 to RMB 5,400, depending on bandwidth, for our dedicated Internet access. Where the dedicated Internet access is provided through DDN, frame relay, ATM or digital circuits access, their respective tariffs apply in addition to the subscription fee and network usage fee. For a more detailed description of the tariffs for DDN, frame relay, ATM or digital circuits, please see “Regulation — Tariff Setting”.

Other Internet-related services

      We also operate Internet data centers, which provide co-location and website hosting services to business customers that lease servers, routers and other network components for Internet-related solutions. Internet data centers are facilities used to house, protect and maintain network service computers that store and deliver Internet and other network content, such as web pages, applications and data. These services are used primarily by business customers seeking to outsource the infrastructure needed to utilize the Internet effectively.

Business and data communications services

      We are the leading provider of business and data communications services in our northern service region and a leading provider of these services in our southern service region. Managed data services represent a growing area in China’s telecommunications industry. We bundle the data communications services together with fixed-line telephone services and broadband services to attract communications-intensive corporate customers. We are responding to increasing market demand in this area by leveraging our network platforms for data transmission and by offering a broad portfolio of services and customized solutions.

      We offer managed data products, such as DDN, frame relay, ATM and IP-VPN, and leased line products, including domestic and international leased circuits. Our customers for these services include government entities, large financial institutions and other domestic and multinational businesses, ISPs and other telecommunications operators. We focus on diversifying our business and data communications services and products and providing quality customer service to our large corporate and carrier customers.

Managed data services

      We provide a variety of managed data services to our business customers, including DDN, frame relay, ATM and IP-VPN services. We anticipate that demand for data communications services will be fueled by growth in the emerging services segment, which includes e-commerce, broadband content, network applications and IP-VPN services. The following table sets forth selected information regarding our managed data services.

	As of December 31,			As of
				June 30,
	2001	2002	2003	2004

Number of ports
DDN	97,586	103,778	109,755	109,379
Frame relay	24,267	30,220	35,987	39,849
ATM	316	496	1,088	1,283
Leased bandwidth
DDN (x64kbps)	101,720	120,634	134,045	136,673
Frame relay (x128kbps)	23,079	32,981	46,268	54,839
ATM (x2Mbps)	1,039	1,655	2,537	2,929

DDN services

      DDN systems, composed of fiber-optic cables, digital transmission paths and digital nodes, are capable of providing high-quality private circuits and other services at various speeds to satisfy the multimedia communications needs of customers. Our DDN services provide high quality and reliable transmission at speeds ranging from 9.6kbps to 2Mbps to meet the increasing demand for low- to medium-speed transmission capacity from business customers and government agencies.

Frame relay and ATM services

      We offer advanced high-speed data communications services based on frame relay and ATM technologies to major business customers, including multinational corporations, government agencies and financial institutions. These services enable flexible and cost-effective use of bandwidth resources. Our frame relay service provides high-speed, cost-effective data transmission services linking different business sites for high volume data traffic. ATM is a data transmission service using high bandwidth and multiplexing technology intended to handle high bandwidth, integrated voice, text, data, video and Internet traffic. Many of our customers are increasingly using frame relay and ATM services to form VPNs to link their local area networks in different locations. VPNs enable large companies to link multiple sites and offices through a single network that uses existing switched lines to reduce cost but has capabilities comparable to a dedicated private circuit.

IP-VPN

      Our IP-VPN service targets business customers that require direct IP connections between multiple sites. These customers are provided with private networks connected to our Internet backbone network and intended for secure data transmission.

Leased line services

      We are a major provider of dedicated leased line services to businesses, government agencies and other telecommunications operators in our northern service region. These leased lines allow point-to-point connection for voice and data traffic. Leased lines are used by business customers to assemble their own private networks and by telecommunications operators to establish their service networks. We lease network elements, including digital circuits, digital trunk lines and optical fibers, to business and government customers as well as other telecommunications operators.

      As of June 30, 2004, we leased circuits totaling 39,235 (x2Mbps) in bandwidth to business customers, and an increasing percentage of our leased circuits are higher speed and higher capacity. Revenues generated from our leased line services has grown steadily in recent years. The following table sets forth the respective amounts of bandwidth of our leased line services provided to our business customers and carrier customers as of the dates indicated.

	As of December 31,			As of
				June 30,
	2001	2002	2003	2004

Bandwidth of leased circuits (x2Mbps)
Business customers	18,092	25,818	33,621	39,235
Carrier customers	42,341	46,946	45,119	41,934

Total	60,434	72,764	78,739	81,169

International telecommunications services

      We are a leading provider of international telecommunications services to small and medium-sized enterprises, multinational business customers, Internet service providers and telecommunications carriers in the Asia-Pacific region. We provide international voice services, including termination, refile and bilateral services for international inbound calls destined for or transit through China and other Asia-Pacific countries. We also provide international gateway services for China outbound international long distance voice and inbound voice termination for international carriers, as well as managed data, leased line, Internet-related and other value-added data services. We are seeking to further enhance our regional competitiveness by combining networks which we operate in China and the Asia-Pacific region, to increase the reach and capacity of our services in the Asia-Pacific region, and to capture a greater share of the increasing regional telecommunications traffic related to China. As of June 30, 2004, our business customers and carrier customers totaled 382 and 348, respectively.

Managed data, leased line and Internet-related services

      Through our international branches in China and Asia Netcom, our wholly owned subsidiary, we have become a leading provider of an array of data telecommunications services, including ATM, frame relay, IP-VPN, leased line services such as international private line circuits, indefeasible rights of use, or IRUs, and Internet services, such as dedicated Internet access and IP-transit, in key markets in the Asia-Pacific region. As of December 31, 2003 and June 30, 2004, we provided for our customers 943 and 1,432 points of connection for our international managed data services, respectively, and 12,035 Mbps and 13,336 Mbps of bandwidth for our international leased line services, respectively.

International voice services

      By forming partnerships with international carriers principally in the Asia-Pacific region, we are able to deliver voice services that terminate or originate in China. We purchase termination services from foreign carriers for our outbound international voice traffic. In addition, we provide interconnection services to domestic carriers for their outgoing international calls, and provide international carriers transit services for calls originating outside China that are rerouted through our network for termination in a third country. We also provide international carriers and enterprise customers teleconferencing, voice-VPN, international toll free services and other value-added services.

      As of June 30, 2004, we maintained business relationships with 147 international carriers, including 90 large, or, tier I, carriers and 57 small and medium, or tier II, carriers. For the year ended December 31, 2003 and the six months ended June 30, 2004, our inbound international traffic volume was 970 million minutes and 900 million minutes, respectively.

      For the international voice service, we pay for the use of networks of international carriers for outgoing international calls and receive payments from international carriers for the use of our network for incoming international calls. Traditionally, these payments have been made pursuant to settlement arrangements under the recommended regulatory terms of the International Telecommunications Union.

Infrastructure for our international operations

      We provide our regional services through a regional fiber-optic submarine cable system owned by our parent, China Netcom Group, connecting Japan, South Korea, Taiwan, Hong Kong, Singapore and the Philippines. This cable system also connects to the west coast of the United States, and to Australia, New Zealand, India, Malaysia, Thailand, Indonesia and Europe through additional circuits that we have purchased or leased. In addition, we operate an international network with an aggregate capacity of 15.8 Gbps in 27 international submarine cables, four international terrestrial cables and other leased international circuits that connect to major cities around the world.

Marketing, Sales, Distribution and Customer Services

      To strengthen our competitiveness, we are in the process of building a more customer-oriented and efficient marketing, sales, distribution and customer service team. Our marketing, sales, distribution and customer service activities are principally organized around three distinct customer groups: residential customers; small and medium-sized enterprise customers; and large business customers. Our five largest customers accounted for approximately 2.5%, 2.8%, 3.3% and 2.4%, respectively, of our total operating revenues in 2001, 2002 and 2003 and for the six months ended June 30, 2004, and our single largest supplier accounted for approximately 2.0%, 2.1%, 2,2% and 1.4%, respectively, of our total operating revenues in 2001, 2002, 2003 and the six months ended June 30, 2004, determined on a basis consistent with the basis on which our consolidated financial statements have been prepared. None of our directors, their respective associates or any shareholder of our company (which, to the knowledge of our directors, beneficially own more than 5% of our issued share capital) had any interest in any of our five largest customers for the six months ended June 30, 2004.

Marketing, sales, distribution and customer services initiatives

      We have implemented initiatives for each of our market segments, consisting of residential, small and medium-sized enterprise and large business customers. We conduct sales primarily through our service representatives and account managers, direct and third-party sales outlets, telephone hotline, and our websites.

      Our service representatives cover particular areas and provide consulting, upfront installation and trouble-shooting services to our residential and small and medium-sized enterprise customers. Our account managers, in addition to those services provided by service representatives, also provide technical support, billing and collection services to our small and medium-sized enterprise and large customers. Our service representatives and account managers are evaluated based on quality of customer service provided, number of new customers generated and revenue growth.

      We also conduct sales through our own sales outlets and the sales outlets of third parties. Our partnership with third-party distributors enables us to more effectively market to a broader customer base, increase market penetration and identify potential markets, while reducing our operating expenses. As of December 31, 2003, we had approximately 26,000 sales and marketing employees in our northern and southern service regions. We also had approximately 7,000 direct sales and customer service outlets and approximately 8,000 authorized third-party agents in our northern and southern service regions as of the end of 2003.

      In recent years, we have also substantially increased the amount of residential market sales activities conducted both on our “10060” hotline and through our website. “10060” is the nationwide telephone number for our customer service centers across China, providing comprehensive customer service for all of our service offerings, including service inquiry, billing inquiry, recharge and customer complaints.

      In addition, for our high-end residential and small and medium-sized enterprise customers, we provide tailored services through “Gold Club” memberships. “Gold Club” members enjoy discounts on our and our partners’ products, as well as rewards programs and trial memberships. For our small and medium-sized enterprise customers, we provide customized solutions for each industry.

      We provide customized services and comprehensive solution packages to large business customers, including international customers. We maintain sales teams in key cities in China, Japan, South Korea, Hong Kong, Singapore, the Philippines, Indonesia, Malaysia, Australia and the United States. Our sales teams have local language capabilities and market know-how in each of the regions in which we operate. For these customers, our dedicated account managers make periodic customer visits in order to better understand the needs of these customers and provide services that satisfy their particular requirements. We also maintain customer service centers designed to address the needs of each of our large customers. For our multinational business customers, our Asia-Pacific operations are supported by regional network operating centers and our service center located in Singapore, which operates 24 hours a day and seven days a week.

      We market to our enterprise customers through advertising and trade shows, online advertising, industry and regional events, sponsored activities as well as through our partners, including our suppliers.

Trademarks

      We market our services under the “CNC” brand name and logo, which are registered trademarks in China owned by our parent company, China Netcom Group. China Netcom Group has also registered the “CNC Connected” brand name as a trademark. On October 8, 2004, we entered into a new trademark licensing agreement with China Netcom Group for our use of, among other things, the “CNC” brand name and logo, and “CNC Connected” brand name. Under this agreement, China Netcom Group has agreed to grant to us and our subsidiaries the right to use these trademarks on a royalty-free basis for ten years, which is automatically renewable at our option. Substantially all of our trademarks registered in China by China Netcom Group expire after 2010.

Billing services and credit control

      We bill our residential customers on a monthly basis and payments are usually due, depending on the location of the customer, within a month and a half of the last date of the billing period. We provide a range of payment choices for the convenience of our customers, including direct-debit service, which automatically deducts the monthly payment from the subscriber’s designated bank account. We also provide specially tailored billing and collection services to our large business customers to help them more effectively plan and monitor their telecommunications needs.

      We charge a late payment fee on subscriber accounts that are not paid by the monthly due date. We generally deactivate services for subscribers whose accounts are more than 30 days overdue. These subscribers whose services have been deactivated must pay all overdue amounts, including applicable late payment fees, to reactivate their services. We will terminate a subscriber’s service and will remove him or her from the subscriber list if his or her account is overdue for more than three months. We have implemented subscriber registration procedures, including credit and background checking for PHS customers to strengthen credit control. We also actively promote our prepaid telephone services, available in our northern and southern service regions, as a means of controlling bad debts.

Network Infrastructure

      We operate a network which provides extensive coverage in China and connectivity to over ten countries and regions in the Asia-Pacific region. This network is technologically advanced and conducive to the introduction of the next generation network and 3G technology. This network supports a wide range of end-to-end fixed-line telecommunications services and enables customized products to be delivered to meet a variety of telecommunications needs in “real-time”.

      The network which we operate consists of transport networks, service networks and support and information systems. The transport networks are primarily fiber-optic based networks covering our northern and southern service regions and the Asia-Pacific countries and regions in which we operate, supplemented by satellite transmission and digital microwave links. The service networks, which support our basic and value-added telecommunications services, consist of our local access networks, including PHS networks, fixed-line telephone switch networks, Internet and data service networks and intelligent networks. The support and information systems include an operation support system and a business support system to support the reliable and effective operation of our networks. In addition, we are building an information technology network and management support system which is designed to ensure the speed and accuracy of our internal information flow.

Transport networks

      We operate an advanced, high-speed, large capacity, secure and reliable fiber-optic transport network throughout our northern and southern service regions and in the Asia-Pacific countries and regions in which we operate. The inter-provincial fiber-optic cables in our northern and southern service regions and the Asia-Pacific fiber-optic cables, both of which are owned by our parent, China Netcom Group, and operated by us, are integrated with our own intra-provincial transport network. This fiber-optic network is supplemented by satellite transmissions and microwave links. The integrated transport network links the major economic centers in China, Japan, South Korea, Taiwan, Hong Kong, Singapore and the Philippines and connects to networks worldwide. The fiber-optic transport network that we operate allow us to more easily manage networks with enhanced reliability. In addition, we offer a series of advanced protection technologies to customers with varying service level requirements.

Service networks

Local access networks

      We have extensive local access network coverage in our northern service region. Our local access network covers most cities, counties and villages in our northern service region. With our comprehensive local access networks, we are able to provide customized solutions to our customers. In addition, as of June 30, 2004, our PHS network had a capacity for 18.5 million lines.

      We continue to upgrade our existing copper line local access networks using DSL technology. We have selectively connected additional large office buildings and business centers with broadband services using LAN. As of June 30, 2004, the total capacity of our DSL access ports reached 5.9 million lines.

Fixed-line telephone switch networks

      A substantial portion of our fixed-line telephone networks has been built in the last decade. All of our switches are digital. The network consists of 85 local switch networks and a long distance switch network. As of June 30, 2004, the total capacity of local switches reached 79.8 million lines, and the capacity of long distance switches reached 1.5 million lines. In addition, China Netcom Group owns international gateways in Beijing, Shanghai and Guangzhou with a total capacity of approximately 187,500 lines as of June 30, 2004, and we utilize these international gateways for our international long distance telephone services. We intend to adopt advanced technology to ensure network reliability and to improve the utilization rate of our network. We have substantially completed the implementation of centralized control for our local switch networks. We are currently implementing centralized control for the long distance switch networks which we operate.

Internet and data service networks

      We have developed large capacity, high quality and reliable Internet and data networks in our northern and southern service regions. Our Internet networks primarily rely on switch routers with high bandwidths. They are structured with two layers, the backbone network layer and the application layer. Our backbone networks are meshed to achieve maximum reliability and stability. A majority of the main routes in this layer has transmission capacity at 10 Gbps, or at 2.5 Gbps. As of June 30, 2004, we also had a backbone IP network with a total bandwidth of 261,887 Mbps and international outbound bandwidth of 11,126 Mbps. In addition, this network also allows us to provide services such as IP-VPN, Internet data center, e-commerce and video-on-demand services. Our data network system includes a digital data network and a frame relay and ATM network. These networks cover all cities and counties in our northern service region and substantially all cities and counties in our southern service region. In particular, our ATM network allows us to provide various access services, flexible broadband management capability and quality end-to-end services.

Support and information systems

      Our operation support system provides support for the operational management and control of our service networks, as well as resource management. It enhances the overall management of our networks and helps ensure effective troubleshooting, efficient utilization of our network resources and smooth operation of our networks. Our business support system principally consists of operation management, billing, customer service and other systems. It provides comprehensive and integrated support for various aspects of our business, such as customer relationship management and tiered service for our large business customers. Our management support system enables us to achieve office automation. We are also implementing a comprehensive information management and data collection system using enterprise resource planning software.

Suppliers

      We make most of our purchases through competitive bidding primarily based on product and service quality, system compatibility and price. Our five largest suppliers accounted for 6.6%, 8.0%, 12.4% and 23.1%, respectively, of our total purchases for 2001, 2002, 2003 and for the six months ended June 30, 2004, while our single largest supplier accounted for 3.2%, 2.8%, 4.2% and 6.9%, respectively, of our total purchases for 2001, 2002, 2003 and for the six months ended June 30, 2004, determined on a basis consistent with the basis on which our consolidated financial statements have been prepared. None of our directors, their respective associates or any shareholder of our company (which, to the knowledge of our directors, beneficially own more than 5% of our issued share capital) had any interest in any of our five largest suppliers for the six months ended June 30, 2004, except for Beijing Telecommunications Instrument and Material Company, a subsidiary of China Netcom Group, which accounted for 1.5% of our total purchases for the six months ended June 30, 2004.

Research and Development

      Our research and development requirements are primarily fulfilled by China Netcom Group in return for a service fee that is negotiated on a case-by-case basis. These research and development activities are focused primarily on operational planning and development of value-added services. China Netcom Group has established a centralized research and development center.

Competition

      We compete with other telecommunications providers in virtually all aspects of our business, including our fixed-line telephone services, broadband and other Internet-related services, business and data communications services and international telecommunications services. All of our principal competitors in China are telecommunications carriers wholly or majority-owned by the PRC government, including three fixed-line service providers and two licensed mobile service providers. We also face intense competition from foreign telecommunications service providers in our Asia-Pacific service region, where we serve both business and carrier customers.

Fixed-line telephone services

      In our northern service region, we are the dominant provider of fixed-line telephone services, including local telephone services, domestic and international long distance services and value-added services. We currently compete with China Telecom, China Unicom and China Railcom, each of which has been licensed to provide fixed-line telephone services in our northern service region. Some of our competitors, such as China Unicom and China Railcom, enjoy preferential treatment from the PRC government with respect to tariff setting. These companies are currently permitted to set their respective tariffs for certain services at price levels above or below the government fixed tariffs on a long-term basis, subject to filings with, and approvals from, the relevant regulatory authorities. This preferential treatment is not available to us. However, since we control most of the local access network, including “last mile” access network in our northern service region, and because we are able to offer promotional discounts, we have experienced limited competition to date in the provision of local telephone services. In addition, China Unicom, one of our competitors, operates local telephone services only in Tianjin Municipality. However, competition for the provision of these services may increase in the future as other licensed operators develop their own networks, including through the use of alternative technologies.

      In the markets for domestic and international long distance telephone services, we face stronger competition from lower-priced VoIP services provided by China Telecom, China Unicom, China Railcom and China Mobile. Mobile service substitution for our fixed-line telephone services has also created considerable competition for our local and long-distance telephone services. Currently, China Mobile and China Unicom are the only licensed providers of mobile communications services in China and, in recent years, some of the traffic from our fixed-line networks has been diverted to these two companies. Our PHS services provide an alternative for many of our existing and potential customers who would otherwise choose mobile services instead of fixed-line services.

      In our southern service region, we compete primarily against China Telecom, which holds a dominant market position as the incumbent operator, in the fixed-line telephone services markets in southern China. We also compete with China Mobile, China Unicom and China Railcom in the provision of telephone services in our southern service region.

Internet-related access services; business and data communications services

      For Internet-related access services and business and data communications services, we compete with China Telecom, China Unicom, China Railcom and other Internet service providers on the basis of pricing, coverage and quality of networks, ability to provide end-to-end connectivity, quality of network management and customer service.

Our international telecommunications services

      The telecommunications services market for business and data services in Asia is highly competitive, and our success in the Asia-Pacific region will depend on our ability to compete against a variety of other telecommunications providers, including local incumbent operators as well as global telecommunications operators. In the business segment, we face strong competition from international operators, such as AT&T Corp., and local incumbent operators, including NTT, Singapore Telecom and Korea Telecom. In the carrier market, we also face intense competition from other providers of telecommunications services in the Asia-Pacific region, including Reach Telecom Ltd., FLAG Telecom Group Limited and C2C Pte. Ltd.

Potential competition from foreign operators

      As a result of China’s accession to the World Trade Organization, the PRC government has agreed to open up over several years various segments and regions of the telecommunications market in China to foreign investors. Foreign operators entering into China’s telecommunications market may have greater financial, managerial and technical resources, and more expertise in network management, sales and marketing than we do. See “Risk Factors — Risks Relating to Our Business — Increasing competition in each of our service regions and markets may have an adverse effect on our business growth and financial condition — Competition from foreign-invested operators and other new entrants may further increase the competition for employees, exacerbate price competition and increase our operating expenses, thereby adversely affecting our financial condition and growth prospects”. In order to address the competition we face from foreign operators, we have formed strategic alliances with some of our potential competitors, including Equant and Singtel.

Employees

      As of December 31, 2003, we had 99,986 full time employees. Substantially all of our employees are located in China. The following table sets forth the number of our employees serving in the capacities and for the periods indicated:

	As of December 31,

	2001		2002		2003

		Percentage of		Percentage of		Percentage of
	Number of	Total	Number of	Total	Number of	Total
	Employees	Employees	Employees	Employees	Employees	Employees

Management, finance and administrative	19,597	21.0%	21,039	23.3%	17,967	18.0%
Sales and marketing	19,613	21.0	18,553	20.5	26,074	26.1
Operations and maintenance	49,138	52.6	45,698	50.7	49,381	49.4
Others(1)	5,011	5.4	4,924	5.5	6,564	6.5

Total	93,359	100.0%	90,214	100.0%	99,986	100.0%

(1)	Includes research and development employees.

     As of December 31, 2003 we also employed approximately 41,800 temporary employees.

      To better utilize our employees and improve our operating efficiency, in 2002, we began retraining our management, finance and administrative employees, as well as personnel from our fixed-line operations and maintenance teams, to be redeployed to our sales and marketing teams.

      We participate in defined contribution retirement plans for our employees. We are required to contribute a portion of our employees’ total wages to the PRC government’s pension plan in accordance with relevant local government regulation. Our contributions were approximately RMB 476 million in 2001, RMB 622 million in 2002, RMB 790 million in 2003 and RMB 418 million in the six months ended June 30, 2004. We also implement an early retirement scheme whereby employees approaching retirement age may opt for early retirement in exchange for certain early retirement benefits. The amount expensed as early retirement benefits was approximately RMB 131 million in 2001, RMB 758 million in 2002, RMB 132 million in 2003 and RMB 206 million in the six months ended June 30, 2004.

      We have implemented a short-term and long-term combined incentive remuneration scheme. The primary components of an employee’s remuneration are a basic salary, a performance-based bonus and a stock option scheme for certain employees. In addition, we emphasize the importance of employee training and seek to improve the skills of our employees.

      We have not experienced any strikes or other labor disturbances that have interfered with our operations, and we believe that the relationship between our management and our labor union is good.

Property

      Our principal executive offices are located in Beijing. We also maintain an executive office in Hong Kong.

      As of August 31, 2004, we owned and occupied 1,351 parcels of land, 3,908 buildings, and 318 buildings and structures under construction, covering an aggregate site area of approximately 7,239,975 square meters and an aggregate floor area of approximately 6,557,863 square meters in our northern and southern service regions, Hong Kong and Singapore. Of these parcels of land, buildings and buildings and structures under construction, 1,348 parcels of land, 3,900 buildings and 318 buildings and structures were transferred to us from China Netcom Group. All our land and buildings are used for offices, administrative centers, staff quarters, retail outlets and technical facilities. We lease 818 properties covering an aggregate site area of approximately 2,528 square meters and an aggregate floor area of approximately

149,989 square meters to China Netcom Group primarily for office use, operation and storage of technical equipment.

      We lease or sublease from China Netcom Group various properties covering an aggregate site area of approximately 75,011 square meters and an aggregate floor area of approximately 8,474,606 square meters located throughout the municipalities and provinces in our northern and southern service regions. These properties are used primarily for offices and storage of technical equipment. We obtained the right to occupy and use these properties pursuant to a property leasing agreement and a property sub-leasing agreement that we entered into with China Netcom Group on October 8, 2004. Asia Netcom, our wholly owned subsidiary, has its principal office in Hong Kong, but also maintains sales offices in the PRC and seven other Asian countries, as well as the United States and Australia.

      Most of our properties are directly related to our telecommunications operations and are used for housing network equipment of various types, such as telephone exchanges, transmission stations and access lines. Of the 1,348 parcels of land and 3,900 buildings transferred to us, China Netcom Group does not have vested proper legal title to 16 parcels of land and 38 buildings. As for the remaining parcels of land and buildings, they are still registered in the name of China Netcom Group, which has undertaken to us to have the land and building titles registered in our name within six months after the global offering or before the expiry of the relevant temporary title certificates. Of the 318 buildings and structures under construction, China Netcom Group does not have relevant construction approvals for 40 of them. China Netcom Group has confirmed to us that these 40 buildings and structures under construction satisfy all requirements for the obtaining of the relevant construction approvals and it will assist us in obtaining the relevant building ownership right certificates in our name upon completion of construction of such buildings and structures. In addition, China Netcom Group agreed to indemnify us against any loss or damage suffered or incurred by us, caused by or arising from any challenge to or interference with our title to and/or right to use properties transferred to us in respect of which we have not obtained long-term title certificates or those properties rented by us from China Netcom Group where there are title defects. China Netcom Group has represented and warranted to us that our continued use of the land and buildings for their current purpose will not violate any approved usage of the land or buildings or any relevant laws and regulations.

      Since August 31, 2004, there has been no material adverse change affecting these properties. Sallmanns (Far East) Limited, or Sallmanns, an independent valuer, has valued our owned property interests as of August 31, 2004 at HK$20,857 million, including those properties for which we have not yet obtained formal title certificates. The text of the letter and the valuation certificate issued by Sallmanns are set out in Appendix A to this document.

      We have obtained legal opinions from Haiwen & Partners, our legal advisor as to PRC law, on title matters relating to these properties located in China. Some of the titles to the land and buildings were acquired by CNC China and are currently registered under China Netcom Group’s name. Haiwen & Partners has issued a legal opinion to the effect that, taking into account the relevant undertaking in the restructuring agreement made by China Netcom Group to us, there will be no legal impediment for CNC China to obtain these titles.

Legal Proceedings

      We are involved in legal proceedings in the ordinary course of our business. We are not involved in any litigation, arbitration or administrative proceedings that could have a material adverse effect on our financial condition or results of operations, taken as a whole. So far as we are aware, no such material litigation, arbitration or administrative proceedings are threatened.

REGULATION

Overview of Regulation of the Telecommunications Industry in China

      The telecommunications industry in China is subject to extensive government regulation. Under the State Council, a number of central government authorities have regulatory responsibilities for various aspects of the telecommunications industry. These authorities primarily include:

•	The Ministry of Information Industry, or the MII, which is responsible for, among other things:

—	formulating and enforcing telecommunications industry policies and regulations as well as technical standards;

—	granting telecommunications service licenses;

—	supervising the operations and quality of service of telecommunications operators;

—	allocating and administering telecommunications resources, such as spectrum and numbers;

—	together with other relevant government regulatory authorities, formulating tariff standards;

—	formulating interconnection and settlement policies between telecommunications networks; and

—	maintaining fair and orderly market competition among operators;

•	Provincial telecommunications administrations under the MII, which oversee the implementation of the MII’s regulations and exercise regulatory authority delegated by the MII within their respective provinces, autonomous regions and municipalities; and

•	The National Development and Reform Commission, or the NDRC, which, together with the MII, sets government fixed tariffs and government guidance tariffs for certain telecommunications services. See “— Tariff Setting” below. It also approves investment projects within the restricted sectors specified in the annually adjusted catalogue released by the State Council.

      The PRC government is in the process of drafting a telecommunications law. We expect that, if and when the telecommunications law is adopted by the National People’s Congress or its standing committee, it will become the basic telecommunications statute and provide a regulatory framework for the telecommunications industry in China.

Telecommunications Regulations

      The Telecommunications Regulations, effective as of September 25, 2000, were promulgated by the State Council, and provide the primary regulatory framework for China’s telecommunications industry in the interim period prior to the finalization and adoption of the telecommunications law. The stated goals of the Telecommunications Regulations are to develop a transparent and fair regulatory environment to encourage fair and orderly competition and the development in the telecommunications industry. The key aspects which the Telecommunications Regulations address include entry into the telecommunications industry, network interconnection, telecommunications resource allocation, tariffs and service standards.

Licensing

      The Telecommunications Regulations distinguish between basic and value-added telecommunications services, which are subject to different licensing requirements. According to the Catalog of Telecommunications Services, as promulgated by the MII and effective as of April 1, 2003:

—	basic telecommunications services include, among other things, fixed-line local and domestic long distance telephone services, international telecommunications services, IP telephone services, mobile communications services (such as 900/1800MHz GSM, 800MHz CDMA and 3G mobile communications services), satellite communications services, paging services, data communications services (such as Internet data transmission services, international data communications services), network access services and the domestic and international telecommunications facility services; and

—	value-added telecommunications services include, among other things, IP-VPN services, call center, voice mail and video conferencing call services, Internet data center and Internet access services, electronic data interchange services and information services.

      Under the Telecommunications Regulations, all telecommunications operators in China must obtain a telecommunications service operating license from the MII or from the provincial telecommunications administrations. Providers of value-added services within a single province are required to obtain licenses from provincial telecommunications administrations. Providers of basic telecommunications services and providers of value-added services in two or more provinces, autonomous regions and municipalities are required to obtain licenses from the MII. TD-SCDMA technology is one of the three technologies adopted by the International Telecommunications Union and under review by the PRC government for use in providing 3G mobile telephone services. The MII is currently conducting tests on TD-SCDMA related products. The PRC government has not publicly announced its decisions on issues such as the timing of the grant of the 3G licenses, the number of 3G licenses to be granted, any technical requirements, or any selection of preferred technologies. In accordance with the approval of the MII, CNC China, our principal operating subsidiary in China, as an indirect subsidiary of China Netcom Group, has the right to operate our telecommunications business in eight provinces and municipalities under the authorization of China Netcom Group, which holds the license required for operating our telecommunications businesses in China.

      The MII has promulgated the Measures on Administration of Telecommunications Service Operating Licenses, which became effective on January 1, 2002. Those measures govern the application for, and approval and regulation of, telecommunications service operating licenses in China.

Tariff Setting

Overview

      Our current tariffs are subject to regulation by various government authorities, including the MII, the NDRC and, at the local level, the relevant provincial telecommunications administrations and price bureaus. Under the Telecommunications Regulations, telecommunications tariffs are categorized into government-fixed tariffs, government guidance tariffs and market-based tariffs.

      The monthly fee and usage fee for local telephone service and tariffs for all domestic and international, Hong Kong, Macau and Taiwan long distance services using traditional networks are regulated as fixed tariffs, which are fixed jointly by the MII and the NDRC. Leased line and data services (other than ATM service) are charged at government-guidance tariffs, which are determined jointly by the MII and the NDRC. We derive a substantial portion (in excess of 80%) of our revenues from services that are subject to government guidance tariffs and government-fixed tariffs.

      The Notice on Implementation of Market-Based Tariffs for Certain Telecommunications Services, promulgated jointly by the MII and the NDRC in 2002, specifies the telecommunications businesses to which market-based tariffs are applicable, including VoIP, Internet access services, and certain value-added services provided over fixed-line telephone networks, such as telephone information, caller identification and voice mail. Market-based tariffs shall be applicable to those telecommunications services for which effective competition exists in the market. The tariffs of such telecommunications services are determined at the sole discretion of the operators, and will be implemented after filing with the MII or provincial telecommunications administrations, as applicable. There is uncertainty regarding how the MII determines the existence of effective competition, as the MII has not publicly disclosed the criteria it uses for determining whether a certain type of service should be subject to market-based tariffs. Under the Telecommunications Regulations, cost is the primary basis for tariff setting, but the tariff levels also take into account social and economic development, the development of the telecommunications industry and the purchasing power of the customers. The MII has not provided a timetable for tariff deregulation or indicated that operators will eventually be permitted to freely set all tariffs. We expect that increased flexibility in setting certain tariffs will allow us to better respond to changes in market demand and competitive conditions.

      In December 2000, the PRC government issued a notice of tariff adjustments. The tariff adjustments changed the tariff levels for various telecommunications services, including local and long distance telephone, data and leased line services. In general, these adjustments have stimulated the overall usage of our telecommunications services. In July 2001, the government eliminated the upfront connection fee for fixed-line telephone services. For a discussion of the impact of these adjustments on our financial condition and results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

      The PRC government retains the ultimate authority to adopt changes to tariffs. However, the Telecommunications Regulations require the government to hold public hearings before setting or changing a fixed or guidance tariff, which should be attended by, among others, telecommunications operators and consumers. In 2002, the MII indicated in writing that it did not intend to initiate any adjustment to tariffs for fixed-line local telephone services during the three to five years commencing in September 2002. Our average realized tariffs may be lower than those set forth below due to our promotional discounts. See “Risk Factors — Risks Relating to the PRC Telecommunications Industry — New regulations, regulatory changes or changes in enforcement policies relating to telecommunications tariffs may adversely affect our competitiveness, business and profitability”.

Tariffs

      The following tables set forth the tariff rates of certain services provided by us, where government fixed tariffs or government guidance tariffs are applicable.

          Local telephone services

      For our local telephone services, we charge a registration fee for initial installation that varies depending on whether the subscriber is a residential or a business customer, a fixed monthly fee, local call usage fees based on call duration and fees for certain value-added services. The following table sets forth our current tariffs for local telephone services provided on our traditional and PHS network:

Tariff (in RMB)

Monthly fee:
Residential subscribers in:
Provincial capitals	20.00 to 25.00
Other cities and counties	12.00 to 18.00
Rural areas	10.00 to 15.00
Business subscribers	25.00 to 35.00
Usage fee:
Intra-district	0.18 to 0.22 for the first two pulses (first three minutes or less) and 0.09 to 0.11 for each additional pulse (one minute intervals)
Inter-district	0.30 to 0.50 per pulse (one minute intervals)
Communication fee:
Internet dial-up	0.02 per pulse (one minute intervals)

          Domestic long distance services

      Our revenues from domestic long distance services consist of charges based on the duration, time of day and day of the week a call is placed. The following table sets forth the current tariffs for our domestic long distance telephone services using our traditional network:

Tariff (RMB)

Domestic long distance services on our traditional network	0.07 per six seconds (1)

(1)	Subject to filing with the provincial telecommunications administrations, our provincial level headquarters may apply a 10% to 50% discount rate to calls made during off-peak hours.

          International long distance services

      International long distance service is a government-fixed tariff. The following table sets forth our current international long distance tariffs:

Tariff (RMB)

International long distance services on our traditional network(1):
To Hong Kong, Macau and Taiwan	0.20 per six seconds
To all international destinations	0.80 per six seconds

(1)	Subject to filing with the provincial telecommunications administrations, our provincial level headquarters may apply a 10% to 50% discount rate to calls made during off-peak hours.

          Managed data services

      The PRC government publishes guidance tariffs for certain managed data services, including DDN and frame relay services, provided by operators in China. Interim tariffs for our ATM services are determined at our discretion, subject to approval by the MII. An initial fee is generally charged for installation and testing for our data services, as well as a fixed monthly fee for each of the services.

          DDN services

      The following table sets forth the monthly fees for DDN services at the bandwidths of 64kbps, 128kbps, 512kbps and 1Mbps:

	Monthly Fee

	64kbps	128kbps	512kbps	1Mbps

	(RMB)
Intra-district	1,500	2,000	3,800	5,000
Inter-district	2,000	2,500	5,200	7,500
Domestic long distance	3,500	5,000	7,000	9,000

          Frame relay services

      The following tables set forth the monthly fees for frame relay services, which include monthly fees for port access and permanent virtual circuits, or PVCs(1):

	Monthly Fee

	64kbps	256kbps	512kbps	2Mbps

	(RMB)
Port Access
Monthly fees	260	400	500	1,000
PVC
Intra-district	550	800	1,000	1,500
Inter-district	800	1,150	1,450	2,200
Domestic long distance	1,700	2,200	2,500	4,000

(1)	One-way tariff for PVCs frame relay services.

          Leased line services

      We charge monthly fees for subscribers to our leased line services based on guidance tariffs set by the PRC government, which vary based on bandwidth and whether the leased line is local or long distance. Leased line tariffs have generally decreased in recent years.

      The following table sets forth the tariffs for 2Mbps, 8Mbps, 34Mbps and 155Mbps digital circuits:

	Monthly Fee

	2Mbps	8Mbps	34Mbps	155Mbps

	(RMB)
Intra-district	2,000	6,000	16,000	44,000
Inter-district	4,000	11,000	31,000	88,000
Domestic long distance(1)	6,000	17,000	47,000	132,000

(1)	Does not include the tariffs for local digital circuits and access lines.

          Interconnection

      According to the Telecommunications Regulations and the Administrative Rules on Interconnection between the Public Telecommunications Networks, as promulgated by the MII in May 2001, major telecommunications operators in China may not refuse a request from another operator to interconnect with its network. Upon such a request, the relevant operator shall enter into an interconnection agreement with the other operator, and file such agreement with the MII. In addition, interconnection agreements may not be terminated unilaterally without an approval from the MII.

      The Telecommunications Regulations further provides that the MII shall establish rules relating to technical standards and settlement procedures of interconnection. Accordingly, the MII promulgated the Measures on Settlement of Usage Fees between Telecommunications Networks in March 2001, which specify the methods for revenue sharing and settlement between telecommunications operators. China Netcom Group has entered into agreements on interconnection with other telecommunications operators, including China Telecom, China Mobile, China Unicom, China Railcom and China Satcom.

      In December 2003, the MII revised the rules on interconnection technical standards and settlement procedures for public telecommunications networks by promulgating the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relaying Fees.

      The following table sets forth selected current major interconnection revenue sharing and settlement arrangements for local calls, as established in the 2003 rules:

Operator from whose Network	Operator at whose Network
Calls are Originated	Calls are Terminated	Settlement Arrangement

Mobile operator	Local fixed-line operator	(1) Mobile operator collects the cellular usage fees from its subscribers.
(2) Mobile operator pays RMB 0.06 per minute to local fixed-line operator.

Local fixed-line operator	Mobile operator	No revenue sharing or settlement.

Local fixed-line operator A	Local fixed-line operator B	(1) Operator A collects the usage fees from its subscribers.
(2) In the case of (i) intra-district calls, operator A pays operator B 50% of the intra-district usage fees; or (ii) inter- district calls (x) where operator A does not use the inter-district transmission facilities of operator B, operator A pays operator B 50% of the intra-district usage fees; or (y) where operator A uses operator B’s inter-district transmission facilities, operator A pays operator B 90% of the inter-district usage fees.

      The following table sets forth selected current major main interconnection revenue sharing and settlement arrangements for domestic long distance calls:

Operator from whose Network	Operator at whose Network
Calls are Originated	Calls are Terminated	Settlement Arrangement

Local fixed-line or mobile operator A	Local fixed-line or mobile operator B, through the long distance network of operator C	RMB 0.06 per minute to operator A, RMB 0.06 per minute to operator B, the balance for operator C.

      The following table sets forth selected current major main interconnection revenue sharing and settlement arrangements for international long distance calls, including calls originated from and terminated in Hong Kong, Macau and Taiwan:

Operator from whose Network	Operator at whose Network
Calls are Originated	Calls are Terminated	Settlement Arrangement

Domestic fixed-line or mobile operator A	International long distance operator B, through the domestic long distance network of operator C to international gateway	RMB 0.06 per minute to operator A, no greater than RMB 0.54 per minute to operator C, the balance to operator B.

      The following table sets forth selected current main interconnection revenue sharing and settlement arrangements for VoIP long distance calls:

Operator from whose Network	Operator at whose Network
Calls are Originated	Calls are Terminated	Settlement Arrangement

Fixed-line or mobile operator A	Fixed-line or mobile operator B through the VoIP network of operator C	(1) Operator C collects the VoIP long distance usage fees from its subscribers.
(2) Operator C pays RMB 0.06 per minute to operator B on the terminating end.
(3) No settlement between operator C and operator A on the originating end.
(4) Operator A collects local usage fees.

      Effective November 1, 2002, the Ministry of Information Industry has unified the minimum level of the termination rate for international calls, including for this purpose calls from Hong Kong, Macau and Taiwan, terminating in China. Such termination rate is required to be no less than US$0.17 per minute, but can be higher based upon negotiations between the carriers.

Technical Standards

      The MII sets industry technical standards for telecommunications terminal and interconnection-related equipment used in the public telecommunications networks. A network access license from the MII and other relevant regulatory authorities is required for all such equipment. Most of the standards set by the MII conform to standards recommended by the International Telecommunications Union and other international telecommunications standards organizations.

Capital Investment

      Prior to July 16, 2004, the State Council authorized the NDRC to approve any plan to construct a nationwide telecommunications network or any network construction plan involving a capital investment that totals from RMB 50 million to RMB 200 million. The State Council also authorized the MII to approve certain aspects of such investment projects. Any investment project with total capital investment in excess of RMB 200 million was required to obtain approval from the State Council.

      On July 16, 2004, the State Council promulgated, effective immediately, the Decision on Reform of Investment System, or the Investment Reform Decision, which significantly modified the government approval process for major investment projects in China. The Investment Reform Decision eliminated the government approval requirements for investment projects that do not involve direct government funding unless the investment projects are in the restricted sectors specified in the annually adjusted catalogue released by the State Council. The 2004 catalogue, which was attached as an annex to the Investment Reform Decision, sets forth approval requirements for individual investment projects in restricted sectors. Within the telecommunications sector, the investment projects that require the NDRC’s approval include:

•	domestic backbone transmission networks (including broadcasting and television networks);

•	international telecommunications transmission circuits;

•	international gateways;

•	international telecommunications facilities for dedicated telecommunications networks; and

•	other telecommunications infrastructure projects involving information security.

Accessing International Capital Markets

      Prior to accessing the international capital markets, we may be required to obtain approval from various government authorities depending on the type of international financing we intend to seek. For example, documents relating to our future public offerings of new shares must be filed with the China Securities Regulatory Commission, or the CSRC. If such offerings involve certain new acquisitions of assets or exchanges of equity interest within China, the CSRC’s prior approval will be required. In addition, China Netcom Group and our other state-owned shareholders are required to obtain approval from relevant PRC government authorities prior to their participation in any future share offering by our company confirming their respective sales of shares and related contributions to the PRC national social security fund, as required by PRC law. See “Principal and Selling Shareholders”. Furthermore, any use of the proceeds that we receive from international capital markets by CNC China, either as a shareholder loan or as a capital contribution, will be subject to registration or approval requirements under PRC law.

Telecommunications Resources

      The MII is responsible for the administration and allocation of telecommunications resources in China, including spectrum frequencies and telecommunications network numbers. The use of these resources by telecommunications operators is subject to the approval of the MII or the relevant provincial telecommunications administrations or provincial radio administrations and the payment of a telecommunications resources usage fee. The provincial radio administrations have allocated the 1900-1915 MHz frequency spectrum to us for PHS services, and we have the exclusive rights to use that frequency spectrum in our northern service region. It is expected that the MII will impose fees on all telecommunications operators, including us, relating to the use of telephone numbers. The rules implementing these usage fees for telephone numbers have not been issued. See “Risk Factors — Risks Relating to the PRC Telecommunications Industry — Future changes to the regulations and policies governing the telecommunications industry in China, including possible future industry restructurings, may have a material adverse effect on our business.”

Quality of Service

      Under the Telecommunications Regulations, the MII and the relevant provincial telecommunications administrations are responsible for supervising and monitoring the quality of services provided by telecommunications operators in China. Under the Telecommunications Regulations, customers of telecommunications operators have the right to submit their complaints to the MII and the relevant provincial telecommunications administrations or other relevant government authorities.

Universal Services Obligations

      Under the Telecommunications Regulations, telecommunications operators in China are required to fulfill universal service obligations in accordance with relevant regulations to be promulgated by the PRC government, and the MII has the authority to delineate the scope of universal service obligations. The MII, together with governmental finance and pricing authorities, is also responsible for formulating administrative rules relating to the establishment of a universal service fund and compensation schemes for universal services. These rules have not yet been promulgated, and there are currently no specific regulatory requirements relating to the provision of universal services in China.

      While the scope of specific universal services obligations is not yet clear, we believe that such services may include mandatory provision of basic telecommunications services in economically less developed areas in China. The MII has recently required China Telecom, China Netcom Group, China Mobile, China Unicom, China Railcom and China Satcom to participate in a project to provide telephone services in a number of remote villages in China as transitional measures prior to the formalization of a universal service obligation framework. In order to fulfill such obligations under those transitional measures, China Netcom Group has agreed with us that it will assume the responsibility for investing in and constructing the necessary network facilities. If we operate and maintain such network facilities in our northern and southern service regions, China Netcom Group has agreed to compensate us for the related expenses based on fair market value.

Regulation of the Telecommunications Industry in Our Asia-Pacific Region

      We are required to obtain and maintain a variety of telecommunications and other licenses and authorizations in the Asia-Pacific jurisdictions in which we operate. We must also comply with a variety of regulatory obligations, including obtaining permits to land our cables in the territories to which they are connected. In some jurisdictions in our Asia-Pacific service region, we are subject to ownership limitations with respect to the joint ventures that we form with our local partners. For example, South Korea currently limits the ownership of domestic enterprises by offshore telecommunications operators, such as us, to 49%. We hold all necessary telecommunications and other licenses that permit us to own and independently operate the non-PRC assets in key countries and regions, including Japan, Hong Kong and Singapore. We also operate in South Korea, Malaysia, Indonesia and the Philippines through joint ventures or through contractual relationships with operators that permit us to rely on the relevant telecommunications licenses. Licenses are not required in other countries in which we operate, such as Australia.

MANAGEMENT

      In accordance with Hong Kong law and our articles of association, members of our board of directors are elected by our shareholders. The board of directors, upon the completion of our restructuring in anticipation of the global offering, consists of 13 members, including five independent non-executive directors.

      The following table sets forth certain information about our directors, all of whom were duly elected and will serve a term of three years or until the election of their respective successors, executive officers and joint company secretaries.

Name	Age	Positions

Zhang Chunjiang	46	Executive Chairman of the board of directors, Executive Director
Edward Tian Suning	41	Executive Director, Chief Executive Officer
Zhang Xiaotie	52	Executive Director and Joint Company Secretary
Miao Jianhua	52	Executive Director
Jiang Weiping	53	Non-Executive Director
Li Liming	53	Non-Executive Director
Keith Rupert Murdoch	73	Non-Executive Director
Yan Yixun	65	Non-Executive Director
John Lawson Thornton	50	Independent Non-Executive Director
Victor Mou Zing Cha	54	Independent Non-Executive Director
Qian Yingyi	48	Independent Non-Executive Director
Hou Ziqiang	67	Independent Non-Executive Director
Timpson Chung Shui Ming	52	Independent Non-Executive Director
Zuo Xunsheng	53	Senior Vice President
Pei Aihua	53	Senior Vice President
Zhang Changsheng	57	Senior Vice President
Zhao Jidong	53	Senior Vice President
Fan Xingcha	39	Chief Financial Officer
Li Fushen	42	Controller
Oliver E Lixin	38	Joint Company Secretary

      Mr Leng Rongquan, who has served as Vice President of China Netcom Group since April 2002 and as Non-Executive Director and Vice Chairman of our company since October 2004, recently resigned from these positions. We have no intention to fill these positions at this time.

Directors, Executive Officers and Joint Company Secretaries

Directors

      Zhang Chunjiang, 46, Executive Chairman and Executive Director, has served as a Director since June 2004. He has also served as President of China Netcom Group since May 2003. Prior to joining China Netcom Group, Mr. Zhang served as Deputy Minister of the MII and was one of the most senior regulatory officials in the PRC telecommunications industry from December 1999 to May 2003. From August 1993 to December 1999, Mr. Zhang held a series of senior-level positions at the former Liaoning Provincial Posts and Telecommunications Bureau, the former Ministry of Posts and Telecommunications, or the MPT, and the MII, including serving as the Deputy Director of the former Liaoning Provincial Posts and Telecommunications Administration, Director of Mobile Telecommunications Administration of the MPT and Director of Telecommunications Administration of the MII. Mr. Zhang is a senior engineer and has extensive experience in telecommunications management, operations and technology. Mr. Zhang graduated from the Beijing University of Posts and Telecommunications in 1982 with a bachelor’s degree in telecommunications.

      Dr. Edward Tian Suning, 41, Executive Director and Chief Executive Officer, has served as a Director since 2000. He has also served as Vice President of China Netcom Group since April 2002. Since 1999, he has served as Chief Executive Officer of China Netcom Holdings and CNC Hong Kong. Since March 2003, he has also served as the Chief Executive Officer of Asia Netcom. Prior to joining China Netcom Holdings, Dr. Tian was the co-founder and Chief Executive Officer of AsiaInfo Holdings Inc., a Nasdaq-listed company providing software and networking solutions in China. Dr. Tian has extensive experience and knowledge in the telecommunications industry and international financing and acquisitions. Dr. Tian received a Ph.D. in natural resources management from Texas Tech University in 1992, an M.S. degree in ecology from the Graduate School of the Chinese Academy of Sciences in 1988, and a B.S. degree in environmental biology from Liaoning University in 1985.

      Zhang Xiaotie, 52, Executive Director and Joint Company Secretary, has served as a Director since October 2004. He has also served as Vice President of China Netcom Group since July 2003. From June 2002 to July 2003, Mr. Zhang also served as Assistant to President, General Manager of Planning and Finance Department of China Netcom Group. Before joining China Netcom Group, Mr. Zhang held a series of senior-level positions at the former MPT, the MII and Beijing Administration of Telecommunications. Mr. Zhang graduated from the School of Economics and Management of Tsinghua University with an M.S. degree.

      Miao Jianhua, 52, Executive Director, has served as a Director since October 2004. He has also served as Assistant to President of China Netcom Group since September 2003. Since June 2002, Mr. Miao has served as the General Manager of the Human Resources Department of China Netcom Group. Before joining China Netcom Group, Mr. Miao served as Director of the Supervision Bureau of the former MPT and the MII from 1997 to early 2002, and held senior-level positions at the former Jilin Provincial Administration of Posts and Telecommunications prior to June 1997. He graduated from the Australian National University with a master’s degree in management.

      Jiang Weiping, 53, Non-Executive Director, has served as a Director since October 2004. He has also served as Assistant to the President of China Netcom Group since July 2004. From May 2000 to July 2004, Mr. Jiang served as General Manager in each of Liaoning Communications Company and the former Liaoning Telecommunications Company. From August 1984 to May 2000, he held a series of senior-level positions in the Liaoning Provincial Administration of Posts and Telecommunications, including Deputy Director and Director from August 1993 to May 2000. Mr. Jiang graduated from the Harbin Institute of Technology with a bachelor’s degree in radio communications.

      Li Liming, 53, Non-Executive Director, has served as a Director since October 2004. She has also served as Deputy General Manager of Human Resources Department of China Netcom Group from July 2003 to August 2004. Before joining China Netcom Group, Ms. Li held a series of senior-level positions at Jitong Network Communications Company Limited from November 1994 to July 2003. Ms. Li graduated from the Radio Department of Tsinghua University with a bachelor’s degree in semiconductor devices.

      Keith Rupert Murdoch, 73, Non-Executive Director, previously served as a Director from 2001 to June 30, 2004. He agreed to serve again as a Director and began his current term since October 2004. He is Chairman and Chief Executive of News Corporation Limited and Chairman and Chief Executive Officer of Fox Entertainment Group. Mr. Murdoch has been the Chairman and Chief Executive of News Corporation Limited since 1979 and Chairman and Chief Executive Officer of Fox Entertainment Group since 1985. Mr. Murdoch is a world-renowned corporate executive in the telecommunications and entertainment industries.

      Yan Yixun, 65, Non-Executive Director, has served as a Director since 2001. He is a member of the Standing Committee of the Ninth National People’s Congress and also a member of the Education, Science, Culture and Health Committee of the Eighth and Ninth National People’s Congress. From December 1992 to November 2000, he served as Vice Chairman of the Chinese Academy of Sciences, prior to that he served as

Director of Shanghai Technical Physics Research Institute. Mr. Yan received an M.S. from the Institute of Electronics of the Chinese Academy of Sciences and an M.S. degree in micro-electronics and a B.S. degree in electronic appliances from Tsinghua University.

      John Lawson Thornton, 50, Independent Non-Executive Director, has served as a Director since October 2004. He is a professor and director of Global Leadership Project at Tsinghua University in Beijing. Prior to July 1, 2003, Mr. Thornton served as President and co-Chief Operating Officer of Goldman, Sachs & Co. and as a member of its Board of Directors. Mr. Thornton is a director of Ford Motor Company, News Corporation Limited, Intel Corporation and the Pacific Century Group, Inc. Mr. Thornton received an M.P.P.M. from the Yale School of Management in 1980, a B.A./ M.A. in jurisprudence from Oxford University in 1978 and an A.B. in history from Harvard College in 1976.

      Victor Cha Mou Zing, 54, Independent Non-Executive Director, has served as a Director since October 2004. Since September 2001, Mr. Cha has been the Managing Director of HKR International Limited, a company listed on the Stock Exchange of Hong Kong. He is also a member of the Chinese People’s Political Consultative Committee of Zhejiang Province and a council member of the Hong Kong Polytechnic University and the Hong Kong Institute of Education. Mr. Cha graduated from Stanford University Graduate School with a master’s degree in business administration and University of Wisconsin with a B.S. degree in economics.

      Dr. Qian Yingyi, 48, Independent Non-Executive Director, has served as a Director since October 2004. He is also a professor of Economics at the University of California, Berkeley. Since 2002, Dr. Qian has been a special-term professor in the School of Economics and Management at Tsinghua University and a visiting professor in the School of Economics at Peking University. Before joining the Berkeley faculty in 2001, Dr. Qian taught in the Department of Economics at Stanford University between 1990 and 1999 and in the Department of Economics at the University of Maryland. In 1990, Dr. Qian received his Ph.D. in Economics from Harvard University, after receiving an M.Phil. in Management Science/ Operations Research from Yale University and an M.A. in Statistics from Columbia University. In 1981, Dr. Qian graduated from Tsinghua University in Beijing with a B.S. degree in mathematics.

      Hou Ziqiang, 67, Independent Non-Executive Director, has served as a Director since October 2004. He is also Chairman of China Kejian Company Limited. Mr. Hou founded China Kejian Company Limited in 1984. From 1993 to 1997, Mr. Hou was Director of the Institute of Acoustics of the Chinese Academy of Sciences. From 1988 to 1993, Mr. Hou was Secretary General of the Chinese Academy of Sciences. Mr. Hou graduated from Peking University in 1958 with a bachelor’s degree in physics.

      Timpson Chung Shui Ming, G.B.S., J.P., 52, Independent Non-Executive Director, has served as a Director since October 2004. He is a fellow member of the Hong Kong Institute of Certified Public Accountants and the Association of Chartered Certified Accountants. He is an executive director and chief executive officer of Shimao China Holdings Limited. In addition, Mr. Chung is a member of the National Committee of the 10th Chinese People’s Political Consultative Conference. From 2001 to 2004, he was a director of Extrawell Pharmaceutical Holdings Limited and China Rich Holdings Limited and was the Chairman of the Hong Kong Housing Society, the Vice Chairman of the Hong Kong Special Administrative Region Government Land Fund Advisory Committee, and a member of the managing board of the Kowloon-Canton Railway Corporation and the Chairman of its Property Development Committee. Mr. Chung obtained a B.S. degree from the University of Hong Kong and a master’s degree of business administration from the Chinese University of Hong Kong.

Executive Officers

      Dr. Edward Tian Suning, 41, Executive Director and Chief Executive Officer.

      Zuo Xunsheng, 53, has served as Senior Vice President since July 2004, and is responsible for the network operation and maintenance. He has also served as Vice President of China Netcom Group since April 2002. Before joining China Netcom Group, Mr. Zuo was President of the former Shandong Telecommunications Company from May 2000 to April 2002. From October 1997 to May 2000, Mr. Zuo served as Director of the former Post and Telecommunications Bureau of Shandong Province. From 1988 to 1997, Mr. Zuo held senior-level positions as Deputy Director and Director in the former Bureau of Posts and Telecommunications of Jinan City.

      Pei Aihua, 53, has served as Senior Vice President since July 2004, and is responsible for network planning and construction. He has also served as Vice President of China Netcom Group since April 2002. Before joining China Netcom Group, he was Deputy General Manager of the former Beijing Telecommunications Company from July 2001 to April 2002, General Manager of Sichuan Provincial Telecommunications Company from July 2000 to July 2001, and Deputy Director of the GBPT from June 1997 to June 2000. He graduated with a master’s degree in information and communication management jointly sponsored by the Management School of Fudan University and the Norway Management School. He graduated from Changchun Optical Precision Machinery College with a master’s degree in electrical engineering in 1993 and Beijing School of Post and Telecommunications in microwave technology in 1976.

      Zhang Changsheng, 56, has served as Senior Vice President since July 2004, and is responsible for regulatory and legal matters. He has also served as Vice President of China Netcom Group since February 2003. Before joining China Netcom Group, Mr. Zhang served as Assistant to Governor and Secretary General at the Jiangsu Provincial Government from October 1995 to February 2003. From July 1988 to October 1995, he held a series of high level positions in the Ministry of Personnel. He graduated from the Military School of the People’s Liberation Army in 1981.

      Zhao Jidong, 53, has served as Senior Vice President since July 2004, and is responsible for sales and marketing. He has also served as Vice President of China Netcom Group since July 2003. Before joining China Netcom Group, Mr. Zhao served as General Manager of Beijing Communications Company from July 2002 to July 2003, and General Manager of Beijing Telecommunications Company from May 2000 to July 2002. From November 1994 to May 2000, Mr. Zhao held a series of senior-level positions in the Beijing Telecommunications Bureau. Mr. Zhao graduated with a master’s degree in information and communication management jointly sponsored by the Management School of Fudan University and the Norway Management School, and from Fudan University with a B.A. degree in English in 1975.

      Dr. Fan Xingcha, 39, has served as Chief Financial Officer since 2000. Since April 2000, Dr. Fan has served as Vice President of Strategy and Business Development and Executive Vice President of Operations of China Netcom Holdings, and Chief Financial Officer of CNC Hong Kong. Dr. Fan has also served as Chief Financial Officer of Asia Netcom since March 2003. Prior to joining China Netcom Holdings, Dr. Fan was a senior consultant of McKinsey & Company in its Shanghai office. Dr. Fan received a Ph.D degree in computer science from Flinders University in 1996 and a master’s degree in electrical engineering from Southeast University in China in 1987.

      Li Fushen, 42, has served as Controller since July 2004. Since October 2003, he has served as General Manager of the Finance Department of China Netcom Group. From November 2001 to October 2003, he served as Deputy General Manager of Jilin Communications Company and Deputy General Manager of the former Jilin Provincial Telecommunications Company. He graduated from the Australian National University with a master’s degree in management, and from the Jilin Engineering Institute with a degree in engineering management in June 1988.

Joint Company Secretaries

      Zhang Xiaotie, 52, serves as Executive Director and Joint Company Secretary. In discharging his functions as a Joint Company Secretary, Mr. Zhang will be assisted by Mr. Oliver E Lixin, the other Joint Company Secretary and our external advisers. Information and know-how relating to internal controls and ongoing disclosure obligations, including financial disclosure requirements, will be provided to Mr. Zhang.

      Oliver E Lixin, 38, Joint Company Secretary, Assistant to the Chief Financial Officer and qualified accountant, has served as Financial Controller of China Netcom Holdings since September 1999. Mr. E is a full time employee and a member of the senior management of our company. Before joining China Netcom Group, he had worked as a Senior Manager of China International Capital Corporation, an Auditor at Deloitte

Touche Tohmatsu Hong Kong and an Accountant in Bank of China Head Office. Mr. E graduated from Renmin University in 1989 with a bachelor’s degree in economics, with a major in international finance. Mr. E is a fellow member of the Association of Chartered Certified Accountants.

Waiver from the Listing Rules of the Hong Kong Stock Exchange

      As Mr. Zhang Xiaotie does not possess a qualification as stipulated under Rule 8.17 of the listing rules of the Hong Kong Stock Exchange, we have applied and obtained a waiver from strict compliance with Rule 8.17 of the listing rules of the Hong Kong Stock Exchange. Mr. Oliver E Lixin has been appointed as a Joint Company Secretary to work alongside Mr. Zhang. Mr. E’s employment with us does not have any fixed term and it is expected that he will assist Mr. Zhang for the first three years of our listing. Upon expiry of the three-year period, we will re-evaluate the qualifications of Mr. Zhang to determine whether the requirements as stipulated in Rule 8.17 of the listing rules of the Hong Kong Stock Exchange can be satisfied.

      The directors, the Joint Company Secretaries and the executive officers listed above form the senior management of our company. A number of our directors and executive officers also hold positions at our parent company, China Netcom Group. Each of these directors and executive officers works for our company and China Netcom Group. However, each of these directors and executive officers has confirmed with us that it is his intention to spend a majority of his time working for our company. The business address of the executive officers is located at Building C, No. 156 Fuxingmennei Avenue, Xicheng District, Beijing, PRC 100031.

Audit Committee

      We have established an audit committee in compliance with the Code of Best Practice as set out in Appendix 14 to the listing rules of the Hong Kong Stock Exchange. The primary duties of the audit committee are to review and supervise our financial reporting process. All members of the audit committee, are appointed by the board. The audit committee currently consists of four independent non-executive directors, Mr. Timpson Chung Shui Ming who serves as its chairman, Dr. Qian Yingyi, Mr. Victor Cha Mou Zing and Hou Ziqiang.

      The responsibilities of our audit committee include:

•	supervising core businesses;

•	formulating rules and policies;

•	reviewing, approving and implementing our material financial matters;

•	supervising the status of our financial operations;

•	evaluating the performance of our executive officers;

•	appointing and supervising the independent auditor; and

•	supervising the work of the internal audit department.

Compensation Committee

      We have also established a compensation committee. The primary duties of the compensation committee are to review the compensation structure of our directors and executive officers and make recommendations to the Board. All members of the compensation committee are appointed by the board of directors. The compensation committee currently consists of Mr. Keith Rupert Murdoch, who serves as its chairman, Mr. John Lawson Thornton and Mr. Miao Jianhua.

      The responsibilities of our compensation committee include:

•	proposing the appointment procedures and standards for our directors and executive officers;

•	evaluating the qualifications and terms of appointment for our directors and executive officers, and making recommendations to the board of directors regarding our directors and executive officers;

•	proposing the performance evaluation procedures and the compensation packages for our directors and executive officers;

•	evaluating the performance of and determining the compensation to be paid to our Chief Executive Officer and other executive officers; and

•	supervising and reviewing the results of the Chief Executive Officer’s evaluation of the performance of the other executive officers.

Strategic Planning Committee

      We have also established a strategic planning committee. The strategic planning committee currently consists of Mr. Zhang Chunjiang, who serves as its chairman, Dr. Qian Yingyi, Mr. Hou Ziqiang, Mr. Zhang Xiaotie, Mr. Jiang Weiping and Ms. Li Liming. The responsibilities of our strategic planning committee include:

•	reviewing our development strategies;

•	supervising the implementation process of the development strategies; and

•	reviewing significant investment projects.

Corporate Governance Committee

      We have also established a corporate governance committee. The corporate governance committee currently consists of Mr. John Lawson Thornton, who serves as its chairman, Dr. Edward Tian Suning, Dr. Qian Yingyi and Mr. Miao Jianhua. The responsibilities of our corporate governance committee include:

•	supervising the effective implementation of corporate governance measures;

•	supervising the efficiency and legal compliance of our board and senior management structures; and

•	providing recommendations to our board in order to optimize our corporate governance structure.

Compensation of Directors and Executive Officers

      Our directors and executive officers receive compensation in the form of salaries, housing allowances, other allowances and benefits in kind, including our contribution to the pension plans for our directors and executive officers. We expect to pay to our directors and executive officers an aggregate amount of approximately RMB 7.8 million, including benefits and contributions as remuneration, in respect of the year ended December 31, 2004. We have entered into service agreements with our executive directors. These agreements do not provide for benefits upon termination of employment, provided that two months’ advance notice is given.

      Other than Mr. Keith Rupert Murdoch, Mr. John Lawson Thornton, Mr. Yan Yixun, Mr. Victor Cha Mou Zing, Dr. Qian Yingyi, Mr. Hou Ziqiang and Mr. Timpson Chung Shui Ming, all of our directors and executive officers were previously employed by China Netcom Group. Our directors and executive officers received from us, our subsidiaries and China Netcom Group during the year ended December 31, 2003 an aggregate amount of approximately RMB 7.0 million in salaries, housing allowances, other allowances and benefits in kind, and an aggregate amount of approximately RMB 0.2 million in pension, retirement and other similar benefits were contributed for the benefit of these directors and executive officers.

      Total compensation paid to our directors during the three years ended December 31, 2003 consists of the following:

•	fees, salaries, housing allowances, other allowances and certain benefits in kind of approximately RMB 692,000 in 2001, RMB 1,010,000 in 2002 and RMB 1,824,000 in 2003;

•	contributions to the directors’ pension plans of approximately RMB 4,000 in 2001, RMB 16,000 in 2002 and RMB 69,000 in 2003; and

•	bonuses paid or payable to our directors, which were discretionary or were based on performance, of approximately RMB 336,000 in 2001, RMB 385,000 in 2002 and RMB 831,000 in 2003.

      The five highest paid individuals of our company included one of our directors in each of the three years ended December 31, 2003. Excluding the compensation of such director, the aggregate amount of fees, salaries, housing allowances, contributions to retirement benefits plan, bonuses paid or receivable, amounts paid or due as an inducement to join or upon joining of our company, compensation paid or due for termination of employment in connection with the management of the affairs of any of our subsidiaries, and other allowances and benefits in cash or in kind paid by us to the other four highest paid individuals of our company was approximately RMB 2,854,000 in 2001, RMB 3,170,000 in 2002 and RMB 2,994,000 in 2003.

Disclosure of Interests and Share Ownership

Particulars of directors’ service contracts

      Our company has entered into service contracts with each of our executive directors. The directors are subject to rotation under our articles of association. The service contracts of executive directors are subject to termination at least sixty days’ written notice. Pursuant to our articles of association, the remuneration of our directors is determined by our shareholders in a general shareholders’ meeting. None of these service contracts will provide benefits to our directors upon termination. Each director is entitled to an annual director’s fee of HK$250,000, payable on a pro rata basis for any partial year service, until our shareholders in general meeting determine otherwise.

      Except as disclosed in this document, none of our directors has or is proposed to have a service contract with us (excluding contracts expiring or determinable by the employer within one year without payment of compensation (other than statutory compensation)).

Ownership of our shares by our directors and executive officers

      Certain of our directors and executive officers have a beneficial interest in our shares through their ownership of options as further discussed in “— Share Option Plan”. In addition, Mr. Keith Rupert Murdoch beneficially owns indirectly less than 0.5% of our Shares.

Share Option Plan

      We have adopted a share option plan which seeks to align the interests of our management and employees with those of our shareholders and links their compensation with our results of operations and share performance. This plan provides for the grant of options to our directors, members of our middle-to-senior management and such “specialized professionals” as may be designated by the remuneration committee of our board of directors. There is a minimum period of 18 months for the holding of an option before it can be exercised. In addition, options granted under the share option plan are subject to a vesting schedule so that a maximum of 40% of the options granted may be exercised after 18 months from the later date on which trading of our shares commences on the Hong Kong Stock Exchange; a further 30% may be exercised after 30 months from the date on which trading of our shares commences on the Hong Kong Stock Exchange and the remaining 30% may be exercised after 42 months from the date on which trading of our shares commences on the Hong Kong Stock Exchange. Any option not exercised within six years from the later of the date of grant or the date on which trading of our shares commences on the Hong Kong Stock Exchange will lapse.

      In general, we are permitted to issue options exercisable for shares of up to:

•	0.2% to any single participant within a 12-month period;

•	10% of the total number of our outstanding shares under this plan; and

•	30% of the total number of our outstanding shares under this and any future plans in the aggregate.

      No performance targets are specifically stipulated under the share option plan. However, the board may specify performance targets that must be achieved before an option can be exercised. The share option plan will remain in force for a period of ten years commencing on the date on which the share option plan becomes unconditional. If the grantee’s employment with our company ceases for any reason other than death, loss of capacity, resignation or for serious misconduct, the grantee may, at any time within 12 months of the date of the cessation of his or her employment, exercise his or her options (to the extent vested and not already exercised prior to the cessation of service).

      The price for a share payable by a participant upon the exercise of an option (other than the share options granted prior to the global offering) will be determined by our board of directors in its discretion and shall not be less than the highest of:

•	the closing price of our shares on the Hong Kong Stock Exchange on the date of grant;

•	the average closing price of our shares on the Hong Kong Stock Exchange for the five trading days immediately preceding the date of grant; and

•	the nominal value of our shares.

Share options granted prior to the global offering

      Immediately prior to closing of the global offering, options to subscribe for an aggregate of 158,640,000 shares (representing 2.46% of the issued share capital of our company immediately after the global offering and assuming the over-allotment option is not exercised (or 2.4% if the underwriters exercise the over-allotment option in full)) will be conditionally granted by us to 456 grantees pursuant to our share option plan. These grantees are directors, senior management and other management personnel of our company. No monetary consideration is payable by the grantees for the acceptance of the grant of options and the exercise price for the shares shall be the initial price to the public, or IPO price. Each option has a six-year exercise period and each of the grantees to whom options have been granted will be subject to the following vesting periods in respect of the options granted:

Percentage of the
Vesting period (from the day on which the shares	shares under option
commence trading on the Hong Kong Stock Exchange)	exercisable by the grantee

After 18 months	40%
After 30 months	an additional 30%
After 42 months	the remaining 30%

      Assuming that all the options granted prior to the global offering under the share option plan were exercised in full on January 1, 2003 resulting in the issuance of 158,640,000 additional shares, the basic loss per share for the year ended December 31, 2003 would not be affected as the exercise of share options is anti-dilutive. However, the basic earnings per share and the diluted earnings per share for the six months ended June 30, 2004 would both be diluted by approximately 3% from RMB 0.89 to RMB 0.86.

          Directors, executive officers and joint company secretaries

      As at the date of this document, particulars of the outstanding options that have been conditionally granted to the directors of our company are as follows:

			Approximate
		Number of shares	% of interest
		represented by	immediately after
Name of grantee	Position	options	the global offering(1)	Exercise price

Zhang Chunjiang	Executive Chairman and Executive Director	920,000	0.01%	IPO Price
Leng Rongquan	Vice Chairman and Non-executive Director	920,000 (2)	0.01%	IPO Price
Edward Tian Suning	Executive Director and Chief Executive Officer	920,000	0.01%	IPO Price
Zhang Xiaotie	Executive Director and Joint Company Secretary	800,000	0.01%	IPO Price
Miao Jianhua	Executive Director	700,000	0.01%	IPO Price
Jiang Weiping	Non-executive Director	700,000	0.01%	IPO Price
Li Liming	Non-executive Director	700,000	0.01%	IPO Price
Yan Yixun	Non-executive Director	590,000	0.01%	IPO Price
Keith Rupert Murdoch	Non-executive Director	590,000	0.01%	IPO Price
Zuo Xunsheng	Senior Vice President	800,000	0.01%	IPO Price
Pei Aihua	Senior Vice President	800,000	0.01%	IPO Price
Zhang Changsheng	Senior Vice President	800,000	0.01%	IPO Price
Zhao Jidong	Senior Vice President	800,000	0.01%	IPO Price
Fan Xingcha	Chief Financial Officer	800,000	0.01%	IPO Price
Li Fushen	Controller	800,000	0.01%	IPO Price
Oliver E Lixin	Joint Company Secretary and Assistant to Chief Financial Officer	370,000	0.01%	IPO Price

(1)	Assuming that the over-allotment option is not exercised.

(2)	Share options held by Mr. Leng lapsed as of November 5, 2004, when he resigned from our company.

          Outstanding options granted

      As at the date of this document, particulars of outstanding options that have been conditionally granted to our directors, senior management, and other management personnel, each as a group, are as follows:

	Total number of		Number of shares
	grantees in each		represented by
Category	category	Exercise price	options

Directors	9	IPO Price	6,840,000
Executive officers	7	IPO Price	5,170,000
Other management personnel	440	IPO Price	146,630,000

Total number of outstanding options granted			158,640,000

PRINCIPAL AND SELLING SHAREHOLDERS

      Upon completion of the global offering, we will have outstanding 6,450,895,000 shares, or 6,593,529,000 shares if the underwriters exercise in full their over-allotment option. 1,045,984,000 of these shares will have been registered under the Securities Act of 1933, as amended, or the Securities Act, including the shares offered pursuant to this document. These shares will be freely tradable, without restriction or registration under the Securities Act, unless held by an “affiliate” of our company, as that term is defined under the Securities Act. The remaining shares may be sold in the United States or to U.S. persons only if registered or sold under an exemption from registration under the Securities Act. China Netcom Group may seek to sell shares in the future in order to meet its cash requirements, which may adversely affect the market prices of our shares and ADSs. See “Risk Factors — Risks Relating to the ADSs and the Shares”.

      The table below sets forth information as of a time immediately prior to the global offering regarding the beneficial ownership of our ordinary shares by each person known by us to beneficially own 5% or more of our outstanding ordinary shares or who is a selling shareholder. Except as otherwise indicated, we believe each shareholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned. None of our shareholders listed below has voting rights that are different from any of our other shareholders.

	Shares Beneficially			Shares Beneficially
	Owned Prior to the		Shares Being	Owned After the
	Global Offering		Offered(1)	Global Offering(2)

Name and Address of Beneficial Owner(1)	Number	Percentage	Number	Number	Percentage

	(in millions)		(in millions)	(in millions)
China Network Communications Group Corporation(3)	4,750.2	86.4%	89.4	4,660.9	72.3%
CNC Fund, L.P.(4)	445.5	8.1	0	445.5	6.9
Chinese Academy of Sciences(5)(6)	37.8	0.7	0.7	37.1	0.6
Information and Network Center of State Administration of Radio, Film and Television(5)(7)	37.8	0.7	0.7	37.1	0.6
China Railways Telecommunications Center (5)(8)	37.8	0.7	0.7	37.1	0.6
Shanghai Alliance Investment Limited (5)(9)	37.8	0.7	0.7	37.1	0.6
Shandong Provincial State-owned Assets Supervision and Administration Commission (5)(10)	153.0	2.8	2.9	150.1	2.3

Total	5,500.0	100.0%	95.1	5,404.9	83.8%

(1)	Each of China Netcom Group Corporation (BVI) Limited, or CNC BVI; the Chinese Academy of Sciences, or the Academy of Sciences; Information and Network Center of State Administration of Radio, Film and Television, or INC-SARFT; China Railways Telecommunications Center, or CRTC; Shanghai Alliance Investment Limited, or Shanghai Alliance; and Shandong Provincial State-owned Assets Supervision and Administration Commission, or Shandong SASAC, is a selling shareholder. CNC Fund, L.P. is not a selling shareholder. We believe that investment and voting control over the shares held by the selling shareholders are exercised by the board of directors and senior management of such selling shareholders.

(2)	Assumes that the underwriters do not exercise the over-allotment option. If the underwriters exercise the over-allotment option in full, CNC BVI, CNC Fund, L.P., the Academy of Sciences, INC-SARFT, CRTC, Shanghai Alliance and Shandong SASAC will offer approximately 102.8 million, 0, 0.8 million, 0.8 million, 0.8 million, 0.8 million and 3.3 million shares, respectively, and own approximately 70.5%, 6.8%, 0.6%, 0.6%, 0.6%, 0.6% and 2.3% of our outstanding shares, respectively.

(3)	China Network Communications Group Corporation’s beneficial interest is attributable to its ownership interest in CNC BVI, our direct parent company. The registered address of CNC BVI is P.O. Box 3140, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. The registered address of China Network Communications Group Corporation is Building C, No. 156 Fuxingmennei Avenue, Xicheng District, Beijing, PRC.

(4)	In connection with our restructuring, on June 11, 2004, we entered into a share purchase and exchange agreement with CNC BVI and CNC Fund L.P. Under this agreement, CNC Fund, L.P. sold all of the 30,967,127 Series A preferred shares and 6.4 million ordinary shares, par value US$0.01 per share of our company that it owned before the restructuring to CNC BVI in consideration for an option to receive (a) 445.5 million ordinary shares of our company from CNC BVI, or 8.1% of our shares on a fully diluted basis prior to the global offering or (b) a cash alternative. On September 27, 2004, CNC Fund exercised this option to receive 445.5 million ordinary shares of our company. See “Restructuring”. Each of GS China BroadNet GP Holdings, L.L.C., CNC Cayman, Limited and Best Bluechip Investments Limited is a general partner of CNC Fund, L.P. GS China Broadnet GP Holdings, L.L.C. is an investment partnership affiliated with Goldman, Sachs & Co. and Goldman Sachs (Asia) L.L.C., the latter of which is one of the joint global coordinators and joint bookrunners of the global offering and one of the joint sponsors and Hong Kong underwriters. In addition, Goldman Sachs Group, Inc., an affiliate of Goldman Sachs (Asia) L.L.C., beneficially owns an 18.46% interest in CNC Fund, L.P. through GS China BroadNet Investment Holdings, L.L.C. and GS China Broadnet GP Holdings, L.L.C. China Netcom Group beneficially owns a 0.3% interest in CNC Fund, L.P. through CNC Cayman, Limited. Shanghai Alliance, one of our principal and selling shareholders, beneficially owns a 0.3% interest in CNC Fund, L.P. through Best Bluechip Investments Limited. Because of certain rights that each of GS China BroadNet GP Holdings, L.L.C., CNC Cayman, Limited and Best Bluechip Investments Limited possess, they may be deemed to beneficially own such securities. The registered address of CNC Fund, L.P. is P.O. Box 513 GT, Strathvale House, North Church Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies.

(5)	All of the ordinary shares owned by each of the Academy of Sciences, INC-SARFT, CRTC, Shanghai Alliance and Shandong SASAC are registered in the name of CNC BVI, which holds for each of them individually such ordinary shares in trust. It is our understanding that CNC BVI does not beneficially own these shares it holds in trust.

(6)	In April 2004, the Academy of Sciences agreed with China Netcom Group to transfer its interests in China Netcom Holdings to China Netcom Group in consideration for the transfer to it by CNC BVI of approximately 38 million of our ordinary shares of US$0.04 each. The registered address of the Academy of Sciences is No. 52 Sanlihe Road, Xicheng District, Beijing, PRC.

(7)	In April 2004, INC-SARFT agreed with China Netcom Group to transfer its interests in China Netcom Holdings to China Netcom Group in consideration for the transfer to it by CNC BVI of approximately 38 million of our ordinary shares of US$0.04 each. The registered address of Information and Network Center of State Administration of Radio, Film and Television is No. 2 Fuxingmenwai Avenue, Xicheng District, Beijing, PRC.

(8)	In April 2004, CRTC agreed with China Netcom Group to transfer its interests in China Netcom Holdings to China Netcom Group in consideration for the transfer to it by CNC BVI of approximately 38 million of our ordinary shares of US$0.04 each. The registered address of China Railways Telecommunications Center is No. 18 Beifengwo Road, Haidian District, Beijing, PRC.

(9)	In April 2004, Shanghai Alliance agreed with China Netcom Group to transfer its interests in China Netcom Holdings to China Netcom Group in consideration for the transfer to it by CNC BVI of approximately 38 million of our ordinary shares of US$0.04 each. The registered address of Shanghai Alliance is No. 19 Gaoyou Road, Shanghai, PRC.

(10)	In April 2004, the predecessor of Shandong SASAC agreed with China Netcom Group to transfer its interests, assets and liabilities relating to telecommunications operations in rural areas in Shandong Province to China Netcom Group in consideration for the transfer to it by CNC BVI of approximately 153 million of our ordinary shares of US$0.04 each. The registered address of Shandong SASAC is No. 37 Jiefang Road, Jinan City, Shandong Province, PRC.

Any discrepancies between totals and the sums of the amounts listed are due to rounding.

     It is our understanding that CNC BVI, the Academy of Sciences, INC-SARFT, CRTC, Shanghai Alliance and Shandong SASAC, each a state-owned shareholder under PRC laws, are required by the PRC government in accordance with the Provisional Measures on Administration for Selling-down State-owned Shares and Raising Social Security Fund promulgated by the State Council in June 2001, to sell in aggregate 95,089,000 of our shares, or 109,352,000 of our shares if the underwriters exercise in full their over-allotment option, which will equal approximately 9% of the total number of shares offered in the global offering. These selling shareholders are required to contribute the net proceeds they receive from the global offering to the PRC national social security fund.

      See “Underwriting” for a description of lock-up arrangements restricting the ability of some of our shareholders to sell or otherwise dispose of shares.

RELATIONSHIP WITH CHINA NETCOM GROUP

Ownership by China Netcom Group

      Our parent, China Netcom Group, the second largest fixed-line telecommunications operator in China, is a PRC wholly state-owned enterprise. China Netcom Group is managed by its president and important decisions of China Netcom Group are made pursuant to meetings of executive management. China Netcom Group retained the ownership of, and continues to operate through its branch offices and wholly owned subsidiaries, its fixed-line telecommunications networks, and provides telecommunications services in other provinces, municipalities and autonomous regions in China that are outside our northern and southern service regions. As such, the businesses retained by China Netcom Group do not compete with our businesses. China Netcom Group may inject into us its businesses outside our northern and southern service regions in the future. No definitive plan or timetable for such possible injection has been agreed between China Netcom Group and us. Any such transaction will be subject to compliance with the relevant requirements of the listing rules of the Hong Kong Stock Exchange in relation to connected transactions.

      Immediately after the closing of the global offering, China Netcom Group will indirectly and beneficially own or control an aggregate of 72.3% of our shares, assuming that the over-allotment option is not exercised by the underwriters, or 70.5% of our shares, assuming that the over-allotment option is exercised in full. Accordingly, China Netcom Group will retain a controlling interest in our company. For further details, see “Principal and Selling Shareholders”.

      As a result, China Netcom Group, subject to our articles of association and applicable laws and regulations, will effectively be able to control our management, policies and business by controlling the composition of our board of directors, determining the timing and amount of our dividend payments and approving significant corporate transactions, including mergers and acquisitions. For further details, see “Description of Share Capital”.

Restructuring Agreement

      On September 6, 2004, China Netcom Group entered into a restructuring agreement with us and our principal wholly owned operating subsidiary, CNC China.

      Under the restructuring agreement, China Netcom Group made various representations and warranties in relation to the transfer of businesses, assets and liabilities to us in the restructuring, which became effective on December 31, 2003. China Netcom Group agreed to be responsible for all tax liabilities associated with the business, assets and liabilities transferred to us, which were incurred prior to the restructuring. In addition, China Netcom Group agreed to indemnify CNC China against any fines, claims, losses, damages, payments or other expenses incurred by CNC China in connection with or arising from, among others:

•	a breach of any provision of the restructuring agreement on the part of China Netcom Group or its subsidiaries (other than CNC China);

•	any matters occurring prior to the effective date of the restructuring relating to assets and liabilities transferred to CNC China under the restructuring;

•	the assets retained or held by China Netcom Group after the restructuring;

•	any rights and interests in relation to all employees of CNC China who were employed by China Netcom Group prior to the restructuring for the period of their employment by China Netcom Group; and

•	any defect in property titles in respect of properties transferred to us under the restructuring.

      Furthermore, China Netcom Group agreed to indemnify us, upon our request, against any losses, expenses or liabilities incurred by us as a result of any litigation or other claims against us or our subsidiaries that relate to events or circumstances that occurred or existed prior to the date of the global offering to the extent such matters are not disclosed in our financial statements as of June 30, 2004. China Netcom Group, upon our request, shall be responsible for any penalties, losses, or other liabilities incurred by us arising from the results of the audit of China Netcom Group by the PRC National Audit Office for the accounting periods prior to the date of the final prospectus.

Non-competition Agreement

      Pursuant to a non-competition agreement among us, China Netcom Group and CNC China, China Netcom Group has undertaken that, so long as our shares are listed on the Hong Kong Stock Exchange or other exchanges and China Netcom Group directly or indirectly holds 30% or more of our issued share capital or China Netcom Group is deemed to be our controlling shareholder under relevant rules or regulations, China Netcom Group will not at any time directly or indirectly without our prior written consent, operate:

•	any business that will be in direct or indirect competition with our or our subsidiaries’ telecommunications business conducted in regions where we or our subsidiaries operate outside of the PRC in accordance with existing licenses; and

•	any business that will be in direct or indirect competition with the basic telecommunications services (not including wireless paging services) or selected value-added telecommunications services, including multi-party conferencing services, Internet access service, Internet data center services and IP-VPN services, of CNC China within our services regions. Basic telecommunications services and value-added telecommunications services are both defined in the PRC government’s Catalog of Telecommunications Services.

      The decision as to whether our written consent will be given will be made by our board, which includes independent non-executive directors. We will make an announcement setting out the reasons for the giving of written consent if such consent is given.

      For a description of basic and value-added telecommunications services under the Telecommunications Regulations, see “Regulation — Licensing”.

Undertakings

      In connection with the restructuring and the global offering, China Netcom Group has, by a legally binding letter of undertakings with an unlimited term undertaken to us and our subsidiaries that:

(1)	China Netcom Group will extend its full support to our current operations and future development;

(2)	we will be the only basic telecommunications services provider operating in China (through our PRC subsidiary) under China Netcom Group’s control that will have its securities listed on a stock exchange in Hong Kong or outside of China;

(3)	to the extent within China Netcom Group’s control, we will be treated equally with China Netcom Group and/or any other operators controlled by China Netcom Group of fixed-line telephone services, Internet services (including but not limited to broadband services), data services, leased line services, international telecommunications services, value-added services or other related telecommunications services with respect to all approvals, transactions and arrangements between us and China Netcom Group and/or such operators controlled by China Netcom Group;

(4)	if China Netcom Group obtains the license to operate any telecommunications business in China outside the current business scope of our PRC subsidiary (including but not limited to mobile telecommunications license, new telecommunications services and the testing and commercial operation of new technologies), China Netcom Group shall notify us as soon as possible, and upon our request, grant exclusively to our subsidiary conducting telecommunications business in China, through licensing or otherwise, the right to conduct such telecommunications business within the provinces, municipalities and autonomous regions where we conduct business. If these arrangements require the approval of the relevant government department, China Netcom Group will use its best efforts to seek to obtain such approval;

(5)	to the extent within China Netcom Group’s control, we will have the preferential right to acquire China Netcom Group’s interest in companies or other entities that provide telecommunications services or their businesses; and

(6)	China Netcom Group will fulfill the relevant universal services obligations for which it is responsible under relevant regulations. China Netcom Group will be responsible for the investment and construction of the network facilities required to fulfill the obligations of China Netcom Group and/or our company (or our subsidiary) in relation to obligations pursuant to the Implementing Plan for Rural Universal Services — Rural Telecommunications Project and other requirements under interim measures concerning universal services obligations. If we operate or maintain such network facilities in the region where we operate in China, China Netcom Group has agreed to provide us with reasonable compensation in respect of the relevant expenses arising as a result of the operation and maintenance of such network facilities, based on fair market value.

      The terms of the letter of undertakings do not obligate China Netcom Group to provide any financial support to us.

Olympic Partnership for the 2008 Olympic Games in Beijing

      China Netcom Group has signed an agreement with the Beijing Organization Committee for the Games of the XXIX Olympiad, or BOCOG, which agreement, upon approval by the International Olympic Committee, would name China Netcom Group as the exclusive fixed-line telecommunications partner in China for the 2008 Olympic Games in Beijing. As a partner, China Netcom Group is required to provide cash, goods and services to support the 2008 Olympic Games. In return, BOCOG will grant China Netcom Group and selected affiliates the right to, among other things, associate the China Netcom brand name with the 2008 Olympic Games. We expect to be named as one of the selected affiliates. As the dominant provider of fixed-line telecommunications services in Beijing, the principal venue of the 2008 Olympic Games, we expect to benefit from Beijing’s hosting of the Olympics and from our parent company’s sponsorship. Therefore, we will sponsor a portion of the required support, principally through providing free telecommunication goods and services. In connection with this arrangement, we will make certain limited contributions of goods and services for each of the years 2004, 2005, 2006 and 2007. Commencing in 2008, China Netcom Group will bear the responsibility for providing all required goods and services support, unless otherwise agreed between China Netcom Group and us. Furthermore, China Netcom Group will be solely responsible for the payment of all cash sponsorship obligations.

Prior Related Party Transactions

Share purchase and exchange agreement with CNC BVI and CNC Fund, L.P.

      Pursuant to a share purchase and exchange agreement entered into between CNC BVI, CNC Fund, L.P. and us in June 2004, CNC Fund, L.P. sold to CNC BVI all of the preferred shares and ordinary shares in our company that it owned before the restructuring. These ordinary shares were purchased from CNET Foundation Limited, which held these shares on behalf of former employees of China Netcom Holdings, none of whom were, at the time of the agreement, or currently are, directors or executive officers of our company. In exchange, CNC Fund, L.P. received an option to receive (a) 445.5 million ordinary shares of our company from CNC BVI, or 8.1% of our shares on a fully diluted basis prior to the global offering or (b) a cash alternative from CNC BVI. On September 27, 2004, CNC Fund, L.P. exercised this option to receive 445.5 million ordinary shares of our company from CNC BVI.

Registration rights agreement

      In connection with the share purchase and exchange agreement, we have entered into a registration rights agreement with CNC Fund. Pursuant to the registration rights agreement, we have granted to the holders of the registrable securities of CNC Fund certain demand and “piggyback”, or incidental, registration rights with respect to the ordinary shares held by CNC Fund. Following the global offering, the holders of the registrable securities of CNC Fund has the right to require us to register its ordinary shares, subject to certain limitations. In addition, the holders of the registrable securities of CNC Fund has “piggyback” registration rights that allow them, under certain circumstances, to include their ordinary shares in any registration statement initiated by us. The registration rights of the holders of the registrable securities of CNC Fund are subject to proportional cutbacks by the underwriters based on the total number of shares requested to be registered.

      The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification rights. In addition, under the registration rights agreement, CNC Fund has agreed, for a period of 180 days after the date of this document, not to sell, transfer, make any short sale of, grant any option for the purchase of, enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise dispose of, any of our ordinary shares or any securities exercisable for or convertible or exchangeable for our ordinary shares.

Investor rights agreement

      In conjunction with our offering, CNC Fund has relinquished certain rights granted to it under an investor rights agreement dated September 29, 2000.

Exempted Continuing Connected Transaction

Trademark licensing agreement

      Pursuant to a trademark licensing agreement entered into among us, China Netcom Group and CNC China on October 8, 2004, China Netcom Group agreed to grant us the right to use certain of its trademarks (including the “CNC” brand name and logo and other trademarks) that are registered or to be registered by China Netcom Group on a royalty-free basis for ten years, which term is automatically renewable at our option. The trademark licensing agreement is exempt from the reporting, announcement and shareholders’ approval requirements under Rule 14A.31(2) of the listing rules of the Hong Kong Stock Exchange.

Guarantees granted by China Netcom Group and EANL

      As of June 30, 2004, certain of our loans and bank loans amounting to RMB 578 million, representing approximately 0.99% of our total bank and other loans as of June 30, 2004, were secured by a corporate guarantee granted by China Netcom Group. On July 27, 2004, Asia Netcom obtained a term loan facility in the maximum aggregate amount of up to US$150 million. As of August 31, 2004, Asia Netcom has drawn an advance of US$90 million, representing 1.30% of our total bank and other loans as of August 31, 2004, under this term loan facility. Repayment of advances made under this term loan facility are guaranteed by EANL, an indirect wholly owned subsidiary of China Netcom Group. The guarantees granted by China Netcom Group and EANL are exempt from the reporting, announcement and shareholders’ approval requirements under the listing rules of Hong Kong Stock Exchange. We have undertaken to the Hong Kong Stock Exchange to use our best efforts to release the guarantees, or failing such, to arrange for the settlement of the relevant loans, within six months of the consummation of the global offering.

Continuing Related Party Transactions

      As a result of our restructuring, we and/or our subsidiaries have entered into, among others, the following agreements with China Netcom Group and/or its subsidiaries:

•	Interconnection Settlement Agreement;

•	Property Leasing Agreement;

•	Property Sub-leasing Agreement;

•	Master Services Sharing Agreement;

•	Engineering and Information Technology Services Agreement;

•	Materials Procurement Agreement;

•	Ancillary Telecommunications Services Agreement;

•	Support Services Agreement;

•	Telecommunications Facilities Leasing Agreement;

•	Capacity Purchase Agreement;

•	Capacity Lease Agreement; and

•	Management Services Agreement.

      The principal terms of these agreements are described below.

      Certain charges for the services under these agreements are based on tariffs set by the Chinese regulatory authorities. Those transactions where the charges are not set by Chinese regulatory authorities are based on commercial negotiations between the parties, in each case on an arm’s length basis. The terms of these transactions are no less favorable than the terms that we could have obtained from an independent third party. In this regard, we have the benefit of the undertaking from China Netcom Group that, to the extent within its control, we will be treated equally with any other telecommunications operator with respect to all approvals, transactions and arrangements between us, on the one hand, and China Netcom Group or other telecommunications operators controlled by China Netcom Group, on the other hand, as described above.

Continuing related party transactions relating to CNC China

Interconnection Settlement Agreement

      Our subsidiary, CNC China, entered into an Interconnection Settlement Agreement with China Netcom Group under which CNC China and China Netcom Group agree to interconnect their respective networks and settle the charges received in respect of domestic and international long distance voice services within their respective service regions.

      There is no settlement for domestic long distance voice services between the subsidiaries of China Netcom Group in the four provinces and autonomous region of Heilongjiang, Jilin, Shanxi and Inner Mongolia, on the one hand, and the branch companies of CNC China in the six provinces and municipalities of Beijing, Tianjin, Henan, Hebei, Shandong, Liaoning on the other. For all other domestic long distance voice services between China Netcom Group and CNC China, the settlement rates are as follows: CNC China or China Netcom Group in the location of the calling party shall make a settlement payment to CNC China or China Netcom Group in the location of the called party at the rate of RMB 0.06 per minute (in the case where the call terminates within the network of either party) and at the rate of RMB 0.09 per minute (in the case where the call terminates outside the network of either party).

      Settlement rates for international long distance voice services are as follows:

•	For outbound international calls: China Netcom Group will reimburse CNC China for any amount paid by CNC China to overseas telecommunications operators. The revenues received by China Netcom Group less the amount paid by CNC China to overseas telecommunications operators will be shared between China Netcom Group and CNC China in proportion to the estimated costs incurred by China Netcom Group and CNC China in connection with the outbound international long distance voice services.

•	For inbound international calls: the revenues received by CNC China from overseas telecommunications operators less the amount paid to China Netcom Group at the rate of RMB 0.06 per minute (in the case where the call terminates within the network of China Netcom Group) or at the rate of RMB 0.09 per minute (in the case where the call terminates within the network of other operators) will be shared between China Netcom Group and CNC China in proportion to the estimated costs incurred by China Netcom Group and CNC China in connection with the inbound international long distance voice services.

      The rates of RMB 0.06 per minute and RMB 0.09 per minute mentioned above shall be adjusted with reference to the relevant standards, tariffs or policies promulgated by the relevant regulatory authorities in China from time to time.

      China Netcom Group and CNC China shall carry out settlement on a monthly basis.

      The Interconnection Settlement Agreement was entered into on October 8, 2004 and is valid until December 31, 2006. If CNC China notifies China Netcom Group at least three months prior to the expiration of the agreement of its intention to renew the agreement, the agreement can be renewed with the same terms for a further period of three years.

      No caps are proposed in respect of the settlement of domestic and international long distance voice services for the following reasons:

•	any growth in the demand for domestic and international long distance voice services will necessarily result in increased transaction volumes under the Interconnection Settlement Agreement, and such growth is outside our control. Any caps on these transactions will therefore potentially limit our ability to conduct or expand our business in the ordinary course; and

•	the settlement rates in respect of long distance voice services are determined with reference to the standard tariff or policies promulgated by the relevant regulatory authorities in China, which are subject to change from time to time, and we are not in a position to set the settlement rates at our discretion.

Property Leasing Agreement

      CNC China entered into a Property Leasing Agreement with China Netcom Group under which:

•	CNC China leases to China Netcom Group a total of 818 properties covering an aggregate site area of approximately 2,528 square meters and an aggregate floor area of approximately 149,989 square meters, located throughout our northern service region and our southern service region, for use as offices and other ancillary purposes; and

•	China Netcom Group leases to CNC China a total of 35,199 properties covering an aggregate floor area of approximately 7,793,569 square meters, located throughout our northern service region and our southern service region, for use as offices, telecommunications equipment sites and other ancillary purposes.

      The Property Leasing Agreement was entered into on October 8, 2004, and is valid until December 31, 2006. If CNC China notifies China Netcom Group at least three months prior to the expiration of the agreement of its intention to renew the agreement, the agreement can be renewed with the same terms for a further period of three years.

      The charges payable by CNC China and by China Netcom Group under the Property Leasing Agreement are based on market rates or the depreciation and maintenance charges in respect of each property, provided such depreciation and maintenance charges shall be no higher than the market rates. The charges are payable quarterly in arrears and are subject to review every year to take into account the then prevailing market rates. Sallmanns (Far East) Limited, our independent property valuer, has reviewed the Property Leasing Agreement, and has confirmed that the charges payable by CNC China under the Property Leasing Agreement are no higher than prevailing market rates.

      For the three years ended December 31, 2003 and the six months ended June 30, 2004, CNC China only leased a small number of properties (less than 2,000 in each of the periods) from China Netcom Group and the rental charges CNC China paid to China Netcom Group amounted to RMB 21 million, RMB 39 million, RMB 48 million and RMB 12 million, respectively. For the same periods, the rental charges paid by China Netcom Group to CNC China for a small number of properties (less than 100 in each of the periods) amounted to RMB 1 million, RMB 1 million, RMB 4 million and RMB 2 million, respectively.

      As a result of our restructuring, many more properties must be leased from China Netcom Group to us (35,199 in total) and from us to China Netcom Group (818 in total). Based on the significant increase in number of properties leased by CNC China and China Netcom Group under the Property Leasing Agreement and the relevant current market rental for such properties, the total rental charges payable by CNC China to China Netcom Group in the financial year ending December 31, 2004 are not expected to exceed RMB 500 million, and in each of the financial years ending December 31, 2004, 2005 or 2006 are not expected to exceed RMB 1 billion, and the total rental charges receivable by CNC China from China Netcom Group in the financial year ending December 31, 2004 are not expected to exceed RMB 25 million, and in each of the financial years ending December 31, 2004, 2005 or 2006 are not expected to exceed RMB 50 million. Accordingly, these amounts have been set as the proposed caps for this connected transaction.

Property Sub-leasing Agreement

      CNC China entered into a Property Sub-leasing Agreement with China Netcom Group under which China Netcom Group will sub-let to CNC China a total of 15,204 properties covering an aggregate site area of approximately 75,011 square meters and an aggregate floor area of approximately 681,037 square meters owned by and leased from independent third parties, for use as offices, telecommunications equipment sites and other ancillary purposes.

      The amounts payable by CNC China under the Property Sub-leasing Agreement are the same as the rental charges and other fees (including management fees) payable by China Netcom Group to the relevant third parties.

      The Property Sub-leasing Agreement was entered into on October 8, 2004 and is valid until December 31, 2006, or where the original lease agreements expire prior to December 31, 2006, the relevant sub-leasing arrangement under the Property Sub-leasing Agreement will terminate on the relevant expiry dates in respect of those properties. If CNC China notifies China Netcom Group at least three months prior to the expiration of the agreement of its intention to renew the agreement, the agreement can be renewed with the same terms for a further period of three years.

      The above property sub-leasing arrangement did not exist during the three-year period ended December 31, 2003 and the six-month period ended June 30, 2004 and was put in place as a result of our restructuring. Based on the number of properties sub-let under the Property Sub-leasing Agreement and the rental charges and other fees payable under the underlying lease agreements, the total amount payable by CNC China to China Netcom Group for property sub-leasing in each of the financial years ending December 31, 2004, 2005 or 2006 is not expected to exceed RMB 150 million. Accordingly, this amount has been set as the proposed cap for this connected transaction.

Master Services Sharing Agreement

      CNC China entered into a Master Services Sharing Agreement with China Netcom Group, under which:

(i) CNC China will provide customer relationship management services for large enterprise customers of China Netcom Group;

(ii) CNC China will provide network management services to China Netcom Group;

(iii) CNC China will share with China Netcom Group the services provided by the administrative and managerial staff at the headquarters of CNC China in respect of the central management of the business operations, financial control, network operation and maintenance, human resources and other related matters of both CNC China and China Netcom Group;

(iv) CNC China will provide to China Netcom Group supporting services such as billing and settlement provided by the business support center;

(v) China Netcom Group will provide to CNC China supporting services, including telephone card production, development and related services and IC card inter-provincial and inter-network clearing services;

(vi) China Netcom Group will provide to CNC China certain other shared services, including advertising, publicity, business hospitality, maintenance and property management; and

(vii) China Netcom Group will provide certain office space in Beijing to CNC China for use as its principal executive office.

      The services set out above are shared between CNC China and China Netcom Group on an on-going basis from time to time and the aggregate costs incurred by CNC China or China Netcom Group for the provision of such services will be apportioned proportionately between CNC China and China Netcom Group according to the annual revenues generated by each party.

      The Master Services Sharing Agreement was entered into on October 8, 2004, and is valid until December 31, 2006. If CNC China notifies China Netcom Group at least three months prior to the expiration of the agreement of its intention to renew the agreement, the agreement can be renewed with the same terms for a further period of three years.

      All of the above provision or sharing of services did not exist during the three-year period ended December 31, 2003 and the six-month period ended June 30, 2004 and were only entered into as a result of our restructuring. Based on the aggregate historical expenditures incurred for the provision of relevant services described above and the projected annual revenues of China Netcom Group and CNC China, the total amount receivable by CNC China from China Netcom Group in respect of services set out in (i) to (iv) above in each of the financial years ending December 31, 2004, 2005 or 2006 is not expected to exceed RMB 180 million, and the total amount payable by CNC China to China Netcom Group in respect of services set out in (v) to (vii) above in each of the financial years ending December 31, 2004, 2005 or 2006 is not expected to exceed RMB 385 million. Accordingly, these amounts have been set as the proposed caps for this connected transaction.

Engineering and Information Technology Services Agreement

      CNC China entered into an Engineering and Information Technology Services Agreement with China Netcom Group to govern the arrangements with respect to the provision of engineering and information technology-related services to CNC China by China Netcom Group. These services include:

•	the provision of planning, surveying and design services in relation to telecommunications engineering projects;

•	the provision of construction services in relation to telecommunications engineering projects;

•	the provision of supervision services in relation to telecommunications engineering projects; and

•	the provision of information technology services, including office automation, software testing, network upgrade, new business development and support system development.

      The charges payable for engineering and information technology-related services described above are determined with reference to market rates. In addition, where the value of any single item of engineering design or supervision-related services above exceeds RMB 0.5 million, or where the value of any single item of engineering construction-related services exceeds RMB 2 million, the award of the engineering-related services shall be subject to tender.

      The charges payable for engineering and information technology-related services will be settled between CNC China and China Netcom Group as and when the relevant services are provided.

      The Engineering and Information Technology Services Agreement was entered into on October 8, 2004, and is valid until December 31, 2006. If CNC China notifies China Netcom Group at least three months prior to the expiration of the agreement of its intention to renew the agreement, the agreement can be renewed with the same terms for a further period of three years.

      For the three years ended December 31, 2003 and the six months ended June 30, 2004, the service charges paid by CNC China to China Netcom Group amounted to RMB 2,538 million, RMB 2,939 million, RMB 3,231 million and RMB 885 million, respectively. Based on the historical service charges paid by CNC China to China Netcom Group for the year ended December 31, 2003 of RMB 3,231 million and the extent and volume of the engineering and information technology-related services CNC China expects China Netcom Group to provide, the total amount payable by CNC China to China Netcom Group for provision of engineering and information technology-related services in each of the financial years ending December 31, 2004, 2005 or 2006 is not expected to exceed RMB 3,450 million. Accordingly, this amount has been set as the proposed cap for this connected transaction.

Materials Procurement Agreement

      CNC China entered into a Materials Procurement Agreement with China Netcom Group, under which:

(i)	CNC China may request China Netcom Group to act as its agent for the procurement of imported and domestic telecommunications equipment and other domestic non-telecommunications equipment;

(ii)	CNC China may purchase from China Netcom Group certain products, including cables, modems and yellow pages telephone directories; and

(iii)	China Netcom Group will provide to CNC China storage and transportation services related to the procurement and purchase of materials or equipment under the agreement.

      Commission and/or charges for the domestic materials procurement services referred to in (i) above shall not exceed the maximum rate of 3% of the contract value. Commission and/or charges for the above imported materials procurement services shall not exceed the maximum rate of 1% of the contract value. The price for the purchase of China Netcom Group’s products referred to in (ii) above shall be determined with reference to the following principles and cannot exceed:

•	the government-fixed price;

•	where there is no government-fixed price but a government guidance price exists, the government guidance price;

•	where there is neither a government-fixed price nor a government guidance price, the market price; or

•	where none of the above is applicable, the price to be agreed between the relevant parties, which price shall be determined on a cost-plus basis.

      Commission charges for the storage and transportation services referred to in (iii) above are determined with reference to market rates.

      Payments under the Materials Procurement Agreement will be made as and when the relevant equipment or products have been procured and delivered.

      The Materials Procurement Agreement was entered into on October 8, 2004, and is valid until December 31, 2006. If CNC China notifies China Netcom Group at least three months prior to the expiration of the agreement of its intention to renew the agreement, the agreement can be renewed with the same terms for a further period of three years.

      For the three years ended December 31, 2003 and the six months ended June 30, 2004, the historical volumes of sale and purchase of equipment and products amounted to RMB 5,038 million, RMB 4,282 million, RMB 4,103 million and RMB 1,198 million, respectively.

      Prior to the restructuring, nearly all of the products and equipment purchased by CNC China from China Netcom Group were made as direct purchases, where the relevant products and materials were purchased by

China Netcom Group and then resold to us. Accordingly, China Netcom Group acted primarily as principal rather than as our agent earning commissions, and no historical figures of a comparable nature are available. Based on the historical volumes of purchases made by us and with reference to the level of commission charges set out in the Materials Procurement Agreement, the total amount payable by CNC China to China Netcom Group, including both commissions and purchase prices, for each of the financial years ending December 31, 2004, 2005 or 2006, is not expected to exceed RMB 1,050 million. Accordingly, this amount has been set as the proposed cap for this connected transaction.

Ancillary Telecommunications Services Agreement

      CNC China entered into an Ancillary Telecommunications Services Agreement with China Netcom Group to govern the arrangements with respect to the provision of ancillary telecommunications services to CNC China by China Netcom Group. These services include certain telecommunications pre-sale, on-sale and after-sale services such as assembling and repairing of certain telecommunications equipment, sales agency services, printing and invoice delivery services, maintenance of telephone booths and other customers’ services.

      The charges payable for the services described above are determined with reference to the following principles and cannot exceed:

•	the government-fixed price;

•	where there is no government-fixed price but a government guidance price exists, the government guidance price;

•	where there is neither a government-fixed price nor a government guidance price, the market price; or

•	where none of the above is applicable, the price to be agreed between the relevant parties, which price shall be determined on a cost-plus basis.

      The service charges will be settled between CNC China and China Netcom Group as and when the relevant services are provided.

      The Ancillary Telecommunications Services Agreement was entered into on October 8, 2004, and is valid until December 31, 2006. If CNC China notifies China Netcom Group at least three months prior to the expiration of the agreement of its intention to renew the agreement, the agreement can be renewed with the same terms for a further period of three years.

      For the three years ended December 31, 2003 and the six months ended June 30, 2004, the service charges we paid to China Netcom Group for ancillary services amounted to RMB 944 million, RMB 1,302 million, RMB 1,788 million and RMB 439 million, respectively. Based on the historical service charges we paid to China Netcom Group for the year ended December 31, 2003 of RMB 1,788 million, and the estimated decrease in volume of the ancillary telecommunications services required from China Netcom Group as certain relevant operations of China Netcom Group were assumed by CNC China as a result of the restructuring, the total amount payable by CNC China to China Netcom Group for provision of ancillary telecommunications services in each of the financial years ending December 31, 2004, 2005 or 2006 is not expected to exceed RMB 1,550 million. Accordingly, this amount has been set as the proposed cap for this connected transaction.

Support Services Agreement

      CNC China entered into a Support Services Agreement with China Netcom Group, under which China Netcom Group will provide CNC China with various support services, including equipment leasing and maintenance services, motor vehicles services, safety and security services, basic construction agency services, research and development services, employee training services and advertising services and other support services.

      The charges payable for the services described above are determined with reference to the following principles and cannot exceed:

•	the government-fixed price; or

•	where there is no government-fixed price but a government guidance price exists, the government guidance price; or

•	where there is neither a government-fixed price nor a government guidance price, the market price; or

•	where none of the above is applicable, the price to be agreed between the relevant parties, which price shall be determined on a cost-plus basis.

      The service charges will be settled between us and China Netcom Group as and when relevant services are provided.

      The Support Services Agreement was entered into on October 8, 2004, and is valid until December 31, 2006. If CNC China notifies China Netcom Group at least three months prior to the expiration of the agreement of its intention to renew the agreement, the agreement can be renewed with the same terms for a further period of three years.

      For the three years ended December 31, 2003 and the six months ended June 30, 2004, the support service charges CNC China paid to China Netcom Group amounted to RMB 780 million, RMB 984 million, RMB 1,015 million and RMB 321 million, respectively. Based on the historical service charges CNC China paid to China Netcom Group for the year ended December 31, 2003 of RMB 1,015 million, the extent and volume of the support services CNC China expects China Netcom Group to provide, and the estimated future increase in demand of such support services, the total amount payable by CNC China to China Netcom Group for provision of support services in each of the financial years ending December 31, 2004, 2005 or 2006 is not expected to exceed RMB 1,250 million. Accordingly, this amount has been set as the proposed cap for this connected transaction.

Telecommunications Facilities Leasing Agreement

      CNC China entered into a Telecommunications Facilities Leasing Agreement with China Netcom Group, under which:

•	China Netcom Group leases inter-provincial fiber-optic cables within our northern and southern service regions to CNC China; and

•	China Netcom Group leases certain international telecommunications resources (including international telecommunications channel gateways, international telecommunications service gateways, international submarine cable capacity, international land cables and international satellite facilities) to CNC China.

      The rental charges for the leasing of inter-provincial fiber-optic cables and international telecommunications resources are based on the annual depreciation charges of such fiber-optic cables and resources.

      The rental charges and the service charges will be settled between CNC China and China Netcom Group on a quarterly basis.

      The Telecommunications Facilities Leasing Agreement was entered into on October 8, 2004, and is valid until December 31, 2006. If CNC China notifies China Netcom Group at least three months prior to the expiration of the agreement of its intention to renew the agreement, the agreement can be renewed with the same terms for a further period of three years.

      The above telecommunications facilities leasing arrangement did not exist during the three-year period ended December 31, 2003 and the six-month period ended June 30, 2004 and was put into place as a result of our restructuring. Based on the estimated annual depreciation charges and the expected telecommunications facilities required to be leased from China Netcom Group, the total amount payable by CNC China to China Netcom Group under this leasing arrangement in each of the financial years ending December 31, 2004, 2005 or 2006 is not expected to exceed RMB 350 million. Accordingly, this amount has been set as the proposed cap for this connected transaction.

Continuing related party transactions relating to Asia Netcom

      Prior to the restructuring, East Asia Netcom Limited, or EANL, which owns the East Asia Crossing Submarine Cable System, or the submarine network, was a wholly owned subsidiary of Asia Netcom. Asia Netcom has entered into contractual commitments with third party customers to sell long-term capacity and to lease capacity on the submarine network. Following the restructuring, EANL is no longer a subsidiary of Asia Netcom but instead has become an indirect wholly owned subsidiary of our ultimate controlling shareholder, China Netcom Group. As a result, Asia Netcom and its subsidiaries no longer own sufficient telecommunications capacity to enable them to fully meet their contractual commitments to their customers and to capture fully the business opportunities that may be made available to Asia Netcom and its subsidiaries in the future. As a result, Asia Netcom has been required to purchase and lease capacity from EANL. After the restructuring, the employees who previously maintained the submarine network remained as employees of Asia Netcom and its subsidiaries. Since the submarine network will require the continuing support of these personnel, it has become necessary for Asia Netcom to enter into a management services agreement with EANL. EANL continues to own but not operate the submarine network. Asia Netcom operates such network. The Capacity Purchase Agreement, the Capacity Lease Agreement and the Management Services Agreement are described below.

Capacity Purchase Agreement

      Our subsidiary, Asia Netcom, entered into a Capacity Purchase Agreement with EANL on June 30, 2004, under which Asia Netcom and its subsidiaries will receive from EANL and its subsidiaries a certain amount of long-term telecommunications capacity on the submarine network.

      The purchased capacity consists of:

•	a fixed amount of capacity on the submarine network to be activated on indicated routes between specified system end points on the date of the Capacity Purchase Agreement, or the initial purchase capacity;

•	an additional amount of capacity up to a maximum figure to be activated upon written notice to EANL on a segment-by-segment basis or customer-by-customer basis, or the “overhang purchase capacity”; and

•	further additional amount of capacity that may be ordered within a period of three years following the date of the Capacity Purchase Agreement, or the further additional purchase capacity.

      The term of the Capacity Purchase Agreement commences from June 30, 2004 and expires between June 29, 2019 and June 29, 2029, depending on the segment that has been activated.

      The charges payable by Asia Netcom to EANL for the initial purchase capacity are approximately US$16.6 million and charges payable for the overhang purchase capacity activated will be calculated on a per-unit capacity basis at a rate of US$93,224 per unit of capacity. These charges are based on market rates determined by reference to a similar transaction between Asia Netcom and a third party in January 2004, or the Benchmark Transaction, duly adjusted to take into account of advance receipt of payment prior to the delivery of the capacity. The charges payable for the initial purchase capacity and the charges payable for each lot of segments of overhang purchase capacity activated will be paid in two installments upfront.

      The pricing of the further additional purchase capacity shall be determined between Asia Netcom and EANL prior to the placement of the actual order for such capacity.

      Any segment that has been activated can be exchanged for alternative segment or segments of capacity of equal or greater value anywhere on the submarine network on payment of the difference in value of the segments to be determined on the basis of fair market value at the date of the exchange.

      In addition to the above charges, Asia Netcom shall pay EANL an annual operation and maintenance fee equal to 4% of the total charges payable by Asia Netcom to EANL for the capacity activated and ordered under the Capacity Purchase Agreement (in so far as such capacity has not been terminated), which is based on current market rate.

      Based on current contractual commitments of Asia Netcom and its subsidiaries and the projected long-term capacity demand from the customers of Asia Netcom and its subsidiaries, it is expected that the total amount payable by Asia Netcom to EANL under the Capacity Purchase Agreement in each financial year will not exceed US$31 million. Accordingly, this amount has been set as the proposed cap for this transaction.

Capacity Lease Agreement

      Asia Netcom entered into a Capacity Lease Agreement with EANL on June 30, 2004, under which:

(i) Asia Netcom and its subsidiaries will lease from EANL and its subsidiaries a fixed amount of capacity on EANL’s telecommunications network or the initial lease capacity;

(ii) Asia Netcom may order (for and on behalf of itself and its subsidiaries) from EANL and its subsidiaries an amount of capacity in addition to the initial lease capacity, or the additional lease capacity;

(iii) EANL and its subsidiaries shall permit Asia Netcom or any of its respective subsidiaries to

(1)	interconnect the communications system of Asia Netcom and such subsidiaries with the amount of capacity leased under this agreement; and

(2)	connect such amount of capacity to the facilities of the backhaul suppliers and/or local exchange carrier of Asia Netcom or its subsidiaries; and

(iv) upon request by Asia Netcom (for and on behalf of itself and its respective subsidiaries), EANL and its subsidiaries shall use their best efforts to provide to Asia Netcom or its respective subsidiaries with local connectivity with end-users in jurisdictions where Asia Netcom or its respective subsidiaries are not otherwise authorized to provide services in such jurisdictions.

      Any segment that has been activated can be exchanged for alternative segment or segments of capacity of equal or greater value anywhere on the submarine network on payment of the difference in value of the segments to be determined on the basis of fair market value at the date of the exchange.

      The charges payable by Asia Netcom to EANL for the initial lease capacity are approximately US$1.7 million each quarter which are determined based on market rates by reference to the Benchmark Transaction described above, as adjusted to take into account the particular circumstances under the Capacity Lease Agreement. The pricing for any additional lease capacity shall be agreed by Asia Netcom and EANL prior to the placement of the actual order for such capacity. These charges shall be payable quarterly in arrears.

      The charges payable by Asia Netcom to EANL for making the connections referred to in (iii) above shall be the pro rata share of reasonable and actual expenses incurred by EANL in making such connections.

      The charges payable by Asia Netcom to EANL for local connectivity referred to in (iv) above shall be EANL’s lowest wholesale price, without discount. In the case where such connectivity is provided by an unrelated carrier, the charges payable by Asia Netcom to EANL shall equal the amount charged to EANL by such unrelated carrier, without surcharge. Such charges for local connectivity shall be payable quarterly in arrears.

      The Capacity Lease Agreement, as amended on October 6, 2004, is valid from June 30, 2004 to December 31, 2006. Asia Netcom may, at its option, extend the term of the agreement on fair market value pricing terms to be mutually agreed between Asia Netcom and EANL for one further three-year period by delivering a written notice to EANL no later than three months in advance of the expiration of the agreement.

      Based on current contractual commitments of Asia Netcom and its subsidiaries and projected capacity demand from the customers of Asia Netcom and its subsidiaries, it is expected that the total amount payable by Asia Netcom to EANL for services rendered above in each of the financial years ending December 31, 2004, 2005 or 2006 will not exceed US$11 million. Accordingly, this amount has been set as the proposed cap for this transaction.

Management Services Agreement

      Asia Netcom entered into a Management Services Agreement with EANL on June 30, 2004, pursuant to which Asia Netcom and its subsidiaries will provide EANL and its subsidiaries with certain services, including:

(i) government and corporate affairs services in all jurisdictions to which EANL and its subsidiaries do business;

(ii) treasury services;

(iii) financial reporting, advisory and auditing services;

(iv) information technology services;

(v) legal and corporate secretarial services;

(vi) comprehensive income and franchise tax services;

(vii) the calculation and arrangement for payment of various sums on behalf of EANL and its subsidiaries; and

(viii)	comprehensive engineering and operation services in relation to the submarine network.

      The Management Services Agreement, as amended on October 6, 2004, is valid from June 30, 2004 to December 31, 2006.

      The charges payable for the services described in (i) to (vi) and (viii) above are determined on the basis of costs plus reasonable profits, but shall not exceed the market price for the provision of such services.

      The charges payable for the services described in (vii) above are the amounts required to reimburse all payments made by Asia Netcom and its subsidiaries on behalf of EANL and its subsidiaries in performing such services.

      Based on the extent and volume of the services EANL and its subsidiaries expect Asia Netcom and its subsidiaries to provide, it is expected that the total amount receivable by Asia Netcom from EANL for services rendered above in each of the financial years ending December 31, 2004, 2005 or 2006 will not exceed US$12 million. Accordingly, this amount has been set as the proposed cap for this transaction.

Proposed caps
      In respect of the transactions under “— Continuing related party transactions relating to CNC China” and “— Continuing related party transactions relating to Asia Netcom” where proposed caps have been set, the proposed cap represents the maximum aggregate annual value of consideration payable under the relevant transaction. Under Rule 14A.36 of the listing rules of the Hong Kong Stock Exchange, if the proposed cap for a transaction is exceeded, we will be required to comply with the reporting, announcement or independent shareholders’ approval requirements under the listing rules of the Hong Kong Stock Exchange in respect of that transaction.

Independence from China Netcom Group

      Having considered the following factors, we are satisfied that we can conduct our business independently of China Netcom Group and its associates after the global offering:

•	Independence of boards and management. Our board of directors will function independently of China Netcom Group. Although some of our directors are from China Netcom Group, we have five independent non-executive directors. In addition, the senior management of the operating subsidiaries within China Netcom Group and us will be independent of each other.

•	Non-competition undertaking. As stated in “— Non-competition Agreement” above, our directors believe that we will not face competition, directly or indirectly, from China Netcom Group.

•	Our fixed-line network. We own the fixed-line telephone networks that are the primary assets required to conduct our business. Certain assets that we need for our operations are owned by and leased from China Netcom Group. Some of these assets (such as the international gateway) cannot be transferred to us due to PRC regulatory restrictions. Other assets that we lease from China Netcom Group are not as significant to us as the fixed-line network. The lease of assets from China Netcom Group is governed by agreements entered into on an arm’s-length basis and we believe the terms and conditions of such agreements are fair and reasonable to us.

•	Support from China Netcom Group. As stated in “— Undertakings” above, China Netcom Group agreed to provide continuous support to us, including in relation to the universal service obligations. We believe that such support from China Netcom Group will enhance our future development.

•	Continuing transactions with China Netcom Group. China Netcom Group will continue to operate its fixed-line telecommunications networks and provide telecommunications services in other provinces, municipalities and autonomous regions in China that are outside our northern and southern service regions. As another operator in the PRC telecommunications market and as our parent company that retained certain businesses and associated assets and liabilities following our restructuring, various continuing transactions were entered into between China Netcom Group and us. These transactions are governed by agreements entered into on an arm’s-length basis and with terms and conditions that are fair and reasonable to us.

•	Alternative source of supply. Save for certain services and facilities provided by China Netcom Group for which we have limited alternative sources of supply, such as the leasing of inter-provincial fiber-optic cables, we are free to choose any alternative sources of supply for similar services and facilities from independent third parties or appoint any independent third parties to act as agent for any procurements of similar services and facilities.

Application for Waivers

      Following completion of the global offering, we will continue the transactions described under “— Continuing Related Party Transactions” above. The transactions will, upon listing of our shares on the Hong Kong Stock Exchange, constitute continuing related party transactions pursuant to the listing rules of the Hong Kong Stock Exchange. In the opinion of our Directors, including our Independent Non-Executive Directors, the continuing related party transactions set out under “— Continuing related party transactions relating to CNC China” and “— Continuing related party transactions relating to Asia Netcom” above are in our ordinary and usual course of business, on normal commercial terms, fair and reasonable and in the interests of the shareholders of our company as a whole, and that the proposed annual caps for these continuing related party transactions referred to above are fair and reasonable.

      It is expected that, for each of the transactions under the Property Leasing Agreement, the Property Sub-leasing Agreement, the Master Services Sharing Agreement, the Materials Procurement Agreement, the Support Services Agreement, the Telecommunications Facilities Leasing Agreement, the Capacity Purchase Agreement, the Capacity Lease Agreement and the Management Services Agreement, the highest of the percentage ratios (other than the profits ratio) calculated by reference to Rule 14.07 of the listing rules of the Hong Kong Stock Exchange, where applicable, on the basis of projections for the years 2004 to 2006 measured against benchmarks as of December 31, 2003, will be less than 2.5%, and accordingly, pursuant to Rule 14A.34(1) of the listing rules of the Hong Kong Stock Exchange, such transactions will be exempt from independent shareholder approval requirements under the listing rules of the Hong Kong Stock Exchange, but such transactions will be subject to the reporting and announcement requirements set out in Rules 14A.45 to 14A.47 of the listing rules of the Hong Kong Stock Exchange.

      It is also expected that the transactions under each of the Engineering and Information Technology Services Agreement and the Ancillary Telecommunications Services Agreement will constitute non-exempt continuing related party transactions pursuant to Rule 14A.35 of the listing rules of the Hong Kong Stock Exchange, and accordingly such transactions will be subject to the reporting and announcement requirements set out in Rules 14A.45 to 14A.47 of the listing rules of the Hong Kong Stock Exchange and the independent shareholders’ approval requirements set out in Rule 14A.48 of the listing rules of the Hong Kong Stock Exchange.

      Pursuant to the listing rules of the Hong Kong Stock Exchange, each of the transactions outlined under “— Continuing Related Party Transactions” above (including transactions under the Interconnection Settlement Agreement), unless exemptions provided for in the listing rules of the Hong Kong Stock Exchange are available, would normally need to comply with the announcement requirements under Rule 14A.35(3), and for transactions under the Engineering and Information Technology Services Agreement and the Ancillary Telecommunications Services Agreement, also with the independent shareholders’ approval requirements under Rule 14A.35(4), on each occasion such transaction arises. As the transactions are expected to occur on a regular and continuous basis in the ordinary and usual course of business, our Directors (including the independent Non-Executive Directors) believe that announcement and approval of them in full compliance with the listing rules of the Hong Kong Stock Exchange would be unduly burdensome, impracticable and add additional administrative costs. Accordingly, we have requested the Hong Kong Stock Exchange to grant, and the Hong Kong Stock Exchange has indicated that it will grant, a waiver under Rule 14A.42(3) of the listing rules of the Hong Kong Stock Exchange to us from compliance with the announcement requirements and the independent shareholders’ approval requirements (if applicable) relating to continuing related party transactions under the listing rules of the Hong Kong Stock Exchange in respect of each of the transactions described under “— Continuing Related Party Transactions” above (including transactions under the Interconnection Settlement Agreement). In addition, we will comply with the applicable provisions set out in Chapter 14A of the listing rules of the Hong Kong Stock Exchange in relation to the continuing related party transactions.

      Further, under Rule 14A.35(1) of the listing rules of the Hong Kong Stock Exchange, a continuing related party transactions that is not fully exempted must be governed by an agreement for a fixed period not exceeding three years unless there are special circumstances requiring a longer duration. China International Capital Corporation (Hong Kong) Limited, Citigroup Global Markets Asia Limited and Goldman Sachs (Asia) L.L.C., our sponsors for the Hong Kong public offering, and our Directors are of the view that special circumstances requiring a longer duration exist in this case. It is a telecommunications industry practice to buy and sell capacity with terms that may extend up to 25 years in order to on-sell or otherwise service the demand of international telecommunications customers. Further, it is common for the capacity purchase price to be paid in advance rather than through periodic payments spread over the relevant term. As such, a purchase of a unit of capacity is booked from an accounting perspective as an acquisition of an intangible asset, which is usually amortized over a period of between 15 to 25 years. In addition, Asia Netcom and its subsidiaries have contracted with third party customers to provide long-term capacity. As Asia Netcom and its subsidiaries do not own sufficient telecommunications capacity to enable them to fully discharge such contractual commitments, it is desirable for Asia Netcom and its subsidiaries to secure long-term back-to-back capacity purchase contracts to fulfill their contractual commitments. Asia Netcom also intends to acquire additional long-term telecommunication capacity after the date of the Capacity Purchase Agreement to capture projected growth in demand for capacity. Having regard to the above, our Directors are of the opinion that the proposed length of the term of the Capacity Purchase Agreement is appropriate and that it is normal business practice for agreements of this type to be of such duration.

      In addition, under Rule 14A.35(2) of the listing rules of the Hong Kong Stock Exchange, in respect of a continuing connected transaction which is not fully exempted, a cap must be set and disclosed. We believe that special circumstances exist in the case of the Interconnection Settlement Agreement and no cap is imposed on the transactions under this agreement. Transaction volumes under the Interconnection Settlement Agreement depend on customer usage and are beyond our control. Also, any caps on these transactions will potentially limit our company’s ability to conduct or expand its business in the ordinary course.

DESCRIPTION OF SHARE CAPITAL

      Set forth below is a summary of certain information relating to our shares, including a brief summary of certain provisions of our memorandum and articles of association and the Companies Ordinance (Chapter 32 of the Laws of Hong Kong), or the Companies Ordinance. Because this is a summary, it does not contain all the detailed information that may be important to you. For further details, you should read our memorandum and articles of association, which are on file with the United States Securities and Exchange Commission. To find out where you can obtain copies of this document, see “Where You Can Find More Information”.

General

      We were incorporated in Hong Kong on October 22, 1999 under the Companies Ordinance as a private limited liability company with an authorized share capital of HK$10,000.00 consisting of 10,000 ordinary shares, each with par value of HK$1.00 per share. These 10,000 ordinary shares were issued and credited as fully paid. On December 30, 2000, we increased our authorized share capital by US$4,309,671.27 through the creation of 400,000,000 additional ordinary shares, with par value of US$0.01 per share, and 30,967,127 Series A preference shares, each with par value of US$0.01 per share. 200,000,000 of such ordinary shares were issued and credited as fully paid. Our Series A preference shares were all issued and credited as fully paid. We subsequently repurchased and cancelled HK$10,000.00 of our issued share capital consisting of 10,000 ordinary shares of HK$1.00 each.

      Pursuant to written resolutions of our shareholders dated September 1, 2004, our authorized share capital was increased to US$1,000,000,000, divided into 100,000,000,000 shares of par value US$0.01 each, and a further 21,769,032,873 ordinary shares were issued and credited as fully paid. All of our outstanding 30,967,127 Series A preference shares were converted into 30,967,127 ordinary shares of par value US$0.01 each.

      On September 7, 2004, 100,000,000,000 ordinary shares of US$0.01 each in our authorized share capital (including both issued and unissued share capital) were consolidated into 25,000,000,000 ordinary shares of par value US$0.04 each. As a result of this consolidation, our issued share capital comprises 5,500,000,000 ordinary shares of par value US$0.04 each. In addition, options to subscribe for an aggregate of 158,640,000 ordinary shares of par value US$0.04 each were outstanding under our share option scheme as of October 22, 2004.

      All of our shares are fully paid and non-assessable. Certificates representing the shares are issued in registered form. Our shareholders may freely hold and vote their shares. The shares are not entitled to any sinking fund or redemption rights.

Issuance of Shares

      Under the Companies Ordinance, our directors may, without prior approval of our shareholders, offer to issue new shares in our company to existing shareholders on a pro rata basis. The directors may not issue new shares of our company in any other manner without the prior approval of our shareholders in a general meeting. Any approval given in a general meeting shall continue in force until the earliest to occur of the following events:

•	the conclusion of the following annual general meeting;

•	the expiration of the period within which the next annual general meeting is required by law to be held; or

•	when revoked or varied by an ordinary resolution of our shareholders in a general meeting of our company.

      If such approval is given, the unissued shares of our company shall be at the disposal of the board of directors. The directors may offer, allot, grant options over or otherwise dispose of the unissued shares to persons at such times and for such consideration and upon such terms and conditions as the directors may determine.

      In accordance with the listing rules of the Hong Kong Stock Exchange, any such approval of the shareholders must be limited to shares with an aggregate nominal value not exceeding 20% of the aggregate value of our share capital in issue plus the aggregate nominal amount of share capital repurchased by us since the granting of such approval. On September 30, 2004, our shareholders granted our directors a general mandate to issue up to 20% of our share capital in issue as at that date (to be increased by shares repurchased by us after that date up to a maximum of 10% of our share capital in issue as at that date).

      On December 31, 2000, we issued 1,999,999 ordinary shares to CNC BVI and one ordinary share to CNC Cayman, Limited for US$0.01 per ordinary share.

      During the period from February 7, 2001 to February 12, 2001, we issued:

•	6,400,000 ordinary shares to various former employees of China Netcom Holdings for RMB 1.00 per ordinary share;

•	30,967,127 Series A preference shares to CNC Fund for US$10.495 per share; and

•	191,600,000 ordinary shares to CNC BVI for US$0.01 per ordinary share, for which we received consideration in the form of CNC BVI’s equity interests in CNC China.

      On September 1, 2004, we issued 21,769,032,873 ordinary shares of par value US$0.01 each to CNC BVI, for which we received consideration in the form of assets and liabilities transferred to us from CNC BVI.

Resolutions of Our Shareholders

      Resolutions were passed by our shareholders on September 3, 2004 and September 30, 2004 pursuant to which, among other matters, our shareholders:

•	approved our listing on the Hong Kong Stock Exchange and the New York Stock Exchange;

•	approved the issuance of shares and the granting of the over-allotment option of up to 15%;

•	authorized the directors in a general mandate to issue 20% of our shares outstanding immediately following completion of the global offering;

•	authorized the directors in a general mandate to repurchase 10% of our shares outstanding immediately following completion of the global offering; and

•	adopted the share option scheme.

Board of Directors

Qualification of directors

      Our directors are not required to hold any qualification shares. No person is required to vacate office or is ineligible for re-election or reappointment as a director, and no person is ineligible for appointment as a director, by reason only of his having attained any particular age.

Proceedings of directors

      Our board of directors may meet together for the conduct of our business as they see fit. Unless otherwise determined, a quorum for any meeting in order to conduct our business shall constitute two directors. Any matters arising at any meeting shall be decided by a majority of votes. In case of any equality of votes, the chairman of the meeting shall have the ability to cast a second vote. Any of our directors, or our company secretary, may at any time call for a meeting of directors. Our directors are authorized to meet either in person or through other electronic media as they see fit.

Borrowing powers

      Our board of directors may from time to time in its discretion exercise all the powers of our company to raise or borrow or to secure the payment of any sum or sums of money for us and to mortgage or charge our properties or any part thereof. Our board of directors may raise or secure the payment or repayment of such sum or sums in such manner and upon such terms and conditions in all respects as they see fit and, in particular, by the issue of debentures, debenture stock, bonds or other securities of our company, whether outright or as collateral security for any debt, liability or obligation of us or of any third party.

Directors’ remuneration

      Our directors are entitled to receive by way of remuneration for their services such sum as is from time to time determined by us in a general meeting. Such sum (unless otherwise directed by the resolution by which it is voted) is to be divided among our directors in such proportions and in such manner as our board may agree, or failing agreement, equally, except that in such event any director holding office for less than the whole of the relevant period in respect of which the remuneration is paid shall only rank in such division in proportion to the time during such period for which he has held office. Our directors are also entitled to be repaid their reasonable traveling, hotel and other expenses reasonably incurred by them respectively in or about the performance of their duties as directors, including their expenses of traveling to and from board meetings, committee meetings or general meetings or otherwise incurred when engaged on the business of our company or on the discharge of their duties as directors. Our directors may award special remuneration to any director who performs services that, in the opinion of our directors, are outside the scope of the ordinary duties of a director.

      Notwithstanding the foregoing, the remuneration of a managing director, joint managing director, deputy managing director or other executive director or a director appointed to any other office in the management of our company is fixed from time to time by our board and may be by way of salary, commission or participation in profits or otherwise or by all or any of those modes and with such other benefits (including pension and/or gratuity and/or other benefits on retirement) and allowances as our board may from time to time decide. Such remuneration is in addition to his remuneration as a director.

Directors’ interests

      Under our articles of association, no director or intended director is disqualified from contracting with us, nor is any contract or arrangement entered into by or on behalf of us with any director or any firm or company in which any director is in any way interested required to be avoided, nor is any director so contracting or being so interested be liable to account to us for any profit, remuneration or other benefits realized by any such contract or arrangement by reason only of such director holding that office or of any fiduciary relationship thereby established, provided that such director shall disclose the nature of his interest in any contract or arrangement in which he is interested at the meeting of the board of directors at which the question of entering into the contract or arrangement is first taken into consideration, if he knows his interest then exists, or in any other case at the first meeting of the board of directors after he knows that he is or has become so interested.

      In addition, a director shall not vote or be counted in the quorum in respect of any contract, arrangement or other proposal in which he or any of his associates (as defined in the listing rules of the Hong Kong Stock Exchange) is to his knowledge materially interested, and if he does so his vote will not be counted. However, this prohibition does not apply to any contract, arrangement or other proposal relating to:

•	the giving of any security or indemnity either (a) to the director or his associates in respect of money lent or obligations incurred or undertaken by him or any of them at our request or for our benefit or (b) to a third party in respect of our debt or obligation for which the director or his associates has himself or themselves assumed responsibility or guaranteed or secured in whole or in part and whether alone or jointly;

•	an offer of shares or debentures or other securities of or by us or any other company which we may promote or be interested in for subscription or purchase where the director or his associates are or are to be interested as a participant in the underwriting or sub-underwriting of the offer;

•	any other company in which the director or his associates are interested, whether directly or indirectly, as an officer or a shareholder or in which the director or his associates are beneficially interested other than a company in which the director and any of his associates are beneficially interested in 5% or more of the issued shares or any class of the equity share capital of such company (or of any third company through which his interest or that of his associates is derived) or of the voting rights attached to such issued shares;

•	the benefits of our employees, including (a) the adoption, modification or operation of any employees’ share scheme involving the issue or grant of options over shares or other securities by us to, or for the benefit of, our employees under which the director or his associates may benefit or (b) the adoption, modification or operation of a pension fund or retirement, death or disability benefits scheme which relates both to directors, their respective associates and our employees and does not give the directors or their respective associates any privilege not generally accorded to the class of persons to whom such scheme or fund relates; and/ or

•	any contract or arrangement in which the director or his associates are interested in the same manner as our other holders of shares or debentures or other securities by virtue only of their interest in our shares or debentures or other securities.

      A director may continue to be or become a director, managing director, joint managing director, executive director, manager or other officer or member of any other company in which we are interested and (unless otherwise agreed) no such director is accountable for any remuneration or other benefits received by him as a director, managing director, joint managing director, executive director, manager or other officer or member of any such other company.

      Our board of directors may exercise the voting powers conferred by the shares in any other company held or owned by us, or exercisable by it as directors of such other company in such manner as in all respects it thinks fit (including the exercise thereof in favor of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, executive directors, managers or other officers of such company) and any director may vote in favor of the exercise of such voting rights in such manner notwithstanding that he may be, or be about to be, appointed a director, managing director, joint managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in such manner. Any of our directors may be or become a director of any company promoted by us or in which we may be interested as a vendor, shareholder or otherwise and no such director will be accountable for any benefits received as a director or member of such company. None of our directors or their firms may act as auditor to us.

Dividends

      Subject to the Companies Ordinance, the shareholders in a general meeting may from time to time, by ordinary resolution, declare dividends to be paid to shareholders. However, dividends will not be declared in excess of the amount recommended by the board of directors. In addition, no dividend is payable except out of our profits or other distributable reserves.

      Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends will be apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid, but no amount paid on a share in advance of calls shall be treated as paid on the share. Our board of directors may retain any dividends or other monies payable on or in respect of a share on which we have a lien, and may apply the same in or towards satisfaction of the debts or liabilities in respect of which the lien exists. In addition, our board of directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by the shareholder to our company on account of calls, installments or otherwise.

      In respect of any dividend which our board of directors has resolved to pay or any dividend declared or sanctioned or proposed to be declared or sanctioned by our board of directors or by our company in general meeting, our board of directors may determine and announce, prior to or contemporaneously with the announcement, a declaration or sanction of the dividend in question: (a) that our shareholders entitled will receive, in lieu of such dividend (or such part thereof as our board of directors may decide), an allotment of shares credited as fully paid provided that the shareholders are at the same time accorded the right to elect to receive such dividend (or part thereof as the case may be) in cash in lieu of such allotment, or (b) that our shareholders entitled to such dividend be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the board of directors may think fit.

      We may upon the recommendation of our board of directors by ordinary resolution resolve in respect of any one particular dividend that it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to our shareholders to elect to receive such dividend in cash in lieu of such allotment.

      Whenever our board of directors or our company in a general meeting has resolved that a dividend be paid or declared, our board of directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind.

      All dividends or bonuses unclaimed for one year after having become payable may be invested or otherwise made use of by our directors for our benefit until claimed, and all dividends unclaimed for six years after having become payable may be forfeited by our directors and will revert to us. The payment into a separate account of any monies payable in respect of a dividend will not render us a trustee for any person.

Winding Up

      If we are wound up, the liquidator may, with the sanction of a special resolution, divide among our shareholders in specie or kind the whole or any part of our assets or vest any part of our assets in trusts for the benefit of our shareholders or any of them as the resolution shall provide. Any such resolution may provide for and sanction a distribution of any specific assets among the different classes of shareholders otherwise than in accordance with their existing rights. However, each shareholder shall have a right of dissent under the Companies Ordinance.

General Meetings

      Under our articles of association, we are required to hold a general meeting as our annual general meeting in addition to any other meetings during that year. Our general meeting shall be held no more than 15 months after the holding of our last annual general meeting. All other general meetings shall be called extraordinary general meetings. Our directors may whenever they see fit convene extraordinary general meetings.

      Under the Companies Ordinance, an annual general meeting and any meeting called for the passing of a special resolution shall be called in writing and with no less than 21 days’ notice. Any other general meetings shall be called in writing and with no less than 14 days’ notice. The notice will specify the place, date and time of the meeting, and in the case of special business, the nature of the special business. The accidental omission by us to give notice of a meeting to, or the non-receipt of notice of a meeting by, a shareholder will not invalidate the proceedings at that meeting.

      Subject to any special rights, privileges or restrictions as to voting for the time being attached to any class or classes of shares, every shareholder who (being an individual) is present in person or (being a corporation) is present by a representative duly authorized under the Companies Ordinance at any general meeting shall be entitled, on a show of hands, to one vote only and, on a poll, to one vote for every fully paid-up share of which he is the holder.

      No business except for the election of a chairman of the meeting will be transacted at any general meeting unless a quorum is present. Under our articles of association, two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Voting Rights

      Under the Companies Ordinance, any action to be taken by the shareholders in a general meeting requires the affirmative vote of either an ordinary or a special resolution passed at such meeting. Resolutions are classified as:

•	an ordinary resolution, which is a resolution passed by the majority of shareholders that are entitled to, and do, vote in person or by proxy at a general meeting; or

•	a special resolution, which is a resolution passed by not less than three-fourths of shareholders that are entitled to, and do, vote in person or by proxy at a general meeting.

      Generally, resolutions of shareholders are passed by ordinary resolution. However, the Companies Ordinance provides that some matters may only be passed as special resolutions. These matters include:

•	alteration of the object clause;

•	alteration of the articles of association;

•	change of a company’s name;

•	reduction of share capital; and

•	voluntary winding up.

      Voting at any meeting of shareholders is by a show of hands unless a poll is demanded. If voting is by a show of hands, every shareholder who is present at the meeting in person or by proxy has one vote. On a poll, every shareholder who is present in person or by proxy has one vote for every share held or represented by him. A poll may be demanded in some circumstances by:

•	the chairman of the meeting;

•	at least three shareholders present in person or by proxy and entitled to vote at the meeting;

•	shareholders present in person or by proxy who represent in the aggregate not less than 10% of the total voting rights of all shareholders having the right to attend and vote at the meeting; or

•	shareholders present in person or by proxy and holding shares conferring a right to attend and vote at the meeting on which there have been paid up sums in the aggregate equal to not less than 10% of the total sum paid up on all shares conferring that right.

      In accordance with the listing rules of the Hong Kong Stock Exchange, a vote of shareholders taken at a general meeting to approve certain matters must be taken on a poll. These matters include:

•	connected transactions;

•	transactions that are subject to independent shareholders’ (as defined under the listing rules of the Hong Kong Stock Exchange) approval;

•	the granting of share options to a substantial shareholder or an independent non-executive director of our company, or any of their respective associates; and

•	transactions in which a shareholder has a material interest and is required to abstain from voting at the general meeting.

      Any action to be taken by the shareholders requires the affirmative vote of the requisite majority of the shares at a meeting of shareholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so.

Modification of Rights

      All or any of the special rights attached to any class of shares (unless otherwise provided for by the terms of issue of the shares of that class) for the time being in issue may, subject to the provisions of the

Companies Ordinance, at any time, as well before as during liquidation, be altered or abrogated either with the consent in writing of the holders of not less than three-quarters of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of that class. To every such separate general meeting the provisions of the articles of association relating to general meetings apply mutatis mutandis, but so that the quorum is not less than two persons holding or representing by proxy one-third in nominal value of the issued shares of the class, and that any holder of shares of that class present in person or by proxy may demand a poll.

Transfer of Shares

      Under our articles of association, the instrument of transfer of any of our shares shall be in writing in the usual common form or in such other form as the board of directors may accept and may be by hand only or, if the transferor or transferee is a recognized clearing house, by hand or by machine imprinted signature or by such other manner of execution as our board of directors may approve from time to time and shall be executed by or on behalf of the transferor and by or on behalf of the transferee. The transferor remains the holder of the shares concerned until the name of the transferee is entered in the register in respect thereof.

      Our directors may, subject to the Companies Ordinance, at any time in their absolute discretion and without assigning any reason therefor decline to register any transfer of any share (not being a fully paid-up share). If our directors refuse to register a transfer they shall, within two months after the date on which the transfer was lodged with us, send to the transferor and transferee notice of the refusal.

      Our directors may also decline to register any transfer unless:

•	the instrument of transfer is in respect of only one class of share;

•	in the case of a transfer to joint holders, the number of transferees does not exceed four;

•	the shares concerned are free of any lien in favor of us;

•	the instrument of transfer is properly stamped;

•	such other conditions as our directors may from time to time impose for the purpose of guarding against losses arising from forgery are satisfied;

•	a fee not exceeding the maximum fee prescribed or permitted from time to time by the Hong Kong Stock Exchange is paid to our company; or

•	the instrument of transfer is accompanied by the certificate of the shares to which it relates, and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer.

      No transfer may be made to an infant or to a person of unsound mind or under other legal disability.

Miscellaneous

      Our shareholders are not entitled to any redemption rights, conversion rights or preemptive rights on the transfer of our securities. The transfer agent and registrar for our shares is Computershare Hong Kong Investor Services Limited. The registrar’s address is Rooms 1712-16, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong.

Differences in Corporate Law

      The Companies Ordinance differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Ordinance applicable to us and the Delaware General Corporation Law, or Delaware Law, applicable to most companies incorporated in the United States and their shareholders.

Duties of directors

      Directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith and in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

      In general, the Companies Ordinance imposes various duties on officers of a company with respect to certain matters of management and administration of the company. However, in many circumstances, an individual shall only be liable if he knowingly is guilty of the default or knowingly and willfully authorizes or permits the default.

      Subject to certain restrictions under the Companies Ordinance, we can indemnify our directors and officers.

      Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interest of its stockholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

      Under Delaware law, a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule”. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to threats to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested directors

      Under the Companies Ordinance, where a company gives notice of intention to move a resolution at a general meeting or a class meeting, the company is required to disclose in such notice any material interests of any director in the matter dealt with by such resolution and directors have a duty to disclose such interests to the company. In addition, under the listing rules of the Hong Kong Stock Exchange, the interested director has an obligation to disclose any transaction in which he is interested. See “— Board of Directors — Directors’ interests”.

      Under Delaware law, such a transaction would not be voidable if (a) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (b) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by a vote of the stockholders or (c) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Voting rights and quorum requirements

      Under Hong Kong law, the voting rights of shareholders are regulated by the company’s articles of association and, in certain circumstances, the Companies Ordinance. The articles of association will govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. See “— Voting Rights” for additional details.

      Under Delaware law, unless otherwise provided in the company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Unless otherwise provided in the company’s certificate of incorporation or laws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Dividends

      Hong Kong law allows dividends to be paid out of profits or other distributable reserves.

      Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year.

      Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the capital of the company is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Mergers and similar arrangements

      Hong Kong law does not provide for mergers as that expression is understood under Delaware law. However, there are provisions under the Companies Ordinance that facilitate the reconstruction and amalgamation of Hong Kong-incorporated companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and/or creditors (as the case may be) with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the courts of Hong Kong. A dissenting shareholder has the right to express to the court the view that the transaction should not be approved.

      When a takeover offer is made and accepted, within four months of the offer, by holders of 90% of the shares for which the offer is made, the offeror may, by no later than five months after the offer, require the holders of the remaining shares to transfer those shares on the terms of the offer. An objection may be made by holders of the remaining shares to the courts of Hong Kong.

      The Companies Ordinance contains provisions which require shareholders’ approval for sales of all or substantially all of a company’s assets as is commonly adopted by U.S. companies.

      Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

      Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by stockholders of such subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Shareholders’ suits

      Class actions or derivative actions are recognized by and can be brought before Hong Kong courts. In principle, a company will normally be the proper plaintiff for wrongs committed against such company. However, derivative actions may be brought by its shareholders (or its minority shareholders) on the basis, among others, that those who control the company are perpetrating a “fraud on the minority”.

      Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Shareholders proposals

      Hong Kong law allows the shareholders of a Hong Kong-incorporated company to make proposals for consideration and determination by its shareholders at annual general meetings, subject to meeting the minimum shareholder or shareholding requirements and complying with the specified notice provisions.

      Unless provided in the company’s certificate of incorporation or by-laws, Delaware law does not include a provision restricting the manner in which stockholders may bring business before a meeting.

Approval of corporate matters by written consent

      Hong Kong law and our articles of association provide that our shareholders may approve corporate matters, by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting, without a meeting being held.

      Delaware law permits stockholders to take action by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders.

Calling of special shareholders meetings

      The proceedings of shareholders meetings are regulated by the Companies Ordinance and are usually provided for in the articles of association of a company.

      Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or by-laws to call a special meeting of shareholders.

Staggered board of directors

      The Companies Ordinance does not contain statutory provisions specifically mandating staggered board arrangements for a Hong Kong company. Such provisions, however, may validly be provided for in the articles of association of a company. Our articles of association specify that one-third of our directors are subject to retirement and rotation at each annual meeting.

      Delaware law permits corporations to have a staggered board of directors.

Cumulative voting

      Hong Kong law does not specifically prohibit or restrict the creation of cumulative voting rights for the election of directors of a company. Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

Indemnification of directors and executive officers and limitation of liability

      Subject to certain restrictions under the Companies Ordinance, a company can indemnify its directors and officers. Our articles of association provide for the indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, but the indemnity does not extend to any matter in respect of any fraud or dishonesty that may be attached to such person.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the U.S. Securities and Exchange Commission, or the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

      Delaware law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director:

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; statutory liability for unlawful payment of dividends or unlawful stock purchases or redemption; or

•	for any transaction from which the directors derived an improper personal benefit.

      Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if (1) the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and (2) the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Further, Delaware law provides that unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

•	by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

•	by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

•	by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

•	by the stockholders.

      Under Delaware law, a corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnification for those expenses which the court deems proper.

Anti-takeover provisions in our articles of association

      Our articles of association contain provisions that may discourage, delay or prevent a change in control of us or management that shareholders may consider favorable. In particular, our articles of association provide for the retirement and rotation of one-third of our directors at each annual meeting.

      The anti-takeover provisions in Delaware law prohibit business combinations between a Delaware corporation and an interested stockholder within three years of the time when the interested stockholder became an interested stockholder, unless the corporation or transaction meets certain requirements or falls within certain exceptions or the corporation has elected not to be governed by such anti-takeover provisions in its certificate of incorporation.

Inspection of books and records

      Holders of our ordinary shares have the general right under the Companies Ordinance to inspect or obtain copies of our register of members or our corporate records. In addition, we will provide our shareholders with annual audited financial statements.

      Under Delaware law, stockholders of a Delaware corporation have the right during usual business hours to inspect for any proper purpose, and to obtain copies of list(s) of stockholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Listing

      The ADSs have been approved for listing, subject to notice of issuance, on New York Stock Exchange under the symbol “CN”.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

      Citibank, N.A. has agreed to act as the depositary bank for the American depositary shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American depositary shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American depositary receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. — Hong Kong Branch, located at 10/ F, Harbour Front (II), 22, Tak Fung Street, Hung Hom, Kowloon, Hong Kong.

      We appoint Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the Commission under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and from the Commission’s website (www.sec.gov). Please refer to Registration Number 333-119970 when retrieving such copy.

      We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. Any italicized text included in this section is provided for your information and does not refer to the terms of the deposit agreement.

      Each ADS represents the right to receive 20 shares on deposit with the custodian. An ADS will also represent the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

      If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and, if applicable, to the terms of the ADR that represents your ADSs. The deposit agreement and the ADRs specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder, you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of shares will continue to be governed by the laws of Hong Kong, which may be different from the laws in the United States.

      As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank, which is commonly referred to as the direct registration system, or DRS. The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

      As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. These practical considerations and legal limitations include situations such as where the value of ordinary shares or rights to be distributed are too low to justify the expense of making the distribution, as well as the inability to distribute rights or other securities to holders of ADSs in a jurisdiction where such distribution would require registration of the securities to be distributed. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of cash

      Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Hong Kong.

      The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of shares

      Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the shares deposited or modify the ADS-to-shares ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

      The distribution of new ADSs or the modification of the ADS-to-shares ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new shares so distributed.

      No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

      Whenever we intend to distribute rights to purchase additional shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders. If registration under the Securities Act or other applicable law is required, the depositary bank will not offer you the rights unless a registration statement covering the distribution of the rights is effective. We are under no obligation to file a registration statement for any of these rights or underlying securities or to endeavor to cause a registration statement to be declared effective.

      The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may be required to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new shares other than in the form of ADSs.

      The depositary bank will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documentation to the depositary bank; or

•	it is not reasonably practicable to distribute the rights.

      The depositary bank will sell the rights that are not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective distributions

      Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

      The depositary bank will make the election available to you only if it is reasonably practical and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

      If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Hong Kong would receive upon failing to make an election, as more fully described in the deposit agreement. There can be no assurance that holders of ADSs generally, or any holder of ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as holders of our ordinary shares.

Other distributions

      Whenever we intend to distribute property other than cash, shares or rights to purchase additional shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

      If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

      The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

      The depositary bank will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documentation to the depositary bank; or

•	the depositary bank determines in consultation with us that all or a portion of the distribution to you is not reasonably practicable.

      The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

      Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.

      The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may be required to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

      There can be no assurances that the depositary bank will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or that any of such transactions can be completed within a specified time period.

Changes Affecting Shares

      The shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

      If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Shares

      The depositary bank may create ADSs on your behalf if you or your broker deposit shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian. Your ability to deposit shares and receive ADSs may be limited by U.S., Hong Kong or other legal considerations applicable at the time of deposit. In the case of the ADSs to be issued under this document, we will arrange with the underwriters named in this document to deposit the applicable shares.

      The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

      When you make a deposit of shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	the shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised;

•	you are duly authorized to deposit the shares;

•	the shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•	the shares presented for deposit have not been stripped of any rights or entitlements.

      If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split-Up of ADRs

      As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will be required to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

      To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split-up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

      As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying shares at the custodian’s offices. Your ability to withdraw the shares may be limited by U.S., Hong Kong or other legal considerations applicable at the time of withdrawal. In order to withdraw the shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

      If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit. If you surrender a number of ADSs for withdrawal representing other than a whole number of ordinary shares, the depositary bank will, at its discretion, either return the number of ADSs representing any remaining fractional shares or sell the shares represented by the ADSs you surrendered and remit the net proceeds of that sale to you as in the case of a distribution in cash.

      You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	temporary delays that may arise because the transfer books for the shares or ADSs are closed, or shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; or

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

      The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

      As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the shares represented by your ADSs. The voting rights of holders of shares are described in “Description of Share Capital — Voting Rights.”

      At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

      If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

      Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. If the depositary bank receives voting instructions from you which fail to specify the manner in which the depositary is to vote, the depositary bank will deem you to have instructed it to vote in favor of the particular matter to be voted on. If the depositary bank does not receive voting instructions from you by the specified date, it will consider you to have instructed it to give a discretionary proxy to a person designated by us to vote the number of shares represented by your ADSs. The depositary bank will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary bank that:

•	we do not wish to receive a discretionary proxy;

•	substantial shareholder opposition to the particular matter to be voted on exists; or

•	the particular matter to be voted on may have an adverse impact on our shareholders.

      The depositary bank will only vote or attempt to vote as you instruct or as described in the preceding sentence or otherwise in accordance with the provisions of the deposit agreement.

Fees and Charges

      As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees

• Issuance of ADSs	Up to 5 U.S. cents per ADS issued
• Cancellation of ADSs	Up to 5 U.S. cents per ADS surrendered
• Exercise of rights to purchase additional ADSs	Up to 5 U.S. cents per ADS issued
• Distribution of cash dividends	No fee (so long as prohibited by NYSE)
• Distribution of ADSs pursuant to share dividend or other free share distributions	No fee (so long as prohibited by NYSE)
• Distributions of cash proceeds (i.e., upon sale of rights or other entitlements)	Up to 2 U.S. cents per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to 5 U.S. cents per share (or share equivalent) distributed
• Annual Depositary Services Fee	To the extent permitted by the exchange upon which ADSs are listed, annually up to 2 U.S. cents per ADS held at the end of each calendar year, except to the extent of any cash dividend fee(s) charged during such calendar year.

      As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	fees for the transfer and registration of shares charged by the registrar and transfer agent for the shares in Hong Kong (i.e., upon deposit and withdrawal of shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities;

•	taxes and duties upon the transfer of securities (i.e., when shares are deposited or withdrawn from deposit); and

•	fees and expenses incurred in connection with the delivery or servicing of shares on deposit.

      We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

Amendments and Termination

      We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

      You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the shares represented by your ADSs (except as permitted by law).

      We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

      Upon termination, the following will occur under the deposit agreement:

•	for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those shares on the same terms as prior to the termination;

•	during such six-month period, the depositary bank will continue to collect all distributions received on the shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs; and

•	After the expiration of such six-month period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

      The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

      The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

      The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	we and the depositary bank disclaim any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, or for any failure to determine that any distribution or action may be lawful or reasonably practicable, provided any such action, omission or determination is in good faith and in accordance with the terms of the deposit agreement;

•	we and the depositary bank disclaim any liability for the investment risks associated with investing in shares, for the validity or worth of the shares, for any tax consequences that result from the ownership of ADSs or shares, or for the creditworthiness of any third party;

•	the depositary disclaims any liability for the content of any information submitted to it by us or for any inaccuracy of any translation thereof, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice;

•	we and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith;

•	we and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement;

•	we and the depositary bank disclaim any liability if we are prevented from, forbidden from, or subject to any civil or criminal penalty or restraint on account of, or delayed in acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control;

•	we and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of securities on deposit;

•	we and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information;

•	we and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of shares but is not, under the terms of the deposit agreement, made available to you;

•	we and the depositary bank may rely, without any liability, upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties; and

•	we and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

      However, the limitations set forth above do not affect your rights as a securityholder under the Securities Act or the Securities and Exchange Act of 1934, as amended.

Pre-Release Transactions

      The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of shares or release shares before receiving ADSs for cancellation. These transactions are commonly referred to as pre-release transactions. The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

      You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due on your ADSs and the securities represented by your ADSs.

      The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

      The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may be required to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

      If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency (without liability for interest) for the applicable holders.

The Custodian

      The depositary bank has agreed with the custodian that the custodian will receive and hold the deposited securities for the account of the depositary bank in accordance with the depositary agreement. If the custodian resigns or is discharged from its duties under the deposit agreement, the depositary bank will, in consultation with us, promptly appoint a successor custodian. The resigning or discharged custodian will deliver the deposited securities and related records to the custodian designated by the depositary bank. The depositary bank will immediately give you and us written notice of these changes. If the depositary bank resigns or is discharged from its duties under the deposit agreement, the custodian will continue to act as custodian and will be obligated to comply with the direction of the successor depositary.

Governing Law

      The deposit agreement and the ADRs are governed by the laws of the State of New York. We and the depositary bank have agreed that the federal or state courts in the City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between us that may arise out of or in connection with the deposit agreement. We also have submitted to the jurisdiction of these courts and we have appointed an agent for service of process in the City of New York. See “Enforceability of Civil Liabilities”.

TAXATION

Hong Kong

Tax on dividends

      No tax is payable in Hong Kong in respect of dividends paid by us.

Profits

      No tax is imposed in Hong Kong in respect of capital gains from the sale of property such as the shares. Trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 17.5% on corporations and at a maximum rate of 16.0%. on individuals. Gains from the sale of shares effected on the Hong Kong Stock Exchange will be considered to be derived from or arise in Hong Kong. Liability for Hong Kong profits tax would thus arise in respect of trading gains from the sale of shares realized by persons carrying on a business of trading or dealing in securities in Hong Kong.

Stamp duty

      Hong Kong stamp duty will be payable by the purchaser on every purchase and by the seller on every sale of the shares. The duty is charged at the current rate of 0.2%. of the consideration or, if higher, the fair value of the shares being sold or transferred (the buyer and seller each paying half of such stamp duty). In addition, a fixed duty of HK$5 is currently payable on any instrument of transfer of shares.

      If one of the parties to the sale is a non-resident of Hong Kong and does not pay the required stamp duty, the duty not paid will be charged on the instrument of transfer (if any) (in addition to the stamp duty otherwise chargeable thereon), and the transferee will be liable for payment of such duty.

Estate duty

      The shares are Hong Kong property for the purpose of the Estate Duty Ordinance (Chapter 111 of the Laws of Hong Kong). Accordingly, the shares may be subject to Hong Kong estate duty on the death of the beneficial owner of the shares, regardless of the place of the owner’s residence, citizenship or domicile. Hong Kong estate duty is imposed on a progressive scale from 5% to 15%. No estate duty is payable when the aggregate value of the dutiable estate does not exceed HK$7.5 million, and the maximum rate of duty of 15% applies when the aggregate value of the dutiable estate exceeds HK$10.5 million.

Consultation with professional advisors

      Potential investors in the global offering are recommended to consult their professional advisors if they are in any doubt as to the taxation implications of subscribing for, purchasing, holding or disposing of or dealing in the shares. None of us, the joint global coordinators, the joint sponsors, the financial advisers, the underwriters, any of their respective directors, or any other person or party involved in the global offering accepts responsibility for any tax effects on, or liabilities of, any person resulting from the subscription for, purchase, holding or disposal of, or dealing in, shares.

United States of America

      The following is a discussion of material U.S. federal income tax consequences relating to the purchase, ownership and disposition of shares or ADSs by investors who are “U.S. Persons” (as defined below) that purchase shares or ADSs in the United States offering and hold the shares or ADSs as a capital asset. This discussion is based on U.S. federal income tax law, as in effect on the date hereof and which is subject to change, possibly with retroactive effect. This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons who have acquired our shares or ADSs as part of a straddle, hedge, conversion, or other integrated investment, persons who own, directly or by attribution, 10% or more of the combined voting power of all classes of stock of the Company or persons that have a “functional currency” other than the United States dollar). This discussion does not address any United States state, local or foreign or any U.S. federal estate, gift or alternative minimum tax considerations of a holder of shares or ADSs.

      As used in this discussion, the term “U.S. Person” means (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation, created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source thereof, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

      If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares or ADSs, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisers as to the particular U.S. federal income tax consequences applicable to them.

      Prospective investors are urged to consult their tax advisers regarding the U.S. federal, state, local and foreign income and other tax considerations of the purchase, ownership and disposition of shares or ADSs.

General

      Holders of ADSs evidencing shares will be treated as the owners of the shares represented by those ADSs. Accordingly, no gain or loss will be recognized upon the exchange of ADSs for the holder’s proportionate interest in the shares, a holder’s tax basis in the withdrawn shares will be the same as its tax basis in the ADSs surrendered in exchange therefor, and the holding period in the withdrawn shares will include the period during which the holder held the surrendered ADSs.

Taxation of dividends

      Subject to the discussion below under “Passive Foreign Investment Company”, the gross amount of cash distributions with respect to the shares or ADSs will, upon receipt, be includible in the gross income of a holder as dividend income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a maximum U.S. federal tax rate of 15% rather than the marginal tax rates generally applicable to ordinary income so long as certain holding period requirements are met. A non-United States corporation (other than a passive foreign investment company) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program or (ii) with respect to any dividend it pays on stock (or ADSs backed by such stock) which is readily tradable on an established securities market in the United States. There is currently no tax treaty in effect between the United States and Hong Kong. We have applied to list the ADSs on the New York Stock Exchange. Assuming the listing is approved, the ADSs are expected to be readily tradable on the New York Stock Exchange, an established securities market in the United States. Distributions, if any, in excess of current and accumulated earnings and profits will constitute a return of capital and will be applied against and reduce the holder’s tax basis in such ADSs or shares. To the extent that distributions are in excess of such basis, the distributions will constitute capital gain as discussed below. United States corporate holders will generally not be eligible for the dividends received deduction for distributions to domestic corporations in respect of distributions on our ADSs or shares.

      The United States dollar value of any distribution made by us in Hong Kong dollars, including the amount of any Hong Kong tax, in the event that Hong Kong tax is withheld, will be determined by reference to the exchange rate in effect on the date the distribution is actually or constructively received by the Depositary or the holder of such shares, respectively, regardless of whether the payment is in fact converted into United States dollars on that date. Any subsequent gain or loss in respect of such Hong Kong dollars arising from exchange rate fluctuations will be ordinary income or loss. This gain or loss will generally be treated as United States source gain or loss for United States foreign tax credit limitation purposes. If the Depositary converts the Hong Kong dollars to United States dollars on the date it receives such Hong Kong dollars, holders should not recognize any such gain or loss.

      Dividends generally will be treated as income from foreign sources for United States foreign tax credit limitation purposes. Subject to the limitations and conditions set forth in the Code, holders may elect to claim a credit against their U.S. federal income tax liability in the event that any Hong Kong tax is withheld from dividends received in respect of the ADSs or shares. The rules relating to the determination of the foreign tax credit are complex and prospective purchasers are urged consult their personal tax advisors to determine whether and to what extent they would be entitled to such credit. Holders that do not elect or are not permitted to claim foreign tax credits may instead claim a deduction for any Hong Kong tax withheld.

Sale or other disposition of shares or ADSs

      Subject to the discussion below under “— Passive Foreign Investment Company”, a holder generally will recognize gain or loss for U.S. federal income tax purposes upon a sale or other disposition of our shares or ADSs in an amount equal to the difference between the amount realized from the sale or disposition and the holder’s adjusted tax basis in the shares or ADSs. Such gain or loss generally will be long-term gain (taxable at a reduced rate for non-corporate holders, including individuals) or loss if, on the date of sale or disposition, the shares or ADSs were held by the holder for more than one year and will generally be treated as United States source gain or loss for United States foreign tax credit limitation purposes. The claim of a deduction in respect of a capital loss may be subject to limitations.

Passive foreign investment company

      A foreign corporation will be treated as a “passive foreign investment company” (a “PFIC”), for U.S. federal income tax purposes, if 75% or more of its gross income consists of certain types of passive income or 50% or more of its assets are passive. If a corporation owns at least 25% by value of the equity shares of another corporation, it is treated for purposes of these tests as owning a proportionate share of the assets of the other corporation and as receiving directly a proportionate share of the other corporation’s income. We presently believe that we are not a PFIC and do not anticipate becoming a PFIC. This is, however, a factual determination made on an annual basis and is subject to change. If we were to be classified as a PFIC in any taxable year, holders (i) would generally be required to treat any gain on sales of our shares held by them as ordinary income and pay an interest charge on the value of the deferral of their U.S. federal income tax attributable to such gain and (ii) could also be subject to an interest charge on distributions paid by us. In addition, we would not provide information to our holders that would enable them to make a “qualified electing fund” election under which, generally, in lieu of the foregoing treatment, our earnings would be currently included in their gross income.

      The above results may be eliminated if a “mark-to-market” election is available and a holder validly makes such an election. If the election is made, such holder generally will be required to take into account the difference, if any, between the fair market value and its adjusted tax basis in shares or ADSs at the end of each taxable year as ordinary income or ordinary loss (to the extent of any net mark-to-market gain previously included in income). In addition, any gain from a sale or other disposition of shares or ADSs will be treated as ordinary income, and any loss will be treated as ordinary loss (to the extent of any net mark-to-market gain previously included in income).

ENFORCEABILITY OF CIVIL LIABILITIES

      We are incorporated in Hong Kong, and most of our directors and executive officers and some of the experts named in this document live outside the United States, principally in Hong Kong and the PRC, and all or a substantial portion of the assets of such persons are or may be located outside the United States. Substantially, all of our assets are located outside the United States. As a result, you may not be able to:

•	effect service of process upon us or these persons within the United States; or

•	enforce against us or these persons in United States courts, judgments obtained in United States courts including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.

      Our Hong Kong counsel, Linklaters and our PRC counsel, Haiwen & Partners, have advised us that there is doubt as to whether Hong Kong or PRC courts will enforce judgments in original actions or in actions for enforcement of judgments of United States courts, based only upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state of the United States.

      In addition, as China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States, the United Kingdom, Japan or most other members of the Organization for Economic Cooperation and Development, administrative actions brought by regulatory authorities, such as the Commission, and other actions, which result in foreign court judgments, may only be enforced in China (assuming such actions are not required by PRC laws or our memorandum and articles of association to be arbitrated and that such judgments or rulings do not violate the basic principles of the laws of China or the sovereignty, security and public interest of the society of China, as determined by a People’s Court of China that has jurisdiction for recognition and enforcement of judgments).

      We have appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York, as our agent to receive service of process with respect to any action brought against us in:

•	the United States District Court for the Southern District of New York under the securities laws of the United States or any state of the United States; or

•	the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

UNDERWRITING

General

      The global offering consists of a U.S. offering, an international offering and a public offering in Hong Kong.

      China International Capital Corporation Limited, Citigroup Global Markets Asia Limited and Goldman Sachs (Asia) L.L.C. (in alphabetical order) are acting as joint global coordinators and joint bookrunners for the global offering.

      On the terms and subject to the conditions contained in a U.S. and international underwriting agreement, dated the date of this document, among us, China Netcom Group Corporation (BVI) Limited, Chinese Academy of Sciences, Information and Network Center of the State Administration of Radio, Film and Television, China Railways Telecommunications Center, Shanghai Alliance Investment Limited and Shandong Provincial State-owned Assets Supervision and Administration Commission, who are the selling shareholders, China Network Communications Group Corporation, the U.S. underwriters named below, for whom China International Capital Corporation Limited, Citigroup Global Markets Inc. and Goldman Sachs (Asia) L.L.C. (in alphabetical order) are acting as U.S. representatives, and the international underwriters named below, for whom China International Capital Corporation Limited, Citigroup Global Markets Limited and Goldman Sachs (Asia) L.L.C. (in alphabetical order) are acting as international representatives, the U.S. and international underwriters have severally agreed to purchase or procure purchasers of, and we and the selling shareholders have agreed to sell to them or such purchasers, the respective number of ADSs indicated below:

Name	Number of ADSs

U.S. Underwriters:
China International Capital Corporation Limited
Citigroup Global Markets Inc.
Goldman Sachs (Asia) L.L.C.

Subtotal	23,534,650
International Underwriters:
China International Capital Corporation Limited
Citigroup Global Markets Limited
Goldman Sachs (Asia) L.L.C.

Subtotal	23,534,650

Total	47,069,300

      Deutsche Bank AG, Hong Kong Branch has acted as financial advisor to us in connection with the global offering and will receive US$500,000 from us in compensation for such services, which fees have been deemed by the National Association of Securities Dealers, Inc. to be compensation to the underwriters in connection with this offering.

      We, China Network Communications Group Corporation and China Netcom Group Corporation (BVI) Limited also entered into a Hong Kong underwriting agreement with the joint global coordinators, the joint sponsors of the Hong Kong public offering and the underwriters participating in the Hong Kong public offering, including China International Capital Corporation (Hong Kong) Limited, Citigroup Global Markets Asia Limited and Goldman Sachs (Asia) L.L.C. (in alphabetical order), for the public offer of shares for subscription in Hong Kong. The Hong Kong public offering is conditional upon, among other things, the Listing Committee of the Hong Kong Stock Exchange granting the listing of, and permission to deal in, our shares on the Hong Kong Stock Exchange.

      The closing of the sale of ADSs or shares under each underwriting agreement described above is conditional on the other underwriting agreement described above having become unconditional (except with respect to the unconditionality of such underwriting agreement).

      The U.S. underwriters and the international underwriters are referred to collectively as the underwriters, and the U.S. representatives and the international representatives are referred to collectively as the representatives in this section, in each case where the context requires.

      To provide for coordination among the different underwriting syndicates, the U.S. underwriters, the international underwriters and the Hong Kong underwriters have entered into an intersyndicate agreement. It is contemplated in the intersyndicate agreement that sales may be made among the U.S. underwriters, the international underwriters and Hong Kong underwriters of any number of ADSs or shares as may be agreed mutually. The price of any ADSs sold by the underwriters shall be the public offering price listed on the cover page of this document, in U.S. dollars, less an amount not greater than the amount of the concession to dealers described below. The initial public offering price per ADS and price per share in the U.S. and international offerings include a Hong Kong Securities and Futures Commission transaction levy, an investor compensation levy and a Hong Kong Stock Exchange trading fee, which will be paid to the relevant authorities by us and the selling shareholders.

      The underwriters propose to offer ADSs at the initial public offering price set forth on the cover page of this document. They may sell ADSs to certain dealers at the initial public offering price less a concession not in excess of US$                     per ADS. The underwriters may allow, and such dealers may reallow, a discount not in excess of US$                     per ADS on sales to certain other dealers. After the initial public offering, the public offering prices and the concessions and discounts may be changed. Shares may be delivered instead of ADSs at the option of purchasers in the U.S. offering and the international offering and such initial purchases of shares will be settled in Hong Kong dollars based on an exchange rate of HK$                     to US$1.00, the noon buying rate on                     , 2004, and adjusted for the ratio of 20 shares per ADS.

      The following table summarizes the compensation we and the selling shareholders each will pay, assuming no exercise of the underwriters’ over-allotment option and assuming full exercise of the underwriters’ over-allotment option:

	Per ADS		Total

	Without		Without
	Over-	With Over-	Over-	With Over-
	allotment	allotment	allotment	allotment

Underwriting discounts and commissions payable by us
Underwriting discounts and commissions payable by the selling shareholders

      The information in the above table excludes shares offered in the Hong Kong public offering. We expect to reallocate shares from the U.S. and international offerings to the Hong Kong public offering, which will reduce the proceeds from the shares and ADSs offered hereby and increase the proceeds from the Hong Kong public offering.

      The underwriting discount consists of the difference between the amount paid by the underwriters to purchase the ADSs from us and the selling shareholders and the offering price of the ADSs to the public. The underwriting discounts and commissions are      % of the total amount of the U.S. offering and the international offering. The initial public offering prices and underwriting discounts and commissions per ADS are the same for each of the U.S. offering and the international offering.

      The U.S. underwriters, international underwriters and Hong Kong underwriters have agreed that, if the number of shares validly applied for in the Hong Kong public offering represents a multiple of:

      (1) 15 times or more but less than 50 times,

      (2) 50 times or more but less than 100 times, or

      (3) 100 times or more,

the number of shares initially available in such offering, then an additional 209,197,500 shares, 313,796,000 shares or 418,394,000 shares, respectively, will be reallocated to the Hong Kong public offering, such that the additional shares, when aggregated with the shares initially available in the Hong Kong public offering, will represent approximately 30% in the case of (1) above, approximately 40% in the case of (2) above and approximately 50% in the case of (3) above, of the total number of shares initially available under the global offering, without giving effect to the underwriters’ over-allotment option. In such case, the number of ADSs allocated to the U.S. offering and the international offering will be reduced correspondingly, in such manner as the joint global coordinators deem appropriate. Any unsold shares in the Hong Kong public offering may be reallocated to the U.S. offering and the international offering.

      Shares offered in the Hong Kong public offering will be offered initially at a maximum price to be determined immediately prior to commencement of the Hong Kong public offering. If the initial public offering price per ADS in the U.S. offering and the international offering is less than the equivalent maximum public offering price per share in the Hong Kong public offering, the purchasers of shares in the Hong Kong public offering will receive a refund such that their effective price per share (including a 1.0% brokerage fee, a 0.005% Hong Kong Securities and Futures Commission transaction levy, a 0.002% investor compensation levy and a 0.005% Hong Kong Stock Exchange trading fee payable in respect of offerings of securities listed on the Hong Kong Stock Exchange and adjusted for the ratio of 20 shares per ADS) will be equivalent to the initial public offering price per ADS in the U.S. offering and the international offering based on an exchange rate of HK$                     to US$1.00, the noon buying rate on                     , 2004.

      The ADSs and shares subject to the international offering and the Hong Kong public offering have not been registered under the Securities Act for their offer and sale as part of the initial distribution in the global offering. These ADSs and shares have, however, been registered under the Securities Act solely for purposes of their resale in the United States in transactions that require registration under the Securities Act. These ADSs and shares initially will be offered outside the United States in compliance with Regulation S under the Securities Act. Only the U.S. prospectus that has been filed with the United States Securities and Exchange Commission may be used in connection with resales of such ADSs and shares in the United States to the extent such transactions would not be exempt from registration under the Securities Act.

      If the joint global coordinators, on behalf of the U.S. and international underwriters, sell more shares or ADSs than the total number set forth in the table above, the joint global coordinators, on behalf of the U.S. and international underwriters, have an option to buy up to an additional 7,131,700 ADSs and 713,150 ADSs from us and the selling shareholders, respectively, to cover such sales at the initial public offering price per ADS less the underwriting discounts and commissions, which option is exercisable in whole or in part at the discretion of the joint global coordinators, at any time or from time to time, during the 30-day period from the day on which dealings commence on the New York Stock Exchange or the Hong Kong Stock Exchange, whichever is earlier. To the extent that the joint global coordinators exercise the option on behalf of the U.S. and international underwriters, each such underwriter will be obligated, subject to certain conditions, to purchase a number of additional ADSs approximately proportionate to such underwriter’s initial purchase commitment. The U.S. and international underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the global offering. To the extent the option is exercised by the U.S. underwriters, such option will not exceed 15% of the total number of ADSs sold in the United States.

      The ADSs have been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol “CN”.

      To meet New York Stock Exchange distribution standards for the U.S. offering, the U.S. underwriters have undertaken to distribute the ADSs in a manner so as to:

•	create a minimum of 2,000 round lots of ADSs; and

•	offer a minimum public float of 1.1 million ADSs in the United States with an offering value in excess of US$60 million.

      The Hong Kong Stock Exchange has granted approval in principle for the listing of the shares on the Hong Kong Stock Exchange under the stock code “906”.

      Each of the Academy of Sciences, INC-SARFT, CRTC, Shanghai Alliance and Shandong SASAC has agreed with China Netcom Group:

•	not to sell, transfer or otherwise dispose of any of our shares it obtained under the share transfer agreement or the asset transfer agreement, as the case may be, during the two-year period after the date on which trading in the shares of our company commences on the Hong Kong Stock Exchange, except as otherwise required under relevant PRC law; and

•	following the expiry of the two-year period after the date on which trading in the shares of our company commences on the Hong Kong Stock Exchange, not to sell, transfer or otherwise dispose of any of our shares it obtained under the share transfer agreement or the asset transfer agreement, as the case may be without (i) complying with the then applicable PRC laws and regulations, (ii) obtaining the required approvals from the relevant PRC government authorities, and (iii) consulting with China Netcom Group, which has a right of first refusal to purchase such shares.

      CNC Fund, L.P. has agreed in the share purchase and exchange agreement with us and CNC BVI that during the period of 180 days after the date on which trading in the shares of our company commences on the Hong Kong Stock Exchange, it will not, and will not announce its intention to:

•	issue, offer, pledge, sell, contract to sell, grant any option to purchase or otherwise dispose of, any of our shares it owned prior to the global offering or any of our shares traded on the Hong Kong Stock Exchange or any ADSs or any securities convertible into or exchangeable or exercisable for our shares or ADSs or deposit any of our shares in any depositary receipt facility; or

•	enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of our shares it owns,

whether any transaction described above is to be settled by delivery of ADSs or such other securities, or cash or otherwise.

      Each of our company, China Netcom Group, CNC BVI and CNC Fund, L.P. has agreed that, without the prior written consent of the joint global coordinators on behalf of the underwriters, it, he or she will not, for a period of 180 days after the date on which trading in the shares of our company commences on the Hong Kong Stock Exchange:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act relating to any ADSs or shares of our company or any substantially similar securities (directly or in the form of ADSs) or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, such ADSs or shares of our company or any substantially similar securities; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ADSs or shares of our company,

whether any transaction described above is to be settled by delivery of ADSs or such other securities, in cash or otherwise, or publicly disclose that it, he or she will or may enter into any transaction described above. The restrictions described in this paragraph do not apply to:

•	the sale of ADSs or shares of our company to the underwriters and the Hong Kong underwriters;

•	the issuance by us of ADSs or shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of the final document of which the underwriters have been advised in writing; or

•	transactions by any person other than us relating to ADSs, shares of our company or other securities acquired in open market transactions after the completion of the global offering.

      The 180-day restricted period described above is subject to extension such that, in the event that either (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the “lock-up” restrictions described above will, except if otherwise waived in writing by the joint global coordinators on behalf of the underwriters, continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of such material news or event.

      In addition, each of the Academy of Sciences, INC-SARFT, CRTC, Shanghai Alliance and Shandong SASAC has agreed that, without the prior written consent of the joint global coordinators on behalf of the underwriters, it will not, for a period of two years after the date on which trading in the shares of our company commences on the Hong Kong Stock Exchange:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act relating to any ADSs or shares of our company or any substantially similar securities (directly or in the form of ADSs) or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, such ADSs or shares of our company or any substantially similar securities; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ADSs or shares of our company,

whether any transaction described above is to be settled by delivery of ADSs or such other securities, in cash or otherwise, or publicly disclose that it will or may enter into any transaction described above. The restrictions described in this paragraph do not apply to the sale of ADSs or shares of our company to the underwriters and the Hong Kong underwriters or transactions by any person other than the Academy of Sciences, INC-SARFT, CRTC, Shanghai Alliance or Shandong SASAC relating to ADSs or shares of our company or other securities acquired in open market transactions after the completion of the global offering.

      The two-year restricted period described above is subject to extension such that, in the event that either (i) during the last 17 days of the two-year restricted period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the two-year restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the two-year period, the “lock-up” restrictions described above will, except if otherwise waived in writing by the joint global coordinators on behalf of the underwriters, continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of such material news or event.

      Pursuant to the listing rules of the Hong Kong Stock Exchange, China Netcom Group and CNC BVl shall not, except pursuant to the global offering or the over-allotment option or unless in compliance with the requirements of the listing rules of the Hong Kong Stock Exchange:

(i) in the period commencing from the date of this document and ending on the date which is six months from the date on which dealings in our shares first commence on the Hong Kong Stock Exchange, or the First Six-month Period, dispose of, or enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of any of our shares in respect of which they are shown by this document to be the beneficial owner, or the China Netcom Group’s Shares; and

(ii) in the six-month period commencing on the expiry of the First Six-month Period, or the Second Six-month Period, dispose of, or enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of any of the China Netcom Group’s Shares if, immediately following such disposal or upon the exercise of or enforcement of such options, rights, interests or encumbrances, they would cease to be our controlling shareholder, as defined in the listing rules of the Hong Kong Stock Exchange.

      Pursuant to the listing rules of the Hong Kong Stock Exchange, no further shares or securities in our company convertible into equity securities (whether or not of a class already listed) may be issued or form the subject of any agreement to such an issue within six months from the date on which dealings in our shares first commence on the Hong Kong Stock Exchange (whether or not such issue of our shares or securities will be completed within six months from the commencement of dealing), except in certain prescribed circumstances, which includes the issue of our shares pursuant to the share option plan of our company.

      Upon the completion of the global offering, CNC BVI, the Academy of Sciences, INC-SARFT, CRTC, Shanghai Alliance and Shandong SASAC will own approximately 72.3%, 0.6%, 0.6%, 0.6%, 0.6% and 2.3%, respectively, of our outstanding shares, assuming the underwriters do not exercise the over-allotment option. These shares were acquired under the share transfer agreement or the asset transfer agreement, as the case may be, they entered into with China Netcom Group. See “Restructuring”.

      Purchasers of the ADSs or shares offered by this document may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price set forth on the front cover page of this document. All shares sold by the selling shareholders in the U.S. offering and the international offering will be subject to Hong Kong stamp duty at an aggregate rate of 0.2% of the offering price, which will be paid by the selling shareholders. Accordingly, no Hong Kong stamp duty is payable by purchasers of such shares in the U.S. offering and the international offering.

      The underwriters do not expect any account to subscribe for more than 5% of the global offering.

      China International Capital Corporation Limited and Goldman Sachs (Asia) L.L.C. are not U.S. registered broker-dealers and, therefore, each intends to effect any offers and sales of ADSs in the United States only through one or more U.S. registered broker-dealers as permitted by U.S. securities laws and by the regulations of the National Association of Securities Dealers, Inc.

      Some of the underwriters may have in the past provided, and may in the future provide, investment banking, underwriting or financial services to us or our affiliates for which they would have received customary compensation.

      In September 2000, CNC Fund, L.P., for which GS China BroadNet GP Holdings, L.L.C. acts as one of the general partners, acquired 30,967,127 of our Series A preferred shares for cash. In June 2004, CNC Fund, L.P. also purchased from CNET Foundation Limited 6.4 million ordinary shares of our predecessor company in exchange for a future cash payment. These ordinary shares had been held by CNET Foundation Limited on behalf of former employees of China Netcom Holdings, none of whom were, at the time of the agreement, or currently are, directors or executive officers of our company. Two entities that are beneficially owned by investment partnerships affiliated with Goldman, Sachs & Co., GS China BroadNet Investment Holdings, L.L.C. and GS China BroadNet GP Holdings, L.L.C., own an aggregate of 18.46% of the partnership interests in CNC Fund, L.P. Goldman Sachs (Asia) L.L.C., one of the joint global coordinators and joint global bookrunners for the global offering, is also affiliated with Goldman, Sachs & Co. In June 2004, CNC Fund, L.P. exchanged all of the Series A preferred shares and the ordinary shares purchased from CNET Foundation Limited for an option to receive (a) 445.5 million ordinary shares of our company from CNC BVI, or 8.1% of our shares on a fully diluted basis prior to the global offering or (b) a cash alternative from CNC BVI. On September 27, 2004, CNC Fund, L.P. exercised this option to receive 445.5 million ordinary shares of our company from CNC BVI.

      One of our non-executive directors, John Lawson Thornton, previously served as President and co-Chief Operating Officer of Goldman, Sachs & Co. and as a member of such company’s board of directors. Mr. Thornton currently serves as a consultant to Goldman, Sachs & Co., which is affiliated with Goldman Sachs (Asia) L.L.C., one of the joint global coordinators and joint global bookrunners for the global offering.

      In connection with the offering of the ADSs and the shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs and the shares. Specifically, the underwriters may sell more ADSs or shares than they are obligated to purchase under the underwriting agreements, creating a short position. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the global offering. “Covered” short sales are sales made in an amount not greater than the number of ADSs or shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs or shares in the open market. In determining the source of ADSs or shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs or shares compared to the price available under the over-allotment option. “Naked” short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs or shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs or shares in the open market after pricing that could adversely affect investors who purchase in the global offering. As an additional means of facilitating the global offering, we will appoint one of the joint global coordinators as a stabilization manager that may, acting directly or through one or more agents, bid for and purchase ADSs or shares in the open market to stabilize the price of the ADSs or shares. The underwriters also may impose a penalty bid, which occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the stabilization manager or its agent has repurchased ADSs or shares sold by or for the account of such underwriter in stabilizing or short covering transactions. These activities may stabilize, raise or maintain the market price of the ADSs or shares above independent market levels or otherwise affect the market price of the ADSs or shares and may have the effect of preventing or retarding a decline in the market price of the ADSs or shares. The underwriters are not under any obligation to engage in these activities. Any such activities may be discontinued at any time, and must be brought to an end after a limited period.

      In order to facilitate the settlement of over-allotment shares in connection with the U.S. offering and the international offering, the joint global coordinators may borrow shares from CNC BVI under stock borrowing arrangements pending the exercise of the over-allotment option, if any, or acquire shares from other sources. The stock borrowing arrangements will be effected in compliance with all applicable laws, rules and regulatory requirements.

      We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect of any of these liabilities.

      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

      It is expected that delivery of our ADSs and shares will be made against payment for such ADSs and shares on or about the date specified on the cover page of this document. In compliance with Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs or shares on the date of this document should specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

Selling Restrictions

      No action has been taken in any jurisdiction (except in the United States, Hong Kong and Japan) that would permit a public offering of the ADSs or shares, or the possession, circulation or distribution of this document or any other material relating to us, the selling shareholder or the ADSs or shares in any jurisdiction where action for that purpose is required. Accordingly, neither the ADSs nor the shares may be offered or sold, directly or indirectly, and neither this document nor any other offering material or advertisements in connection with the ADSs or shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

      In purchasing shares under the global offering, you are deemed by your making a purchase to have represented to us and the underwriters that you are not an “associate” (as such term is defined in the Hong Kong Stock Exchange Listing Rules) of any of our directors or existing shareholders or a nominee of any of the foregoing.

      To provide for the coordination of the global offering, the U.S. underwriters, the international underwriters and the Hong Kong underwriters have entered into the intersyndicate agreement.

      Under the intersyndicate agreement, (i) each U.S. underwriter has represented and agreed that, with certain exceptions, (a) it is not purchasing any ADSs or shares for the account of anyone other than a United States or Canadian Person (as defined below); and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or shares or distribute any prospectus relating to the ADSs or shares outside the United States or Canada or to anyone other than a United States or Canadian Person; (ii) each international underwriter has represented and agreed that, with certain exceptions, (a) it is not purchasing any ADSs or shares for the account of any United States or Canadian Person; and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any such ADSs or shares or distribute any prospectus relating to the ADSs or shares in the United States or Canada or to any United States Person or Canadian Person.

      With respect to any underwriter that is simultaneously a U.S. underwriter and an international underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. underwriter apply only to it in its capacity as a U.S. underwriter, and (ii) made by it in its capacity as an international underwriter apply only to it in its capacity as an international underwriter.

      The foregoing restrictions do not apply to stabilization transactions or to certain other transactions specified in the intersyndicate agreement.

      Under the intersyndicate agreement, each Hong Kong underwriter has represented and agreed that, with certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares or distribute any prospectus relating to any of the shares in the United States or Canada or to any United States Person or Canadian Person or to any person who it believes intends to reoffer, resell or deliver any of the shares in the United States or Canada or to any United States Person or Canadian Person.

      “United States Person or Canadian Person” means any national or resident of the United States or Canada, or any corporation, person, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States Person or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person.

Canada

      Under the intersyndicate agreement, each U.S. underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, any ADSs or shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of ADSs or shares in Canada will be made only (a) in accordance with an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and (b) by a dealer duly registered under the applicable securities laws of that province or territory or in circumstances where an exemption from the applicable registered dealer requirements is available; and (ii) it will send to any dealer who purchases from it any of the ADSs or shares a notice stating in substance that, by purchasing such ADSs or shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such ADSs or shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of ADSs or shares in Canada will be made only (a) in accordance with an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and (b) by a dealer duly registered under the applicable securities laws of that province or territory or in circumstances where an exemption from the applicable registered dealer requirements is available, and that such dealer will deliver to any other dealer to whom it sells any of such ADSs or shares a notice containing substantially the same statement as is contained in this sentence.

United Kingdom

      Under the intersyndicate agreement, each international underwriter has represented and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the completion of the global offering, will not offer or sell any ADSs or shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done by it in relation to any ADSs or shares in, from or otherwise involving the United Kingdom; and (iii) it only has communicated or caused to be communicated and only will communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any ADSs or shares in circumstances in which section 21(1) of the FSMA does not apply to us.

France

      Under the intersyndicate agreement, each international underwriter has represented and agreed that (i) neither this document nor any offering material relating to ADSs or shares has been or will be submitted to the “Commission des Operations de Bourse” for approval (“Visa”) in France; and (ii) it has not offered or sold and will not offer or sell any ADSs or shares or distribute or cause to be distributed any copies of this document or any offering material relating to the ADSs or shares, directly or indirectly, in France, except to qualified investors (“investisseurs qualifies”) and/or a restricted group of investors (“cercle restreint d’investisseurs”), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-1 and L. 411-2 of the Monetary and Financial Code and “Decret” no. 98-880 dated October 1, 1998.

Germany

      Under the intersyndicate agreement, each international underwriter has represented and agreed that (i) this document is not a Securities Selling Prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act (Verkaufsprospektgesetz) of September 9, 1998, as amended, and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstaf für Finanzdienstleistungsaufsicht) or any other German governmental authority; and (ii) it has not offered or sold and will not offer or sell any ADSs or shares or distribute copies of this document or any document relating to the ADSs, directly or indirectly, in Germany except to persons falling within the scope of paragraph 2 numbers 1, 2 and 3 of the German Securities Prospectus Act and by doing so has not taken, and will not take, any steps which would constitute a public offering of the ADSs or shares in Germany.

Italy

      The offering of the ADSs or shares has not been registered with the Commissione Nazionale per le Societa e la Borsa, or CONSOB, in accordance with Italian securities legislation. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that the ADSs or shares may not be offered, sold or delivered, and copies of this document or any other document relating to the ADSs or shares may not be distributed, in Italy except to Professional Investors, as defined in Art. 31.2 of CONSOB Regulation no. 11522 of 1st July, 1998, as amended, pursuant to Art. 30.2 and Art. 100 of Legislative Decree no. 58 of 24th February, 1998 (or the Finance Law) or in any other circumstance where an express exemption to comply with the solicitation restrictions provided by the Finance Law or CONSOB Regulation no. 11971 of 14th May, 1999, as amended (or the Issuers Regulation) applies, including those provided for under Art. 100 of the Finance Law and Art. 33 of the Issuers Regulation, and provided, however, that any such offer, sale, or delivery of the ADSs or shares or distribution of copies of this document or any other document relating to the ADSs or shares in Italy must (i) be made in accordance with all applicable Italian laws and regulations, (ii) be made in compliance with Article 129 of Legislative Decree no. 385 of 1 September 1993, as amended (the “Banking Law Consolidated Act”) and the implementing guidelines of the Bank of Italy (Istruzioni di Vigilanza per le banche) pursuant to which the issue, trading or placement of securities in the Republic of Italy is subject to prior notification to the Bank of Italy, unless an exemption applies depending, inter alia, on the amount of the issue and the characteristics of the securities, (iii) be conducted in accordance with any relevant limitations or procedural requirements the Bank of Italy or CONSOB may impose upon the offer or sale of the securities, and (iv) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of the Banking Law Consolidated Act, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Financial Laws Consolidated Act and the relevant implementing regulations; or by (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Law Consolidated Act, in each case acting in compliance with every applicable law and regulation.

The Netherlands

      Under the intersyndicate agreement, each international underwriter has represented and agreed that it has not offered, distributed, sold, transferred or delivered, and will not offer, distribute, sell, transfer or deliver, any ADSs or shares, directly or indirectly, in the Netherlands, as part of their initial distribution or at any time thereafter, to any person other than individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (“Vrijstellingsregeling Wet toezicht effectenverkeer 1995”), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions and other institutional investors, including, among others, treasuries of large enterprises, who or which regularly trade or invest in securities in a professional capacity.

Denmark

      This document has not been filed with or approved by the Danish Securities Council or any other regulatory authority in the Kingdom of Denmark. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that the securities have not been offered or sold and may not be offered, sold or delivered directly or indirectly in Denmark, unless in compliance with Chapter 12 of the Danish Act on Trading in Securities and the Danish Executive Order No. 166 of 13 March 2003 on the First Public Offer of Certain Securities issued pursuant hereto, as amended from time to time.

Norway

      This document has not been approved by or registered with the Oslo Stock Exchange under Chapter 5 of the Norwegian Securities Trading Act 1997. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any ADSs or shares to any persons in Norway in any way that would constitute an offer to the public other than to persons who invest in securities as part of their professional activity and who are registered with the Oslo Stock Exchange in this capacity, or otherwise only in circumstances where an exemption from the duty to publish a prospectus under the Norwegian Securities Trading Act 1997 shall be applicable.

Sweden

      This document has not been approved by or registered with the Swedish Financial Supervisory Authority (Finansinspekitonen). Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any ADSs or shares to persons in Sweden, except to a “closed circle” of not more than 200 pre-selected, non-substitutable investors, under the Swedish Financial Instruments Trading Act (“Lag (1991: 980) om handel med finansiella instrument”).

Belgium

      Neither this document nor any offering material relating to the ADSs or shares has been or will be submitted to the “Commission Bancaire et Financière/ Commissie voor het Bank- en Financiewezen” for approval. Therefore, this document will not constitute a prospectus under Belgium law. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that neither this document nor any offering material relating to the ADSs or shares may be distributed or caused to be distributed, directly or indirectly, to the public in Belgium, except to:

•	“qualified investors”, as defined in article 3, 2 of the Royal Decree of 7 July 1999 on the public character of financial transactions and acting for their own account; and

•	a restricted group of potential investors (without the intervention of any intermediaries other than those permitted under Belgian law), defined as a group of less than 51 persons, or, without restrictions, if the consideration to be paid by each investor amounts to at least Euro 250,000.

Ireland

      Under the intersyndicate agreement, each international underwriter has represented and agreed that (i) otherwise than in circumstances which are not deemed to be an offer to the public by virtue of the provisions of the Irish Companies Acts, 1963 to 2001, it has not offered or sold, and will not offer or sell, in Ireland, by means of any document, any ADSs or shares, unless such offer or sale has been or is made to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, and it has not issued, and will not issue, in Ireland, any form of application for ADSs or shares; and (ii) it has not made and will not make any offer of ADSs or shares to the public in Ireland to which the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland would apply, except in accordance with the provisions of those regulations; and (iii) it has complied, and will comply, with all applicable provisions of the Investment Intermediaries Act 1995 of Ireland, with respect to anything done by it in relation to the offer, sale or delivery of the ADSs or shares in or involving Ireland.

Switzerland

      Under the intersyndicate agreement, each international underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, the ADSs and shares to any investors in Switzerland other than on a non-public basis; (ii) this document does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht); and (iii) none of this offering, the ADSs and shares has been or will be approved by any Swiss regulatory authority.

Luxembourg

      Under the intersyndicate agreement, each international underwriter has represented and agreed that the ADSs or shares are not being offered to the public in the Grand Duchy of Luxembourg and each of the international underwriters represents, warrants and agrees that it will not offer the ADSs or shares or cause the offering of the ADSs or shares or contribute to the offering of the ADSs or shares to the public in Luxembourg, unless all the relevant legal and regulatory requirements have been complied with. In particular, this offer has not been and may not be announced to the public in Luxembourg and offering material may not be made available to the public in Luxembourg.

Australia

      This document is not a disclosure document under Chapter 6D of the Corporations Act 2001 (Cth), or the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that (i) the offer of ADSs and shares under this document is only made to persons to whom it is lawful to offer ADSs and shares without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this document is made available in Australia to only those persons as set forth in clause (i) above and (iii) such international underwriter must send the offeree a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above and unless permitted under the Australian Corporations Act agrees not to sell or offer for sale within Australia any ADS or share sold to the offeree within 12 months after their transfer to the offeree under this document.

New Zealand

      This document has not been prepared or registered in accordance with the Securities Act 1978 of New Zealand. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that it (i) has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or shares and (ii) has not distributed and will not distribute, directly or indirectly, any offer materials or advertisements in relation to any offer of ADSs or shares, in each case in New Zealand other than (a) to persons whose principal business is the investment of money or who, in the course of and for the purpose of their business, habitually invest money or (b) in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or re-enactment, or statutory substitution for, the securities legislation of New Zealand).

Hong Kong

      Under the intersyndicate agreement, each international underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, in Hong Kong, by means of any document, any ADSs or shares other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, to professional investors within the meaning of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong); and (ii) except as permitted under the securities laws of Hong Kong, it has not issued, and will not issue, in Hong Kong any document, invitation or advertisement relating to the ADSs or shares other than with respect to ADSs or shares which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

Japan

      It is expected that a public offering without a listing of the shares will be made in Japan. Under the intersyndicate agreement, each international underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, directly or indirectly, in Japan or to or for the account of any resident of Japan, any of the ADSs or shares acquired in connection with the distribution contemplated in the intersyndicate agreement, except in accordance with the terms and conditions of the public offering without a listing of the ADSs or shares in Japan, as stated in the securities registration statement filed on October 26, 2004, with the Japanese authority under, or pursuant to any exemption from the registration requirements of, the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law; and (ii) it will send any dealer who purchases from it any ADSs or shares a notice stating in substance that, by purchasing such ADSs or shares, the dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of the ADSs or shares, directly or indirectly, in Japan or to or for the account of any resident thereof, except in accordance with the terms and conditions of the public offering without a listing of the ADSs or shares in Japan, as stated in the securities registration statement filed on October 26, 2004, with the Japanese authority under, or pursuant to any exemption from the registration requirements of, the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such ADSs or shares a notice containing substantially the same statement as is contained in this sentence. As used in this paragraph, “resident of Japan” means any person residing in Japan, including any corporations or other entities organized under the laws of Japan.

Singapore

      This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that it will not offer or sell ADSs or shares, nor will it make ADSs or shares the subject of an invitation for subscription or purchase, nor will it circulate or distribute this document or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs or shares, whether directly or indirectly, to the public or any member of the public in Singapore other than:

•	to an institutional investor or other person specified in Section 274 of the Securities and Futures Act 2001, Chapter 289, of Singapore, or the Securities and Futures Act;

•	to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

South Korea

      The ADSs or shares offered in the global offering have not been registered under the Korean Securities and Exchange Law and, under the intersyndicate agreement, each international underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, in South Korea or to or for the account of any resident of South Korea, any of the ADSs or shares acquired in connection with the distribution contemplated by the intersyndicate agreement, except as otherwise permitted by applicable provisions of Korean laws and regulations, including, without limitation, the Korean Securities and Exchange Law and Foreign Exchange Transaction Law.

United Arab Emirates

      Under the intersyndicate agreement, each international underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or shares in the United Arab Emirates, except:

•	in compliance with all applicable laws and regulations of the United Arab Emirates; and

•	through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates.

People’s Republic of China

      This document does not constitute a public offer of the ADSs or shares, whether by way of sale or subscription, in the People’s Republic of China. Under the intersyndicate agreement, each international underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or shares in the People’s Republic of China (excluding Hong Kong for the purposes of this paragraph).

Pricing of the Offering

      Prior to the global offering, there will be no public market for the ADSs and the shares. The initial public offering price of the ADSs will be determined by negotiations between the joint global coordinators and us and the selling shareholders. Among the factors to be considered in such negotiations will be prevailing market conditions, current market valuations of publicly traded companies that we and the underwriters believe to be reasonably comparable to us, an assessment of our results of operations in recent periods, estimates of our business potential and earnings prospects, the current state of our development and the current state of our industry and the economy as a whole.

      The address of China International Capital Corporation Limited is 28th Floor, China World Tower 2, No. 1, Jian Guo Men Wai Avenue, Beijing 100004, China. The address of Citigroup Global Markets Asia Limited is 50th Floor, Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013. The address of Citigroup Global Markets Limited is Citigroup Centre, 33 Canada Square, Canary Wharf, London, England E14 5LB. The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

LEGAL MATTERS

      Certain legal matters of United States and New York law will be passed upon for us and China Netcom Group by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Shearman & Sterling LLP, New York, New York. Certain legal matters of Hong Kong law, including the validity of the shares, will be passed upon for us and China Netcom Group by Linklaters, Hong Kong, and for the underwriters by Baker & McKenzie, Hong Kong. Certain legal matters of PRC law will be passed upon for us and China Netcom Group by Haiwen & Partners, Beijing, PRC, and for the underwriters, by Commerce & Finance Law Offices, Beijing, PRC.

EXPERTS

      Our consolidated financial statements as of December 31, 2001, 2002 and 2003 and June 30, 2004 and for each of the three years in the period ended December 31, 2003 and the six-month periods ended June 30, 2003 and 2004 included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers have audited our consolidated financial statements since 2001. The address of PricewaterhouseCoopers is 22/ F, Prince’s Building, Central, Hong Kong.

      The valuation report included in this document in Appendix A has been prepared by Sallmanns (Far East) Ltd., located at 22/ F, Siu On Centre, 188 Lockhart Road, Wan Chai, Hong Kong, and has been included with the consent and in reliance of the valuations given upon the authority of that firm as experts in valuing property interests in buildings and real property.

EXPENSES RELATING TO THE GLOBAL OFFERING

      The following table sets forth the main estimated expenses in connection with the global offering, other than the underwriting discounts and commissions, that we and the selling shareholders will be required to pay:

U.S. Securities and Exchange Commission registration fee	US$	190,050
National Association of Securities Dealers filing fee		30,500
New York Stock Exchange listing fee		200,000
Hong Kong Stock Exchange listing fee		80,000
Legal fees and expenses		3,400,000
Accounting fees and expenses		5,000,000
Printing fees		2,000,000
Other fees and expenses		19,469,950

Total	US$	30,370,500

      All amounts are estimated, except the U.S. Securities and Exchange Commission registration fee, the New York Stock Exchange listing fee and the NASD filing fee. Expenses will be borne in proportion to the number of shares sold in the offering by us and the selling shareholders, respectively.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Commission, a registration statement on Form F-1 (No. 333-119786) under the Securities Act, with respect to the shares, and the depositary bank has filed a registration statement on Form F-6 (No. 333-119970) under the Securities Act with respect to the ADSs. This document does not contain all of the information in the registration statements and their exhibits. We have omitted certain portions of these registration statements from this document.

      You may read and copy this information at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of the documents we file with the Commission, upon payment of a duplicating fee, by writing to the Public Reference Section of the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also inspect these reports and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005. These materials may also be accessed electronically by means of the Commission’s home page on the Internet (http://www.sec.gov).

      Upon completion of the global offering, we will become subject to the periodic reporting and other informational requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to a foreign private issuer. In accordance with these requirements, we will file annual reports on Form 20-F within six months of our fiscal year end and we will submit other reports and information under cover of Form 6-K with the Commission. These reports and other information can be inspected at the Public Reference Room at the Commission. You can also obtain copies, upon payment of a prescribed fee, of such material from the Public Reference Room and the regional offices, or by calling or writing to the Commission. That material may also be accessed electronically by means of the Commission’s home page on the Internet (http://www.sec.gov). As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and annual reports to shareholders and requiring reporting of insider purchases and sales.

      We will furnish the depositary with our annual reports in English. Our annual reports will include a review of operations and annual audited financial statements prepared in conformity with Hong Kong GAAP, together with a reconciliation to U.S. GAAP of certain financial information. We will also furnish the depositary with our semi-annual reports in English, which will include unaudited interim financial information prepared in conformity with Hong Kong GAAP. Once the depositary receives this information and reports, it will promptly, upon our written request, mail such reports to all holders of record of ADSs. We also will furnish to the depositary in English all notices of shareholders’ meeting and other reports and communication that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED AND ITS SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of China Netcom Group Corporation (Hong Kong) Limited:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements, cash flows statements and statement of changes in equity present fairly, in all material respects, the financial position of China Netcom Group Corporation (Hong Kong) Limited and its subsidiaries at December 31, 2003, 2002 and 2001, and June 30, 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, and each of the six months ended June 30, 2003 and 2004, in conformity with accounting principles generally accepted in Hong Kong. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      Accounting principles generally accepted in Hong Kong vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 36 to the consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS

Hong Kong

September 7, 2004, except for Note 35(c), as to which the date is October 4, 2004.

China Netcom Group Corporation (Hong Kong) Limited

Consolidated Income Statements

(in millions, except per share data)

			Years ended December 31,				Six months ended June 30,

	Note		2001	2002	2003	2003	2003	2004	2004

			RMB	RMB	RMB	US$	RMB	RMB	US$
Revenues	4		48,632	54,443	59,898	7,237	29,062	32,498	3,926

Operating expenses
Depreciation and amortisation			(16,153)	(18,808)	(20,483)	(2,475)	(9,967)	(9,552)	(1,154)
Network, operations and support			(9,313)	(10,578)	(11,990)	(1,448)	(4,827)	(5,167)	(624)
Staff costs			(5,030)	(6,433)	(7,547)	(912)	(3,563)	(4,294)	(519)
Selling, general and administrative			(4,997)	(5,682)	(7,053)	(852)	(2,907)	(4,199)	(507)
Other operating expenses			(1,536)	(1,521)	(1,660)	(201)	(599)	(724)	(88)

Operating profit before interest income, dividend income and deficit on revaluation of fixed assets			11,603	11,421	11,165	1,349	7,199	8,562	1,034
Interest income			158	82	79	10	39	32	4
Dividend income			181	78	45	5	31	7	1
Deficit on revaluation of fixed assets	15	(c)	—	—	(25,778)	(3,114)	—	—	—

Profit/(loss) from operations	5		11,942	11,581	(14,489)	(1,750)	7,269	8,601	1,039
Finance costs	6		(1,979)	(2,848)	(3,026)	(366)	(1,548)	(1,604)	(194)
Share of profit/(loss) of Associated companies			4	(1)	(1)	—	(2)	(1)	—
Jointly controlled entity			—	—	(415)	(50)	(85)	—	—

Profit/(loss) before taxation			9,967	8,732	(17,931)	(2,166)	5,634	6,996	845
Taxation	7		(2,568)	(2,212)	6,819	824	(1,362)	(2,121)	(256)

Profit/(loss) after taxation			7,399	6,520	(11,112)	(1,342)	4,272	4,875	589
Minority interests			1	—	1	—	—	—	—

Profit/(loss) for the year/period			7,400	6,520	(11,111)	(1,342)	4,272	4,875	589

Basic earnings/(loss) per share	9		1.35	1.19	(2.02)	(0.24)	0.78	0.89	0.11

Diluted earnings/(loss) per share	9		1.35	1.19	(2.02)	(0.24)	0.78	0.89	0.11

The accompanying notes are an integral part of these consolidated financial statements.

China Netcom Group Corporation (Hong Kong) Limited

Consolidated Balance Sheets

(in millions)

			As at December 31,				As at June 30,

	Note		2001	2002	2003	2003	2004	2004

			RMB	RMB	RMB	US$	RMB	US$
ASSETS
Current assets
Cash and bank deposits	10		6,952	6,802	6,316	763	3,119	377
Short-term investments	11		2,630	2,665	1,506	182	747	90
Accounts receivable	12		3,907	4,775	6,343	766	6,732	814
Inventories and consumables	13		1,339	1,007	1,238	150	1,152	139
Prepayments and other receivables	14		2,051	1,470	1,640	198	1,146	138
Due from intermediate holding company and fellow subsidiaries	24		813	672	449	54	58	7

Total current assets			17,692	17,391	17,492	2,113	12,954	1,565

Non-current assets
Fixed assets	15		138,482	146,164	133,919	16,180	116,891	14,123
Construction-in-progress	16		22,727	17,783	15,695	1,896	14,643	1,769
Intangible assets	17		174	273	184	22	159	19
Deferred costs	18		4,666	5,149	7,872	951	8,557	1,034
Deferred tax assets	27		2,359	2,652	2,784	337	2,565	310
Long-term investments	19		118	880	880	106	—	—
Interests in associated companies	19		99	90	90	11	—	—
Other non-current assets			722	535	618	75	454	55

Total non-current assets			169,347	173,526	162,042	19,578	143,269	17,310

Total assets			187,039	190,917	179,534	21,691	156,223	18,875

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	21		14,223	13,302	14,786	1,786	13,990	1,690
Accruals and other payables	22		3,919	3,525	4,410	533	3,963	479
Short-term bank loans	23	(a)	17,837	26,371	32,217	3,892	29,744	3,594
Current portion of long-term bank and other loans	23	(b)	9,406	14,089	15,716	1,899	8,142	984
Due to ultimate holding company	24		990	1,035	9,002	1,089	7,812	944
Current portion of deferred revenues	25		7,658	7,028	7,229	873	6,783	819
Current portion of provisions	26		3,179	3,098	3,083	372	2,789	337
Taxation payable			387	381	428	52	1,656	200

Total current liabilities			57,599	68,829	86,871	10,496	74,879	9,047

Non-current liabilities
Long-term bank and other loans	23	(b)	37,446	29,480	22,309	2,695	20,464	2,473
Due to holding companies	24		—	—	4,750	574	—	—
Deferred revenues	25		19,355	15,781	14,604	1,764	13,394	1,618
Provisions	26		2,184	2,623	2,341	283	2,367	286
Deferred tax liabilities	27		9,821	10,872	4,213	509	1,662	200
Other non-current liabilities			1,424	1,115	1,067	129	588	71

Total non-current liabilities			70,230	59,871	49,284	5,954	38,475	4,648

Total liabilities			127,829	128,700	136,155	16,450	113,354	13,695

Minority interests			4	4	3	—	—	—

Financed by:
Share capital	33		1,819	1,819	1,819	220	1,819	220
Reserves			57,387	60,394	41,557	5,021	41,050	4,960

Owner’s equity			59,206	62,213	43,376	5,241	42,869	5,180

Total liabilities & equity			187,039	190,917	179,534	21,691	156,223	18,875

The accompanying notes are an integral part of these consolidated financial statements.

China Netcom Group Corporation (Hong Kong) Limited

Consolidated Statements of Changes in Equity

(in millions)

	Share
	capital	Share	Capital	Revaluation	Other	Retained
	(Note 33)	premium	reserve	reserve	reserve	earnings	Total

	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as at January 1, 2001	1,815	31,397	—	—	—	16,386	49,598
Profit for the year	—	—	—	—	—	7,400	7,400
Contributions from owners and issuances of shares	4	2,771	—	—	—	2,145	4,920
Distributions to owners	—	—	—	—	—	(2,003)	(2,003)
Assets contributed from owners (Note 15(d))	—	—	—	—	—	97	97
Assets distributed to owners (Note 15(d))	—	—	—	—	—	(806)	(806)

Balance at December 31, 2001	1,819	34,168	—	—	—	23,219	59,206

Balance as at January 1, 2002	1,819	34,168	—	—	—	23,219	59,206
Profit for the year	—	—	—	—	—	6,520	6,520
Contributions from owners	—	—	—	—	—	507	507
Distributions to owners	—	—	—	—	—	(4,020)	(4,020)

Balance at December 31, 2002	1,819	34,168	—	—	—	26,226	62,213

Balance as at January 1, 2003	1,819	34,168	—	—	—	26,226	62,213
Loss for the year	—	—	—	—	—	(11,111)	(11,111)
Distributions to owners	—	—	—	—	—	(9,724)	(9,724)
Revaluation surplus (Note 15)	—	—	—	2,982	—	—	2,982
Revaluation tax credit (Note 27)	—	—		(984)	—	—	(984)

Balance at December 31, 2003	1,819	34,168	—	1,998	—	5,391	43,376

Balance at December 31, 2003 (in US$)	220	4,128	—	242	—	651	5,241

Balances as at January 1, 2004	1,819	34,168	—	1,998	—	5,391	43,376
Profit for the period	—	—	—	—	—	4,875	4,875
Movement of deferred tax recognised in equity (Note 27 (i) and (ii))	—	—	—	846	2,355	(137)	3,064
Transfer to retained earnings	—	—	—	(280)	(117)	397	—
Contributions from owners	—	—	—	—	—	201	201
Distributions to owners	—	—	—	—	—	(2,600)	(2,600)
Net assets distributed to owners in accordance with Reorganization	—	—	—	—	—	(6,047)	(6,047)
Transfer to capital reserve upon Reorganization	—	—	265	—	—	(265)	—

Balance at June 30, 2004	1,819	34,168	265	2,564	2,238	1,815	42,869

Balance at June 30, 2004 (in US$)	220	4,128	32	310	270	219	5,180

The accompanying notes are an integral part of these consolidated financial statements.

China Netcom Group Corporation (Hong Kong) Limited

Consolidated Cash Flow Statements

(in millions)

			Years ended December 31,				Six months ended June 30,

	Note		2001	2002	2003	2003	2003	2004	2004

			RMB	RMB	RMB	US$	RMB	RMB	US$
Cash flows from operating activities
Net cash inflows generated from operations	28	(a)	26,117	28,024	28,807	3,480	15,751	15,815	1,911
Interest received			158	82	79	10	39	32	3
Dividends received			181	78	45	5	31	7	1
Interest paid			(1,991)	(2,789)	(2,668)	(322)	(1,470)	(1,772)	(214)
Profit tax paid			(1,591)	(1,467)	(931)	(112)	(334)	(7)	(1)

Net cash inflow from operating activities			22,874	23,928	25,332	3,061	14,017	14,075	1,700

Cash flows from investing activities
Purchase of fixed assets and construction in progress			(40,163)	(25,814)	(28,528)	(3,446)	(11,092)	(8,947)	(1,081)
Sales of fixed assets			1,055	768	735	89	234	37	4
Sales of other investments			94	274	1,195	144	997	752	91
Net (increase)/ decrease in time deposits with maturity over three months			61	(109)	78	9	106	30	4
Investment in Asia Netcom	28	(c)(i)	—	—	(507)	(61)	(507)	—	—
Purchase of additional interest in Asia Netcom	28	(c)(ii)	—	—	55	7	—	—	—
Purchase of other investments			(2,508)	(1,041)	(29)	(4)	(60)	—	—

Net cash outflow from investing activities			(41,461)	(25,922)	(27,001)	(3,262)	(10,322)	(8,128)	(982)

Cash flows from financing activities
New bank loans and other loans			47,314	48,495	63,033	7,616	20,950	22,411	2,708
Repayment of bank loans			(29,612)	(43,208)	(64,614)	(7,808)	(22,420)	(24,126)	(2,915)
Capital element of finance lease payments			(124)	(88)	(101)	(12)	(101)	(290)	(35)
Advance from owners			—	—	4,750	574	—	—	—
Contribution received from owners			4,920	507	—	—	—	201	24
Payment of distribution to owners			(4,078)	(3,972)	(1,806)	(218)	(1,130)	(7,310)	(883)

Net cash inflow/(outflow) from financing activities			18,420	1,734	1,262	152	(2,701)	(9,114)	(1,101)

(Decrease)/increase in cash and cash equivalents			(167)	(260)	(407)	(49)	994	(3,167)	(383)
Cash and cash equivalents at beginning of year/period			7,117	6,950	6,690	808	6,690	6,283	759

Cash and cash equivalents at end of year/period	10		6,950	6,690	6,283	759	7,684	3,116	376

The accompanying notes are an integral part of these consolidated financial statements.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

1.     The Group, its Reorganisation and Principal Activities

Background of the Group

      China Netcom Group Corporation (Hong Kong) Limited (formerly known as China Netcom Corporation (Hong Kong) Limited) (the “Company”) was incorporated in the Hong Kong Special Administration Region (“Hong Kong”) of the People’s Republic of China (the “PRC”) on October 22, 1999 as a limited liability company under the Hong Kong Companies Ordinance. Prior to a reorganisation conducted for the listing of the shares of the Company (the “Reorganisation”), the Company’s ultimate holding company was China Netcom (Holdings) Company Limited (“China Netcom Holdings”).

      China Netcom Holdings was owned by four state-owned enterprises and became the Company’s holding company in December 2000. The Company through its principal operating subsidiary, China Netcom (Group) Limited (“CNC China”) is engaged in the provision of the fixed line telecommunication services through different regional branch offices in the PRC. In March 2003, the Company along with two co-investors through Asia Netcom Corporation Limited (“Asia Netcom”), being a 51% owned jointly controlled entity of the Company at that time, acquired the Asia-Pacific submarine cable assets and related physical network assets and liabilities, from Asia Global Crossing Ltd. On December 31, 2003, the Company further purchased the remaining 49% interests in Asia Netcom held by the other co-investors and became the sole owner of Asia Netcom.

Reorganisation of the Group

      In anticipation of the listing of the Company, China Netcom Holdings and China Network Communications Group Corporation (“China Netcom Group”), both being state owned enterprises under the supervision and regulation of the Ministry of Information Industry (“MII”), underwent the Reorganisation. Immediately after the Reorganisation, the ultimate holding company of the Group became China Netcom Group.

      China Netcom Group, the Group’s current ultimate holding company, was established by the State Council of the PRC in May 2002. Under a comprehensive industry restructuring plan relating to the fixed line telecommunication sector in China approved by the State Council in November 2001, the fixed line telecommunication businesses originally operated by China Telecommunication Corporation (“China Telecom Group”) were split into northern and southern operations. In May 2002, China Netcom Group took over the northern part fixed line telecommunication operations in 10 provinces, municipalities and autonomous regions. In accordance with this industry restructuring plan, China Netcom Group and China Telecom Group own 30% and 70%, respectively, of the nationwide inter-provincial optic fibres and both groups were permitted to operate nationwide fixed line telecommunications networks and provide nationwide services.

      The Reorganisation undertaken in anticipation of the listing of the Company comprised the following:

(a)	China Netcom Group acquired the entire interest in China Netcom Holdings from its four state owners and became the ultimate holding company of the Group;

(b)	The Company’s principal operating subsidiary, namely CNC China, transferred all its assets and liabilities in the PRC telecommunications operations to China Netcom Group, and assets and liabilities of the PRC fixed line telecommunications operations previously owned by both China Netcom Group and the Company were consolidated in the respective provinces, municipalities and autonomous regions;

(c)	After excluding certain assets and liabilities which were retained by China Netcom Group as set out in (f) (i) below, the net assets of the telecommunications operations of 8 PRC provinces and municipalities, namely Beijing Municipality, Tianjin Municipality, Hebei Province, Henan Province, Shandong Province, Liaoning Province, Shanghai Municipality and Guangdong Province (collectively

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

referred to as the “Eight Service Regions”), valued at RMB 43,012 million, which was based on an independent valuation and were injected into the Company in consideration of approximately 5,442 million ordinary shares (21,769 million shares before share consolidation. See Note 33(b) for details) of the Company (the “Asset Injection”).

(d)	Certain Asia-Pacific submarine cable assets and related physical network assets and liabilities were transferred from Asia Netcom to China Netcom Group.

(e)	The Group, immediately after the Reorganisation, contains the following assets and liabilities related to: (i) fixed line telecommunication operations in the Eight Service Regions; and (ii) fixed line telecommunication operations in the Asia-Pacific region operated by Asia Netcom (collectively the “Restructured Businesses”).

(f)	China Netcom Group, immediately after the Reorganisation, retained or held the following assets and liabilities: (i) certain assets and liabilities of the Eight Service Regions including fixed assets, mainly inter-provincial optic fibers, investments in associated companies, long-term investments, bank balances and borrowings and those attributable to certain minor ancillary telecommunications services; (ii) all assets and liabilities of the fixed line telecommunication operations outside the Eight Service Regions; (iii) all non-core businesses representing businesses other than the principal communications services operations in the Group’s northern and southern service regions and primarily include procurement of materials, equipment maintenance services, engineering, project planing and design and operations of certain social facilities and (iv) the Asia- Pacific submarine cable assets and related physical network transferred from Asia Netcom (collectively the “Retained Businesses”).

      The above Reorganisation procedures primarily resulted in a net effect of (i) the transfer from China Netcom Group to the Company of the assets and liabilities of the telecommunications operations in the Eight Service Regions, which were previously owned by China Netcom Group prior to the Reorganisation; and (ii) the transfer from the Company to China Netcom Group of certain assets and liabilities of the telecommunications operations outside the Eight Service Regions and the Asia-Pacific submarine cable assets and related physical network, which were previously owned by the Group prior to the Reorganisation.

Principal activities

      After the Reorganisation, the Group is a dominant provider of fixed line telephone services, broadband, other Internet-related services, and business and data communications services in six northern municipalities and provinces, namely Beijing Municipality, Tianjin Municipality, Hebei Province, Henan Province, Shandong Province and Liaoning Province in the PRC. The Group also provides telecommunications services to selected business and residential customers in two southern municipality and province, namely Shanghai Municipality and Guangdong Province in the PRC. The Group is the only telecommunications company in the PRC that operates an extensive network and offers international data services throughout the Asia-Pacific region.

      After the Reorganisation, the Group’s principal services consist of:

•	fixed line telephone services (including the personal handy phone system (PHS) services), including:

—	local, domestic long distance and international long distance services;

—	value-added services, including caller identity, telephone information services; and

—	interconnection services provided to other domestic telecommunications service providers;

•	broadband services and other Internet-related services;

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

•	business and data communications services, including integrated regional data and voice communications services; and

•	international services consisting of international voice services including international inbound calls destined for the PRC or transit through the PRC or other Asia-Pacific countries and regions, and leased line, Internet access, managed data and other telecommunications services provided to business and carrier customers located outside the PRC.

      The Group’s PRC operations are subject to the supervision of and regulation by the PRC Government. The MII, pursuant to the authority delegated by the PRC’s State Council, is responsible for formulating the telecommunications industry policies and regulations.

      Under the Telecommunications Regulations, all telecommunications operators in PRC must obtain a telecommunications service operating license from the MII or from the provincial telecommunications administrations. Providers of value-added services within a single province are required to obtain licenses from provincial telecommunications administrations. Providers of basic telecommunications services and providers of value-added services in two or more provinces, autonomous regions and municipalities are required to obtain licenses from the MII. In accordance with the approval of the MII, CNC China, our principal operating subsidiary in China, as an indirect subsidiary of China Netcom Group, has the right to operate our telecommunications business in Eight Service Regions under the authorization of China Netcom Group, which holds the license required for operating our telecommunications businesses in PRC.

      Following our Reorganization, China Netcom Group continues to be the holder of the licenses for operating a telecommunicating network in China, but has, with the consent of MII, granted CNC China the right to operate under its license, the assets described above and the related business. The Company is the holder of licenses that are necessary to own and operate the assets that are outside PRC described above in such key countries and regions such as Hong Kong, Japan, Singapore and Korea.

2.     Basis of Presentation

      The Reorganisation was effective for accounting purposes on June 30, 2004, which is the date on which the Company and China Netcom Group signed the legally binding agreements that identified (i) all specific assets and liabilities under the Asset Injection to be transferred to the Company from China Netcom Group and (ii) the specific assets and liabilities to be transferred from Asia Netcom to China Netcom Group.

      China Netcom Group and China Telecom Group were both state owned enterprises under common control and accordingly, the takeover of the fixed line telecommunication operations in the 10 northern provinces, municipalities and autonomous regions by China Netcom Group from China Telecom Group in accordance with the industry restructuring plan is construed to have occurred at the beginning of the three years ended December 31, 2003 for the purpose of the consolidated financial statements. In accordance with this industry restructuring plan, the entities in the northern regions and the entities in the southern regions comprising the Group respectively transferred to and received from China Telecom Group 70% and 30% of the inter-provincial optic fibres including network under construction which were all reflected as a distribution to and contribution from owners in the consolidated statement of changes in equity for the year ended December 31, 2001 (see Note 15 (d)).

      China Netcom Group and China Netcom Holdings were both state owned enterprises before and after the Reorganisation, and the acquisition of China Netcom Holdings by China Netcom Group was carried out under the directive of the State Council. Accordingly, the Reorganisation is regarded as a common control transaction and accounted for under merger accounting, as permitted by the Hong Kong Statement of Standard Accounting Practice 2.127 “Accounting for group reconstructions”, and the assets and liabilities injected into the Company by China Netcom Group under Note 1 (c) above have been stated at historical amounts. The consolidated financial statements present the consolidated results and financial position of the

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

Group as if China Netcom Holdings and China Netcom Group had been merged throughout the three years ended December 31, 2003 and as if the Restructured Businesses were injected into the Company from China Netcom Group at the beginning of the earliest period presented or when such businesses were acquired by the Group or China Netcom Group, whichever is later. The consolidated financial statements do not include the results and financial position of businesses prior to the Reorganisation and previously owned by China Netcom Group outside the Eight Service Regions that were retained by China Netcom Group upon the Reorganisation.

      Prior to the consummation of the Reorganisation, the assets and liabilities of the PRC telecommunications operations, both within and outside the Eight Service Regions of the Company held through CNC China, the Company’s principal operating subsidiary, had been historically under common management and control. Therefore, the Group’s consolidated income statements for the three years ended December 31, 2003 and the six months ended June 30, 2004 and consolidated balance sheets as at December 31, 2001, 2002 and 2003 includes the entire consolidated financial data of the PRC operations of CNC China although the assets and liabilities of operations of CNC China outside the Eight Service Regions have been transferred to China Netcom Group under the Reorganisation as set out in Note 1 above. In addition, the consolidated balance sheets as at December 31, 2001, 2002 and 2003 also include the assets and liabilities of the Eight Service Regions in the PRC which have been retained by China Netcom Group under the Reorganisation (see Note 1 (f) (i) above) and the assets and liabilities that were transferred from Asia Netcom to China Netcom Group under the Reorganisation (see Note 1 (f) (iv) above) as those assets and liabilities were part of the telecommunication operations and were not separately managed throughout the three years ended December 31, 2003 and the six months ended June 30, 2004. The above assets and liabilities retained by, or transferred to, China Netcom Group but included in the consolidated financial statements during the three years ended December 31, 2003 and the amounts of such assets and liabilities distributed to owners on June 30, 2004 as a result of the Reorganisation are as follows:

Assets and liabilities:

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Current assets	1,980	1,996	2,637	1,915
Fixed assets, net
— Land and buildings	9,246	9,650	10,276	10,169
— Telecommunications networks and equipment	2,689	2,781	7,089	6,760
— Furniture, fixtures, motor vehicles and other equipment	111	141	216	251
	12,046	12,572	17,581	17,180
Construction in progress	1,400	3,174	2,057	1,401
Interest in associated companies and long-term investments	217	970	970	969
Other non-current assets	145	325	396	281
Current liabilities	(2,693)	(5,492)	(7,618)	(5,830)
Non-current loans and other borrowings	(4,224)	(5,044)	(4,979)	(5,153)
Other non-current liabilities	(207)	(28)	(4,833)	(4,716)

Net assets	8,664	8,473	6,211	6,047

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      The results of the PRC operations of CNC China that were subsequently retained by China Netcom Group upon Reorganisation but are included in the consolidated income statements throughout the three years ended December 31, 2003 and six months ended June 30, 2003 and 2004 are summarized as follows:

				Six months ended
	Years Ended December 31,			June 30,

	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB
	million	million	million	million	million
Revenues	103	433	802	368	479

Operating expenses, mainly comprising:
Depreciation and amortisation	(103)	(157)	(240)	(92)	(276)
Networks, operations and support	(49)	(283)	(409)	(147)	(272)
Staff costs	(46)	(112)	(65)	(60)	(64)
Selling, general and administrative	(123)	(188)	(257)	(130)	(138)
Other operating (expenses)/income	(10)	(52)	(71)	(15)	28
Finance costs	(120)	(342)	(496)	(247)	(248)

Loss for the year/period	(293)	(703)	(740)	(322)	(486)

      The directors believe that all historical costs of operations of the Restructured Businesses have been reflected in the consolidated financial statements. Expenses that were specifically attributed to the Restructured Businesses, which were mainly corporate headquarters administrative expenses provided to the Restructured Businesses by China Netcom Group since the establishment of China Netcom Group in 2002, were allocated based on the revenues of entities within the China Netcom Group. The amount of corporate administrative expenses allocated to the Group for the years ended December 31, 2002 and 2003 and six months ended June 30, 2003 and 2004 amounted to RMB344 million, RMB448 million, RMB173 million and RMB142 million, respectively. The directors consider that the method of allocation of corporate administrative expenses presents a reasonable basis of estimating what the Group’s expenses would have been on a stand-alone basis in the periods presented.

      The consolidated financial information has been prepared in Renminbi (“RMB”), the national currency of the PRC. Solely for the convenience of the reader, the consolidated financial statements for the year ended December 31, 2003 and six months ended June 30, 2004 have been translated into United States dollars at the noon buying rate in New York City on June 30, 2004 for capable transfers in Renminbi as certified for customs purposes by the Federal Reserve Bank of New York of US$1.00 = RMB8.2766. No representation is made that the Renminbi amounts could have been, or could be, converted into United States dollars at those rates or at any other certain rate, on each of December 31, 2003 and June 30, 2004 or at any other dates.

3.     Principal accounting policies

      The consolidated financial statements set out in this report have been prepared in accordance with Hong Kong Financial Reporting Standards (“HKFRS”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”). They have been prepared under the historical cost convention modified by the revaluation of certain fixed assets and the marking to fair values of certain investments as explained in the accounting policies below, and on a going concern basis.

      A significant percentage of the Group’s funding requirements is through short term borrowings. Consequently, the balance sheet indicates a significant working capital deficit. In the past, a substantial portion of the Group’s short term borrowings have been rolled over upon maturity. Based on the Group’s history of obtaining finance, its relationships with its bankers and operating performance, the directors

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

consider that the Group will continue to be able to roll over such short term financing, or will be able to obtain sufficient alternative sources of financing to enable it to operate and meet its liabilities as and when they fall due.

      The principal accounting policies adopted in the consolidated financial statements are set out below:

(a) Basis of consolidation

      As set out in Note 2 above, the Reorganisation involving the injection of businesses from the Group’s ultimate holding company, as a result of the Reorganisation, is accounted for using merger accounting. The results and financial position of businesses consolidated under the Reorganisation are included in the consolidated financial statements as if the businesses were acquired at the beginning of the earliest period presented or the date that such businesses were acquired by the Group or China Netcom Group whichever is later.

      Acquisitions of subsidiaries from third parties are accounted for using purchase accounting. The results and financial positions of such subsidiaries acquired or disposed of during the year/period are included in the consolidated income statements from the effective date of acquisition or up to the effective date of disposal, as appropriate.

      All significant intercompany transactions and balances within the Group are eliminated on consolidation.

      Minority interests represent the interests of outside shareholders in the operating results and net assets of subsidiaries.

(b) Subsidiaries

      Subsidiaries are those entities in which the Company, directly or indirectly, controls the composition of the board of directors, controls more than half the voting power, or holds more than half of the issued share capital.

(c) Jointly controlled entities

      A jointly controlled entity is a joint venture which involves the establishment of a corporation, partnership or other entity in which each venturer has an interest. A joint venture is a contractual arrangement whereby the Group and other parties undertake an economic activity which is subject to joint control and none of the participating parties has unilateral control over the economic activity. A jointly controlled entity controls the assets of the joint venture, incurs liabilities and expenses and earns income. It may enter into contracts in its own name and raise finance for the purposes of the joint venture activity. Each venturer is entitled to a share of the results of the jointly controlled entity under the equity method of accounting.

      The consolidated income statements include the Group’s share of the results of jointly controlled entities under the equity method of accounting.

(d) Associated companies

      An associated company is a company, not being a subsidiary or a jointly controlled entity, in which an equity interest is held for the long-term and significant influence is exercised in its management.

      The consolidated income statements include the Group’s share of the results of associated companies for the year/period, and the consolidated balance sheets include the Group’s share of the net assets of the associated companies and unamortised goodwill (net of accumulated amortisation) on acquisition.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      Equity accounting is discontinued when the carrying amount of the investment in an associated company reaches zero, unless the Group has incurred obligations or guaranteed obligations in respect of the associated company.

(e) Revenue recognition

(i)	The Group’s revenues are recognised as follows:

•	Revenues derived from local, domestic long distance (“DLD”) and international long distance (“ILD”) telephone usage, which vary depending on the day, the time of day, the distance and duration of the call and the tariffs, are recognised when the services are provided to customers.

•	Upfront connection and installation fees received are deferred and recognised over the expected customer relationship period of 10 years. With effect from July 1, 2001, no further upfront fees for connection were charged to customers.

•	Monthly telephone service fees are recognised in the month during which the telephone services are provided to customers.

•	Revenues from the sale of prepaid calling cards are deferred and recognised as the cards are used by customers.

•	Revenues from PHS bundled service contracts are recognized into local, DLD, ILD service fees according to the usage and on a systematic basis to match the pattern of the usage of the PHS services by customers. PHS bundled service contracts comprising provisions of PHS services and handsets to customers, under which customers either prepay a certain amount of service fee or commit to spend a minimum monthly service fee for a designated period in order to receive a free handset.

•	Revenues from value-added communication services such as call waiting, call diverting and caller number display are recognised when the services are provided to customers.

•	Revenues from the provision of broadband and other Internet-related services and managed data services are recognised when the services are provided to customers.

•	Interconnection fees from domestic and foreign telecommunications operators are recognised when the services are rendered as measured by the minutes of traffic processed.

•	Lease income from the leasing of lines and customer-end equipment is recognised over the term of the lease. Lease income from other domestic telecommunications operators and business customers for the usage of the Group’s fixed line telecommunications networks is measured by the number of lines leased and the agreed upon rate per line leased. The lease arrangements are primarily determined on a year to year basis.

(ii)	Interest income

            Interest income is recognised on a time proportion basis, taking into account the principal amounts outstanding and the interest rates applicable.

(iii)	Dividend income

            Dividend income is recognised when the right to receive payment is established.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

(f) Interest expenses

      Interest expenses that are attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of that asset.

      All other interest expenses are charged to the consolidated income statement in the year/period in which they are incurred.

(g) Interconnection charges

      Interconnection charges represent amounts incurred for the use of other telecommunications operators’ networks for facilitating the completion of calls that originate from the Group’s fixed line telecommunications networks. Interconnection charges are recognised on an accrual basis. For interconnection charges with domestic operators, they are accrued based on actual amount, while those with overseas operators are accrued based on the Group’s estimates.

(h) Translation of foreign currencies

      Transactions in foreign currencies are translated at exchange rates ruling at the transaction dates. Monetary assets and liabilities expressed in foreign currencies at the balance sheet dates are translated at rates of exchange ruling at the balance sheet date. Exchange differences arising in these cases are dealt with in the consolidated income statements.

      The balance sheets of subsidiaries and associated companies expressed in foreign currencies are translated at the rates of exchange ruling at the balance sheet dates and the respective income statements accounts are translated at the average exchange rates for the year/period. Exchange differences are dealt with as a movement in reserves.

(i) Cash and cash equivalents

      Cash and cash equivalents, comprising cash on hand, deposits held at call with banks and cash investments with original maturities of three months or less are carried at cost.

(j) Accounts receivable

      Accounts receivable are carried at original amounts less provisions for doubtful debts. The provision for doubtful debts is recorded if there is objective evidence that the Group will not be able to collect all amounts due according to the original term of the accounts receivable.

(k) Inventories and consumables

      Inventories comprise mainly telephone handsets and are stated at the lower of cost and net realisable value on a first-in, first-out basis, after provisions for obsolescence.

      Consumables consist of materials and supplies used in maintaining the Group’s telecommunication networks and are charged to the income statement when brought into use. Consumables are valued at cost less any provision for obsolescence.

(l) Fixed assets

(i) Construction-in-progress

      Construction-in-progress represents buildings, telecommunications network plant, transmission and switching equipment under construction and pending installation, and is stated at cost less impairment losses.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

Cost comprises direct costs of construction including borrowing costs attributable to the construction during the period of construction. When the asset being constructed becomes available for use, the construction-in-progress is transferred to the appropriate category of fixed assets.

(ii) Other fixed assets

      Fixed assets are initially stated at cost less accumulated depreciation and accumulated impairment losses. Major costs incurred in restoring fixed assets to their normal working condition are charged to the income statements as incurred. Improvements are capitalised and depreciated over their expected useful lives.

      Land and buildings subsequent to initial recognition are stated at cost less accumulated impairment losses and depreciated over their expected useful lives.

      Subsequent to the revaluation carried out as at December 31, 2003, which was based on depreciated replacement costs (Note 15), fixed assets other than land and buildings are carried at their revalued amounts, being the fair values at the date of revaluation, less subsequent accumulated depreciation and impairment losses. When an item of fixed asset is revalued, any accumulated depreciation at the date of the revaluation is restated proportionately together with the change in the gross carrying amount of the asset so that the carrying amount of the asset after revaluation equals its revalued amount.

(iii) Revaluations

      Revaluations will be performed at intervals of not more than three years by independent valuers; in each of the intervening years valuations will be undertaken by executives of the Group. Increases in valuation are credited to the revaluation reserve. Decreases in valuation are first set off against revaluation surplus on earlier valuations in respect of the same item and thereafter are debited to operating profit. Any subsequent increases are credited to operating profit up to the amount previously debited.

(iv) Depreciation

      Fixed assets are depreciated at rates sufficient to write off their costs or revalued amounts less accumulated impairment losses and estimated residual values over their estimated useful lives on a straight-line basis. The principal useful lives are as follows:

Land	10-50 years
Buildings	8-30 years
Telecommunication network and equipment	5-10 years
Furniture, fixtures, motor vehicles and other equipment	5-10 years

      The useful lives are reviewed periodically to ensure that the methods and rates of depreciation are consistent with the expected pattern of economic benefits from fixed assets.

(v) Gain or loss on sale of fixed assets

      The gain or loss on disposal of a fixed asset is the difference between the net sales proceeds and the carrying amount of the relevant asset, and is recognised in the income statement, except where the fixed asset is carried at valuation, the relevant portion of the revaluation reserve realised in respect of previous valuations is transferred to retained earnings and is shown as a movement in reserves.

(m) Impairment of assets

      At each balance sheet date, both internal and external sources of information are considered to assess whether there is any indication that assets are impaired. If any such indication exists, the recoverable amount

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

of the asset is estimated and where relevant, an impairment loss is recognised to reduce the asset to its recoverable amount. Estimated recoverable amounts are determined based on estimated discounted future cash flows of the cash-generating unit at the lowest level to which the asset belongs. The recoverable amount is the higher of value in use or net selling price. Such impairment losses are recognised in the income statement except where the asset is carried at valuation and the impairment loss does not exceed the revaluation surplus for that same asset, in which case the impairment loss is treated as a revaluation decrease and charged to the revaluation surplus.

(n) Assets under leases

(i) Finance leases

      Leases that substantially transfer to the Group all of the risks and rewards of ownership of assets are accounted for as finance leases. Finance leases are capitalised at the inception of the lease at the lower of the fair value of the leased assets or the present value of the minimum lease payments. Each lease payment is allocated between the capital and finance charges so as to achieve a constant rate on the capital balances outstanding. The corresponding rental obligations, net of finance charges, are included in long-term liabilities. The finance charges are charged to the income statement over the lease periods.

      Assets held under finance leases are depreciated over the shorter of their estimated useful lives or the lease periods.

(ii) Operating leases

      Leases where substantially all of the risks and rewards of ownership of the assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases net of any incentives received from the leasing company are charged to the income statement on a straight-line basis over the lease periods.

(o) Intangible assets

(i) Goodwill

      Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net assets of the acquired subsidiary, jointly controlled entity or associated company, at the date of acquisition.

      Goodwill on acquisitions is included in intangible assets and is amortised using the straight-line method over its estimated useful life of not more than 20 years.

(ii) Negative goodwill

      Negative goodwill represents the excess of the fair value of the Group’s share of the net assets acquired over the cost of acquisition. Negative goodwill is presented in the same balance sheet classification as goodwill. Negative goodwill, not exceeding the fair values of the non-monetary assets acquired, is recognised in the income statement over the remaining weighted average useful life of those assets; negative goodwill in excess of the fair values of those non-monetary assets is recognised in the income statement immediately.

(iii) Purchased software

      Expenditure on purchased software is capitalised and amortised using the straight-line method over the expected useful lives of the software, which vary from three to five years.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

(p) Investments

(i) Long-term investments

      Long-term investments comprise unlisted investment securities that are held for long term purposes. Such investments are stated at cost less any provision for impairment losses. When a decline that is other than temporary has occurred, the carrying amount of such investment will be reduced to its fair value. The carrying amounts of individual investments are reviewed at each balance sheet date to assess whether the fair values have declined below the carrying amounts. The impairment loss is recognised as an expense in the income statement. This impairment loss is written back to the income statement when the circumstances and events that led to the write-downs or write-offs cease to exist and there is persuasive evidence that the new circumstances and events will persist for the foreseeable future.

(ii) Short-term investments

      Short-term investments comprise listed securities held for trading purposes are carried at fair value. At each balance sheet date, the net unrealised gains or losses arising from the changes in fair value of short-term investments are recognised in the income statement. Profits or losses on disposal of short-term investments, representing the difference between the net sales proceeds and the carrying amounts, are recognised in the income statement as they arise.

(q) Provisions

      Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Group expects a provision to be reimbursed, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain.

(r) Employee benefits

(i) Pension obligations

      The Group makes voluntary payments and contribution on a monthly basis according to various defined contribution retirement benefit plans organised by relevant municipal provincial Governments in the PRC. The Group has no further obligations for post-retirement benefits beyond these payments as they fall due. Payments made under these plans are expensed as incurred.

(ii) Early retirement benefits

      Early retirement benefits are recognised as expenses when the Group reaches agreements with the relevant employees for early retirement.

(iii) Employee housing benefits

      Certain staff quarters have been sold to employees, based on a number of eligibility requirements, at preferential prices. When staff quarters are identified by management as being intended for sale, the carrying value of the staff quarters is written down to the net recoverable amount. Upon the sale, any difference between sales proceeds and the carrying amount of the staff quarters is charged to the consolidated income statement.

      One-off cash housing subsidies paid to employees are charged to the consolidated income statement in the year in which it is determined that the payment of such subsidies is probable and the amounts can be reasonably estimated (see Note 26(a)).

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      Full-time employees of the Group participate in various government-sponsored housing funds. The Group contributes on a monthly basis to these funds based on certain percentages of the salaries of the employees. The Group’s liability in respect of these funds is limited to the contributions payable in each period. Contributions to these housing funds are expensed as incurred.

(iv) Share subscription scheme

      The Company has adopted a share subscription scheme whereby the Company, at its discretion and subject to the approval of the Board of Directors, may issue and allot new shares to the directors or employees of the Group at specified prices, which may be below fair market value. No charge is recognised in the income statement in respect of the excess of the fair market value of shares issued over the net proceeds. The excess, if any, of the proceeds of shares issued over the nominal value is credited to the share premium account and included in other reserves.

(s) Deferred taxation

      Deferred taxation is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Taxation rates enacted or substantively enacted at the balance sheet date are used to determine deferred taxation. Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

(t) Deferred costs

(i) Deferred installation costs

      The direct incremental costs associated with the installation of fixed line services are deferred and amortised to the income statement over the expected customer relationship period of 10 years except when the direct incremental costs exceed the corresponding upfront connection and installation fees. In such cases, the excess of the direct incremental costs over the installation fees are recorded immediately as expenses in the income statement.

(ii) Customer acquisition costs

      The cost of handsets given to customers under bundled service contracts and related commissions paid to distributors are deferred as customer acquisition costs and amortised to the income statement on a systematic basis to match with the pattern of the customer service income over the contract period.

(iii) Prepaid network capacities

      Prepayments for the network capacities purchased on an indefeasible rights to use (“IRU”) basis are capitalised and amortised over the corresponding lease period.

(iv) Discount on foreign currency exchange forward contracts

      The unamortised portion of the discount on foreign currency exchange forward contracts (see Note(w)) is recognised as deferred cost.

(u) Contingent liabilities

      A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group. It can also be a present obligation arising from past events that is not recognised

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

because it is not probable that outflow of economic resources will be required or the amount of obligation cannot be measured reliably.

      A contingent liability is not recognised but is disclosed in the notes to the accounts. When a change in the probability of an outflow occurs so that the outflow is probable, the contingent liability will then be recognised as a provision.

      A contingent asset is a possible asset that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain events not wholly within the control of the Group.

(v) Segmental reporting

      Business segments provide services that are subject to risks and returns that are different from other business segments. Geographical segments provide services within a particular economic environment that is subject to risks and returns that differ from those of components operating in other economic environments. For the three years ended December 31, 2003 and the six months ended June 30, 2003 and 2004, the Group has one business segment, the provision of fixed line telecommunications services. Less than 10% of the Group’s assets and operations are located outside the PRC. Accordingly, no business and geographical segment information is presented.

(w) Foreign currency exchange forward contracts

      A foreign currency exchange forward contract is an agreement to exchange different currencies at a specified future date and at a specified rate. A non-speculative foreign currency exchange forward contract is one which is designated and effective as a hedge of a net investment in a foreign entity, of a foreign currency asset, or of a net monetary asset or liability. All other foreign currency exchange forward contracts, or parts of foreign currency exchange forward contracts in excess of the amount hedged, are speculative.

      Where a foreign currency exchange forward contract is non-speculative and used as a hedge of a net monetary asset or liability, the gain or loss on the contract, being the foreign currency amount of the contract multiplied by the difference between the spot rate at the balance sheet date and the spot rate at the date of inception of the contract or at an intervening balance sheet date, is taken to the income statements. The discount or premium on the contract, being the foreign currency amount of the contract multiplied by the difference between the contracted forward rate and the spot rate at the date of inception of the contract, is amortised over the period of the contract. In the balance sheet, unamortised discounts are recorded within deferred costs and unamortised premiums are recorded within deferred revenues.

      Where a foreign currency exchange forward contract is speculative, the gain or loss, being the foreign currency amount of the contract multiplied by the difference between the forward rate for the balance of the contract at the balance sheet date and either the contracted forward rate or the forward rate used at an intervening balance sheet date, is credited or charged to the income statements at each intervening balance sheet date.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

4.     Revenues

      Revenues represent the turnover of the Group and are derived from the provision of fixed line telecommunications and related services, net of the PRC business taxes and government levies. The Group’s revenues by business nature can be summarised as follows:

				Six months ended
	Years Ended December 31,			June 30,

	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB
	million	million	million	million	million
Revenues
Local usage fees	16,367	17,362	18,567	9,189	9,443
Monthly telephone service	9,610	11,505	12,580	6,107	6,936
Upfront installation fees	806	944	1,044	531	641
DLD usage fees	7,459	8,423	8,871	4,291	4,509
ILD usage fees	1,141	1,344	1,410	752	734
Value-added services	476	863	1,516	644	1,019
Interconnection fees	2,361	2,896	3,797	1,753	2,223
Upfront connection fees	4,460	4,316	3,965	2,046	1,774
Broadband and other Internet-related service	1,384	2,190	3,507	1,622	2,599
Managed data service	1,057	1,178	1,279	628	681
Leased line income	1,935	2,231	2,509	1,136	1,264
Other services	1,576	1,191	853	363	675

Total	48,632	54,443	59,898	29,062	32,498

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      The Group’s revenues by geographical location of the customers can be summarised as follows:

				Six months ended
	Years ended December 31,			June 30,

	2001	2002	2003	2003	2004

				RMB	RMB
	RMB	RMB	RMB	million	million
	million	million	million
Domestic telecommunications services
(Being revenues generated from customers located in the PRC)
Local usage fees	16,367	17,362	18,567	9,189	9,443
Monthly telephone service	9,610	11,505	12,580	6,107	6,936
Upfront installation fees	806	944	1,044	531	641
DLD usage fees	7,459	8,423	8,871	4,291	4,509
ILD usage fees	1,141	1,344	1,410	752	673
Value-added services	476	863	1,516	644	1,019
Interconnection fees	2,226	2,378	2,580	1,208	1,719
Upfront connection fees	4,460	4,316	3,965	2,046	1,774
Broadband and other Internet-related service	1,384	2,189	3,493	1,619	2,428
Managed data service	1,057	1,177	1,215	614	546
Leased line income	1,929	2,196	2,446	1,110	1,021
Other services	1,539	1,174	832	350	514

Subtotal	48,454	53,871	58,519	28,461	31,223

International telecommunications services
(Being revenues generated from customers located outside the PRC, including Hong Kong, Macau Special Administrative Region and Taiwan)
Interconnection fees	135	518	1,217	545	565
Broadband and other Internet-related service	—	1	14	3	171
Managed data service	—	1	64	14	135
Leased line income	6	35	63	26	243
Other services	37	17	21	13	161

Subtotal	178	572	1,379	601	1,275

Total	48,632	54,443	59,898	29,062	32,498

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

5.     Profit/(loss) from operations

      Profit/(loss) from operations is stated after charging and crediting the following:

				Six months ended
	Years ended December 31,			June 30,

	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB
	million	million	million	million	million
Charging
Deficit on revaluation of certain fixed assets (Note 15(c))	—	—	25,778	—	—
Depreciation:
— Owned fixed assets	15,955	18,622	20,298	9,913	9,411
— Leased fixed assets	140	124	86	18	91
Loss on disposal of fixed assets (included in networks operations and support expenses)	1,311	1,686	1,689	495	80
Amortisation of intangible assets (Note 17)	58	62	99	36	50
Contributions to pension plans (included in staff costs)	476	622	790	337	418
Early retirement benefits (included in staff costs)	131	758	132	28	206
Cost of inventories	316	414	327	181	180
Operating leases:
— Land and buildings	107	130	117	74	108
— Networks and machinery	200	689	630	396	720
Interconnection charges	898	1,129	1,874	714	917
Bad debt expense	331	357	619	363	478
Unrealised loss on short-term investment	—	—	—	—	7
Unrealised foreign exchange losses	—	2	142	—	15

Crediting
Realised gain on disposal of short-term investments	5	28	1	1	—
Unrealised gain on short-term investments	12	2	7	7	—
Unrealised foreign exchange gains	61	—	—	35	—

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

6.     Finance costs

	Years ended December 31,			Six months ended June 30,

	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB
	million	million	million	million	million
Interest expenses on
— Bank and other loans wholly repayable within five years	3,046	3,493	3,340	1,738	1,814
— Bank and other loans not wholly repayable within five years	159	212	125	65	42

	3,205	3,705	3,465	1,803	1,856
Less: Interest expenses capitalised in construction-in-progress	(1,218)	(905)	(621)	(313)	(258)

	1,987	2,800	2,844	1,490	1,598
Exchange (gain)/loss, net	(61)	2	142	35	(15)
Bank charges	22	21	20	12	12
Amortisation of discount on foreign currency exchange forward contracts	31	25	20	11	9

	1,979	2,848	3,026	1,548	1,604

Interest expenses were capitalised in construction in progress using the following annual interest rates	4.03%-5.99%	3.85%-5.86%	3.68%-5.51%	3.74%-5.72%	3.65%-5.45%

7.     Taxation

				Six months
	Years ended December 31,			ended June 30,

	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB
	million	million	million	million	million
PRC enterprise income tax (“EIT”)	1,578	1,454	940	1,293	1,389
Deferred taxation (Note 27)	990	758	(7,775)	69	732
Share of taxation attributable to jointly controlled entity	—	—	16	—	—

Taxation charges/(credit)	2,568	2,212	(6,819)	1,362	2,121

      The provision for EIT is calculated based on the statutory income tax rate of 33% on the assessable profit of each of the entities now comprising the Group in the PRC as determined in accordance with the relevant income tax rules and regulations for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004.

      Taxation on profits derived from certain subsidiaries and the jointly controlled entity outside the PRC has been calculated on the estimated assessable profit for the three years ended December 31, 2003 and for the six months ended June 30, 2003 and 2004 at the rates of taxation ranging from 17.5% to 30%, prevailing in the countries in which those entities operates.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      Hong Kong profits tax has not been provided for as there is no assessable profit derived in Hong Kong for the periods presented.

      The reconciliation between the Group’s actual tax charge/(credit) and the amount which is calculated based on the weighted average statutory tax rate is as follows:

				Six months ended
	Years ended December 31,			June 30,

	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB
	million	million	million	million	million
Profit/(loss) before taxation	9,967	8,732	(17,931)	5,634	6,996

Weighted average statutory tax rate	33.0%	33.0%	33.0%	33.0%	33.0%
Tax calculated at the weighted average statutory tax rate	3,289	2,882	(5,917)	1,859	2,309
Non-taxable income (Note below)	(1,472)	(1,424)	(1,309)	(677)	(587)
Expenses not deductible for tax purposes	320	255	207	185	112
Tax losses not recognised/(utilized)	291	463	246	(27)	231
Others	140	36	(46)	22	56

Tax charge/(credit)	2,568	2,212	(6,819)	1,362	2,121

      Note: Non-taxable income comprises primarily upfront connection fees charged to customers and amortised during the year/period.

8.     Profit distributions

      No dividend was declared by the Company during the three years ended December 31, 2003 and the six months ended June 30, 2004.

9.     Earnings/(loss) per share

      Basic earnings/(loss) per share is computed using the weighted average number of the ordinary shares outstanding during the year/period. Diluted earnings/(loss) per share is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the year/period.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      The following table sets forth the computation of basic and diluted earnings/(losses) per share for the year/periods indicated:

	Years ended December 31,			Six months ended June 30,

	2001	2002	2003	2003	2004

	(in RMB millions, except share and per share data)
Numerator:
Profit (loss) for the year/period	7,400	6,520	(11,111)	4,272	4,875
Denominator:
Weighted average number of ordinary shares outstanding and shares used in computing basic earnings/(loss) per share	5,492,091,643	5,492,258,218	5,492,258,218	5,492,258,218	5,492,258,218
Weighted average number of potential ordinary shares:
Convertible preference shares	6,935,788	7,741,782	—	7,741,782	7,741,782

Shares used in computing diluted earnings/(losses) per share	5,499,027,431	5,500,000,000	5,492,258,218	5,500,000,000	5,500,000,000

Basic earnings/(losses) per share	RMB1.35	RMB1.19	RMB(2.02)	RMB0.78	RMB0.89

Diluted earnings/(losses) per share	RMB1.35	RMB1.19	RMB(2.02)	RMB0.78	RMB0.89

The diluted loss per share for the year ended December 31, 2003 is the same as the basic loss per share as all potential ordinary shares are anti-dilutive.

      All the number of shares stated above have taken into consideration the effect of shares consolidation conducted on September 7, 2004 as set out in note 33(a).

10.     Cash and bank deposits

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Cash and cash equivalents	6,950	6,690	6,283	3,116
Time deposits with original maturities over three months	2	112	33	3

Total cash and bank deposits	6,952	6,802	6,316	3,119

      Included in the cash and bank deposits as at the end of each of December 31, 2001, 2002 and 2003 and June 30, 2004 are Renminbi denominated balances kept in the PRC amounting to RMB 6,890 million, RMB 6,594 million, RMB 5,631 million and RMB 2,066 million respectively. The conversion of Renminbi denominated balances into foreign currencies and the remittance of bank balances and cash out of the PRC are subject to the rules and regulation of foreign exchange control promulgated by the PRC government.

11.     Short-term investments

      The Group’s short-term investments comprise primarily investments in listed debt securities.

12.     Accounts receivable

      Amounts due from the provision of fixed line telecommunication services to residential and business customers are due within 30 days from the date of billing. Customers who have accounts overdue by more

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

than 90 days will have their services disconnected. Accounts receivable from other telecommunication operators and customers are due between 30 to 90 days from the billing date.

      The ageing analysis of accounts receivable based on the billing date is as follows:

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
0-30 days	3,321	4,005	5,232	4,953
31-90 days	421	618	876	1,246
Over 90 days	703	781	1,286	1,968

Total	4,445	5,404	7,394	8,167
Less: Allowance for doubtful debts	(538)	(629)	(1,051)	(1,435)

Net carrying amounts	3,907	4,775	6,343	6,732

      The movement of allowance for doubtful debts is as follows:

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Balance at beginning of year/period	575	538	629	1,051
Additional provisions	302	355	558	451
Less: Amounts utilised	(339)	(264)	(136)	(18)
Distributed to owners in accordance with Reorganization	—	—	—	(49)

Balance at end of year/period	538	629	1,051	1,435

13.     Inventories and consumables

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Consumables, at cost	1,231	938	993	781
Telephone handsets and other customer end products held for resale, at cost	108	69	245	371

	1,339	1,007	1,238	1,152

14.     Prepayments and other receivables

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Prepaid expenses and deposits	1,162	730	648	568
Other receivables	889	740	992	578

	2,051	1,470	1,640	1,146

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

15.     Fixed assets

			Furniture,
			fixtures,
		Telecommunications	motor vehicles
	Land and	networks and	and other
	buildings	equipment	equipment	Total

	RMB	RMB	RMB	RMB
	million	million	million	million
Cost:
Balance at January 1, 2001	20,185	136,512	6,510	163,207
Additions	493	4,873	777	6,143
Transferred from construction in progress (Note 16)	4,740	32,406	978	38,124
Disposals	(883)	(3,454)	(1,006)	(5,343)
Assets contributed from owners (note (d))	—	89	—	89
Assets distributed to owners (note (d))	—	(530)	—	(530)

Balance at December 31, 2001	24,535	169,896	7,259	201,690

Accumulated depreciation:
Balance at January 1, 2001	(3,343)	(44,977)	(1,930)	(50,250)
Charge for the year	(762)	(14,408)	(925)	(16,095)
Disposals	126	2,391	461	2,978
Assets distributed to owners (note d)	—	159	—	159

Balance at December 31, 2001	(3,979)	(56,835)	(2,394)	(63,208)

Net book value at December 31, 2001	20,556	113,061	4,865	138,482

Cost:
Balance at January 1, 2002	24,535	169,896	7,259	201,690
Additions	206	1,032	346	1,584
Transferred from construction in progress (Note 16)	2,871	23,715	710	27,296
Disposals	(491)	(4,108)	(554)	(5,153)

Balance at December 31, 2002	27,121	190,535	7,761	225,417

Accumulated depreciation:
Balance at January 1, 2002	(3,979)	(56,835)	(2,394)	(63,208)
Charge for the year	(906)	(16,868)	(972)	(18,746)
Disposals	33	2,311	357	2,701

Balance at December 31, 2002	(4,852)	(71,392)	(3,009)	(79,253)

Net book value at December 31, 2002	22,269	119,143	4,752	146,164

Cost/valuation:
Balance at January 1, 2003	27,121	190,535	7,761	225,417
Additions	393	2,381	307	3,081
Acquired through Asia Netcom (Note 28(c) (ii))	—	3,298	—	3,298
Transferred from construction in progress (Note 16)	1,892	24,062	1,286	27,240
Disposals	(408)	(5,676)	(498)	(6,582)
Increase as a result of revaluation	—	6,456	655	7,111
Decrease as a result of revaluation	—	(40,124)	(2,034)	(42,158)

Balance at December 31, 2003	28,998	180,932	7,477	217,407

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

			Furniture,
			fixtures,
		Telecommunications	motor vehicles
	Land and	networks and	and other
	buildings	equipment	equipment	Total

	RMB	RMB	RMB	RMB
	million	million	million	million
Accumulated depreciation:
Balance at January 1, 2003	(4,852)	(71,392)	(3,009)	(79,253)
Charge for the year	(716)	(18,520)	(1,148)	(20,384)
Acquired through Asia Netcom (Note 28(c) (ii))	—	(261)	—	(261)
Disposals	103	3,622	434	4,159
Increase as a result of revaluation	—	(3,693)	(436)	(4,129)
Decrease as a result of revaluation	—	15,696	684	16,380

Balance at December 31, 2003	(5,465)	(74,548)	(3,475)	(83,488)

Net book value at December 31, 2003	23,533	106,384	4,002	133,919

Cost/valuation:
Balance at January 1, 2004	28,998	180,932	7,477	217,407
Additions	23	436	158	617
Transferred from construction in progress (Note 16)	900	7,743	511	9,154
Disposals	(46)	(279)	(34)	(359)
Distributed to owners in accordance with Reorganization on June 30, 2004	(12,827)	(9,265)	(325)	(22,417)

Balance at June 30, 2004	17,048	179,567	7,787	204,402

Accumulated depreciation:
Balance at January 1, 2004	(5,465)	(74,548)	(3,475)	(83,488)
Charge for the period	(483)	(8,489)	(530)	(9,502)
Disposals	2	211	29	242
Distributed to owners in accordance with Reorganization on June 30, 2004	2,658	2,505	74	5,237

Balance at June 30, 2004	(3,288)	(80,321)	(3,902)	(87,511)

Net book value at June 30, 2004	13,760	99,246	3,885	116,891

      (a) The net book value of assets held under finance lease is as follows:

			Furniture,
			fixtures,
		Telecommunications	motor vehicles
	Land and	networks and	and other
	buildings	equipment	equipment	Total

	RMB	RMB	RMB	RMB
	million	million	million	million
At December 31, 2001	—	598	4	602
At December 31, 2002	—	529	5	534
At December 31, 2003	—	715	2	717
At June 30, 2004	—	1,955	6	1,961

      During the six months ended June 30, 2004, the Group entered into a finance lease arrangement with a related party with certain existing fixed assets to obtain funding of RMB 1,085 million. The net book value

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

of such fixed costs included above amounted to RMB 1,082 million and the corresponding finance lease obligation amounted to RMB 1,085 million as at June 30, 2004.

      (b) The analysis of the cost or revaluation of the assets of the Group is as follows:

			Furniture,
			fixture,
		Telecommunications	motor vehicles
	Land and	networks and	and other
	buildings	equipment	equipment	Total

	RMB	RMB	RMB	RMB
	million	million	million	million
At December 31, 2003
Cost	28,998	—	—	28,998
Valuation	—	180,932	7,477	188,409

	28,998	180,932	7,477	217,407

At June 30, 2004
Cost	17,048	8,179	669	25,896
Valuation	—	171,388	7,118	178,506

	17,048	179,567	7,787	204,402

      The Group’s land and buildings are primarily located in the PRC and held on leases of primarily between 10 to 50 years.

      (c) As detailed in Note 3(l)(ii), except for land and buildings, fixed assets were carried at revalued amounts on December 31, 2003. As required by PRC rules and regulations relevant to the Reorganisation, each class of fixed assets in the PRC injected into the Group as at December 31, 2003, was valued by China Enterprise Appraisal Co. Ltd. (the “PRC valuer”), independent valuers registered in the PRC, on a depreciated replacement cost basis. The value of such fixed assets in the PRC injected into the Group was determined at RMB 122,456 million. The fixed assets retained by the ultimate holding company, which were transferred based on their carrying values upon the Reorganisation, were valued by the Directors at an amount of RMB 17,581 million as at December 31, 2003. The impact of the revaluation was a net deficit on revaluation of the fixed assets, other than land and buildings, totalling RMB 22,796 million. Such amount will serve as the tax base for such assets for future years (see Note 27).

      The respective carrying amount of the telecommunication networks and equipment and furniture, motor vehicles and other equipment would have been RMB 128,049 million and RMB 5,133 million as at December 31, 2003 and RMB 119,335 million and RMB 4,907 million as at June 30, 2004 had they been stated at cost less accumulated depreciation.

      The land and buildings were also revalued and the result was a net surplus of RMB 6,967 million. Such revaluation on land and buildings serve as the tax base for land and buildings for the future years, has not been reflected in the consolidated financial statements (see Note 27(ii)).

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      The historical carrying amounts of the Group’s fixed assets, as at December 31, 2003 and where applicable the corresponding revalued amounts of these assets are as follows:

	Historical
	carrying	Revaluation	Revaluation	Revalued
	amount	surplus	deficit	amount

	RMB	RMB	RMB	RMB
	million	million	million	million
Land and buildings	23,533	—	—	23,533
Telecommunications networks and equipment	128,049	2,763	(24,428)	106,384
Furniture, fixture, motor vehicles and other equipment	5,133	219	(1,350)	4,002

	156,715	2,982	(25,778)	133,919

      The Group’s land and buildings injected by China Netcom Group were valued separately by Sallmanns, independent qualified valuers in Hong Kong, as at December 31, 2003 on the basis of their open market value. The value arrived at by these valuers was consistent with that arrived at by the PRC valuers. The Group’s land and buildings are carried at their cost less accumulated depreciation and impairment losses in the consolidated financial statements.

      At December 31, 2003 and June 30, 2004, the net book value of fixed assets pledged as security for the Group’s long term bank and other loans amounted to RMB 2,668 million and RMB 24 million respectively.

      (d) In accordance with the industry restructuring plan in 2001 as detailed in Note 1, the entities in the northern service regions comprising the Group transferred 70% of the Group’s interprovincial optic fibres comprising fixed assets amounting to RMB 371 million and construction in progress amounting to RMB 435 million (totaling RMB 806 million) to China Telecom Group while the Group’s entities in the southern service regions received 30% of the said assets comprising fixed assets amounting to RMB 89 million and construction in progress amounting to RMB 8 million (totaling RMB 97 million) from China Telecom Group. These transfers were reflected as movements in the consolidated statement of changes in equity for the year ended December 31, 2001. All of the Group’s interprovincial optic fibres are among the assets being transferred to China Netcom Group upon the Reorganization on June 30, 2004.

16.     Construction-in-progress

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Balance at beginning of year/period	23,124	22,727	17,783	15,695
Additions	38,154	22,352	25,152	9,503
Transferred to fixed assets (Note 15)	(38,124)	(27,296)	(27,240)	(9,154)
Assets contributed from owners (Note 15(d))	8	—	—	—
Assets distributed to owners (Note 15(d))	(435)	—	—	—
Distributed to owners in accordance with Reorganisation on June 30, 2004	—	—	—	(1,401)

Balance at end of year/period	22,727	17,783	15,695	14,643

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

17.     Intangible assets

		Purchased
	Goodwill	software	Total

	RMB	RMB	RMB
	million	million	million
Cost:
Balance at January 1, 2001	—	399	399
Additions	3	100	103

Balance at December 31, 2001	3	499	502

Accumulated amortisation:
Balance at January 1, 2001	—	(270)	(270)
Amortisation for the year	(2)	(56)	(58)

Balance at December 31, 2001	(2)	(326)	(328)

Net book value at December 31, 2001	1	173	174

Cost:
Balance at January 1, 2002	3	499	502
Additions	—	161	161

Balance at December 31, 2002	3	660	663

Accumulated amortisation:
Balance at January 1, 2002	(2)	(326)	(328)
Amortisation for the year	—	(62)	(62)

Balance at December 31, 2002	(2)	(388)	(390)

Net book value at December 31, 2002	1	272	273

Cost:
Balance at January 1, 2003	3	660	663
Additions	—	191	191
Negative goodwill on acquisition of certain entities of Asia Global Crossing through Asia Netcom (See note below)	(296)	—	(296)
Acquisition of additional 49% interest in Asia Netcom (Note 28(c)(ii))	115	—	115

Balance at December 31, 2003	(178)	851	673

Accumulated amortisation:
Balance at January 1, 2003	(2)	(388)	(390)
Amortisation for the year	—	(99)	(99)

Balance at December 31, 2003	(2)	(487)	(489)

Net book value at December 31, 2003	(180)	364	184

Cost:
Balance at January 1, 2004	(178)	851	673
Additions	—	25	25

Balance at June 30, 2004	(178)	876	698

Accumulated amortisation:
Balance at January 1, 2004	(2)	(487)	(489)
Amortisation for the period	8	(58)	(50)

Balance at June 30, 2004	6	(545)	(539)

Net book value at June 30, 2004	(172)	331	159

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

Note:

On March 10, 2003, Asia Netcom, the Group’s 51% jointly controlled entity at that time, acquired certain entities from Asia Global Crossing (details see Note 28(c)(i)). The unamortised negative goodwill of RMB 296 million arising from the aforementioned acquisition has been consolidated into the Group through Asia Netcom upon the acquisition of the remaining 49% interest of Asia Netcom, which became a wholly owned subsidiary of the Group on December 31, 2003.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

18.     Deferred costs

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Balance at beginning of year/period
— Installation costs	3,394	4,110	4,408	4,708
— Customer acquisition costs	15	32	44	1,370
— Prepaid network capacities	11	235	383	1,248
— Discount on foreign currency exchange forward contracts	153	122	97	77
— Others	133	167	217	469

	3,706	4,666	5,149	7,872

Additions for the year/period
— Installation costs	1,259	962	1,455	520
— Customer acquisition costs	43	58	1,666	1,547
— Prepaid network capacities
— additions	231	169	16	113
— acquired through Asia Netcom (Note 28(c)(ii))	—	—	870	—
— Discount on foreign currency exchange forward contracts	—	—	—	—
— Others	113	177	431	204

	1,646	1,366	4,438	2,384

Charge for the year/period
— Installation costs	(543)	(664)	(1,155)	(537)
— Customer acquisition costs	(26)	(46)	(340)	(835)
— Prepaid network capacities
— additions	(7)	(21)	(21)	(21)
— acquired through Asia Netcom (Note 28(c)(ii))	—	—	—	—
— Discount on foreign currency exchange forward contracts	(31)	(25)	(20)	(9)
— Others	(79)	(127)	(179)	(123)

	(686)	(883)	(1,715)	(1,525)

Distributed to owners in accordance with Reorganization on June 30, 2004
— Prepaid network capacities	—	—	—	(61)
— Others	—	—	—	(113)

	—	—	—	(174)

Balance at end of year/period
— Installation costs	4,110	4,408	4,708	4,691
— Customer acquisition costs	32	44	1,370	2,082
— Prepaid network capacities	235	383	1,248	1,279
— Discount on foreign currency exchange forward contracts	122	97	77	68
— Others	167	217	469	437

	4,666	5,149	7,872	8,557

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

19.     Long-term investment and interests in associated companies

      Long-term investment and interests in associated companies are unlisted equity investments, which were transferred to China Netcom Group upon the Reorganisation on June 30, 2004.

20.     Foreign currency exchange forward contracts

      The Group has entered into certain foreign currency exchange forward contracts with banks, which are non-speculative and used as hedges of the Group’s certain borrowings denominated in foreign currencies. The respective foreign currency exchange forward contract receivable and payable balances which are included in other non-current assets and other non-current liabilities are as follows:

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Receivable	391	391	469	426

Payable	620	564	588	544

21.     Accounts payables

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
0-30 days	5,485	4,539	7,480	5,328
31-60 days	1,557	1,433	554	1,226
61-90 days	1,050	555	414	1,914
91-180 days	1,452	1,391	2,494	1,503
Over 180 days	4,679	5,384	3,844	4,019

	14,223	13,302	14,786	13,990

22.     Accruals and other payables

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Accrued expenses	1,770	1,905	2,949	2,642
Other payables	2,149	1,620	1,461	1,321

	3,919	3,525	4,410	3,963

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

23.     Bank and other loans

      (a) The short term bank loans as at June 30, 2004 were unsecured and comprise:

					As at
		As at December 31,			June 30,

Currency	Interest rate and final maturity	2001	2002	2003	2004

		RMB	RMB	RMB	RMB
		million	million	million	million
Renminbi denominated	Interest rates ranging from 4.54% to 6.2% per annum with maturity through June 28, 2005	17,837	26,234	32,098	29,625
US Dollar denominated	Interest rates ranging from 2.59% to 2.77% per annum with maturity through Nov. 28, 2004	—	137	119	119

		17,837	26,371	32,217	29,744

      (b) The Group’s long term bank and other loans comprise:

						As at
			As at December 31,			June 30,

	Note		2001	2002	2003	2004

			RMB	RMB	RMB	RMB
			million	million	million	million
Bank and other loans	(i	)	46,589	43,345	37,281	27,023
Finance lease obligations	(ii	)	263	224	744	1,583

			46,852	43,569	38,025	28,606

Less: Current portion			(9,406)	(14,089)	(15,716)	(8,142)

			37,446	29,480	22,309	20,464

               (i) Long term bank and other loans

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Loans
Unsecured	43,507	41,322	33,713	25,902
Secured	3,082	2,023	3,568	1,121

Total	46,589	43,345	37,281	27,023

Less: Current portion	(9,305)	(13,979)	(15,426)	(7,858)

Long-term loans	37,284	29,366	21,855	19,165

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

The Group’s long term bank and other loans (excluding finance lease liabilities) were repayable as follows:

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Within one year	9,305	13,979	15,426	7,858
In the second year	16,546	15,590	11,513	8,394
In the third to fifth year	16,129	10,279	8,644	9,335
After the fifth year	4,609	3,497	1,698	1,436

	46,589	43,345	37,281	27,023

The Group’s long term bank and other loans comprise:

					As at
		As at December 31,			June 30,

Currency	Interest rate and final maturity	2001	2002	2003	2004

		RMB	RMB	RMB	RMB
		million	million	million	million
Bank loans
Renminbi denominated	Interest rates ranging from 4.5% to 6.2% per annum with maturity through Dec. 31, 2032	41,202	39,410	32,870	24,129
US Dollar denominated	Interest rates ranging from 2.1% to 5.5% per annum with maturity through Dec. 31, 2040	3,972	2,580	1,920	1,417
Japanese Yen denominated	Interest rates ranging from 2.1% to 3.5% per annum with maturity through Oct. 20, 2022	892	792	877	1,120
Euro denominated	Interest rates ranging from 2% to 5.94% per annum with maturity through Feb. 28, 2039	523	563	392	357

		46,589	43,345	36,059	27,023

Other loans
US Dollar denominated	Interest rate charging at 1% per month with maturity through Sep. 2006	—	—	1,222	—

		46,589	43,345	37,281	27,023

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

As at June 30, 2004 secured loans are bank loans of RMB 1,121 million which were secured by the followings:

(i) Certain fixed assets amounted to RMB 24 million in respect of loan amounting to RMB 5 million;

(ii) Corporate guarantee granted by China Netcom Group to the extent of RMB 578 million; and

(iii) Corporate guarantee granted by third parties to the extent of RMB 538 million.

Besides, other loans amounting to RMB 1,222 million at December 31, 2003 represent finance arrangements with certain vendors, which were secured by certain cable systems, property and contracts owned by the Group. Upon the Reorganisation on June 30, 2004, these vendor loans were all transferred to China Netcom Group.

          (ii) Finance lease obligations

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Obligations under finance leases	263	224	744	1,583
Less: current portion	(101)	(110)	(290)	(284)

	162	114	454	1,299

During the six months ended June 30, 2004, the Group has entered into a finance lease arrangement with a related party (see note 15 (a)). The lease obligation payable to the related party as at June 30, 2004 amounted to RMB1,085 million.

The Group’s liabilities under finance leases are analysed as follows:

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Within one year	113	118	305	321
In the second year	68	103	211	200
In the third to fifth year, inclusive	106	15	250	1,166
After the fifth year	—	—	—	—

	287	236	766	1,687
Less: future finance charges on finance leases	(24)	(12)	(22)	(104)

Present value of finance lease liabilities	263	224	744	1,583

The present value of finance lease liabilities is as follows:
Within one year	101	110	290	284
In the second year	60	99	206	163
In the third to fifth year, inclusive	102	15	248	1,136
After the fifth year	—	—	—	—

	263	224	744	1,583

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

24.     Amount due from/(to) holding companies and fellow subsidiaries

					As at
		As at December 31,			June 30,

	Note	2001	2002	2003	2004

		RMB	RMB	RMB	RMB
		million	million	million	million
Current
Due from intermediate holding company	(a)	620	439	399	7
Due from fellow subsidiaries	(a)	193	233	50	51

		813	672	449	58

Profits distribution payable to ultimate holding company	(a)	(990)	(1,035)	(9,002)	(7,812)

Non-current
Due to holding companies
— intermediate holding company	(a),(c)	—	—	(3,000)	—
— ultimate holding company	(b),(c)	—	—	(1,750)	—

		—	—	(4,750)	—

Notes:

(a)	These are interest free, unsecured and have no fixed terms of repayment.

(b)	The amount due to ultimate holding company amounting to RMB1,750 million is unsecured, carries interest at 4.6% per annum.

(c)	These balances were subsequently waived and recognised into the Group’s equity in accordance with the Reorganisation.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

25.     Deferred revenues

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Balance at beginning of year/period
— upfront connection fees	22,546	18,671	14,355	10,390
— upfront installation fees	4,886	5,945	6,456	6,691
— advances from network capacity sales	—	30	27	2,050
— prepaid telephony services	965	2,367	1,971	2,702

	28,397	27,013	22,809	21,833

Additions for the year/period
— upfront connection fees	585	—	—	—
— upfront installation fees	1,865	1,456	1,279	637
— advances from network capacity sales
— additions	30	—	—	68
— acquired through Asia Netcom (Note 28(c)(ii))	—	—	2,032	—
— prepaid telephony services	5,163	6,127	9,790	6,793

	7,643	7,583	13,101	7,498

Reductions for the year/period
— upfront connection fees	(4,460)	(4,316)	(3,965)	(1,774)
— upfront installation fees	(806)	(945)	(1,044)	(641)
— advances from network capacity sales	—	(3)	(9)	(59)
— prepaid telephony services	(3,761)	(6,523)	(9,059)	(6,631)

	(9,027)	(11,787)	(14,077)	(9,105)

Distributed to owners in accordance with Reorganization on June 30, 2004
— advances from network capacity sales	—	—	—	(5)
— prepaid telephony services	—	—	—	(44)

	—	—	—	(49)

Balance at end of year/period
— upfront connection fees	18,671	14,355	10,390	8,616
— upfront installation fees	5,945	6,456	6,691	6,687
— advances from network capacity sales	30	27	2,050	2,054
— prepaid telephony services	2,367	1,971	2,702	2,820

	27,013	22,809	21,833	20,177

Representing:
— Current portion	7,658	7,028	7,229	6,783
— Non-current portion	19,355	15,781	14,604	13,394

	27,013	22,809	21,833	20,177

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

26.     Provisions

	Early	One-off cash
	retirement	housing
	benefits	subsidies	Total

	RMB	RMB	RMB
	million	million	million
	Note 3(r)(ii)	Note (a)
At January 1, 2001	2,753	2,818	5,571
Additional provisions	131	—	131
Payments during the year	(339)	—	(339)

At December 31, 2001	2,545	2,818	5,363

Analysis of total provisions:
Current portion	361	2,818	3,179
Non-current portion	2,184	—	2,184

	2,545	2,818	5,363

At January 1, 2002	2,545	2,818	5,363
Additional provisions	758	—	758
Payments during the year	(365)	(35)	(400)

At December 31, 2002	2,938	2,783	5,721

Analysis of total provisions:
Current portion	315	2,783	3,098
Non-current portion	2,623	—	2,623

	2,938	2,783	5,721

At January 1, 2003	2,938	2,783	5,721
Additional provisions	132	—	132
Payments during the year	(316)	(113)	(429)

At December 31, 2003	2,754	2,670	5,424

Analysis of total provisions:
Current portion	413	2,670	3,083
Non-current portion	2,341	—	2,341

	2,754	2,670	5,424

At January 1, 2004	2,754	2,670	5,424
Additional provisions	206	—	206
Payments during the period	(161)	(313)	(474)

At June 30, 2004	2,799	2,357	5,156

Analysis of total provisions:
Current portion	432	2,357	2,789
Non-current portion	2,367	—	2,367

	2,799	2,357	5,156

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      (a) Certain staff quarters have been sold to its employees, subject to a number of eligibility requirements, at preferential prices. In 1998, the State Council of the PRC issued a circular which stipulated that the sale of quarters to employees at preferential prices should be terminated. In 2000, the State Council issued a further circular stating that cash subsidies should be made to certain eligible employees following the withdrawal of allocation of staff quarters. However, the specific timetable and procedures of implementation of these policies were to be determined by individual provincial or municipal government based on the particular situation of the provinces or municipality.

      Based on the relevant detailed local government regulations promulgated, certain entities within the Group have adopted cash housing subsidy plans. In accordance with these plans, for those eligible employees who had not been allocated with quarters or who had not been allocated with quarters up to the prescribed standards before the discounted sales of quarters were terminated, the Group is required to pay them one-off cash housing subsidies based on their years of service, positions and other criteria. Based on the available information, the Group estimated the required provision for these cash housing subsidiaries amounting to RMB2,818 million, which was charged to the consolidated income statement in the year ended December 31, 2000 when the State Council circular in respect of cash subsidies was issued. Pursuant to the Reorganisation, if the actual payments required for these one off housing subsidies differ from the amount provided as of June 30, 2004, China Netcom Group will bear any additional payments required or will be paid the difference if the actual payments are lower than the amount provided.

27.     Deferred taxation

      Movements of the deferred tax assets and liabilities for the three years ended December 31, 2003 and the six months ended June 30, 2004 are as follows:

	Balance at	Recognised	Balance at	Recognised	Balance at	Recognised
	January 1,	in income	December 31,	in income	December 31,	in income
	2001	statement	2001	statement	2002	statement

	RMB	RMB	RMB	RMB	RMB	RMB
	million	million	million	million	million	million
Deferred tax assets
Current
Deferred revenue, primarily advances from customers	280	384	664	(80)	584	(25)
Other temporary differences primarily allowance for doubtful debts	386	(119)	267	92	359	106
Unrecognized revaluation surplus and deficit (note (ii))	—	—	—	—	—	—
Provision for early retirement provision benefits	974	(69)	905	130	1,035	(61)
Disposal of fixed assets	483	32	515	144	659	44
Others	12	(4)	8	7	15	68

Balance at end of year/period	2,135	224	2,359	293	2,652	132

Deferred tax liabilities
Revenue recognition	(762)	(35)	(797)	(5)	(802)	90
Fixed assets depreciation	(6,963)	(1,176)	(8,139)	(970)	(9,109)	7,746
Deferred cost	(332)	113	(219)	69	(150)	(95)
Interest capitalisation	(510)	(94)	(604)	(126)	(730)	(102)
Others	(40)	(22)	(62)	(19)	(81)	4

Balance at end of year/period	(8,607)	(1,214)	(9,821)	(1,051)	(10,872)	7,643

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Recognised	Balance at	Recognised			Balance at
	in owner’s	December 31,	in income	Recognised	Recognised	June 30,
	equity	2003	statement	in equity	in equity	2004

	RMB	RMB	RMB	RMB	RMB	RMB
	million	million	million	million	million	million
Deferred tax assets				note (i)	note (ii)
Current
Deferred revenue, primarily advances from customers	—	559	(45)	(513)	—	1
Other temporary differences primarily allowance for doubtful debts	—	465	201	(420)	—	246
Unrecognized revaluation surplus and deficit (note (ii))	—	—	(117)	—	2,355	2,238
Provision for early retirement provision benefits	—	974	15	(945)	—	44
Disposal of fixed assets	—	703	(70)	(633)	—	—
Others	—	83	22	(69)	—	36

Balance at end of year/period	—	2,784	6	(2,580)	2,355	2,565

Deferred tax liabilities
Revenue recognition	—	(712)	123	579	—	(10)
Fixed assets depreciation	(984)	(2,347)	(856)	2,797	—	(406)
Deferred cost	—	(245)	23	131	—	(91)
Interest capitalisation	—	(832)	(36)	(270)	—	(1,138)
Others	—	(77)	8	52	—	(17)

Balance at end of year/period	(984)	(4,213)	(738)	3,289	—	(1,662)

      The amounts shown in the consolidated balance sheet include the following:

Deferred tax assets to be recovered after more than 12 months	1,428	1,709	1,760	2,318

Deferred tax liabilities to be settled after more than 12 months	(9,024)	(10,070)	(3,501)	(1,652)

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

Notes:

(i)	As described in Note 15, in connection with the Reorganisation, certain of the Group’s telecommunications networks and equipment and furniture, fixture, motor vehicles and other equipment were revalued as at December 31, 2003. Such revalued amounts will be used to determine the tax bases for these assets for future years. In addition, in connection with the Reorganisation, the tax bases of certain assets and liabilities have been adjusted to the revalued amounts incorporated as the carrying values in the balance sheet, except for the item described in Note (ii) below. As a result, the Group’s net deferred tax liabilities was subsequently reduced by RMB709 million (comprising deferred tax assets of RMB2,580 million and deferred tax liabilities of RMB3,289 million), and this reduction was recorded as a credit to owner’s equity upon the date of the Reorganisation on June 30, 2004. Among the RMB709 million net reduction of deferred tax liabilities, RMB846 million, being deferred tax liabilities originated from the revaluation surplus of fixed assets recorded, was credited to revaluation reserves and the remaining RMB137 million deferred tax assets were debited to retained earnings.

(ii)	In addition, the Group’s land and buildings were revalued for PRC tax purposes with a net surplus of RMB6,967 million as at December 31, 2003 to determine the tax bases for future years. However, the resulting revaluations of land and buildings were not incorporated in the consolidated financial statements. As a result, a deferred tax asset of RMB2,355 million was subsequently recorded with a corresponding increase in owner’s equity upon the Reorganisation on June 30, 2004. In the opinion of the directors, it is more likely than not the Group will realise the benefits of the deferred tax asset after making reference to the historical taxable income of the Group. The amount is transferred to retained earnings upon the corresponding depreciation of the underlying fixed assets. The amount of transfer to retained earnings for the six months ended June 30, 2004 was RMB117 million.

28.	Consolidated cash flow statements

(a) Reconciliation of profit/(loss) before taxation to net cash flows generated from operations

				Six months
	Years ended December 31,			ended June 30,

	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB
	million	million	million	million	million
Profit/(loss) before taxation	9,967	8,732	(17,931)	5,634	6,996
Depreciation of fixed assets and amortisation of intangible assets	16,153	18,808	20,483	9,967	9,552
Amortisation of deferred revenues	(9,027)	(12,058)	(14,309)	(6,881)	(9,105)
Deferred costs expensed in the income statements	655	1,129	1,927	589	1,516
Deficit on revaluation of fixed assets	—	—	25,778	—	—
Allowance for doubtful debts	331	357	619	363	478
Loss on disposal of fixed assets	1,311	1,686	1,689	495	80
Dividend income	(181)	(78)	(45)	(31)	(7)
Share of profit/(loss) from associated companies and jointly controlled entities	(4)	1	416	87	1
Interest income	(158)	(82)	(79)	(39)	(32)
Interest expense	1,987	2,800	2,844	1,490	1,598

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

				Six months
	Years ended December 31,			ended June 30,

	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB
	million	million	million	million	million
Discount on foreign currency exchange forward contracts	31	25	20	11	9
Realised gain on disposal of other investments	(5)	(28)	(1)	(1)	—
Unrealised (gain)/loss on other investments	(12)	(2)	(7)	(7)	7
Unrealised foreign exchange (gains)/losses	(61)	2	142	(35)	15

Operating profit before working capital changes	20,987	21,292	21,546	11,642	11,108
Decrease/(increase) in accounts receivable	408	(1,225)	(1,779)	(1,280)	(957)
Decrease/(increase) in inventories and consumables	216	332	(231)	(125)	(11)
Decrease/(increase) in prepayments and other receivables	4,330	1,391	270	(561)	432
Increase in deferred costs and other non-current assets	(1,496)	(1,171)	(3,494)	(879)	(2,318)
Increase in accounts payables	1,692	186	1,883	338	19
(Decrease)/increase in accruals and other payable	(7,663)	(363)	(457)	1,173	44
Increase in deferred revenues	7,643	7,582	11,069	5,443	7,498

Net cash inflow generated from operations	26,117	28,024	28,807	15,751	15,815

(b) Major non-cash transactions

      In six months ended June 30, 2004, the Group entered into finance lease arrangements in respect of newly acquired fixed assets with a total capital value at the inception of the lease of RMB 146 million (six months ended June 30, 2003: RMB 500 million; year ended December 31, 2003: RMB 276 million; year ended December 31, 2002: RMB82 million; year ended December 31, 2001: RMB 561 million).

(c)	Acquisition of Asia Global Crossing through Asia Netcom

      The Group acquired 100% of certain entities previously controlled by Asia Global Crossing by way of two acquisitions which were effected as follows:

      (i) In March 2003 the company invested RMB 507 million (US$61 million) in an inactive subsidiary, Asia Netcom, and introduced two new shareholders. The Group’s shareholding in Asia Netcom was reduced to 51% by the introduction of these two new shareholders. Subsequent to the introduction of the new shareholders, Asia Netcom became a jointly controlled entity.

      On March 10, 2003, Asia Netcom acquired certain entities previously controlled by Asia Global Crossing for a total cost of RMB 62 million (US$7.53 million). The entities acquired from Asia Global Crossing own and operate an Asia-Pacific region cable network providing city-to-city connectivity, data communications and IP-based services.

      (ii) On December 31, 2003, the Group acquired the remaining 49% of the equity of Asia Netcom for a total cost of RMB 525 million (US$63.5 million).

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      From March 10, 2003 to December 31, 2003, Asia Netcom was accounted for as a jointly controlled entity. On December 31, 2003, Asia Netcom became a wholly owned subsidiary of the Company and was consolidated into the Group’s financial statements.

      The net assets acquired and the net cash inflow in respect of the purchase of the remaining 49% interest in Asia Netcom, which has a group of subsidiaries, is analysed as follows:

As at
December 31,
2003

RMB million
Net assets acquired at their respective estimated fair values
Fixed assets	3,037
Deferred costs	870
Other non-current assets	157
Cash and bank deposits	580
Accounts receivables and other current assets	442
Accounts payable and other current liabilities	(1,207)
Advances from networks capacity sales	(2,032)
Bank and other loans	(1,011)

Net assets	836

49% of net assets	410
Goodwill (Note 17)	115

Satisfied by cash	525

Cash consideration	525
Cash and bank deposits acquired	(580)

Net cash outflow in respect of the purchase of subsidiaries	(55)

29.	Contingent liabilities

(a) Guarantees

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Guarantees for US dollar denominated bank loans of third parties	250	188	125	94

      The Group entered into the above guarantee arrangement in 2000 and did not make any provision for the above guarantees during the three years ended December 31, 2003 and the six months ended June 30, 2004 because the directors were of the opinion that the possibility for the guaranteed party to default on the outstanding balance of the borrowing was remote.

      On December 8, 2000, a subsidiary of the Company entered into an agreement to provide a guarantee to a subsidiary of China Mobile for a foreign currency borrowing. The guarantee arose from the assumption of responsibilities by both parties as part of the legacy arrangements of their predecessor companies commonly controlled by the state government.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      The guarantee obligation is limited to the outstanding loan and accrued interest amount payable by the subsidiary of China Mobile which is due to be settled by September 2005. As at December 31, 2003 and June 30, 2004, the outstanding balances of the borrowing, including interest payable, were US$15.1 million (RMB125 million) and US$11.4 million (RMB94 million) respectively.

      The directors are of the opinion that the possibility of the guaranteed party defaulting on the outstanding balance of the borrowing was remote, hence no provisions have been made for the guarantee.

(b) National Audit Office (“NAO”) audit

      The NAO is currently performing an audit on the ultimate holding company, China Netcom Group, including all of its business operations, assets and liabilities prior to the Reorganisation. Substantial assets and liabilities currently comprising the Group were injected by China Netcom Group in accordance with the Reorganisation. The audit is currently in progress and NAO has not communicated its preliminary findings or conclusions, if any, to the Company as of the date of the approval of those financial statements. The directors are of the opinion that, to their best knowledge, there is no specific matter that qualify for further disclosure in the financial statements in relation to the NAO audit.

30.	Banking facilities

      As at December 31, 2001, 2002 and 2003 and June 30, 2004, the Group’s banking facilities are as follows:

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Amount utilised	64,426	69,716	69,498	56,767
Amount unutilised	7,296	8,453	10,952	11,845

Aggregate banking facilities	71,722	78,169	80,450	68,612

31.	Commitments

(a) Capital commitments

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Contracted but not provided for
Land and buildings	130	130	220	54
Telecommunications networks and equipment	2,070	1,101	1,971	3,339

	2,200	1,231	2,191	3,393

Authorised but not contracted for
Land and buildings	152	306	213	12
Telecommunications networks and equipment	1,092	4,966	4,626	4,794

	1,244	5,272	4,839	4,806

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

(b) Operating lease commitments

      The Group had future minimum lease payments under non-cancellable operating leases in respect of premises and equipment as follows:

				As at
	As at December 31,			June 30,

	2001	2002	2003	2004

	RMB	RMB	RMB	RMB
	million	million	million	million
Not later than one year	246	147	463	942
Later than one year and not later than five years	329	371	770	1,648
Later than five years	428	539	297	1,025

	1,003	1,057	1,530	3,615

32.	Related party transactions

      Parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      The directors consider that the following related party transactions were carried out in the normal course of business of the Group and at terms mutually agreed between the Group and the respective related parties.

					Six months ended
		Years ended December 31,			June 30,

	Note	2001	2002	2003	2003	2004

		RMB	RMB	RMB	RMB	RMB
		million	million	million	million	million
Rental income from properties leased to related companies	(v)a, (v)c	1	1	4	—	2

Purchase of materials
— from fellow subsidiaries	(v)a, (v)c	(3,874)	(2,809)	(2,365)	(726)	(528)
— from related companies	(v)a, (v)c	(1,288)	(1,473)	(1,738)	(643)	(670)

		(5,162)	(4,282)	(4,103)	(1,369)	(1,198)

Receipt of engineering, project planning, design, construction and information technology services
— from fellow subsidiaries	(v)a, (v)b	(1,150)	(1,377)	(1,714)	(651)	(321)
— from related companies	(v)a, (v)b	(1,388)	(1,562)	(1,517)	(353)	(564)

		(2,538)	(2,939)	(3,231)	(1,004)	(885)

Ancillary telecommunications support services(i)
— from fellow subsidiaries	(v)a, (v)c	(509)	(759)	(1,021)	(364)	(207)
— from related companies	(v)a, (v)c	(435)	(543)	(767)	(241)	(232)

		(944)	(1,302)	(1,788)	(605)	(439)

Payment of operating lease rentals for premises
— from fellow subsidiaries	(v)a, (v)c	(5)	(10)	(13)	(5)	(7)
— from related companies	(v)a, (v)c	(16)	(29)	(35)	(7)	(5)

		(21)	(39)	(48)	(12)	(12)

Support services(ii)
— from fellow subsidiaries	(v)a, (v)c	(690)	(500)	(1,028)	(468)	(187)
— from related companies	(v)a, (v)c	(374)	(498)	(510)	(170)	(149)

		(1,064)	(998)	(1,538)	(638)	(336)

Notes:

(i)	Represents provision of ancillary telecommunications support services to the Group by the fellow subsidiaries and the related companies. These services include certain telecommunications pre-sale, on-sale and after-sale services, certain sales agency services, the printing and delivery of invoice services, the maintenance of certain air-conditioning, fire alarm equipment and telephone booths and other customers services.

(ii)	Represents the support services provided to the Group by the fellow subsidiaries and the related companies. These support services include equipment leasing services, motor vehicles services, safety

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

and security services, conference services, basic construction agency services, equipment maintenance services, employee training services, advertising services, printing services and other support services.

(iii)	As at respective balance sheet dates, the Group had balances with certain related parties, which have been set out in Notes 23(b)(ii) and 24.

(iv)	The related companies represent the investees of the unlisted fellow subsidiaries.

(v)	Transactions with individual related party are priced based on one of the following three criteria:

a) market price;

b) prices based on government guidance; and

c) cost plus basis.

33.	Share capital

Authorized

Convertible preference shares of
	Ordinary shares of US$0.04			US$0.04 each (note (d))			Total

			RMB	No. of		RMB		RMB
	No. of shares	US$	million	shares	US$	million	US$	million

At January 1, 2001, December 31, 2001, 2002 and 2003, June 30, 2004	25,000,000,000	1,000,000,000	8,277	7,741,782	309,671	3	1,000,309,671	8,280

	Issued

				Convertible preference shares of
	Ordinary shares of US$0.04			US$0.04 each			Total

			RMB	No. of		RMB		RMB
	No. of shares	US$	million	shares	US$	million	US$	million

At January 1, 2001 (note (b))	5,490,658,218	219,626,329	1,815	—	—	—	219,626,329	1,815

Shares issued (note (c))	1,600,000	64,000	1	—	—	—	64,000	1
Issue of convertible preference shares (note (d))	—	—	—	7,741,782	309,671	3	309,671	3

At December 31, 2001, 2002 and 2003, June 30, 2004	5,492,258,218	219,690,329	1,816	7,741,782	309,671	3	220,000,000	1,819

Notes:

(a)	Pursuant to an ordinary resolution dated September 1, 2004, the authorised share capital of the Company was increased to US$1,000,000,000 by creating additional 99,600,000,000 shares of US$0.01 each. Pursuant to an ordinary resolution passed on September 7, 2004, every four issued and unissued shares of US$0.01 each were consolidated into one new share of US$0.04 each. Following the creation of 99,600,000,000 additional shares and the share consolidation, the authorised share capital of the Company is RMB 8,277 million divided into 25,000,000,000 shares of US$0.04 each, of which 5,492,258,218 shares were in issue and fully paid. The shares after the share consolidation rank pair in all respects with each other. All references to the share capital of the Company in this report have been adjusted retrospectively since beginning of the relevant periods to take into account the increase in authorised share capital and share consolidation. Besides, the increase in authorized capital is applied respectively in connection with presentation of share capital of the consolidated balance sheets as detailed in notes below.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

(b)	The share capital presented in the consolidated balance sheet at January 1, 2001 represents (i) the share capital of the Company, including the shares as at January 1, 2001 totalling 500,000 ordinary shares, (ii) shares issued for the Asset Injection arising from the Reorganisation totalling 5,442,258,218 ordinary shares described in note 1 above, and (iii) shares issued to CNC Holding, the then ultimate holding company, for the transfer of entire interest in CNC China to the Company totalling 47,900,000 ordinary shares in February 2001.

The shares described in (ii) and (iii) are deemed to have been issued throughout the relevant periods presented as the shares were issued for mergers under common control, which constitutes the differences between share capital of the Company and the Group as at each of December 31, 2001, 2002 and 2003.

The difference between the nominal value of the shares described in (ii) and the value of the net assets injected into the Company under the Asset Injection, totaling approximately RMB 31,263 million, is reflected as share premium as at January 1, 2001. The difference between the nominal value of the shares described in (iii) and the net assets of CNC China amounting to approximately RMB 134 million, is reflected as share premium as at January 1, 2001.

(c)	On February 7, 2001, 1,600,000 ordinary shares of nominal value of US$0.04 each (taking into consideration the effect of share consolidation) were issued at RMB 4.00 each pursuant to the share subscription plan as detailed in note 34.

(d)	On February 7, 2001, 7,741,782 preference shares (taking into consideration the effect of share consolidation) were issued for cash totalling US$325,000,000. The difference between the nominal value of these preference shares and the value of the cash received, totalling US$324,690,329, is reflected as share premium on the same date. The holders of convertible preference shares carry no voting rights in the general meetings of the Company. Each preference share is convertible, at the option of the holder, into one fully paid ordinary share, subject to adjustment for dilution. All the preference shares are redeemable upon change in control or sales of substantially all of the assets of the Company at original issuance price plus any accrued but unpaid dividends. All preference shares were converted into ordinary shares of the company on August 30, 2004.

34.	Share subscription plan

      The Company adopted the share subscription plan (the “Plan”) on February 7, 2001. Under the Plan, the Company may, at the discretion and subject to approval of the Board of directors, issue up to 1,600,000 ordinary shares of par value of US$0.04 per share to employees.

      On February 7, 2001, 1,600,000 ordinary shares were issued pursuant to the plan at RMB 4.00 per share, which subsequently had been transferred to the Company’s immediate holding company.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

35.	Additional disclosures pursuant to the Hong Kong Stock Exchange Listing Rules/ Hong Kong Companies Ordinance

(a) Particulars of principal subsidiaries

      As at the date of this report, the Group has direct and indirect interests in the following principal subsidiaries, all of which are private companies:

			Percentage of
	Place and date of	Issued and fully	equity interest
	incorporation/	paid up/registered	attributable to the	Principal activities and
Company name	establishment	capital	Group	place of operation

Directly held
China Netcom (Group) Company Limited (formerly known as “China Netcom Corporation Limited”) (note (a))	PRC August 6, 1999	Registered capital of RMB150 million	100%	Provision of networks communication services in the PRC
China Netcom Corporation International Limited (note (b))	Bermuda October 15, 2002	12,000 ordinary shares of US$1.00 each	100%	Investment holding in Bermuda
Indirectly held
Asia Netcom Corporation Limited (note (c))	Bermuda October 15, 2002	120,000,000 ordinary shares of US$ 0.01 each	100%	Investment holding in Bermuda
China Netcom (Hong Kong) Operations Limited (note (d))	Hong Kong May 2, 2001	1,000 ordinary shares of US$ 1.00 each	100%	Provision of networks communication services

Notes:

(a)	The accounts for the years ended December 31, 2001, 2002 and 2003 were audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company.

(b)	This company adopted March 31 as its financial year end, which is not coterminous with the year end of the Group. No audited accounts have been prepared for this company because there are no statutory requirements to prepare accounts in its jurisdiction.

(c)	This Company previously adopted March 31 as its financial year end, which was changed to December 31 during 2003. The accounts for the period from October 15, 2002 to March 31, 2003 and April 1, 2003 to December 31, 2003 were audited by PricewaterhouseCoopers.

(d)	This company adopted March 31 as its financial year end, which is not coterminous with the year end of the Group. The accounts of this company for the years ended March 31, 2002 and 2003 were audited by PricewaterhouseCoopers.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

(b) Distributable reserves

      The reserves available for distribution to the shareholders of the Company amount to approximately RMB 117 million, RMB 172 million, RMB 191 million and RMB nil as at December 31, 2001, 2002 and 2003, June 30, 2004, respectively.

(c) Significant subsequent events

      (i) Pursuant to the agreement signed between Asia Netcom and certain financial institutions named therein dated 27 July 2004 (the “Facility Agreement”), Asia Netcom obtained a term loan facility in the maximum aggregate amount of up to US$150,000,000. As stipulated in the Facility Agreement, any advances drawn (the “Advances”) are subject to an annual interest of the aggregate of 1.573% and LIBOR. The Advances are to be repaid in installments commencing on the date which is 3 years after the first drawdown date and ending on the date which is 5 years after the first drawdown date.

      The Advances are guaranteed by the Company and East Asia Netcom Ltd. (“EAN”), a subsidiary of China Netcom Group and secured by debentures or similar security over the assets of Asia Netcom, EAN and their respective subsidiaries and share charges or similar security over the shares of Asia Netcom, EAN and certain of their respective subsidiaries. In addition, Asia Netcom has undertaken that it will comply and will procure compliance with certain financial covenants. On 31 July 2004, Asia Netcom has drawn an Advance of US$90 million, which has not been repaid to date.

      Pursuant to a promissory note (the “Note”) signed by Group Wealth Finance Limited (“Group Wealth”), a subsidiary of CNC BVI, the Company’s immediate holding company, dated 27 July 2004, Group Wealth has borrowed an amount of US$123,301,980 (RMB 1,020,644,470) from Asia Netcom, and used these funds to acquire the right to receive the outstanding debt payments owed by the EAN from two suppliers in the aggregate amount of approximately US$123 million on July 29, 2004. Subsequently, on September 30, 2004, CNC BVI instructed Group Wealth to assign the Note to the Company. Accordingly, upon such assignment, the amount receivable from Group Wealth of the said amount is waived and the Company recorded such assignment as an equity distribution to CNC BVI.

      (ii) On September 30, 2004, the Company adopted a share option plan, details of which are set out in “Management — Share option Plan”.

(d) Ultimate holding company

      The directors regard China Netcom Group, a state-owned company established in the PRC, as being the ultimate holding company.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

36.	Reconciliation of HK GAAP and Accounting Principles Generally Accepted in the United States (“US GAAP”)

      The consolidated financial statements of the Group have been prepared in accordance with HK GAAP, which differs in certain significant respects from US GAAP. Differences between HK GAAP and US GAAP, which may have significant impacts on consolidated net profit/(loss) and consolidated owners’ equity, are described below.

      The effect on net profit/(loss) of significant differences between HK GAAP and US GAAP for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004 is as follows (in million except per share data):

			Years ended December 31,				Six months ended June 30,

	Note		2001	2002	2003	2003	2003	2004	2004

						(US$ except	(RMB except		(US$ except
			(RMB except share data)			share data)	share data)		share data)
Consolidated profit/(loss) under HK GAAP			7,400	6,520	(11,111)	(1,342)	4,272	4,875	589
US GAAP adjustments:
Revaluation of fixed assets	(a	)	—	—	25,778	3,114	—	—	—
Depreciation of revalued fixed assets	(a	)	—	—	—	—	—	(1,685)	(204)
Share based compensation	(b	)	(95)	(20)	(2)	—	(1)	—	—
Amortisation of goodwill	(e	)	—	—	—	—	—	5	1
Others			(24)	(39)	3	—	(20)	4	1
Tax effect on the above adjustments	(d	)	(9)	13	(8,508)	(1,028)	7	555	67

Consolidated profit under US GAAP			7,272	6,474	6,160	744	4,258	3,754	454

Shares used in computing basic earnings per share			5,492	5,492	5,492	5,492	5,492	5,492	5,492

Shares used in computing diluted earnings per share			5,499	5,500	5,500	5,500	5,500	5,500	5,500

Basic earnings per share under US GAAP			1.32	1.18	1.12	0.14	0.78	0.68	0.08

Diluted earnings per share under US GAAP			1.32	1.18	1.12	0.14	0.77	0.68	0.08

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      The effect on owners’ equity of significant differences between HK GAAP and US GAAP as at ended December 31, 2001, 2002 and 2003 and as at June 30, 2003 and 2004 is as follows:

							Six months ended
			Year ended December 31,				June 30,

	Note		2001	2002	2003	2003	2004	2004

						(In US$	(in RMB	(In US$
			(in RMB million)			million)	million)	million)
Consolidated owner’s equity under HK GAAP			59,206	62,213	43,376	5,241	42,869	5,180
US GAAP adjustments:
Revaluation of fixed assets	(a	)	—	—	22,796	2,755	22,796	2,754
Depreciation of revalued fixed assets	(a	)	—	—	—	—	(1,685)	(204)
Convertible preference shares and corresponding share premium	(c	)	(2,637)	(2,637)	(2,637)	(319)	(2,637)	(319)
Difference in distribution to owners upon Reorganization	(e	)	—	—	—	—	166	20
Amortisation of goodwill	(e	)	—	—	—	—	5	1
Others			23	(16)	(13)	(2)	(9)	(2)
Tax effect on the above adjustments	(d	)	(11)	2	(7,522)	(909)	(6,967)	(842)

Consolidated owner’s equity under US GAAP			56,581	59,562	56,000	6,766	54,538	6,588

(a) Revaluation of fixed assets

      Certain classes of fixed assets of the Group were revalued as at December 31, 2003 (Note 15). The revaluation was performed based on the depreciated replacement costs of the fixed assets and was not based upon the expected future cash flows of the fixed assets. The revaluation resulted in a charge of RMB 25,778 million to the Group’s consolidated income statement for the year ended December 31, 2003 with respect to the reduction in carrying amounts of certain fixed assets below their historical cost bases. In addition, a surplus arising from the revaluation of certain other fixed assets totalling RMB 2,982 million has been credited to the revaluation reserve. The effect of reduction in depreciation of the revalued assets amounted to RMB 1,685 million in the six months ended June 30, 2004.

      Under US GAAP, the carrying values of fixed assets are stated at their historical costs less accumulated depreciation and provision for impairment without making reference to their respective depreciated replacement costs. An impairment loss on fixed assets is recorded under US GAAP if the carrying value of such assets exceeds its future undiscounted cash flow resulting from the use of the assets and their eventual disposition. The future undiscounted cash flows of the Group’s fixed assets, whose carrying amounts were reduced in connection with the Reorganisation, exceed the historical costs of such fixed assets and, therefore, no impairment of such assets under US GAAP. Accordingly, the deficit on revaluation of fixed assets charged to the Group’s consolidated income statement and the surplus credited to revaluation reserve recorded under HK GAAP and the corresponding effect on the depreciation of the revalued assets in the periods subsequent to June 30, 2004 are reversed for US GAAP purposes.

(b) Share-based compensation

      Under HK GAAP, the Group accounts for shares issued to employees as ordinary share issuance and the difference between the amounts paid by the employees and the par values of the shares were recognized as share premium.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      Under US GAAP, the Group accounts for share-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Shares Issued to Employees” and related interpretations thereof. Accordingly, the difference between the estimated fair value of the ordinary shares issued and the issuance prices at the issuance dates are recorded as deferred stock compensation, which is an item in the equity of the Group, and amortized over two years on a straight-line basis from the date of employment of each individual employee.

      The estimated fair value of the ordinary shares issued to the employees was US$2.45 per share, which was based on a valuation report from an independent appraiser dated July 31, 2001 and derived on a non-marketable aggregate minority basis as of February 7, 2001. The directors of the company believe that the assumptions that were used in the valuation report as of February 7, 2001 did not change significantly in the subsequent periods.

(c)	Convertible preference shares

      Under HK GAAP, the convertible preference shares and the corresponding share premium are classified as equity while under US GAAP they are presented as balances between liabilities and owners’ equity because of the mandatorily redeemable feature of the convertible preference shares. This difference resulted in a reduction of the owners’ equity by RMB 2,637 million in each of the three years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004 under US GAAP.

(d) Deferred Income Tax

      HK GAAP and US GAAP are substantially the same with respect to the accounting treatment of deferred income tax expense or benefit that affects the Group.

      The amounts included in the reconciliation show the income tax effects of the differences between HK GAAP and US GAAP as described above.

(e) Goodwill and Negative Goodwill

      Under HK GAAP, goodwill on acquisitions is included in intangible assets and is amortised using the straight-line method over its estimated useful life of not more than 12 years. Negative goodwill is presented in the same balance sheet classification as goodwill and recognised in the income statement over the remaining weighted average useful life of the related fixed assets.

      Under U.S. GAAP, goodwill is not amortised but tested for impairment annually and whenever events or circumstances occur indicating that goodwill might be impaired. When negative goodwill results upon an acquisition, an entity must reassess whether all acquired assets and assumed liabilities have been identified and properly valued and allocate negative goodwill to certain acquired assets on a pro rata basis as applicable. Any remaining unallocated negative goodwill must be recognized immediately as an extraordinary gain.

      There are no net effects on the consolidated income statements and consolidated owners’ equity between HK GAAP and US GAAP throughout the years ended December 31, 2003 as described above.

      A goodwill was recognized on December 31, 2003 arising from the acquisition of the 49% equity interest in Asia Netcom. Accordingly, the amortization of goodwill of RMB5 million during the six months ended June 30, 2004 under HK GAAP is reversed for US GAAP purposes.

      Upon Reorganization on June 30, 2004, the value of the fixed assets transferred to China Netcom Group under HK GAAP was larger than that under US GAAP by RMB166 million due to the difference in treatment on negative goodwill arising from the acquisition of certain entities of Asia Global Crossing through Asia Netcom. Accordingly, the distribution to owners on June 30, 2004 under US GAAP was lower

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

than that under HK GAAP by RMB166 million and the consolidated owners’ equity under US GAAP on June 30, 2004 was higher than the one under HK GAAP by the same amount.

(f) Presentation of revenue

      Under HK GAAP, revenues are presented net of the PRC business taxes and government levies which amounted to RMB1,572 million, RMB1,663 million, RMB1,838 million, RMB887 million and RMB985 million for the years ended December 31, 2001, 2002 and 2003, and for the six months ended June 30, 2003 and 2004 respectively.

      Under US GAAP, revenues should be presented gross with these types of taxes classified as a cost of revenue.

(g) Presentation of depreciation expenses

      Under HK GAAP, depreciation expenses can be excluded from “Network, operations and support” and separately disclosed on the face of income statement.

      Under US GAAP, “Network, operations and support” expenses should include charges for depreciation of property, plant and equipment and amortization of intangibles. Industry practice adopted by the Chinese telecommunications sector allows this costs of operations to be presented net of depreciation charges. In such circumstances, US GAAP requires such fact to be highlighted on the face of the income statement.

(h) Presentation of amortization of subscriber acquisition costs

      Under HK GAAP, amortization of capitalized subscriber acquisition costs, being RMB 26 million, RMB 46 million, RMB 340 million and RMB 835 million for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2004 is classified as selling expenses following the marketing and promotional nature of the expenditure.

      Under US GAAP, amortization of subscriber acquisition costs needs to be included in the line item “Network, operations and support” expense for the Company.

OTHER US GAAP DISCLOSURES

(a) Related party transaction

      Under HK GAAP, transactions with state-controlled enterprises other than China Netcom Corporation and its affiliates are not required to be disclosed as related party transactions. Furthermore, government departments and agencies are deemed not to be related parties to the extent that such transactions are in the normal course of business. Therefore, related party transactions as disclosed in Note 32 only refer to transactions with China Netcom Group.

      Under US GAAP, there are no similar exemptions. The Group’s transactions with state-controlled enterprises were primarily with the PRC’s telecommunication operators as follows.

				Six months ended
	Year ended December 31,			June 30,

	2001	2002	2003	2003	2004

	(in RMB million)			(in RMB million)
Interconnection revenue	2,226	2,378	2,580	1,208	1,719
Interconnection charge	(683)	(700)	(617)	(279)	(357)
Leased line income	1,449	1,620	1,381	650	519

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      The amounts set out in the tables above represent the historical costs incurred by the related parties in carrying out such transactions.

(b) Fair values of financial instruments

      The carrying value of the Group’s financial assets including cash and bank deposits, accounts receivable, amounts due from intermediate holding company and fellow subsidiaries and financial liabilities including accounts payable, amount due to ultimate holding company, short-term bank loans, current portion of capital lease obligations, and current portions of long-term bank loans and other borrowings approximate their fair values due to their short maturities.

      The carrying value of the long term loans approximates their fair values due to their variable interest rates. The estimated fair value of the long term loans is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for debt with similar terms.

(c) Comprehensive income

      US GAAP requires that all items that are required to be recognised as components of comprehensive income be reported in a separate financial statement. There are no material differences between total recognised gains and losses for the periods shown in the Consolidated Statements of Changes in Equity presented under HK GAAP and US GAAP comprehensive income, except for the differences between HK GAAP and US GAAP profit attributable to shareholders shown above.

(d)	Risk and Uncertainties

      The relevant telecommunications governing authorities have retained the right, to a certain extent, to modify the terms and conditions of licence agreements at any time if in its opinion it is necessary or expedient to do so in the interest of the general public or for the proper operation of the telecommunications sector. This includes the right to permit additional operators to enter the telecommunications sector at any time the governing authorities see fit.

      Further, the Group is exposed to the following types of market risk:

(i) Credit risk

      The carrying amount of accounts receivable included in the balance sheet represents the Group’s exposure to credit risk in relation to its financial assets. The Group’s receivables are unsecured to the extent they are not covered by security deposits. The Group believes that adequate provision for uncollectible accounts receivable has been made.

(ii) Interest Rate Risk

      The Group is exposed to changes in interest rates due to its long-term debt obligations. The Group enters into debt obligations to support general corporate purposes including capital expenditures, acquisitions, and working capital needs.

(iii) Foreign currency risk

      The Group has assets and liabilities that are subject to fluctuations in foreign currency exchange rates. The Group has entered into certain forward foreign currency exchange contracts to reduce its economic exposure to changes in the exchange rates related to debt obligations. The Group also had foreign currency denominated bank balances amounting to RMB686 million and RMB1,083 million as of December 31, 2003

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

and June 30, 2004 respectively. The Group has foreign currency denominated bank loans, the details of which are disclosed in Note 23.

(e) Investment in Asia Netcom

      Under US GAAP, pro forma financial information in respect of subsidiary acquired during the year/period is required to be disclosed in the financial statements.

      The following unaudited pro forma information presents a summary of the results of operations of the Group for the year ended December 31, 2003 under US GAAP assuming Asia Netcom had been 100% owned by the Group since its establishment and 100% acquisition and consolidation of certain entities of Asia Global Crossing since March 10, 2003. Results of such entities of Asia Global Crossing before they were acquired by Asia Netcom had not been included below due to lack of reliable financial data.

Net revenues	RMB 60,938 million
Net income	RMB 5,762 million
Basic earnings per Share	RMB 0.26
Diluted earnings per Share	RMB 0.26

      Under HK GAAP, negative goodwill, which arose from acquiring certain entities of Asia Global Crossing by Asia Netcom on March 10, 2003, is presented in same balance sheet classification as goodwill. Under US GAAP, negative goodwill shall be allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets except (a) financial assets other than investments accounted for by the equity method, (b) assets to be disposed of by sale, (c) deferred tax assets, (d) prepaid assets relating to pension or other postretirement benefit plans, and (e) any other current assets.

Recent Accounting Pronouncement

Hong Kong GAAP

      i. During 2004, the HKICPA issued the following Hong Kong Accounting Standards (“HKASs”) and HKAS Interpretation (“HKAS-Int”) that were converged with equivalent International Accounting Standards (“IASs”) and SIC Interpretations issued by the International Accounting Standards Board (“IASB”), most of which were revised recently as a result of the IASB’s “Improvements” Project:

•	HKAS 1 “Presentation of Financial Statements”

•	HKAS 2 “Inventories”

•	HKAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors”

•	HKAS 10 “Events after the Balance Sheet Date”

•	HKAS 16 “Property, Plant and Equipment”

•	HKAS 21 “The Effects of Changes in Foreign Exchange Rates”

•	HKAS 26 “Accounting and Reporting by Retirement Benefit Plans”

•	HKAS 27 “Consolidated and Separate Financial Statements

•	HKAS 28 “Investments in Associates”

•	HKAS 29 “Financial Reporting in Hyperinflationary Economies”

•	HKAS 32 “Financial Instruments: Disclosure and Presentation”

•	HKAS 33 “Earnings Per Share”

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

•	HKAS 36 “Impairment of Assets”

•	HKAS 38 “Intangible Assets”

•	HKAS 39 “Financial Instruments: Recognition and Measurement”

•	HKAS-Int-12 “Consolidation — Special Purposes Entities”

      The above HKASs and HKAS-Int will become effective for accounting periods beginning on or after January 1, 2005 and are required to be adopted by the Group for the year ending December 31, 2005. As a consequence, the following SSAPs and Interpretations of the HKICPA will be superseded at that time:

•	SSAP 1 “Presentation of Financial Statements (revised 2001)”

•	SSAP 2 “Net Profit or Loss for the Period, Fundamental Errors and Changes in Accounting Policies (revised 2001)”

•	SSAP 5 “Earnings Per Share (revised 1998)”

•	SSAP 9 “Events after the Balance Sheet Date (revised 2001)”

•	SSAP 10 “Accounting for Investments in Associates (revised 2001)”

•	SSAP 11 “Foreign Currency Translation (revised 2001)”

•	SSAP 17 “Property, Plant and Equipment (revised 2001)”

•	SSAP 22 “Inventories (revised 2001)”

•	SSAP 24 “Accounting for Investments in Securities”

•	SSAP 29 “Intangible Assets”

•	SSAP 31 “Impairment of Assets”

•	SSAP 32 “Consolidated Financial Statements and Accounting for Investments in Subsidiaries (revised 2001)”

•	Interpretation 1 “Costs of Modifying Existing Software”

•	Interpretation 5 “Property, Plant and Equipment — Compensation for the Impairment or Loss of Items”

•	Interpretation 8 “Presentation of Financial Statements — Current Assets: Classification of Restricted and Appropriated Cash Balance”

•	Interpretation 10 “Earnings per Share — Financial Instruments and Other Contracts that may be Settled in Shares”

•	Interpretation 18 “Consolidated and Equity Method — Potential Voting Rights and Allocation of Ownership Interests”

      Given the HKICPA’s policy to converge Hong Kong accounting standards with the IASB’s financial reporting standards, the HKASs and HKAS-Int were issued to adopt the changes made as a result of the IASB Improvements Project as well as to eliminate, to the greatest extent possible, all differences that previously existed between Hong Kong accounting standards and the equivalent IASs. The Group is currently assessing the potential impact on the adoption of the above HKASs and HKAS-Int on January 1, 2005 may have on our financial statements presented in accordance with HK GAAP.

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

      ii. During 2004, the HKICPA issued the following Hong Kong Financial Reporting Standards (“HKFRS”):

•	HKFRS 2 “Share-based Payment”

•	HKFRS 3 “Business Combinations”

•	HKFRS 4 “Insurance Contracts”

•	HKFRS 5 “Non-current Asset Held for Sale and Discontinued Operations”

      These HKFRSs will become effective for accounting periods beginning on or after January 1, 2005 and are therefore required to be adopted by the Group for the year ending December 31, 2005.

      HKFRS 2 prescribes the recognition principles and fair value measurements basis for all share-based payment transactions, including (i) equity-settled share-based payment transactions, (ii) cash-settled share-based payment transactions; and (iii) transactions with a choice of whether they are settled in cash or by issuing equity instruments. It requires companies to reflect in their profit or loss and financial position the effects of share-based payment transactions, including expenses associated with transactions in which share options are granted to employees. HKFRS 2 applies to grants of shares, share options or other equity instruments that were granted after November 7, 2002 and had not yet vested as at January 1, 2005, and it applies retrospectively to liabilities arising from share-based payment transactions existing as at January 1, 2005.

      HKFRS 3 requires that all business combinations within the scope of HKFRS 3 must be accounted for using the purchase method. Costs expected to be incurred to restructure an acquired entity’s (or the acquirer’s) activities must be treated as post-combination expenses, unless the acquired entity has a pre-existing liability for restructuring its activities. Intangible items acquired in a business combination must be recognised as assets separately from goodwill if they meet the definition of an asset, are either separable or arise from contractual or other legal rights, and their fair value can be measured reliably. Identifiable assets acquired, and liabilities and contingent liabilities incurred or assumed, must be measured initially at fair value. Amortisation of goodwill and intangible assets with indefinite useful lives is prohibited. Instead they must be tested for impairment annually, or more frequently if events or changes in circumstances indicate a possible impairment. Negative goodwill should be credited to the income statements immediately.

      The Group is currently assessing the potential impact on the adoption of HKFRS 2 and HKFRS 3 may have on our financial statements presented in accordance with HK GAAP.

      The Group considers that there is no significant impact on the adoption of HKFRS 4 and HKFRS 5 on our financial statements presented in accordance with HK GAAP.

Recent US Accounting Pronouncements

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities”. SFAS 146 requires the recognition of a liability for costs associated with an exit plan or disposal activity when incurred and nullifies Emerging Issues Task Force (EITF) Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, which allowed recognition at the date of an entity’s commitment to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated by the Group after December 31, 2003. The adoption of this statement is not anticipated to have a material impact on the Group’s financial position or results of operations.

      In April 2003, the FASB issued SFAS No. 149 (“SFAS 149”) “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts

China Netcom Group Corporation (Hong Kong) Limited

Notes to Consolidated Financial Statements

(collectively the “derivatives”) and for hedging activities under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”. The Group currently does not expect the adoption of SFAS 149 to have a material impact on its financial position or results of operations.

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This standard was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities that are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. The adoption of this standard did not have a material impact on the Group’s financial position or results of operations.

      In December 2003, the FASB issued FIN 46 “Consolidation of Variable Interest Entities — an Interpretation of FIN 46. FIN 46-R requires that certain variable interest entities, or VIE’s, be consolidated by their primary beneficiary if the primary beneficiary is subject to a majority of the risk of loss from the VIE activities, or entitled to receive a majority of the VIE’s residual returns, or both. An entity is subject to FIN 46-R and is considered to be a VIE if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity’s operations, or that do not absorb the expected losses or receive the expected returns of the entity. FIN 46-R is effective immediately for all new VIE’s created or acquired after January 31, 2003. For VIE’s created or acquired prior to February 1, 2003, the provisions of FIN 46-R must be applied effective from January 1, 2004. The adoption of FIN 46 for VIEs would not have any significant impact on the Group’s financial statements.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Background information and Reorganisation of the Group

      We were incorporated in the Hong Kong Special Administration Region (“Hong Kong”) of the People’s Republic of China (the “PRC”) on October 22, 1999 as a limited liability company under the Hong Kong Companies Ordinance. Prior to a reorganisation conducted for the listing of the shares of the Company (the “Reorganisation”), our ultimate holding company was China Netcom (Holdings) Limited (“China Netcom Holdings”).

      China Netcom Holdings, our former ultimate holding company, was owned by four state-owned enterprises. We through our principal operating subsidiary, China Netcom (Group) Company Limited (“CNC China”), are engaged in the provision of the fixed line telecommunication services through different regional branch offices in the PRC. In March 2003, we along with two co-investors through Asia Netcom Corporation Limited (“Asia Netcom”), being a 51% owned jointly controlled entity of us at that time, acquired the Asia-Pacific submarine cable assets and related physical network assets and liabilities from Asia Global Crossing Ltd. (“AGC Business”) At December 31, 2003, we further purchased the remaining 49% interest in Asia Netcom held by the other co-investors and became the sole owner of Asia Netcom.

      In anticipation of the listing of our shares, China Netcom Holdings and China Network Communications Group Corporation (“China Netcom Group”), both being state owned enterprises under the supervision and regulation of the Ministry of Information Industry (“MII”), underwent the Reorganisation. Immediately after the Reorganisation, our ultimate holding company became China Netcom Group.

      China Netcom Group, our current ultimate holding company, was established by the State Council of the PRC in May 2002. Under a comprehensive industry restructuring plan relating to the fixed line telecommunication sector in China approved by the State Council in November 2001, the fixed line telecommunication businesses originally operated by China Telecommunication Corporation (“China Telecom Group”) were split into northern and southern operations. In May 2002, China Netcom Group took over the northern part fixed line telecommunication operations in 10 provinces, municipalities and autonomous regions.

      According to the Reorganisation, China Netcom Group acquired the entire interest in China Netcom Holdings from its four state owners and became the ultimate holding company of us.

      We obtained our current PRC assets and liabilities as a result of a series of asset and liability transfers, which are summarized below. CNC China transferred all of its PRC assets and liabilities to China Netcom Group. CNC China also transferred, to Asia Netcom, CNC China’s overseas long-term investments and, to other parties, CNC China’s domestic long-term investments.

      China Netcom Group transferred all of its fixed-line telecommunications assets and related liabilities (other than the international gateway and related international transmission assets, as well as the inter-provincial fiber-optic network and related assets and liabilities) in our northern and southern service regions to CNC China through CNC BVI and our company.

      For purposes of this global offering, Asia Netcom transferred to CNC BVI a majority of Asia Netcom’s interest in companies that own the Asia-Pacific submarine cables. The remaining companies owned by us operate the Asia-Pacific submarine cables and related network assets and deliver products and services.

      Immediately upon the completion of our restructuring, China Netcom Group retained the following assets and liabilities (1) assets and liabilities of our northern and southern service regions relating to the inter-provincial fiber-optic network, certain land and buildings, international gateways and related international transmission assets, long-term investments, certain cash balances, certain debts and ancillary telecommunications services, such as yellow-pages and paging services; (2) all assets and liabilities of the fixed-line telecommunications operations (including the inter-provincial fiber-optic network) outside our northern and southern service regions that China Netcom Group owned before and continues to own after our restructuring; (3) all assets and liabilities of the fixed-line telecommunications operations (including the inter-provincial fiber-optic network) outside our northern and southern service regions that we owned prior to our

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

restructuring; (4) all non-core businesses representing business other than the principal communications services operations in the Group’s northern and southern service regions and primarily include procurement of materials, equipment maintenance services, engineering, project planning and design and operations of certain social facilities; (5) the assets and liabilities representing a majority of the Asia-Pacific submarine cables and certain other related assets located outside China that were transferred from Asia Netcom; and (6) other minor telecommunications assets and liabilities. These assets and liabilities are referred to as Retained Businesses. The assets and liabilities retained by China Netcom Group under items (1), (3) and (5) are referred to as Distributed Assets and Liabilities.

      Other than the assets and liabilities retained by China Netcom Group that are described below, we, immediately upon the completion of our restructuring, owned the following assets and liabilities: (1) fixed-line telecommunications network assets and related liabilities in our northern and southern service regions; and (2) telecommunications assets and related liabilities in the Asia-Pacific region operated by Asia Netcom. We refer to these assets and liabilities as Our Restructured Assets and Liabilities.

      The above Reorganisation procedures primarily resulted in a net effect of (i) transfer from China Netcom Group to us the assets and liabilities of the telecommunications operations in our northern service regions and our southern service regions, which were previously owned by China Netcom Group and (ii) transfer from us to China Netcom Group the assets and liabilities of the telecommunications operations outside our northern service regions and our southern service regions and certain assets and liabilities of the Asia-Pacific operations, which were previously owned by us.

      Prior to the consummation of the Reorganisation on June 30, 2004, the assets and liabilities of the PRC telecommunications operations, both within and outside our northern service regions and our southern service regions held through CNC China, our principal operating subsidiary, had been historically under common management and control. Therefore, our historical consolidated income statements for the three years ended December 31, 2003 and the six months ended June 30, 2004 and our historical consolidated balance sheets as at December 31, 2001, 2002 and 2003 includes the entire consolidated financial data of the PRC operations of CNC China although the assets and liabilities of operations outside our northern service regions and our southern service regions have been transferred to China Netcom Group under the Reorganisation as set out above. In addition, the consolidated balance sheets as at December 31, 2001, 2002 and 2003 also include certain assets and liabilities of our northern service regions and southern service regions in the PRC which had been retained by China Netcom Group under the Reorganisation and the assets and liabilities that were transferred from Asia Netcom to China Netcom Group under the Reorganisation as those assets and liabilities were part of the telecommunication operations and were not separately managed throughout the three years ended December 31, 2003 and the six months ended June 30, 2004. The Distributed Assets and Liabilities have been subsequently transferred to China Netcom Group and reflected as a distribution to owner in the historical consolidated financial statements as of June 30, 2004.

      Since the Reorganisation, we operate as a stand-alone entity and has entered into new agreements for a range of services with China Netcom Group.

Introduction to Unaudited Pro Forma Consolidated Financial Information

      The following unaudited pro forma consolidated financial information is derived from the historical financial statements of the Group contained in F-3 to F-58, appearing elsewhere in this document, after giving effects to the proforma adjustments described in the notes thereto.

      The Reorganisation was consummated on June 30, 2004 and the historical consolidated balance sheet as at June 30, 2004 already reflected the effect of the Reorganisation on the financial position of the Group. Accordingly, no pro forma balance sheet is presented in this section.

      The unaudited pro forma consolidated income statements for the year ended December 31, 2003 and the six months ended June 30, 2004 have been prepared based on the historical consolidated income statements

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

in accordance with HK GAAP and gives effect to the Reorganisation and Global Offering (collectively “the events”), as if it had occurred at the start of the year ended December 31, 2003, for purposes of the pro forma income statement.

      The unaudited pro forma consolidated income statements are provided for illustrative purposes only and does not necessarily represent what our consolidated financial results actually would have been if the transactions had in fact occurred on those dates and is not necessarily representative of our financial results for any future periods. The notes to the unaudited pro forma consolidated financial statements contain a detailed discussion of how the adjustments described above are presented. The unaudited pro forma consolidated financial statements should be read in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and accompanying notes included elsewhere in this document.

      A narrative description of the pro forma effects of the Reorganisation which are (i) directly attributable to the transactions; (ii) expected to have a continuing impact on us; and (iii) factually supportable, are summarized in the notes to the unaudited pro forma consolidated income statements. As a result of the Restructurings new service agreements, namely, Interconnection Settlement Agreement, Property Sub-leasing Agreement, Master Services sharing Agreement, Engineering and Information Technology Services Agreement, Materials Procurement Services Agreement, Ancillary Telecommunications Services Agreement and Support Services Agreement were entered into between the Company and China Netcom Group. The effect of such changes does not result in any material impact to the results of the operations because the related expenses covered by these new service agreements had been historically shared/ charged and will be shared/charged between the Company and China Netcom Group on a consistent basis before and after the Reorganization. Further, these expenses and their respective adjustments were reflected on the same line item on the pro forma income statement and hence there is no financial implication to those line items. The expected effects of the new interconnection agreement with China Netcom Group in respect of calculating interconnection revenues and charges are not reflected in the unaudited pro forma consolidated income statements due to a lack of sufficient historical data. Any future regulatory changes, such as those relating to the issuance of additional telecommunications licenses, tariff setting, interconnection and settlement arrangements, changes in technical and service standards, universal service obligations and spectrum and number allocations, may have a material adverse effect on our business and operations. In particular, it is expected that the MII will impose fees on all telecommunications operators, including us, relating to the use of telephone numbers. The rules implementing these usage fees for telephone numbers have not been issued. Accordingly, no pro forma adjustments have been made to address these potential changes as they are not factually supportable.

      While the unaudited pro forma consolidated income statements is helpful in showing the financial characteristics as if the events had occurred at a certain date, it is not intended to show how we would have actually performed if the events had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period.

      If the occurrence of the events differs from our assumptions and expectations, the actual consolidated results of operations may differ significantly from the unaudited pro forma amounts reflected below.

      The information set out below does not form part of the historical consolidated financial statements and is included here for reference purposes only. PricewaterhouseCoopers expresses no opinion or any other form of assurance on the following information.

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2003
(in million, except per share data)

			Pro forma
	Historical	Notes	adjustments	Pro Forma	Pro Forma

	RMB		RMB	RMB	US$
Revenues	59,898	(1)	(874)	60,021	7,252
		(7)	1,040
		(8)	(43)

	59,898		123	60,021	7,252

Operating expenses
Depreciation and amortisation	(20,483)	(1)	385	(16,433)	(1,985)
		(2)	3,213
		(3)	174
		(4)	411
		(7)	(308)
		(8)	175
Network, operations and support	(11,990)	(1)	414	(12,387)	(1,496)
		(3)	(174)
		(7)	(746)
		(8)	109
Staff costs	(7,547)	(1)	82	(7,685)	(929)
		(7)	(232)
		(8)	12
Selling, general and administrative	(7,053)	(1)	304	(7,943)	(960)
		(4)	(932)
		(7)	(293)
		(8)	31
Other operating expenses	(1,660)	(1)	129	(1,594)	(193)
		(7)	(70)
		(8)	7

Total operating expenses	(48,733)		2,691	(46,042)	(5,563)

Operating profit before interest income, dividend income and deficit on revaluation of fixed assets	11,165		2,814	13,979	1,689
Interest income	79	(1)	4	88	11
		(7)	5
Dividend income	45	(1)	(2)	43	5
Deficit on revaluation of fixed assets	(25,778)			(25,778)	(3,115)

Loss from operations	(14,489)		2,821	(11,668)	(1,410)
Finance costs	(3,026)	(6)	677	(2,538)	(307)
		(7)	(189)
Share of losses of
Associated companies	(1)	(5)	1	—	—
Jointly controlled entity	(415)	(7)	415	—	—

Loss before taxation	(17,931)		3,725	(14,206)	(1,717)
Taxation	6,819	(7)	(31)	5,834	706
		(9)	(954)

Loss after taxation	(11,112)		2,740	(8,372)	(1,011)
Minority interests	1		—	1	—

Loss for the year	(11,111)		2,740	(8,371)	(1,011)

Shares used in computing loss per share	5,492	(10)		5,500	5,500

Loss per share	(2.02)			(1.52)	(0.18)

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003
(in million, except per share data)

Unaudited pro forma profit for the year under US GAAP	Notes	RMB	US$

Unaudited pro forma loss for the year under HK GAAP		(8,371)	(1,011)
US GAAP adjustments:
Reversal of deficit on revaluation of fixed assets	(11)(a)	25,778	3,115
Depreciation on revalued fixed assets	(11)(b)	(3,213)	(388)
Reversal of amortization of goodwill	(11)(d)	9	1
Share-based compensation		(2)	—
Other adjustments		3	—
Tax effect of above US GAAP adjustments	(11)(c)	(7,447)	(899)

Unaudited pro forma profit for the year under US GAAP		6,757	818

Share used in computing earnings per share	(10)	5,500	5,500

Unaudited pro forma earnings per share under US GAAP
— Basic		1.23	0.15

— Diluted		1.23	0.15

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2004
(in million, except per share data)

			Pro forma
	Historical	Notes	adjustments	Pro Forma	Pro Forma

	RMB		RMB	RMB	US$
Revenues	32,498	(1)	(486)	32,009	3,867
		(8)	(3)

	32,498		(489)	32,009	3,867

Operating expenses
Depreciation and amortisation	(9,552)	(1)	310	(8,807)	(1,064)
		(3)	144
		(4)	214
		(8)	77
Network, operations and support	(5,167)	(1)	341	(4,899)	(592)
		(3)	(144)
		(8)	71
Staff cost	(4,294)	(1)	101	(4,187)	(506)
		(8)	6
Selling, general and administrative	(4,199)	(1)	144	(4,490)	(542)
		(4)	(476)
		(8)	41
Other operating expenses	(724)	(1)	(28)	(752)	(91)

Total operating expenses	(23,936)		801	(23,135)	(2,795)

Operating profit before interest income, dividend income and deficit on revaluation of fixed assets	8,562		312	8,874	1,072
Interest income	32	(1)	(5)	27	3
Dividend income	7	(1)	(2)	5	1

Profit from operations	8,601		305	8,906	1,076
Finance costs	(1,604)	(6)	400	(1,204)	(145)
Share of losses of
Associated companies	(1)	(5)	1	—	—
Jointly controlled entity	—		—	—	—

Profit before taxation	6,996		706	7,702	931
Taxation	(2,121)	(9)	47	(2,074)	(251)

Profit for the period	4,875		753	5,628	680

Shares used in computing earnings per share	5,492	(10)		5,500	5,500

Earnings per share
— Basic	0.89			1.02	0.12

— Diluted	0.89			1.02	0.12

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2004
(in million, except per share data)

Unaudited pro forma profit for the period under US GAAP	Notes	RMB	US$

Unaudited pro forma profit for the period under HK GAAP		5,628	680
US GAAP adjustments:
Depreciation on revalued fixed assets	(11)(b)	(1,685)	(204)
Reversal of amortization of goodwill	(11)(d)	5	1
Other adjustments		4	—
Deferred taxation of above US GAAP adjustments	(11)(c)	555	67

Unaudited pro forma profit for the period under US GAAP		4,507	544

Shares used in computing pro forma earnings per share	(10)	5,500	5,500

Unaudited pro forma earnings per share under US GAAP
— Basic		0.82	0.10

— Diluted		0.82	0.10

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Pro Forma Adjustments

      A description of the unaudited pro forma adjustments is as follows:

      1. The unaudited pro forma adjustment reflects the exclusion of results of operations attributable to the PRC operations outside our northern service region and our southern service region of CNC China and the PRC operations of certain minor ancillary telecommunications service of our northern service region and our southern service region as if the Reorganisation had taken place on January 1, 2003.

      2. The historical financial information includes the effect of revaluing certain of the Group’s fixed assets. The unaudited pro forma adjustment reflects the reduction in depreciation charges resulting from the revaluation of certain of our fixed assets as if the results of the revaluation had been recorded on January 1, 2003. The unaudited pro forma adjustment is calculated by applying our annual depreciation rates to the devaluation amount referenced to the result of the revaluation as at December 31, 2003 which may not be the same amount of any revaluation had the revaluation been performed a year earlier. In addition, the unaudited pro forma adjustment does not reflect any effects of the additions, transfer or disposals of fixed assets in 2003.

      3. In connection with the Reorganisation, the inter-provincial fiber-optic cables under the Distributed Assets and Liabilities were distributed to China Netcom Group. Pursuant to the Telecommunications Facilities Leasing Agreement, we will lease the inter-provincial fiber-optic cables within our service regions from China Netcom Group. The amount to be paid by us will be based on the depreciation charge of the fiber-optic cables. The unaudited pro forma adjustments reflect the effects of the reduction in depreciation charge relating to the fiber-optic cables and an increase in leasing expenses as if the Reorganisation had occurred and the leasing agreement had taken effect on January 1, 2003. The increase in lease expense is equivalent to the depreciation charge for the year ended December 31, 2003 and the six months ended June 30, 2004.

      4. In connection with the Reorganisation, certain properties under the Distributed Assets and Liabilities were distributed to China Network Group. Pursuant to the Property Leasing Agreement between China Netcom Group and us, we will lease the properties from China Netcom Group. The amount to be paid by us to China Netcom Group will be based on market rates or depreciation and maintenance charge in respect of each property provided such depreciation and maintenance charges shall not be higher than the market rates. When market rate of the rent is available, we will negotiate with China Netcom Group to determine the rental charges so far as such agreed rental charge is less than the market rate. When market rate of the rent is not available due to lack of active market, China Netcom Group has agreed to charge us the rent based on the depreciation and maintenance costs it incurred. The unaudited pro forma adjustment reflects the effects of the reduction in depreciation charges relating to these properties and an increase in rental expenses as if the Reorganisation had occurred and the Property Leasing Agreement had taken effect on January 1, 2003. The increase in rental expenses is based on a level of rental with reference to the market rates of such properties for the year ended December 31, 2003 and six months ended June 30, 2004.

      5. In connection with the Reorganisation, certain long-term investments and interests in associated companies under the Distributed Assets and Liabilities were distributed to China Netcom Group. The unaudited pro forma adjustment reflects the reduction in investment income/ expenses generated from these investments as if the Reorganisation had occurred on January 1, 2003.

      6. In connection with the Reorganisation, certain interest-bearing loans under the Distributed Assets and Liabilities were transferred to China Netcom Group. The unaudited pro forma adjustment reflects the reversal of interest expenses in relation to the loans of approximately RMB 15,340 million assumed by China Netcom Group as if the assumption of such loans had taken place on January 1, 2003. Interest rates of the loans converted to equity ranged from 4.6% to 12%.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION — (Continued)

      7. The unaudited pro forma adjustment reflects the impact of the successive acquisitions of AGC Business through Asia Netcom on March 10 and December 31, 2003. It assumes the ownership of the entire interest in AGC Business by our company had taken place on January 1, 2003, including amongst others, consolidation of the entire results of Asia Netcom and AGC Business and the amortisation of the goodwill arising from the acquisitions in March 2003 and December 2003 as if the acquisition and thereby the goodwill had occurred on January 1, 2003, as well as the reversal of the share of the loss of joint venture. However, the results of the AGC Business before its acquisition by Asia Netcom in March 2003 has not been reflected in the proforma adjustment due to lack of historical data.

      8. In connection with the Reorganisation, certain subsidiaries of Asia Netcom containing the Asia-Pacific submarine cable and related physical network assets and liabilities under the Distributed Assets and Liabilities were distributed to China Netcom Group. Pursuant to the Capacity Purchase Agreement, Capacity Lease Agreement and Management Services Agreement entered into between us and China Netcom Group, we will (i) received certain amounts of long-term telecommunication capacity from China Netcom Group at market prices as set out in the Capacity Purchase Agreement (ii) lease certain amount of capacity of China Netcom Group’s telecommunication network at market rates as set out in the Capacity Lease Agreement; and (iii) provide certain management services to the China Netcom Group at cost reimbursement basis or basis of costs plus reasonable profits not exceeding the market price as set out in the Management Services Agreement. As a result, the unaudited pro forma adjustment reflects the effects of (i) the exclusion of the income statement items, including the depreciation of the submarine cable and related assets of the aforementioned subsidiaries of Asia Netcom and (ii) increases in both the network, operations and support expenses and service income relating to the provision of network and operation management services to China Netcom Group, as if the transfer of these subsidiaries of Asia Netcom to China Netcom Group had taken place and the said agreements had taken effect on January 1, 2003.

      9. This reflects the tax effect of the above unaudited pro forma adjustments using the statutory tax rate of 33%, the enterprise income tax rate in the PRC applicable for the year ended December 31, 2003 and the six months ended June 30, 2004, or other tax rates applicable for the year ended December 31, 2003 and the six months ended June 30, 2004 in other jurisdictions in which the companies comprising the Group operate.

      10. The pro forma adjustment reflects the impact on basic earnings/(loss) per share as if the conversion of redeemable convertible preference shares into ordinary shares had taken place on January 1, 2003. Based on the terms of the agreement, each preference share will automatically convert into one ordinary share upon (i) the written direction of the holders of a maturity of the outstanding preference shares or (ii) immediately prior to the closing of the Company’s initial public offering.

      The unaudited pro forma earnings per share for the year ended December 31, 2003 and the six months ended June 30, 2004 giving effect to the one-to-one conversion of the redeemable convertible preference shares and share consolidation into 7,741,782 ordinary shares as if they had taken place as of January 1, 2003.

      The Company has granted 158,640,000 share options to certain qualified directors, senior management and other management personnel on September 30, 2004. In accordance with the terms of the share option scheme, the exercise price of the share options is set at the initial public offering price. Hence, the effects of these share options are neutral and do not have any impact in the calculation of the pro forma diluted earnings per share.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION — (Continued)

      Number of shares used for the historical basic earning/(loss) per share and pro forma earnings/(loss) per share is reconciled as follows:

Weighted average number of ordinary shares outstanding and shares used in computing historical basic earnings/(loss) per share	5,492,258,218
Convertible preference shares	7,741,782

Shares used in computing pro forma earnings/(loss) per share	5,500,000,000

      11. The corresponding differences between HK GAAP and US GAAP in relation to the unaudited pro forma information are as follows:

      (a) Revaluation of fixed assets

In connection with the Reorganisation, certain categories of our fixed assets were revalued as at December 31, 2003. The revaluation was performed based on the depreciated replacement costs of the fixed assets and was not based upon the expected future cash flows of the fixed assets. The revaluation resulted in a charge to our consolidated income statement for the year ended December 31, 2003 of RMB 25,778 million with respect to the reduction in carrying amounts of certain fixed assets below their historical cost bases. In addition, a surplus arising from the revaluation of certain other fixed assets totalling RMB 2,982 million has been credited to the revaluation reserve. The effect of reduction in depreciation of the revalued assets amounted to RMB 1,685 million in the six months ended June 30, 2004.

Under US GAAP, carrying values of fixed assets are stated at their historical costs less accumulated depreciation and provision for improvement without making reference to the respective depreciated replacement costs. An impairment loss on fixed assets is recorded under US GAAP if the carrying amount of such assets exceeds its future undiscounted cash flow resulting from the use of the assets and their eventual disposition. The future undiscounted cash flows of our fixed assets, whose carrying amounts were reduced in connection with the Reorganisation, exceed the historical costs of such fixed assets and, therefore, no impairment of such assets is recorded under US GAAP. Accordingly, the deficit on revaluation of fixed assets charged to our consolidated income statements and the surplus credited to revaluation reserve recorded under HK GAAP and the corresponding effect of the depreciation of revalued assets subsequent to December 31, 2003 are reversed for US GAAP purposes.

The pro forma adjustment reflects such reversal of revaluation of our fixed assets, which is consistent with our corresponding historical US GAAP adjustment.

      (b) Depreciation charge

The pro forma adjustment reflects the reversal of the reduction of depreciation charge arising from the revaluation of fixed assets as a result of the reversal of fixed assets revaluation described in note 11 (a) above.

      (c) Deferred tax

The pro forma adjustment reflects the impact on deferred tax resulting from the reversal of revaluation of fixed assets as described in note 11 (a) and (b) above.

      (d) Amortization of Goodwill and Negative Goodwill

In connection with the successive acquisitions of Asia Netcom and AGC Business as described in note 7 above, amortizations of goodwill and negative goodwill arising from the acquisitions would be recorded at the rate of weighted average remaining useful lives of the related fixed assets.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION — (Continued)

Under US GAAP, negative goodwill will be allocated to the acquired fixed assets on a pro rata basis, thereby reducing the depreciation of those fixed assets in the future period. The effect of reversal of amortization of the negative goodwill has been offset by the reduction of depreciation. Accordingly, there is no net impact to the unaudited pro forma consolidated income statements regarding negative goodwill.

Under US GAAP, goodwill is not amortised but tested for impairment annually and whenever events or circumstances occur indicating that goodwill might be impaired. Accordingly, the pro forma adjustment reflects the reversal of amortization of the goodwill arising from the acquisition of the 49% equity interest in Asia Netcom in the unaudited pro forma consolidated income statements.

      The following is the text of a letter, summary of values and valuation certificate, prepared for the purpose of incorporation in this document received from Sallmanns (Far East) Limited, an independent valuer, in connection with its valuation as at 31 August, 2004 of the property interests of the Group.

, 2004

The Directors
China Netcom Group Corporation (Hong Kong) Limited
59th Floor
Bank of China Tower
1 Garden Road
Hong Kong

Dear Sirs,

      In accordance with your instructions to value the properties in which China Netcom Group Corporation (Hong Kong) Limited (the “Company”) and its subsidiaries (hereinafter together referred to as the “Group”) have interests, we confirm that we have carried out inspections, made relevant enquiries and obtained such further information as we consider necessary for the purpose of providing you with our opinion of the values of the property interests as at 31 August, 2004 (the “date of valuation”).

      In valuing the property interests which are held by the Group, we have categorized the property interests into 10 sub-groups according to their location and the Company’s management structure. The property interests of each sub-group are located in a province or a municipality of the PRC, Hong Kong, or Singapore.

      Wherever possible, our valuations of the property interests represent the market value which we would define as intended to mean “the estimated amount for which a property should exchange on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently, and without compulsion”.

      Our valuations have been made on the assumption that the owner sells the property interests in the market without the benefit of a deferred term contract, leaseback, joint venture, management agreement or any similar arrangement which would serve to affect the values of the property interests.

      No allowance has been made in our report for any charges, mortgages or amounts owing on any of the property interests valued nor for any expenses or taxation which may be incurred in effecting a sale. Unless otherwise stated, it is assumed that the properties are free from encumbrances, restrictions and outgoings of an onerous nature, which could affect their values.

      In cases where the market value basis is adopted, we have valued the property interests by direct comparison approach assuming sale of the property interests in their existing state with the benefit of immediate vacant possession and by making reference to comparable sale transactions as available in the relevant market.

Land

      The concept of freehold and leasehold land does not exist in China. Private land ownership in China was abolished in the collectivization movement during the 1950’s. Since then, the only form of ownership in land has been ‘socialist public ownership’ of which there are two generic types: state-owned and collectively owned. Land was ‘allocated’ free of charge by the state to the designated users (commonly state-owned enterprises) for an indefinite period. The users in return could not in any way transfer the land to other parties. Normally, when dealing with the valuation of such land, we will deem it to have ‘no commercial value.’

      In January, 1995 the “PRC, Administration of Urban Real Property Law” came into effect, reinforcing previous legislation and establishing land as a commodity. By possessing ‘land use rights’ users, including state-owned enterprises, could assign, lease or mortgage land. Normally, to obtain such land use rights, a premium had to be paid whereupon the ‘allocated’ land could be reclassified as ‘granted’ land. The land is granted by the State and the premium is based upon the standard land prices (which are periodically reviewed) set by the Land Administration Bureau. Such land can be valued by reference to the standard land prices in each locality and prices paid in the market for it.

      In occasional cases on a discretionary basis, allocated land held by certain state-owned enterprises can be authorised by the State to be contributed or transferred to the listing entity in return for shares. Such land we have termed ‘Authorized land’. Under this system the holding (parent) company is granted a land use right certificate for no fixed term, which it may then assign to the listing entity. The listing company may then apply for this to be converted into a normal land use rights certificate for a fixed term, without payment of additional premium. It is the usual practice for the holding company to give an undertaking to assist the listing entity to obtain the finalized certificates within a definite time frame, to be responsible for any costs, losses, claims, charges or expenses and to indemnify the listing entity against any losses, claims, charges or expenses arising from the application of the finalized certificates. Upon obtaining the certificates, the listing company would be entitled to transfer, lease or mortgage the land.

Buildings and Structures

      Where, due to the nature of the buildings and structures constructed on some properties in Group I, there are no market sales comparables, the property interests have been valued on the basis of their depreciated replacement cost.

      Depreciated replacement cost is defined as “the aggregate amount of the value of the land for the existing use or a notional replacement site in the same locality, and the gross replacement cost of the buildings and other site works, from which appropriate deductions may then be made to allow for the age, condition, economic or functional obsolescence and environmental factors etc; all of these might result in the existing property being worth less to the undertaking in occupation than would a new replacement.” This opinion of value does not necessarily represent the amount that might be realized from the disposal of the subject assets in the open market, and this basis has been used due to the lack of an established market upon which to base comparable transactions. However, this approach generally furnishes the most reliable indication of value for a property without a known used market.

      In valuing the property interests which are currently under construction, we have valued them on the basis of their prevailing cost level and status of construction as at the date of valuation and we have assumed that all consents, approvals and licenses from the relevant government authorities for their development have been granted without any onerous conditions or undue delay, which might affect their values.

      We have attributed no commercial value to the property interests in Groups IV and V, which are rented by the Group, due either to the short-term nature of the leases or the prohibition against assignment or sub-letting or otherwise due to the lack of substantial profit rents.

      The Group holds land use rights in respect of 1,351 parcels of land with an aggregate site area of approximately 7,239,975 sq.m. Of the 1,351 parcels of land, 27 parcels of land with an aggregate site area of approximately 2,528 sq.m. are leased to China Network Communications Group Corporation (“China Netcom Group”).

      The Group holds 3,908 completed buildings and various ancillary structures with an aggregate gross floor area of approximately 6,557,863 sq.m., and 318 buildings and structures which are under construction and will have aggregate gross floor area of approximately 1,148,516 sq.m. upon completion. Of the 3,908 buildings, 791 items with an aggregate gross floor area of approximately 149,989 sq.m. are leased to China Netcom Group.

      The Group leases 50,066 buildings and units with an aggregate floor area of approximately 8,475,049 sq.m. from China Netcom Group and 19 office units with an aggregate floor area of approximately 8,572 sq.m. from independent third parties. Of the properties leased from China Netcom Group, 35,199 buildings and units with an aggregate gross floor area of approximately 7,793,569 sq.m. are owned by China Netcom Group and 14,867 buildings and units with an aggregate gross floor area of approximately 681,480 sq.m. are subleased by China Netcom Group from independent third parties. The Group also subleases 338 parcels of land with an aggregate site area of approximately 75,011 sq.m. from China Netcom Group.

      In our valuations, we have complied with all the requirements contained in Practice Note 12 to the Rules Governing the Listing of Securities issued by The Stock Exchange of Hong Kong Limited except for those in respect of which a waiver has been applied in respect of Rule 5.06(1) and paragraph 5(2)(a) of Practice Note 12 to the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited. We have also complied with all the requirements contained in the Hong Kong Guidance Notes on the Valuation of Property Assets (2nd Edition) published by the Hong Kong Institute of Surveyors in March 2000.

      We have been shown copies of various title documents and official site plans relating to the property interests that are held by the Group. However, we have not searched the original documents to verify any amendments which may not appear on the copies handed to us. In our valuations, we have relied to a considerable extent on the legal opinion provided by the Company’s legal adviser, Haiwen & Partners, on the PRC laws regarding the property interests in the PRC.

      We have not carried out detailed site measurements to verify the correctness of the site areas in respect of the relevant properties but have assumed that the site areas shown on the documents and official site plans handed to us are correct. Based on our experience of valuation of similar property interests in the PRC, we consider the assumptions so made to be reasonable. All documents and contracts have been used as reference only and all dimensions, measurements and areas are approximations. No on-site measurements have been taken.

      We have inspected the exterior and, where possible, the interior of the properties included in the attached valuation certificate, in respect of which we have been provided with such information, as we have required for the purpose of our valuations. However, no structural survey has been made, but in the course of our inspections we did not note any apparent serious defects. We are not, however, able to report that the properties are free from rot, infestation or any other structural defects. No tests were carried out to any of the services.

      No allowance has been made in our report for any charges, mortgages or amounts owing on the property interests nor for any expenses or taxation which may be incurred in effecting a sale. Unless otherwise stated, it is assumed that the property interests are free from encumbrances, restrictions and outgoings of an onerous nature which could affect their values.

      We have relied to a considerable extent on the information provided to us and have accepted advice given to us on such matters as planning approvals or statutory notices, easements, tenure, occupation, letting, rentals, site and floor areas and all other relevant matters.

      We have had no reason to doubt the truth and accuracy of the information provided to us by the Group. We have also sought confirmation from the Group that no material factors have been omitted from the information supplied. We consider that we have been provided with sufficient information to reach an informed view, and have no reason to suspect that any material information has been withheld.

      Unless otherwise stated, all monetary amounts stated in this report are in Hong Kong Dollars (HK$). In valuing property interests in Group I and Group III, we have adopted an exchange rate of HK$1 to Renminbi 1.061, which was prevailing as of the date of valuation. In valuing property interests in Group III, an exchange rate of HK$1 to S$0.219 has been adopted.

      Our valuations are summarized below and the valuation certificate is attached.

Yours faithfully
for and on behalf of
Sallmanns (Far East) Limited
Paul L. Brown
BSc. FRICS FHKIS
Director

Note:	Paul L. Brown is a Chartered Surveyor who has 21 years of experience in the valuation of properties in the PRC and 24 years of property valuation experience in Hong Kong, the United Kingdom and the Asia-Pacific region.

SUMMARY OF VALUES

Group I — Property interests held and occupied by the Group in the PRC

Capital value in
existing state as at
Property	31 August, 2004

HK$
1. Land, various buildings and structures in Beijing, the PRC	5,195,069,000
2. Land, various buildings and structures in Tianjin, the PRC	1,376,518,000
3. Land, various buildings and structures in Hebei Province, the PRC	2,674,673,000
4. Land, various buildings and structures in Liaoning Province, the PRC	2,619,843,000
5. Land, various buildings and structures in Shandong Province, the PRC	4,126,157,000
6. Land, various buildings and structures in Henan Province, the PRC	4,444,882,000
7. Land and various buildings in Shanghai, the PRC	172,794,000
8. Land and various buildings in Guangdong Province, the PRC	227,635,000

Sub-Total:	20,837,571,000

Group II — Property interest owned and occupied by the Group in Hong Kong

Capital value in
existing state as at
Property	31 August, 2004

HK$
9. Land, various buildings and structures in Hong Kong	No Commercial Value

Sub-Total:	Nil

Group III — Property interest owned and occupied by the Group in Singapore

Capital value in
existing state as at
Property	31 August, 2004

HK$
10. Land, various buildings and structures in Singapore	19,064,000

Sub-Total:	19,064,000

Group IV — Property interests rented and occupied by the Group in the PRC

Capital value in
existing state as at
Property	31 August, 2004

HK$
11. Properties in the PRC	No Commercial Value

Sub-Total:	Nil

Group V — Property interests rented and occupied by the Group in overseas countries and Hong Kong

Capital value in
existing state as at
Property	31 August, 2004

HK$
12 Properties in Hong Kong, Singapore, Philippines, Korea, Indonesia, India, Malaysia, Japan, the United States and Australia	No Commercial Value

Sub-Total:	Nil

Grand-Total:	20,856,635,000

VALUATION CERTIFICATE

Group I — Property interests held and occupied by the Group in the PRC

			Capital value in
			existing state as at
Property	Description and tenure	Particulars of occupancy	31 August, 2004

			HK$
1. Land, various buildings and structures located in Beijing The PRC	The properties comprise 309 buildings and other ancillary structures with a total gross floor area of approximately 890,233 sq.m. mainly completed in various stages from 1938 to 2004 (the “Completed Properties”). The main buildings include office buildings, composite buildings, machine buildings, sales offices, etc.

The properties also comprise 11 buildings which were under construction as at the date of valuation (the “CIP Properties”). The estimated total construction cost is RMB 946,225,000, of which RMB 564,520,000 has been spent up to the valuation date. The total gross floor area of the buildings will be 166,417 sq.m. upon completion.

The buildings and structures are located on 77 parcels of land with a total site area of approximately 590,333 sq.m.

	The land use rights of the properties have been granted for terms ranging from 40 to 50 years.	The Completed Properties are currently occupied by the Beijing Branch of the Company mainly as offices, sales offices, telecommunication facility rooms and other ancillary uses, except for a portion of the Completed Properties which are currently subject to a Lease Agreement as stated in Note 3.	5,195,069,000

Notes:

      1. Land

i. For the 77 parcels of land of the properties with a total site area of approximately 590,333 sq.m., China Netcom Group has obtained either granted Land Use Rights Certificates, allocated Land Use Rights Certificates, or Land Title Proof, under the name of China Netcom Group. Of the 77 parcels of land, China Netcom Group has also obtained a document Guo Tu Zi Han [2004] No. 172 issued by the Ministry of State-owned Land and Resources in respect of 65 parcels of land with allocated Land Use Rights Certificates or allocated Land Title Proof which were injected into China Netcom (Group) Co., Ltd. (“CNC China”), a wholly owned subsidiary of the Company, by way of capital injection (the “Authorized land”). The document has authorized China Netcom Group to operate the Authorized land and approved China Netcom Group to inject the Authorized land into CNC China by way of capital injection. CNC China is in the process of applying for the change of registration under the name of CNC China.

ii. According to an opinion given by the Company’s PRC legal adviser, China Netcom Group has obtained relevant state-owned Land Use Rights Certificates or Land Title Proof pertaining to the 77 parcels of land. CNC China shall complete land use rights registration with the local land registration authorities. No land premium is payable in the process of land use rights registration of the Authorized land. There is no material legal impediment for CNC China to complete the title registration. CNC China can transfer or sublease the land use rights according to the laws, administrative regulations and documents from the Government, upon completion of the above registration and obtaining the Land Use Rights Certificates for the 77 parcels of land.

iii. According to a Restructuring Agreement entered into between China Netcom Group and CNC China, China Netcom Group has undertaken to endeavor to have the Land Use Rights Certificates registered under the name of CNC China within six months (the land with Land Title Proof should be within the valid period of the Land Title Proof but not later than six months) after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new land title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the land which was transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the land use rights; and the newly acquired land (acquired by CNC China in the period between 31 December, 2003 and the alteration date of CNC China) which has not been changed to granted land use rights from allocated land use rights at the time the Global Offering is completed.

iv. In preparing our valuations, we have assuming that all conditions have been properly met and that no further charges are due.

      2. Completed Properties and CIP Properties

i. For the 309 Completed Properties with a total gross floor area of approximately 890,233 sq.m., China Netcom Group has obtained Building Ownership Certificates or Building Title Proofs. CNC China is in the process of applying for the change of registration of building ownership rights under the name of CNC China.

ii. For the CIP Properties, China Netcom Group has already obtained the required approvals for their construction from the Government.

iii. According to an opinion given by the Company’s PRC legal adviser, there is no material legal impediment for the Completed Properties to change title registration from China Netcom Group to CNC China, and there is no material legal impediment for CNC China to obtain Building Ownership Certificates for the CIP Properties upon their completion. Upon obtaining Building Ownership Certificates of the Completed Properties and CIP Properties under the name of CNC China, CNC China can then transfer or lease the buildings of the properties (including CIP Properties after completion) according to the laws, administrative regulations and documents from the Government.

iv. China Netcom Group has undertaken to have Building Ownership Certificates registered under the name of CNC China within six months (those buildings with Building Title Proofs should be within the valid period of the Building Title Proofs but not later than six months and the CIP Properties should be upon their completion) after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new building title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the Completed Properties and CIP Properties which were transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the building ownership rights at the time the Global Offering is completed.

3. According to a Lease Agreement entered into between China Netcom Group and CNC China dated 8 October, 2004, 85 buildings of the properties with a total floor area of approximately 26,814 sq.m. and

15 parcels of land of the properties with a total site area of approximately 1,848 sq.m. are leased to China Netcom Group for a term expiring on 31 December, 2006 at a total annual rental of RMB 15,874,971.

According to an opinion given by the Company’s PRC legal adviser, the above Lease Agreement has been legally signed by the two parties.

			Capital value in
			existing state as at
Property	Description and tenure	Particulars of occupancy	31 August, 2004

			HK$
2. Land, various buildings and structures located in Tianjin The PRC	The properties comprise 189 buildings and other ancillary structures with a total gross floor area of approximately 287,383 sq.m. mainly completed in various stages from 1927 to 2004 (the “Completed Properties”). The main buildings include office buildings, composite buildings, machine buildings, sales offices, etc.

The properties also comprise 4 buildings which were under construction as at the date of valuation (the “CIP Properties”). The estimated total construction cost is RMB 10,256,000, of which RMB 6,614,000 has been spent up to the valuation date. The total gross floor area of the buildings will be 4,297 sq.m. upon completion.

The buildings and structures are located on 87 parcels of land with a total site area of approximately 241,486 sq.m.

	The land use rights of the properties have been granted for terms ranging from 40 to 70 years.	The Completed Properties are currently occupied by the Tianjin Branch of the Company mainly as offices, sales offices, telecommunication facility rooms and other ancillary uses.	1,376,518,000

Notes:

      1. Land

i. For the 87 parcels of land of the properties with a total site area of approximately 241,486 sq.m., China Netcom Group has obtained either granted Land Use Rights Certificates, or allocated Land Use Rights Certificates, under the name of China Netcom Group. Of the 87 parcels of land, China Netcom Group has also obtained a document Guo Tu Zi Han [2004] No. 172 issued by the Ministry of State-owned Land and Resources in respect of 39 parcels of land with allocated Land Use Rights Certificates which were injected into China Netcom (Group) Co., Ltd. (“CNC China”), a wholly owned subsidiary of the Company, by way of capital injection (the “Authorized land”). The document has authorized China Netcom Group to operate the Authorized land and approved China Netcom Group to inject the Authorized land into CNC China by way of capital injection. CNC China is in the process of applying for the change of registration under the name of CNC China.

ii. According to an opinion given by the Company’s PRC legal adviser, China Netcom Group has obtained relevant state-owned Land Use Rights Certificates pertaining to the 87 parcels of the land. CNC China shall complete land use rights registration with the local land registration authorities. No land premium is payable in the process of land use rights registration of the Authorized land. There is no material legal impediment for CNC China to complete the title registration. CNC China can transfer or sublease the land use rights according to the laws, administrative regulations and documents from the Government, upon completion of the above registration and obtaining the Land Use Rights Certificates for the 87 parcels of land.

iii. According to a Restructuring Agreement entered into between China Netcom Group and CNC China, China Netcom Group has undertaken to endeavor to have Land Use Rights Certificates registered under the name of CNC China within six months after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new land title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the land which was transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the land use rights; and the newly acquired land (acquired by CNC China in the period between 31 December, 2003 and the alteration date of CNC China) which has not been changed to granted land from allocated land at the time the Global Offering is completed.

iv. In preparing our valuations, we have assuming that all conditions have been properly met and that no further charges are due.

      2. Completed Properties and CIP Properties

i. For 188 items of the 189 Completed Properties with a total gross floor area of approximately 269,533 sq.m., China Netcom Group has obtained Building Ownership Certificates. CNC China is in the process of applying for the change of registration of building ownership rights under the name of CNC China.

ii. For the CIP Properties, China Netcom Group has already obtained the required approvals for their construction from the Government.

iii. According to an opinion given by the Company’s PRC legal adviser, there is no material legal impediment for the 188 Completed Properties to change title registration from China Netcom Group to CNC China, there is no material legal impediment for CNC China to obtain the Building Ownership Certificate for the remaining one of the Completed Properties upon obtaining approvals from relevant authorities, and there is no material legal impediment for CNC China to obtain Building Ownership Certificates for the CIP Properties upon their completion. Upon obtaining Building Ownership Certificates of the Completed Properties and CIP Properties under the name of CNC China, and obtaining relevant granted Land Use Rights Certificates for newly acquired Completed Properties and CIP Properties (acquired by CNC China in the period between 31 December, 2003 and the alteration date of CNC China), CNC China can then transfer or lease the buildings of the properties (including CIP Properties after completion) according to the laws, administrative regulations and documents from the Government.

iv. China Netcom Group has undertaken to have Building Ownership Certificates registered under the name of CNC China within six months (those buildings with Building Title Proofs should be within the valid period of the Building Title Proofs but not later than six months and the CIP Properties should be upon their completion) after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new building title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the Completed Properties and CIP Properties which were transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the building ownership rights at the time the Global Offering is completed.

3. In the valuation of these properties, we have not attributed any commercial value to a Completed Property with a gross floor area of approximately 17,850 sq.m. which has not obtained proper title certificate. However, for reference purposes, we are of the opinion that the capital value of the property as at the date of valuation would be HK$47,468,000 assuming the relevant title certificate had been obtained.

			Capital value in
			existing state as at
Property	Description and tenure	Particulars of occupancy	31 August, 2004

			HK$
3. Land, various buildings and structures located in Hebei Province The PRC	The properties comprise 914 buildings and other ancillary structures with a total gross floor area of approximately 1,134,489 sq.m. mainly completed in various stages from 1957 to 2004 (the “Completed Properties”). The main buildings include office buildings, composite buildings, machine buildings, sales offices, etc.

The properties also comprise 20 buildings which were under construction as at the date of valuation (the “CIP Properties”). The estimated total construction cost is RMB 713,750,000, of which RMB 87,296,000 has been spent up to the valuation date. The total gross floor area of the buildings will be 138,639 sq.m. upon completion.

The buildings and structures are located on 208 parcels of land with a total site area of approximately 1,273,632 sq.m.

	The land use rights of the properties have been granted for terms ranging from 40 to 50 years.	The Completed Properties are currently occupied by the Hebei Branch of the Company mainly as offices, sales offices, telecommunication facility rooms and other ancillary uses, except for a portion of the Completed Properties which are currently subject to a Lease Agreement as stated in Note 3.	2,674,673,000

Notes:

      1. Land

i. For 208 parcels of land of the properties with a total site area of approximately 1,273,632 sq.m., China Netcom Group has obtained either granted Land Use Rights Certificates, or allocated Land Use Rights Certificates, under the name of China Netcom Group. Of the 208 parcels of land, China Netcom Group has also obtained a document Guo Tu Zi Han [2004] No. 172 issued by the Ministry of State-owned Land and Resources in respect of 122 parcels of land with allocated Land Use Rights Certificates which were injected into China Netcom (Group) Co., Ltd. (“CNC China”), a wholly owned subsidiary of the Company, by way of capital injection (the “Authorized land”). The document has authorized China Netcom Group to operate the Authorized land and approved China Netcom Group to inject the Authorized land into CNC China by way of capital injection. CNC China is in the process of applying for change of registration under the name of CNC China.

ii. According to an opinion given by the Company’s PRC legal adviser, China Netcom Group has obtained relevant state-owned Land Use Rights Certificates pertaining to the 208 parcels of the land. CNC China shall complete land use rights registration with the local land registration authorities. No land premium is payable in the process of land use rights registration of the Authorized land. There is no material legal impediment for CNC China to complete the title registration. CNC China can transfer or sublease the land use rights according to the laws, administrative regulations and documents from the Government, for 207 parcels of land upon completion of the above registration and obtaining the Land Use Rights Certificates, and for the remaining a parcel of newly acquired land (acquired by CNC China in the period between 31 December, 2003 and the alteration date of CNC China) with allocated Land Use Rights Certificate upon obtaining the granted Land Use Rights Certificate.

iii. According to a Restructuring Agreement entered into between China Netcom Group and CNC China, China Netcom Group has undertaken to endeavor to have Land Use Rights Certificates registered under the name of CNC China within six months after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new land title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the land which was transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the land use rights, and the newly acquired land which has not been changed to granted land from allocated land at the time the Global Offering is completed.

iv. In preparing our valuations, we have assuming that all conditions have been properly met and that no further charges are due.

      2. Completed Properties and CIP Properties

i. For 891 items of the 914 Completed Properties with a total gross floor area of approximately 1,132,112 sq.m., China Netcom Group has obtained Building Ownership Certificates or Building Title Proofs. CNC China is in the process of applying for change of registration of building ownership rights under the name of CNC China.

ii. For the CIP Properties, China Netcom Group has already obtained the required approvals for their construction from the Government.

iii. According to an opinion given by the Company’s PRC legal adviser, there is no material legal impediment for the 891 Completed Properties to change title registration from China Netcom Group to CNC China, there is no material legal impediment for CNC China to obtain the Building Ownership Certificates for the remaining 23 items of the Completed Properties upon obtaining approvals from relevant authorities, and there is no material legal impediment for CNC China to obtain Building Ownership Certificates for the CIP Properties upon their completion. Upon obtaining Building Ownership Certificates of the Completed Properties and CIP Properties under the name of CNC China, and obtaining relevant granted Land Use Rights Certificates for newly acquired Completed Properties and CIP Properties (acquired by CNC China in the period between 31 December, 2003 and the alteration date of CNC China), CNC China can then transfer or lease the buildings of the properties (including CIP Properties after completion) according to the laws, administrative regulations and documents from the Government.

iv. China Netcom Group has undertaken to have Building Ownership Certificates registered under the name of CNC China within six months (those buildings with Building Title Proofs should be within the valid period of the Building Title Proofs but not later than six months and the CIP Properties should be upon their completion) after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new building title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the Completed Properties and CIP Properties which were transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the building ownership rights at the time the Global Offering is completed.

3. According to a Lease Agreement entered into between China Netcom Group and CNC China dated 8 October, 2004, 278 buildings of the properties with a total floor area of approximately 42,003 sq.m. are leased to China Netcom Group for a term expiring on 31 December, 2006 at a total annual rental of RMB 4,957,707.

According to an opinion given by the Company’s PRC legal adviser, the above Lease Agreement has been legally signed by the two parties.

4. In the valuation of these properties, we have not attributed any commercial value to a parcel of land with a site area of approximately 239 sq.m. and 37 Completed Properties with a total gross floor area of approximately 2,960 sq.m. which have not obtained proper title certificates. However, for reference purposes, we are of the opinion that the capital value of the properties as at the date of valuation would be HK$3,006,000 assuming all relevant title certificates had been obtained.

			Capital value in
			existing state as at
Property	Description and tenure	Particulars of occupancy	31 August, 2004

			HK$
4. Land, various buildings and structures located in Liaoning Province The PRC	The properties comprise 422 buildings and other ancillary structures with a total gross floor area of approximately 820,837 sq.m. mainly completed in various stages from 1915 to 2004 (the “Completed Properties”). The main buildings include office buildings, composite buildings, machine buildings, sales offices, etc.

The properties also comprise a building which was under construction as at the date of valuation (the “CIP Property”). The estimated total construction cost is RMB 440,000, of which RMB 309,000 has been spent up to the valuation date. The gross floor area of the building will be 143 sq.m. upon completion.

The buildings and structures are located on 101 parcels of land with a total site area of approximately 617,692 sq.m.

	The land use rights of the properties have been granted for terms ranging from 40 to 50 years.	The Completed Properties are currently occupied by the Liaoning Branch of the Company mainly as offices, sales offices, telecommunication facility rooms and other ancillary uses, except for a portion of the Completed Properties which are currently subject to a Lease Agreement as stated in Note 3.	2,619,843,000

Notes:

      1. Land

i. For the 101 parcels of land of the properties with a total site area of approximately 617,692 sq.m., China Netcom Group has obtained either granted Land Use Rights Certificates, or allocated Land Use Rights Certificates, under the name of China Netcom Group. Of the 101 parcels of land, China Netcom Group has also obtained a document Guo Tu Zi Han [2004] No. 172 issued by the Ministry of State-owned Land and Resources in respect of 92 parcels of land with allocated Land Use Rights Certificates which were injected into China Netcom (Group) Co., Ltd. (“CNC China”), a wholly owned subsidiary of the Company, by way of capital injection (the “Authorized land”). The document has authorized China Netcom Group to operate the Authorized land and approved China Netcom Group to inject the Authorized land into CNC China by way of capital injection. CNC China is in the process of applying for change of registration under the name of CNC China.

ii. According to an opinion given by the Company’s PRC legal adviser, China Netcom Group has obtained relevant state-owned Land Use Rights Certificates pertaining to the 101 parcels of land. CNC China shall complete land use rights registration with the local land registration authorities. No land premium is payable in the process of land use rights registration of the Authorized land. There is no material legal impediment for CNC China to complete the title registration. CNC China can transfer or sublease the land use rights for 99 parcels of land upon completion of the above registration and obtaining the Land Use Rights Certificates and for the remaining 2 parcels of newly acquired land (acquired by CNC China in the period between 31 December, 2003 and the alteration date of CNC China) with allocated Land Use Rights Certificates upon obtaining the granted Land Use Rights Certificates.

iii. According to a Restructuring Agreement entered into between China Netcom Group and CNC China, China Netcom Group has undertaken to endeavor to have Land Use Rights Certificates registered under the name of CNC China within six months after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new land title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the land which was transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the land use rights, and the newly acquired land which has not been changed to granted land from allocated land at the time the Global Offering is completed.

iv. In preparing our valuations, we have assuming that all conditions have been properly met and that no further charges are due.

      2. Completed Properties and CIP Property

i. For the 422 Completed Properties with a total gross floor area of approximately 820,837 sq.m., China Netcom Group has obtained Building Ownership Certificates or Building Title Proofs. CNC China is in the process of applying for the change of registration of building ownership rights under the name of CNC China.

ii. For the CIP Property, China Netcom Group has already obtained the required approval for its construction from the Government.

iii. According to an opinion given by the Company’s PRC legal adviser, there is no material legal impediment for the Completed Properties to change title registration from China Netcom Group to CNC China, and there is no material legal impediment for CNC China to obtaining the Building Ownership Certificate for the CIP Property upon its completion. Upon obtaining Building Ownership Certificates of the Completed Properties and CIP Property under the name of CNC China, and obtaining relevant granted Land Use Rights Certificates for newly acquired Completed Properties and CIP Property (acquired by CNC China in the period between 31 December, 2003 and the alteration date of CNC China, CNC China can then transfer or lease the buildings of the properties according to the laws, administrative regulations and documents from the Government.

iv. China Netcom Group has undertaken to have Building Ownership Certificates registered under the name of CNC China within six months (those buildings with Building Title Proofs should be within the valid period of the Building Title Proofs but not later than six months and the CIP Property should be upon its completion) after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new building title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the Completed Properties and CIP Property which were transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the building ownership rights at the time the Global Offering is completed.

3. According to a Lease Agreement entered into between China Netcom Group and CNC China dated 8 October, 2004, 92 buildings of the properties with a total floor area of approximately 12,276 sq.m. are leased to China Netcom Group for a term expiring on 31 December, 2006 at a total annual rental of RMB 3,027,843.

According to an opinion given by the Company’s PRC legal adviser, the above Lease Agreement has been legally signed by the two parties.

4. In the valuation of these properties, we have not attributed any commercial value to 2 parcels of land with a total site area of approximately 95 sq.m. and 2 Completed Properties with a total gross floor area of approximately 76 sq.m. which have not obtained proper title certificates. However, for reference purposes, we are of the opinion that the capital value of the properties as at the date of valuation would be HK$[71,000] assuming all relevant title certificates had been obtained.

			Capital value in
			existing state as at
Property	Description and tenure	Particulars of occupancy	31 August, 2004

			HK$
5. Land, various buildings and structures located in Shandong Province The PRC	The properties comprise 1,237 buildings, and other ancillary structures with a total gross floor area of approximately 1,746,910 sq.m. mainly completed in various stages from 1905 to 2004 (the “Completed Properties”). The main buildings include office buildings, composite buildings, machine buildings, sales offices, etc.

The properties also comprise 22 buildings which were under construction as at the date of valuation (the “CIP Properties”). The estimated total construction cost is RMB 228,775,000, of which RMB 184,932,000 has been spent up to the valuation date. The total gross floor area of the buildings will be 73,828 sq.m. upon completion.

The buildings and structures are located on 343 parcels of land with a total site area of approximately 1,891,736 sq.m.

	The land use rights of the properties have been granted for terms ranging from 40 to 70 years.	The Completed Properties are currently occupied by the Shandong Branch of the Company mainly as offices, sales offices, telecommunication facility rooms and other ancillary uses, except for a portion of the Completed Properties which are currently subject to a Lease Agreement as stated in Note 3.	4,126,157,000

Notes:

      1. Land

i. For 342 items of the 343 parcels of land of the properties with a total site area of approximately 1,889,066 sq.m., China Netcom Group has obtained either granted Land Use Rights Certificates, or allocated Land Use Rights Certificates, under the name of China Netcom Group. Of the 342 parcels of land, China Netcom Group has also obtained a document Guo Tu Zi Han [2004] No. 172 issued by the Ministry of State-owned Land and Resources in respect of 224 parcels of land with allocated Land Use Rights Certificates which were injected into China Netcom (Group) Co., Ltd. (“CNC China”), a wholly owned subsidiary of the Company, by way of capital injection (the “Authorized land”). The document has authorized China Netcom Group to operate the Authorized land and approved China Netcom Group to inject the Authorized land into CNC China by way of capital injection. CNC China is in the process of applying for the change of registration under the name of CNC China.

ii. According to an opinion given by the Company’s PRC legal adviser, China Netcom Group has obtained relevant state-owned Land Use Rights Certificates pertaining to the 342 parcels of the land.

CNC China shall complete land use rights registration with the local land registration authorities. No land premium is payable in the process of land use rights registration of the Authorized land. There is no material legal impediment for CNC China to complete the title registration. CNC China can transfer or sublease the land use rights according to the laws, administrative regulations and documents from the Government, upon completion of the above registration and obtaining the Land Use Rights Certificates for the 342 parcels of land. For the remaining a parcel of newly acquired land (acquired by CNC China in the period between 31 December, 2003 and the alteration date of CNC China) without the relevant Land Use Rights Certificate, CNC China can legally own the land use rights and can transfer or sublease the land use rights upon obtaining the granted Land Use Rights Certificate.

iii. According to a Restructuring Agreement entered into between China Netcom Group and CNC China, China Netcom Group has undertaken to endeavor to have Land Use Rights Certificates registered under the name of CNC China within six months after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new land title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the land which was transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the land use rights; and the newly acquired land (acquired by CNC China in the period between 31 December, 2003 and the alteration date of CNC China) which has not been changed to granted land from allocated land at the time the Global Offering is completed.

iv. In preparing our valuations, we have assuming that all conditions have been properly met and that no further charges are due.

      2. Completed Properties and CIP Properties

i. For 1,234 items of the 1,237 Completed Properties with a total gross floor area of approximately 1,738,045 sq.m., China Netcom Group has obtained Building Ownership Certificates. CNC China is in the process of applying for the change of registration of building ownership rights under the name of CNC China.

ii. For 21 items of the CIP Properties with a total gross floor area of approximately 727.6 sq.m. upon completion, China Netcom Group has already obtained the required approvals for their construction from the Government. For the remaining one of the CIP Properties, China Netcom Group is in the process of applying for the relevant approval.

iii. According to an opinion given by the Company’s PRC legal adviser, there is no material legal impediment for the 1,234 Completed Properties to change title registration from China Netcom Group to CNC China, there is no material legal impediment for the remaining 3 items of the Completed Properties to obtain the Building Ownership Certificates upon obtaining approvals from relevant authorities, and there is no material legal impediment for CNC China to obtain Building Ownership Certificates for the CIP Properties upon their completion. Upon obtaining Building Ownership Certificates of the Completed Properties and CIP Properties under the name of CNC China, and obtaining relevant granted Land Use Rights Certificates for newly acquired Completed Properties and CIP Properties (acquired by CNC China in the period between 31 December, 2003 and the alteration date of CNC China), CNC China can then transfer or lease the buildings of the properties (including CIP Properties after completion) according to the laws, administrative regulations and documents from the Government.

iv. China Netcom Group has undertaken to have Building Ownership Certificates registered under the name of CNC China within six months (the CIP Properties should be upon their completion) after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new building title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the Completed Properties and CIP Properties which were transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the building ownership rights at the time the Global Offering is completed.

3. According to a Lease Agreement entered into between China Netcom Group and CNC China dated 8 October, 2004, 259 buildings with a total floor area of approximately 40,840 sq.m. and 12 parcels of land of the properties with a total site area of approximately 680 sq.m. are leased to China Netcom Group for a term expiring on 31 December, 2006 at a total annual rental of RMB 6,516,462.

According to an opinion given by the Company’s PRC legal adviser, the above Lease Agreement has been legally signed by the two parties.

4. In the valuation of these properties, we have not attributed any commercial value to a parcel of land with a site area of approximately 2,670 sq.m., 3 Completed Properties with a total gross floor area of approximately 8,865 sq.m. and a CIP Property with a gross floor area of approximately 1,122 sq.m. upon completion which have not obtained proper title certificates or construction approval. However, for reference purposes, we are of the opinion that the capital value of the properties as at the date of valuation would be HK$22,505,000 assuming all relevant title certificates or construction approval had been obtained.

			Capital value in
			existing state as at
Property	Description and tenure	Particulars of occupancy	31 August, 2004

			HK$
6. Land, various buildings and structures located in Henan Province The PRC	The properties comprise 769 buildings and other ancillary structures with a total gross floor area of approximately 1,617,909 sq.m. mainly completed in various stages from 1955 to 2004 (the “Completed Properties”). The main buildings include office buildings, composite buildings, machine buildings, sales offices, etc.

The properties also comprise 249 buildings which were under construction as at the date of valuation (the “CIP Properties”). The estimated total construction cost is RMB 2,431,212,000, of which RMB 755,883,000 has been spent up to the valuation date. The total gross floor area of the buildings will be 764,711 sq.m. upon completion.

The buildings and structures are located on 474 parcels of land with a total site area of approximately 2,552,504 sq.m.

	The land use rights of the properties have been granted for terms ranging from 40 to 70 years.	The Completed Properties are currently occupied by the Henan Branch of the Company mainly as offices, sales offices, telecommunication facility rooms and other ancillary uses, except for a portion of the Completed Properties which are currently subject to a Lease Agreement as stated in Note 3.	4,444,882,000

Notes:

      1. Land

i. For 469 items of the 474 parcels of land of the properties with a total site area of approximately 2,507,537 sq.m., China Netcom Group has obtained either granted Land Use Rights Certificates, or allocated Land Use Rights Certificates, under the name of China Netcom Group. Of the 469 parcels of land, China Netcom Group has also obtained a document Guo Tu Zi Han [2004] No. 172 issued by the Ministry of State-owned Land and Resources in respect of 314 parcels of land with allocated Land Use Rights Certificates which were injected into China Netcom (Group) Co., Ltd. (“CNC China”), a wholly owned subsidiary of the Company, by way of capital injection (the “Authorized land”). The document has authorized China Netcom Group to operate the Authorized land and approved China Netcom Group to inject the Authorized land into CNC China by way of capital injection. CNC China is in the process of applying for the change of registration under the name of CNC China.

ii. According to an opinion given by the Company’s PRC legal adviser, China Netcom Group has obtained relevant state-owned Land Use Rights Certificates pertaining to the 469 parcels of land. CNC China shall complete land use rights registration with the local land registration authorities. No land premium is payable in the process of land use rights registration of the Authorized land. There is no material legal impediment for CNC China to complete the title registration. CNC China can transfer or sublease the land use rights according to the laws, administrative regulations and documents from the Government, for 462 parcels of land upon completion of the above registration and obtaining the Land Use Rights Certificates, and for 7 parcels of newly acquired land (acquired by CNC China in the period between 31 December, 2003 and the alteration date of CNC China) with allocated Land Use Rights Certificates upon obtaining the granted Land Use Rights Certificates. For the remaining 5 parcels of land, CNC China can legally own the land use rights and can transfer or sublease the land use rights upon obtaining the granted Land Use Rights Certificates.

iii. According to a Restructuring Agreement entered into between China Netcom Group and CNC China, China Netcom Group has undertaken to endeavor to have Land Use Rights Certificates registered under the name of CNC China within six months after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new land title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the land which was transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the land use rights; and the newly acquired land which has not been changed to granted land from allocated land at the time the Global Offering is completed.

iv. In preparing our valuations, we have assuming that all conditions have been properly met and that no further charges are due.

2. Completed Properties and CIP Properties

i. For 759 items of the 769 Completed Properties with a total gross floor area of approximately 1,585,081 sq.m., China Netcom Group has obtained Building Ownership Certificates. CNC China is in the process of applying for the change of registration of building ownership rights under the name of CNC China.

ii. For 210 items of the CIP Properties with a total gross floor area of approximately 740,663 sq.m. upon completion, China Netcom Group has already obtained the required approvals for their construction from the Government. For the remaining 39 items of the CIP Properties, China Netcom Group is in the process of applying for the relevant approvals.

iii. According to an opinion given by the Company’s PRC legal adviser, there is no material legal impediment for the 759 Completed Properties to change title registration from China Netcom Group to CNC China, there is no material legal impediment for CNC China to obtain the Building Ownership Certificates for the remaining 10 items of the Completed Properties upon obtaining approvals from relevant authorities, and there is no material legal impediment for CNC China to obtain Building Ownership Certificates for the CIP Properties with the relevant approvals and the remaining 39 items of the CIP Properties upon obtaining the relevant approvals. Upon obtaining Building Ownership Certificates of the Completed Properties and CIP Properties under the name of CNC China, and obtaining relevant granted Land Use Rights Certificates for newly acquired Completed Properties and CIP Properties (acquired by CNC China in the period between 31 December, 2003 and the alteration date of the Company), CNC China can then transfer or lease the buildings of the properties (including CIP Properties after completion) according to the laws, administrative regulations and documents from the Government.

iv. China Netcom Group has undertaken to have Building Ownership Certificates registered under the name of CNC China within six months (the CIP Properties should be upon their completion) after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new building title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the Completed Properties and CIP Properties which were transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the building ownership rights at the time the Global Offering is completed. For those CIP Properties which were injected as capital into CNC China by China Netcom Group and have not obtained the relevant construction approvals, China Netcom Group confirmed that land use rights certificates have been obtained with regard to them, that China Netcom Group is in the process of applying for such approvals, that there are no legal impediments for China Netcom Group to obtain such approvals and that no PRC government bureau has imposed any penalties for failure to obtain such approvals before the construction work commenced.

3. According to a Lease Agreement entered into between China Netcom Group and CNC China dated 8 October, 2004, 77 buildings of the properties with a total floor area of approximately 28,056 sq.m. are leased to China Netcom Group for a term expiring on 31 December, 2006 at a total annual rental of RMB 3,631,856.

According to an opinion given by the Company’s PRC legal adviser, the above Lease Agreements has been legally signed by the two parties.

4. In the valuation of these properties, we have not attributed any commercial value to 12 parcels of land with a total site area of approximately 51,463 sq.m., 12 Completed Properties with a total gross floor area of approximately 33,269 sq.m. and 46 CIP Properties with a total gross floor area of approximately 26,067 sq.m. upon completion which have not obtained proper title certificates or construction approvals. However, for reference purposes, we are of the opinion that the capital value of the properties as at the date of valuation would be HK$37,945,000 assuming all relevant title certificates or construction approvals had been obtained.

			Capital value in
			existing state as at
Property	Description and tenure	Particulars of occupancy	31 August, 2004

			HK$
7. Land and various buildings located in Shanghai The PRC	The properties comprise 6 buildings with a total gross floor area of approximately 17,109 sq.m. mainly completed in various stages from 2000 to 2002 (the “Completed Properties”). The main buildings include office buildings, composite buildings, machine buildings, sales offices, etc. The buildings and structures are located on 5 parcels of land with a total site area of approximately 6,187 sq.m. The land use rights of the properties have been granted for terms ranging from 40 to 50 years.	The Completed Properties are currently occupied by the Shanghai Branch of the Company mainly as offices, sales offices, telecommunication facility rooms and other ancillary uses.	172,794,000

Notes:

      1. Land

i. For the 5 parcels of land of the properties with a total site area of approximately 6,187 sq.m., China Netcom Group has obtained Realty Title Certificates, under the name of China Netcom Group and China Netcom (Group) Co. Ltd. (“CNC China”), a wholly owned subsidiary of the Company, is in the process of applying for the change of registration under the name of CNC China.

ii. According to an opinion given by the Company’s PRC legal adviser, China Netcom Group has obtained relevant Realty Title Certificates pertaining to the 5 parcels of the land. There is no material legal impediment for CNC China to complete the title registration. CNC China can transfer or sublease the land use rights upon completion of the above registration for the 5 parcels of land.

iii. According to a Restructuring Agreement entered into between China Netcom Group and CNC China, China Netcom Group has undertaken to endeavor to have Realty Title Certificates registered under the name of CNC China within six months after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new land title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the land which was transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the land use rights; and the newly acquired land (acquired by CNC China in the period between 31 December, 2003 and the incorporation date of CNC China) which has not been changed to granted land from allocated land at the time the Global Offering is completed.

iv. In preparing our valuations, we have assuming that all conditions have been properly met and that no further charges are due.

      2. Completed Properties

i. For the 6 Completed Properties with a total gross floor area of approximately 17,109 sq.m., China Netcom Group has obtained Realty Title Certificates. CNC China is in the process of applying for the change of registration of building ownership rights under the name of CNC China.

ii. According to an opinion given by the Company’s PRC legal adviser, there is no material legal impediment for the Completed Properties to change title registration from China Netcom Group to CNC China. Upon obtaining Realty Title Certificates of the Completed Properties under the name of CNC China, CNC China can then transfer or lease the buildings of the properties.

iii. China Netcom Group has undertaken to have Realty Title Certificates registered under the name of CNC China within six months after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new building title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the Completed Properties which were transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the building ownership rights at the time the Global Offering is completed.

			Capital value in
			existing state as
			at 31 August,
Property	Description and tenure	Particulars of occupancy	2004

			HK$
8. Land and various buildings located in Guangdong Province The PRC	The properties comprise 54 buildings with a total gross floor area of approximately 31,512 sq.m. mainly completed in various stages from 1989 to 2004 (the “Completed Properties”). The main buildings include office buildings, composite buildings, machine buildings, sales offices, etc.

The properties also comprise 11 buildings which were under construction as at the date of valuation (the “CIP Properties”). The estimated total construction cost is RMB 1,478,000, of which RMB 1,432,000 has been spent up to the valuation date. The total gross floor area of the buildings will be 480 sq.m. upon completion.

The buildings and structures are located on 53 parcels of land with a total site area of approximately 48,092 sq.m.

	The land use rights of the properties have been granted for terms ranging from 40 to 70 years.	The Completed Properties are currently occupied by the Guangdong Branch of the Company mainly as offices, sales offices, telecommunication facility rooms and other ancillary uses.	227,635,000

Notes:

      1. Land

i. For the 53 parcels of land of the properties with a total site area of approximately 48,092 sq.m., China Netcom Group has obtained either granted Land Use Rights Certificates, or allocated Land Use Rights Certificates, or Realty Title Certificates, under the name of China Netcom Group. China Netcom (Group) Co. Ltd. (“CNC China”), a wholly owned subsidiary of the Company, is in the process of applying for the change of registration under the name of CNC China.

ii. According to an opinion given by the Company’s PRC legal adviser, China Netcom Group has obtained relevant state-owned Land Use Rights Certificates or Realty Title Certificates pertaining to the 53 parcels of the land. There is no material legal impediment for CNC China to complete the title registration from China Netcom Group to CNC China. CNC China can transfer or sublease the land use rights upon completion of the above registration for the 53 parcels of land.

iii. According to a Restructuring Agreement entered into between China Netcom Group and CNC China, China Netcom Group has undertaken to endeavor to have Land Use Rights Certificates or Realty Title Certificates registered under the name of CNC China within six months after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new land title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the land which was transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the land use rights; and the newly acquired land (acquired by CNC China in the period between 31 December, 2003 and the alteration date of CNC China) which has not been changed to granted land from allocated land at the time the Global Offering is completed.

iv. In preparing our valuations, we have assuming that all conditions have been properly met and that no further charges are due.

      2. Completed Properties and CIP Properties

i. For 53 items of the 54 Completed Properties with a total gross floor area of approximately 31,472 sq.m., China Netcom Group has obtained Realty Title Certificates or Building Ownership Certificates. CNC China is in the process of applying for the change of registration of building ownership rights under the name of CNC China.

ii. For the CIP Properties, China Netcom Group has already obtained the required approvals for their construction from the Government.

iii. According to an opinion given by the Company’s PRC legal adviser, there is no material legal impediment for the 53 Completed Properties to change title registration from China Netcom Group to CNC China, there is no material legal impediment for CNC China to obtain the Realty Title Certificate for the remaining one of the Completed Properties upon obtaining approvals from relevant authorities, and there is no material legal impediment for CNC China to obtain Realty Title Certificates for the CIP Properties upon their completion. Upon obtaining Realty Title Certificates of the Completed Properties and CIP Properties under the name of CNC China, CNC China can then transfer or lease the buildings of the properties (including CIP Properties after completion).

iv. China Netcom Group has undertaken to have Building Ownership Certificates or Realty Title Certificates registered under the name of CNC China within six months (the CIP Properties should be upon their completion) after the global offering of the Company, to be responsible for any costs, expenses, or claims caused by the changing or new building title registration, and to indemnify CNC China against any losses, claims, charges or expenses arising from any challenge to or interference with CNC China’s title to the Completed Properties and CIP Properties which were transferred by China Netcom Group to CNC China and in respect of which CNC China does not hold the building ownership rights at the time the Global Offering is completed.

3. In the valuation of these properties, we have not attributed any commercial value to a Completed Property with a gross floor area of approximately 40 sq.m. which has not obtained the relevant title certificate. However, for reference purposes, we are of the opinion that the capital value of the property as at the date of valuation would be HK$145,000 assuming the relevant title certificate had been obtained.

Group II — Property interest owned and occupied by the Group in Hong Kong

Capital value in
existing state as at
Property	Description and tenure	Particulars of occupancy	31 August, 2004

HK$
9. Land, various buildings and structures located in Hong Kong	The properties comprise 4 buildings and other ancillary structures with a total gross floor area of approximately 8,125 sq.m. mainly completed in 2001 and 2002. The buildings include two telecommunication facility buildings, and two ancillary buildings.

The buildings and structures are located on 2 parcels of land with a total site area of approximately 13,000 sq.m.

	The two parcels of land were leased for a term expiring on 27 June, 2047	The properties are currently occupied by Asia Netcom mainly as offices, telecommunication facility rooms and other ancillary uses.	No Commercial Value

Notes:

1. By two agreements for lease dated 22 February 2000 and 2 February 2001 respectively, 2 parcels of land located at Tseung Kwan O Sai Kung, New Territories with a total site area of approximately 13,000 sq.m. were leased from The Hong Kong Industrial Estates Corporation by Asia Global Crossing Hong Kong Limited (now known as Asia Netcom Hong Kong Limited) with a formal lease for each property to be granted for a term expiring on 27 June 2047 in accordance with the terms and conditions stated therein. In consideration of the two agreements for lease, a premium of HK$27,550,000 was paid. The ground rent payable per annum for the properties is equal to 3% of the rateable value for the time being of the properties.

2. The registered owner of the properties is The Hong Kong Industrial Estates Corporation (now known as The Hong Kong Science and Technology Parks Corporation) vide Memorial No. 465321 dated 15 May, 2001.

3. Since the formal leases are yet to be granted, we have attributed no commercial value to the above properties. However, for reference purposes, we are of the opinion that the capital value of the properties as at the date of valuation would be HK$89,800,000 assuming the relevant Formal Leases had been signed.

Group III — Property interest owned and occupied by the Group in Singapore

			Capital value in
			existing state as at
Property	Description and tenure	Particulars of occupancy	31 August, 2004

			HK$
10. Land, various buildings and structures located in Singapore	The property comprises 4 buildings, and other ancillary structures with a total gross floor area of approximately 3,357 sq.m., mainly completed in 2002. The buildings include a telecommunication facility building, a generator building and two ancillary buildings. The property is located on a parcel of land with a site area of approximately 5,312 sq.m. The land was leased for a term of 26 years commencing from 16 May 2001.	The property is currently occupied by Asia Netcom mainly as offices, telecommunication facility rooms and other ancillary uses.	19,064,000

Notes:

1. By a Lease Agreement, a parcel of land located at No.1 Changi North Rise, Changi North Industrial Estate with a site area of approximately 5,312 sq.m. was leased from Jurong Town Corporation by Asia Global Crossing (Singapore) Pte. Ltd. (now known as Asia Netcom Singapore Pte. Ltd.) for a term of 26 years commencing from 16 May 2001. In consideration of the Lease Agreement, a premium of S$1,498,515.20 was paid. The ground rent payable per annum for the property is S$12.

2. The property is subject to a Mortgage vide Caveat No. 115582L dated 30 July 2004.

3. The registered owner of the property is Jurong Town Corporation vide Memorandum No. I/30809F dated 26 June 1990.

Group IV — Property interests rented and occupied by the Group in the PRC

Capital value in
existing state as at
Property	Description and tenure	Particulars of occupancy	31 August, 2004

HK$
11. Properties located in the PRC	The properties comprise 50,067 buildings and units with a total floor area of approximately 8,474,797 sq.m. mainly completed in various stages from 1950 to 2003.

The properties also comprise 338 parcels of land with a total site area of approximately 75,011 sq.m.

	50,065 items of the properties are leased from China Netcom Group and the remaining 2 items are leased from two independent parities.	The properties are currently occupied by the Group mainly as offices, telecommunication facility rooms and other ancillary uses.	No Commercial Value

Notes:

1. According to a Lease Agreement entered into between China Netcom Group and CNC China dated 8 October, 2004, 35,199 buildings and units of the properties with a total floor area of approximately 7,793,569 sq.m. are leased to the Group from China Netcom Group and its subsidiaries for a term expiring on 31 December, 2006 at a total annual rental of approximately RMB 610,822,000.

      Details of the properties included in the above agreements are categorized as follows:

	Number of	Approximate
Location	Buildings and Units	Floor Area

Beijing	1,259	603,607
Tianjin	724	312,421
Hebei Province	7,208	1,519,454
Liaoning Province	5,473	1,290,094
Shandong Province	14,765	2,286,257
Henan Province	5,730	1,773,949
Guangdong Province	40	7,787

Total	35,199	7,793,569

2. According to a Subletting Agreement entered into between China Netcom Group and CNC China dated 8 October, 2004, 14,866 buildings and units of the properties with a total floor area of approximately 681,037 sq.m. and 338 parcels of land with a total site area of approximately 75,011 sq.m. are sublet to the Group from China Netcom Group and its subsidiaries for various terms but not exceeding 31 December, 2006 at a total annual rental of approximately RMB 115,237,000. The validity of the Subletting Agreement expires on 31 December, 2006.

      Details of the properties included in the above agreements are categorized as follows:

	Building		Land

	Number of	Approximate	Number	Approximate
Location	Buildings & Units	Floor Area	Parcels of Land	Site Area

Beijing	1,304	110,513	6	3,942
Tianjin	3	1,260	—	—
Hebei Province	2,402	122,118	304	65,201
Liaoning Province	739	20,055	6	174
Shandong Province	4,819	201,679	21	4,934
Henan Province	3,911	120,288	1	760
Shanghai	305	14,042	—	—
Guangdong Province	1,383	91,082	—	—

Total	14,866	681,037	338	75,011

3. According to an opinion given by the Company’s PRC legal adviser:-

i. The above Lease Agreement and Subletting Agreement entered into between China Netcom Group and CNC China have been legally signed by the two parties.

ii. China Netcom Group has undertaken to indemnify the Group against any losses in relation to the use of the leased properties under the Lease Agreement and Subletting Agreement. The undertakings from China Netcom Group are enforceable.

4. According to a Lease Agreement entered into between Zhaoshangju Hanghuakemao Zhong Xin You Xian Gong Si and Asia Netcom Holdings China Limited, a wholly owned subsidiary of the Group, an office unit of the properties with a floor area of approximately 156 sq.m. is leased to the Group from Zhaoshangju Hanghuakemao Zhong Xin You Xian Gong Si for a term of 2 years commencing from 20 August, 2004 and expiring on 19 August, 2006 at a monthly rental of US$2,881.19. According to an opinion given by the Company’s PRC legal adviser, the Lease Agreement is legally valid and enforceable.

5. According to a Lease Agreement entered into between CEO Suite Shanghai Limited and Asia Netcom Holdings China Limited, an office unit with a floor area of approximately 35 sq.m. is leased to the Group from CEO Suite Shanghai Limited for a term of 6 months commencing from 1 June, 2004 and expiring on 30 November, 2004 at a monthly rental of US$1,900. According to an opinion given by the Company’s PRC legal adviser, the Company was not able to provide the relevant Building Ownership Certificate which is held by CEO Suite Shanghai Limited.

Group V — Property interests rented and occupied by the Group in overseas countries and Hong Kong

Capital value in
existing state as at
Property	Description and tenure	Particulars of occupancy	31 August, 2004

HK$
12. Properties located in Hong Kong, Singapore, Philippines, Korea, Indonesia, India, Malaysia, Japan, the United States and Australia	The properties comprise 18 buildings and units mainly completed in various stages from 1930 to 2003.

The properties have a total floor area of approximately 8,824 sq.m.

	The properties are leased to Asia Netcom and the Company from independent third parties or China Netcom Group for various terms with the latest expiry date being 2010.	The properties are currently occupied by the Group mainly as offices and sales offices uses.	No Commercial Value

Note:

1. According to 18 Lease Agreements, 17 items of the properties with a total floor area of approximately 8,381 sq.m. are leased from independent third parties for various terms with the latest expiry date being 2010, and the remaining property with a floor area of approximately 443 sq.m. is sublet from East Asia Netcom Korea Ltd., a connected party, for a term of 2 years expiring on August 31, 2005.

CHINA NETCOM GROUP CORPORATION

(HONG KONG) LIMITED

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

      Hong Kong law does not limit the extent to which a company’s articles of association may provide for the indemnification of offers and directors, except to the extent any such provision may be held by Hong Kong courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacity as our officers and directors, but our indemnity does not extend to any matter in respect of any fraud or dishonesty which may be attached to such officer or director. The indemnification provision in our articles of associates provides that, in general, every director or other officer of our company shall be indemnified out of our assets against all costs, charges, expenses, losses and liabilities which he may incur. Every director and other officer of our company shall be indemnified by us against all costs, losses and expenses which any such director and other officer may incur or become liable for in the discharge of his duties. Any person who is a director or other officer of our company generally shall not be liable (except in consequence of his own dishonesty) for the acts, receipts, neglects or defaults of any other director or other officer of our company or for any losses or expenses incurred by our company for any losses or damages incurred in the execution of the duties of his office.

Item 7.	Recent Sales of Unregistered Securities

      On December 31, 2000, we issued 1,999,999 ordinary shares to China Netcom Group Corporation (BVI) Limited and 1 ordinary share to CNC Cayman, Limited for US$0.01 per ordinary share.

      During the period from February 7, 2001 to February 12, 2001, we issued:

•	6,400,000 ordinary shares to various former employees of China Netcom Holdings for RMB 1.00 per ordinary share;

•	30,967,127 Series A preference shares to CNC Fund for US$10.495 per share; and

•	191,600,000 ordinary shares to CNC BVI for US$0.01 per ordinary share, for which we received consideration in the form of CNC BVI’s equity interests in CNC China.

      None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and Regulation D promulgated thereunder. The recipients in such transactions represented their intention to acquire securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

Item 8.	Exhibits and Financial Statement Schedules

      (a) Exhibits.

Exhibit
No.	Description of Exhibit

1.1	Form of U.S. and international underwriting agreement
1.2	Form of Hong Kong Underwriting Agreement
3.1	Memorandum and Articles of Association of the Registrant**
4.1	Form of share certificate**
4.2	Form of deposit agreement, including form of American Depositary Receipt**
5.1	Opinion of Linklaters, Hong Kong counsel to the Registrant, as to the legality of the shares
9.1	Declaration of Trust, dated October 5, 2004, from CNC BVI to the Academy of Sciences**

Exhibit
No.	Description of Exhibit

9.2	Declaration of Trust, dated October 5, 2004, from CNC BVI to INC-SARFT**
9.3	Declaration of Trust, dated October 5, 2004, from CNC BVI to CRTC**
9.4	Declaration of Trust, dated October 5, 2004, from CNC BVI to Shanghai Alliance**
9.5	Declaration of Trust, dated October 5, 2004, from CNC BVI to Shandong SASAC**
9.6	Trust Arrangement, dated October 5, 2004, entered into between CNC BVI, China Netcom Group and the Academy of Sciences (English Translation)**
9.7	Trust Arrangement, dated October 5, 2004, entered into between CNC BVI, China Netcom Group and INC-SARFT (English Translation)**
9.8	Trust Arrangement, dated October 5, 2004, entered into between CNC BVI, China Netcom Group and CRTC (English Translation)**
9.9	Trust Arrangement, dated October 5, 2004, entered into between CNC BVI, China Netcom Group and Shanghai Alliance (English Translation)**
9.10	Trust Arrangement, dated October 5, 2004, entered into between CNC BVI, China Netcom Group and Shandong SASAC (English Translation)**
10.1	Asset Injection Agreement, dated June 29, 2004, among China Netcom Group, CNC BVI, CNC China and us (English Translation)**
10.2	Letter of Undertakings by China Netcom Group (English Translation)**
10.3	Trademark Licensing Agreement, dated October 8, 2004 among CNC China, China Netcom Group and us (English Translation)**
10.4	Restructuring Agreement, dated September 6, 2004 among CNC China, China Netcom Group and us (English Translation)**
10.5	Non-Competition Agreement, dated September 6, 2004 among CNC China, China Netcom Group and us (English Translation)**
10.6	Assets and Liabilities Transfer Agreement, dated June 23, 2004 entered into between CNC China and China Netcom Group (English translation)**
10.7	Interconnection Settlement Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.8	Property Leasing Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.9	Property Sub-leasing Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.10	Master Services Sharing Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.11	Engineering and Information Technology Services Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.12	Materials Procurement Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.13	Ancillary Telecommunications Services Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.14	Support Services Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.15	Telecommunication Facilities Leasing Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.16	Capacity Purchase Agreement, dated June 30, 2004 between Asia Netcom and East Asia Netcom Limited**
10.17	Capacity Lease Agreement, dated June 30, 2004 between Asia Netcom and East Asia Netcom Limited and Amendment No. 1 dated October 6, 2004**

Exhibit
No.	Description of Exhibit

10.18	Management Services Agreement, dated June 30, 2004 between Asia Netcom and East Asia Netcom Limited and Amendment No. 1 dated October 6, 2004**
10.19	Share Option Plan (English Translation)**
10.20	Share Purchase and Exchange Agreement, dated June 11, 2004 and amendment dated July 20, 2004 among China Netcom Holdings (BVI) Limited, CNC Fund L.P. and us**
10.21	Form of Senior Management Employment Agreement (English Translation)**
10.22	Form of Director’s Employment Agreement (English Translation)**
10.23	Share Purchase and Sale Agreement dated June 30, 2004 entered into between Asia Netcom and CNC Network Corporation Limited**
10.24	Assignment and Novation Agreement dated June 30, 2004 entered into among Asia Netcom, CNC Network Corporation Limited and us**
10.25	Share Purchase Agreement dated December 2, 2003 entered into among SBAIF Asia Netcom (Cayman) Holdings, China Netcom Corporation International Limited, Asia Netcom and us**
10.26	Shareholders Agreement dated March 12, 2003 entered into among China Netcom Corporation International Limited, SB Asia Infrastructure Fund L.P., Newbridge Asia Netcom (Cayman) Holdings, Asia Netcom and us**
10.27	Share and Asset Purchase Agreement dated November 17, 2002 entered into between Asia Netcom and AGC**
10.28	Share Purchase Agreement, dated December 2, 2003 entered into among Newbridge Asia Netcom (Cayman) Holdings, China Netcom Corporation International Limited, Asia Netcom and us**
10.29	Share Transfer Agreement, dated June 10, 2004, entered into between China Netcom Group and China Netcom Holdings (English Translation)**
10.30	Share Transfer Agreement, dated April 20, 2004, entered into between China Netcom Group and the Academy of Sciences, INC-SARFT, CRTC and Shanghai Alliance (English Translation)**
10.31	Asset Transfer Agreement, dated April 26, 2004, entered into between China Netcom Group and Shandong SASAC (English Translation)**
10.32	Telecommunications Assets Transfer Agreement, dated June 10, 2004, entered into between China Netcom Group and Jitong Communications Company Limited (English Translation)**
10.33	Telecommunications Assets Transfer Agreement, dated June 10, 2004, entered into between China Netcom Group and Guangdong Telecommunications Company Limited (English Translation)**
10.34	Debenture, dated July 29, 2004 entered into among Asia Netcom Asia Pacific Limited, Asia Netcom Asia Pacific Commercial Limited, Asia Netcom Hong Kong Limited and Industrial and Commercial Bank of China (Asia) Limited**
10.35	Deed of Mortgage of Shares, dated July 29, 2004 entered into between Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.36	Debenture, dated July 29, 2004 entered into among Asia Netcom Services (S) Pte. Ltd., Asia Netcom Corporation (Singapore) Pte. Limited, Asia Netcom Singapore Pte. Ltd., Southeast Asia Netcom (Singapore) Pte. Ltd. and Industrial and Commercial Bank of China (Asia) Limited**
10.37	Group Share Mortgage, dated July 29, 2004 entered into among Asia Netcom Corporation (Singapore) Pte. Limited, Asia Netcom Services (S) Pte. Ltd., Southeast Asia Netcom (Singapore) Pte. Ltd., Asia Netcom Singapore Pte. Ltd. and Industrial and Commercial Bank of China (Asia) Limited**
10.38	Assignment of Building Agreement, dated July 29, 2004 entered into between Asia Netcom Singapore Pte. Ltd. and Industrial and Commercial Bank of China (Asia) Limited**
10.39	Share Pledge Agreement, dated July 28, 2004 entered into among Asia Netcom Corporation (Singapore) Pte. Ltd., the seven financial institutions listed in the Share Pledge Agreement and Industrial and Commercial Bank of China (Asia) Limited**
10.40	Amended and Restated Facility Agreement, dated July 27, 2004 entered into among Asia Netcom, the seven banks named in the Amended and Restated Facility Agreement, Industrial and Commercial Bank of China (Asia) Limited**

Exhibit
No.	Description of Exhibit

10.41	Group Subordination Deed, dated July 27, 2004 entered into between Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.42	Group Subordination Deed, dated July 27, 2004 entered into among our Company and China Netcom Corporation International Limited, Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.43	Debenture, dated July 27, 2004 entered into between Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.44	Group Assignment of Insurances, dated July 27, 2004 entered into among Asia Netcom, EANL and Industrial and Commercial Bank of China (Asia) Limited**
10.45	Security Assignment, dated July 27, 2004 entered into between Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.46	Charge Over Deposit Account, dated July 27, 2004 entered into between Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.47	Charge Over Accounts, dated July 27, 2004 entered into between Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.48	Deed of Mortgage of Shares in Asia Netcom, dated July 27, 2004 entered into between China Netcom Corporation International Limited and Industrial and Commercial Bank of China (Asia) Limited**
10.49	Guarantee and Indemnity, dated July 27, 2004 entered into between our Company and Industrial and Commercial Bank of China (Asia) Limited**
21.1	List of subsidiaries of the Registrant**
23.1	Consent of PricewaterhouseCoopers
23.3	Consent of Linklaters (included as part of Exhibit 5.1)
23.4	Consent of Haiwen & Partners, counsel to the Registrant**
23.5	Consent of Sallmanns (Far East) Limited**
24.1	Powers of Attorney (included in signature page)**

*	To be filed by amendment.

**	Previously filed

      (b) Financial Statement Schedules

      All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.	Undertakings

      The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      The undersigned Registrant hereby undertakes that:

1.	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on November 8, 2004.

CHINA NETCOM GROUP CORPORATION
(HONG KONG) LIMITED

By:	/s/ EDWARD TIAN SUNING

Name: Edward Tian Suning

Title:	Executive Director and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward Tian Suning as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the U.S. Securities Act of 1933, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ZHANG CHUNJIANG Zhang Chunjiang	Executive Chairman of the Board of Directors, Executive Director	November 8, 2004

/s/ EDWARD TIAN SUNING Edward Tian Suning	Executive Director, Chief Executive Officer	November 8, 2004

/s/ MIAO JIANHUA Miao Jianhua	Executive Director	November 8, 2004

/s/ JIANG WEIPING Jiang Weiping	Non-Executive Director	November 8, 2004

/s/ LI LIMING Li Liming	Non-Executive Director	November 8, 2004

/s/ YAN YIXUN Yan Yixun	Non-Executive Director	November 8, 2004

/s/ QIAN YINGYI Qian Yingyi	Independent Non-Executive Director	November 8, 2004

/s/ HOU ZIQIANG Hou Ziqiang	Independent Non-Executive Director	November 8, 2004

/s/ FAN XINGCHA Fan Xingcha	Chief Financial Officer	November 8, 2004

/s/ LI FUSHEN Li Fushen	Controller	November 8, 2004

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Zhang Xiaotie	Executive Director	November 8, 2004

* Keith Rupert Murdoch	Non-Executive Director	November 8, 2004

* John Lawson Thornton	Independent Non-Executive Director	November 8, 2004

* Victor Mou Zing Cha	Independent Non-Executive Director	November 8, 2004

* Timpson Chung Shui Ming	Independent Non-Executive Director	November 8, 2004

*By: /s/ EDWARD TIAN SUNING Edward Tian Suning, Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

      Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative of China Netcom Group Corporation (Hong Kong) Limited in the United States, has signed this Amendment No. 2 to the Registration Statement in the State of Delaware on November 8, 2004.

By:	/s/ Donald J. Puglisi

Name: Donald J. Puglisi
Title: Managing Director
Company: Puglisi & Associates

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit

1.1	Form of U.S. and international underwriting agreement
1.2	Form of Hong Kong Underwriting Agreement
3.1	Memorandum and Articles of Association of the Registrant**
4.1	Form of share certificate**
4.2	Form of deposit agreement, including form of American Depositary Receipt**
5.1	Opinion of Linklaters, Hong Kong counsel to the Registrant, as to the legality of the shares
9.1	Declaration of Trust, dated October 5, 2004, from CNC BVI to the Academy of Sciences**
9.2	Declaration of Trust, dated October 5, 2004, from CNC BVI to INC-SARFT**
9.3	Declaration of Trust, dated October 5, 2004, from CNC BVI to CRTC**
9.4	Declaration of Trust, dated October 5, 2004, from CNC BVI to Shanghai Alliance**
9.5	Declaration of Trust, dated October 5, 2004, from CNC BVI to Shandong SASAC**
9.6	Trust Arrangement, dated October 5, 2004, entered into between CNC BVI, China Netcom Group and the Academy of Sciences (English Translation)**
9.7	Trust Arrangement, dated October 5, 2004, entered into between CNC BVI, China Netcom Group and INC-SARFT (English Translation)**
9.8	Trust Arrangement, dated October 5, 2004, entered into between CNC BVI, China Netcom Group and CRTC (English Translation)**
9.9	Trust Arrangement, dated October 5, 2004, entered into between CNC BVI, China Netcom Group and Shanghai Alliance (English Translation)**
9.10	Trust Arrangement, dated October 5, 2004, entered into between CNC BVI, China Netcom Group and Shandong SASAC (English Translation)**
10.1	Asset Injection Agreement, dated June 29, 2004, among China Netcom Group, CNC BVI, CNC China and us (English Translation)**
10.2	Letter of Undertakings by China Netcom Group (English Translation)**
10.3	Trademark Licensing Agreement, dated October 8, 2004 among CNC China, China Netcom Group and us (English Translation)**
10.4	Restructuring Agreement, dated September 6, 2004 among CNC China, China Netcom Group and us (English Translation)**
10.5	Non-Competition Agreement, dated September 6, 2004 among CNC China, China Netcom Group and us (English Translation)**
10.6	Assets and Liabilities Transfer Agreement, dated June 23, 2004 entered into between CNC China and China Netcom Group (English translation)**
10.7	Interconnection Settlement Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.8	Property Leasing Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.9	Property Sub-leasing Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.10	Master Services Sharing Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.11	Engineering and Information Technology Services Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.12	Materials Procurement Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.13	Ancillary Telecommunications Services Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**

Exhibit
No.	Description of Exhibit

10.14	Support Services Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.15	Telecommunication Facilities Leasing Agreement, dated October 8, 2004 between CNC China and China Netcom Group (English Translation)**
10.16	Capacity Purchase Agreement, dated June 30, 2004 between Asia Netcom and East Asia Netcom Limited**
10.17	Capacity Lease Agreement, dated June 30, 2004 between Asia Netcom and East Asia Netcom Limited and Amendment No. 1 dated October 6, 2004**
10.18	Management Services Agreement, dated June 30, 2004 between Asia Netcom and East Asia Netcom Limited and Amendment No. 1 dated October 6, 2004**
10.19	Share Option Plan (English Translation)**
10.20	Share Purchase and Exchange Agreement, dated June 11, 2004 and amendment dated July 20, 2004 among China Netcom Holdings (BVI) Limited, CNC Fund L.P. and us**
10.21	Form of Senior Management Employment Agreement (English Translation)**
10.22	Form of Director’s Employment Agreement (English Translation)**
10.23	Share Purchase and Sale Agreement dated June 30, 2004 entered into between Asia Netcom and CNC Network Corporation Limited**
10.24	Assignment and Novation Agreement dated June 30, 2004 entered into among Asia Netcom, CNC Network Corporation Limited and us**
10.25	Share Purchase Agreement dated December 2, 2003 entered into among SBAIF Asia Netcom (Cayman) Holdings, China Netcom Corporation International Limited, Asia Netcom and us**
10.26	Shareholders Agreement dated March 12, 2003 entered into among China Netcom Corporation International Limited, SB Asia Infrastructure Fund L.P., Newbridge Asia Netcom (Cayman) Holdings, Asia Netcom and us**
10.27	Share and Asset Purchase Agreement dated November 17, 2002 entered into between Asia Netcom and AGC**
10.28	Share Purchase Agreement, dated December 2, 2003 entered into among Newbridge Asia Netcom (Cayman) Holdings, China Netcom Corporation International Limited, Asia Netcom and us**
10.29	Share Transfer Agreement, dated June 10, 2004, entered into between China Netcom Group and China Netcom Holdings (English Translation)**
10.30	Share Transfer Agreement, dated April 20, 2004, entered into between China Netcom Group and the Academy of Sciences, INC-SARFT, CRTC and Shanghai Alliance (English Translation)**
10.31	Asset Transfer Agreement, dated April 26, 2004, entered into between China Netcom Group and Shandong SASAC (English Translation)**
10.32	Telecommunications Assets Transfer Agreement, dated June 10, 2004, entered into between China Netcom Group and Jitong Communications Company Limited (English Translation)**
10.33	Telecommunications Assets Transfer Agreement, dated June 10, 2004, entered into between China Netcom Group and Guangdong Telecommunications Company Limited (English Translation)**
10.34	Debenture, dated July 29, 2004 entered into among Asia Netcom Asia Pacific Limited, Asia Netcom Asia Pacific Commercial Limited, Asia Netcom Hong Kong Limited and Industrial and Commercial Bank of China (Asia) Limited**
10.35	Deed of Mortgage of Shares, dated July 29, 2004 entered into between Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.36	Debenture, dated July 29, 2004 entered into among Asia Netcom Services (S) Pte. Ltd., Asia Netcom Corporation (Singapore) Pte. Limited, Asia Netcom Singapore Pte. Ltd., Southeast Asia Netcom (Singapore) Pte. Ltd. and Industrial and Commercial Bank of China (Asia) Limited**
10.37	Group Share Mortgage, dated July 29, 2004 entered into among Asia Netcom Corporation (Singapore) Pte. Limited, Asia Netcom Services (S) Pte. Ltd., Southeast Asia Netcom (Singapore) Pte. Ltd., Asia Netcom Singapore Pte. Ltd. and Industrial and Commercial Bank of China (Asia) Limited**

Exhibit
No.	Description of Exhibit

10.38	Assignment of Building Agreement, dated July 29, 2004 entered into between Asia Netcom Singapore Pte. Ltd. and Industrial and Commercial Bank of China (Asia) Limited**
10.39	Share Pledge Agreement, dated July 28, 2004 entered into among Asia Netcom Corporation (Singapore) Pte. Ltd., the seven financial institutions listed in the Share Pledge Agreement and Industrial and Commercial Bank of China (Asia) Limited**
10.40	Amended and Restated Facility Agreement, dated July 27, 2004 entered into among Asia Netcom, the seven banks named in the Amended and Restated Facility Agreement, Industrial and Commercial Bank of China (Asia) Limited**
10.41	Group Subordination Deed, dated July 27, 2004 entered into between Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.42	Group Subordination Deed, dated July 27, 2004 entered into among our Company and China Netcom Corporation International Limited, Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.43	Debenture, dated July 27, 2004 entered into between Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.44	Group Assignment of Insurances, dated July 27, 2004 entered into among Asia Netcom, EANL and Industrial and Commercial Bank of China (Asia) Limited**
10.45	Security Assignment, dated July 27, 2004 entered into between Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.46	Charge Over Deposit Account, dated July 27, 2004 entered into between Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.47	Charge Over Accounts, dated July 27, 2004 entered into between Asia Netcom and Industrial and Commercial Bank of China (Asia) Limited**
10.48	Deed of Mortgage of Shares in Asia Netcom, dated July 27, 2004 entered into between China Netcom Corporation International Limited and Industrial and Commercial Bank of China (Asia) Limited**
10.49	Guarantee and Indemnity, dated July 27, 2004 entered into between our Company and Industrial and Commercial Bank of China (Asia) Limited**
21.1	List of subsidiaries of the Registrant**
23.1	Consent of PricewaterhouseCoopers
23.3	Consent of Linklaters (included as part of Exhibit 5.1)
23.4	Consent of Haiwen & Partners, counsel to the Registrant**
23.5	Consent of Sallmanns (Far East) Limited**
24.1	Powers of Attorney (included in signature page)**

*	To be filed by amendment.

**	Previously filed.